EXHIBIT 4.1

EXECUTION VERSION

$325,000,000

CREDIT AGREEMENT

among

POPE & TALBOT, INC.,

POPE & TALBOT LTD.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

LEHMAN BROTHERS INC.,

as Sole Arranger and Sole Bookrunner

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent,

WELLS FARGO FINANCIAL CORPORATION CANADA,

as Administrative Agent,

ABLECO FINANCE LLC,

as Collateral Agent,

and

ABLECO FINANCE LLC,

as Term Loan B Agent

Dated as of June 28, 2006

i

SECTION 4. REPRESENTATIONS AND WARRANTIES		70

4.1	Financial Condition	71
4.2	No Change	71
4.3	Existence; Compliance with Law	71
4.4	Power; Authorization; Enforceable Obligations	72
4.5	No Legal Bar	72
4.6	No Material Litigation	72
4.7	No Default	73
4.8	Ownership of Property; Liens	73
4.9	Intellectual Property	73
4.10	Taxes	73
4.11	Federal Regulations	74
4.12	Labor Matters	74
4.13	ERISA	74
4.14	Canadian Pension Plans	75
4.15	Investment Company Act; Other Regulations	76
4.16	Subsidiaries	76
4.17	Use of Proceeds	76
4.18	Environmental Matters	76
4.19	Accuracy of Information, etc	78
4.20	Security Documents	78
4.21	Solvency	79
4.22	Insurance	79
4.23	Real Estate	79
4.24	Post-Closing Transactions	79
4.25	Location of Bank Accounts	79
4.26	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN	79
4.27	Canadian Loan Parties	80
4.28	Restricted Subsidiaries	80

SECTION 5. CONDITIONS PRECEDENT		80

5.1	Conditions to Initial Extension of Credit	80
5.2	Conditions to Each Extension of Credit	85

SECTION 6. AFFIRMATIVE COVENANTS		85

6.1	Financial Statements	85
6.2	Certificates; Other Information	86
6.3	[Reserved]	88
6.4	Conduct of Business and Maintenance of Existence, etc	88
6.5	Maintenance of Property; Insurance	88
6.6	Inspection of Property; Books and Records; Discussions	89
6.7	Notices	90
6.8	Environmental Laws	91
6.9	[Reserved]	91

6.10	Additional Collateral, etc	91
6.11	Borrowing Base Certificate	92
6.12	Use of Proceeds	93
6.13	Pension and Benefit Plans	93
6.14	Payment of Taxes	94
6.15	Further Assurances	95
6.16	Change in Collateral; Collateral Records	95
6.17	Landlord Waivers; Collateral Access Agreements	95
6.18	Wells Fargo Bank Cash Management Agreements	95

SECTION 7. NEGATIVE COVENANTS		96

7.1	Financial Condition Covenants	96
7.2	Limitation on Indebtedness	96
7.3	Limitation on Liens	97
7.4	Limitation on Fundamental Changes	99
7.5	Limitation on Disposition of Property	100
7.6	Limitation on Restricted Payments	101
7.7	Limitation on Capital Expenditures	103
7.8	Limitation on Investments	103
7.9	Limitation on Optional Payments and Modifications of Debt Instruments, etc	104
7.10	Limitation on Transactions with Affiliates	104
7.11	Limitation on Sales and Leasebacks	105
7.12	Limitation on Changes in Fiscal Periods	105
7.13	Limitation on Negative Pledge Clauses	105
7.14	Limitation on Restrictions on Subsidiary Distributions	105
7.15	Limitation on Lines of Business	106
7.16	Limitation on Hedge Agreements	106
7.17	Deposit Accounts and Securities Accounts	106

SECTION 8. EVENTS OF DEFAULT		106

SECTION 9. THE AGENTS; THE ARRANGER		111

9.1	Appointment	111
9.2	Delegation of Duties	111
9.3	Exculpatory Provisions	111
9.4	Reliance by Agents	111
9.5	Notice of Default	112
9.6	Non Reliance on the Arranger, the Syndication Agent, the Agents and Other Lenders	112
9.7	Indemnification	113
9.8	Arranger, the Syndication Agent and Agents in their Individual Capacities	113
9.9	Successor Agent	114
9.10	Authorization to Release Liens and Guarantees	114
9.11	The Arranger and the Syndication Agent	114

9.12	Collateral Matters	114
9.13	Agency for Perfection	116
9.14	Withholding Tax	117
9.15	Bank Product Provider	117
9.16	USA Patriot Act	117

SECTION 10. MISCELLANEOUS		118

10.1	Amendments and Waivers	118
10.2	Notices	119
10.3	No Waiver; Cumulative Remedies	121
10.4	Survival of Representations and Warranties	121
10.5	Payment of Expenses	121
10.6	Successors and Assigns; Participations and Assignments	123
10.7	Adjustments; Set-off	127
10.8	Replacement of Lenders	127
10.9	Counterparts	128
10.10	Severability	128
10.11	Integration	128
10.12	GOVERNING LAW	128
10.13	Submission To Jurisdiction; Waivers	129
10.14	Acknowledgments	129
10.15	Confidentiality	129
10.16	Accounting Changes	130
10.17	WAIVERS OF JURY TRIAL	130
10.18	Determinations; Judgment Currency	130
10.19	Consultation by WFF	131

SCHEDULES:

A-1	Administrative Agent’s Account
C-1	Commitments
C-2	Canadian Security Documents
C-3	Collateral Agent’s Account
D-1	Designated Accounts
E-1	Eligible Inventory
E-2	Existing Letters of Credit
H-1	Halsey Lease Termination Documents
M-1	Midway Facility
4.1(b)	Contingent Obligations and Dispositions since December 31, 2005
4.6	Material Litigation
4.14	Canadian Pension Plan Liabilities
4.16	Subsidiaries; Outstanding Options, etc.
4.18	Environmental Matters
4.20(a)-1	UCC and PPSA Filing Jurisdictions
4.20(a)-2	UCC and PPSA Financing Statements to be Terminated
4.22	Insurance Maintained
4.23	Owned and Leased Property
4.24	Post-Closing Transactions
4.25	Location of Bank Accounts
4.26	Loan Party Identification
6.2(c)	Projected EBITDA
6.2(h)	Collateral Reporting and Foreign Credit Insurance Reporting
6.16	Change in Collateral
7.1	Financial Covenants
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8	Existing Investments

EXHIBITS:

A-1	Form of Pledge and Security Agreement
A-2	Form of Canadian General Security Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Latham & Watkins LLP
E-2	Form of Legal Opinion of Borden Ladner Gervais LLP
E-3	Form of Legal Opinion of Borrower’s South Dakota and Oregon Counsel
F	Form of Guaranty
G	Form of Intercompany Subordination Agreement
H	Form of Borrowing Notice
I	Form of Borrowing Base Certificate
J	Form of Eurodollar Notice

v

CREDIT AGREEMENT, dated as of June 28, 2006 , among POPE & TALBOT, INC., a Delaware corporation (the “Parent”), POPE & TALBOT LTD., a Canadian corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), LEHMAN COMMERCIAL PAPER INC., as syndication agent (in such capacity, the “Syndication Agent”), WELLS FARGO FINANCIAL CORPORATION CANADA, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), ABLECO FINANCE LLC, as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”), and ableco finance llc, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders extend to the Borrower a revolving credit facility of up to $75,000,000 and term loan credit facilities of up to an aggregate of $250,000,000;

WHEREAS, the Borrower will use the proceeds from such facilities for the purposes of (i) repaying all amounts outstanding under the Existing Credit Facilities and the Receivables Purchase Agreement, (ii) financing the buyout of the Halsey Lease, (iii) refinancing certain intercompany indebtedness owed by the Borrower to the Parent under the Spearfish Note; (iv) providing working capital financing for the Borrower; and (v) providing for funds for other general corporate purposes including fees and expenses relating to the foregoing transactions of the Borrower and its Subsidiaries; and

WHEREAS, the Lenders are willing to make certain loans and other extensions of credit to the Borrower of up to $325,000,000 upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptable Backup Letter of Credit”: a backup letter of credit, in form and substance reasonably satisfactory to the Administrative Agent, issued by a financial institution reasonably acceptable to the Administrative Agent, in a stated amount of 105% of the Letter of Credit Usage.

“Account”: with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including, without limitation, General Intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto, and includes any and all accounts (as that term is defined in the UCC).

“Account Debtor”: any Person who is or who may become obligated under, with respect to, or on account of, an Account.

“ACH Transactions”: any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of the Parent or its Subsidiaries.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Agent’s Account”: with respect to Dollars, the deposit account of the Administrative Agent identified on Schedule A-1 as the Administrative Agent’s Dollar deposit account, and with respect to Canadian Dollars, the deposit account of the Administrative Agent identified on Schedule A-1 as the Administrative Agent’s Canadian Dollar deposit account.

“Affected Lender”: as defined in Section 10.8.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent’s Lien”: Lien granted by the Parent and its Subsidiaries to the Collateral Agent under the Loan Documents.

“Agents”: the collective reference to the Administrative Agent, the Collateral Agent and the Term Loan B Agent, and “Agent” means any one of them.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Applicable Currency”: with respect to any Obligation, the currency in which such Obligation is denominated.

“Applicable Jurisdiction”: with respect to any Loan Party, the states or provinces in which such Loan Party does a material amount of business or has material operations, as determined on the Closing Date by the Borrower, in consultation with the Agents.

“Applicable Margin”: the Applicable Revolver Margin or the Applicable Term Margin as the context allows.

“Applicable Prepayment Premium”: as of any date of determination with respect to the Term Loans, an additional amount equal to the product of (a) the principal amount of the Term Loans that are prepaid on such date, times (b) a percentage that (i) shall equal 4% for all payments during the period from and after the date of the execution and delivery of this Agreement up to and including the date that is the 2-year anniversary of the Closing Date, (ii) shall equal 1% for all payments during the period from and after the date that is the 2-year anniversary of the Closing Date up to and including the date that is the 3-year anniversary of the Closing Date, and (iii) shall equal 0% thereafter.

“Applicable Revolver Margin”: for each date of determination during any calendar month with respect to each Type of Revolving Credit Loan under the Revolving Credit Facility, the following margin determined as of the first day of such month based upon the Revolving Credit Facility Utilization for the preceding month; provided, however, that (a) for the period from and including the Closing Date through and including the last day of the month in which the Closing Date falls, the Revolving Credit Facility Utilization shall be the amount calculated on the Closing Date after giving effect to all Revolving Credit Loans and Swing Line Loans made and Letters of Credit issued on the Closing Date and (b) at any time that an Event of Default exists hereunder, the Applicable Revolver Margin shall be set at Level I:

Level	Revolving Credit Facility Utilization	Eurodollar Margin	Base Rate Margin
I	greater than or equal to 75% of Total Revolving Credit Commitments	3.00%	2.00%
II	greater than or equal to 50% of Total Revolving Credit Commitments but less than 75% of Total Revolving Credit Commitments	2.75%	1.75%
III	greater than or equal to 25% of Total Revolving Credit Commitments but less than 50% of Total Revolving Credit Commitments	2.50%	1.50%
IV	less than 25% of Total Revolving Credit Commitments	2.25%	1.25%

“Applicable Term Margin”: as of any date of determination with respect to each Type of Term Loan, the following margin based upon (a) the most recent Consolidated Leverage Ratio calculation as of the end of the fiscal quarter immediately preceding such date of determination, and (b) the most recent Consolidated EBITDA calculation for the twelve months ended as of the last day of the fiscal quarter immediately preceding such date of determination; provided, however, that (i) for the period from the Closing Date through the date that the Agents receive a Compliance Certificate certifying the calculation of the Consolidated Leverage Ratio and the calculation of the Consolidated EBITDA in respect of the testing period ended with June 30, 2006 delivered pursuant to Section 6.2(b) of this Agreement, the Applicable Term Margin shall be set at Level I; (ii) at any time that an Event of Default exists hereunder, the Applicable Term Margin shall be set at Level I, and (iii) at any time that Consolidated EBITDA for the twelve months ended as of the last day of the immediately preceding fiscal quarter is less than 80% of the Consolidated EBITDA reflected in the final Projections for such period presented to the board of directors of the Parent and delivered to the Agents pursuant to Section 6.2(c), the Applicable Term Margin shall be increased by a percentage point (100 basis points) over the margin specified below that otherwise would be applicable:

Level	Consolidated Leverage Ratio	Consolidated EBITDA	Eurodollar Loans	Base Rate Loans
I	greater than 3.5 to 1.0	less than $55,000,000	6.75%	5.75%
II	greater than 3.5 to 1.0	equal to or greater than $55,000,000	5.75%	4.75%
III	greater than 3.0 to 1.0 but less than or equal to 3.5 to 1.0	less than $55,000,000	5.75%	4.75%
IV	greater than 3.0 to 1.0 but less than or equal to 3.5 to 1.0	equal to or greater than $55,000,000	4.75%	3.75%
V	less than or equal to 3.0 to 1.0	less than $55,000,000	4.75%	3.75%
VI	less than or equal to 3.0 to 1.0	equal to or greater than $55,000,000	3.75%	2.75%

Except as set forth in the foregoing provisos, the Applicable Term Margin shall be re-determined each quarter on the first day of the month following the date of delivery to the Agents of the Compliance Certificate certifying the calculation of the Consolidated Leverage Ratio and Consolidated EBITDA pursuant to Section 6.2(b) hereof; provided, however, that if the Borrower fails to provide such certified calculation when due, the Applicable Term Margin shall be set at Level I as of date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Term Margin shall be set at the margin based upon the Consolidated Leverage Ratio and the Consolidated EBITDA calculation disclosed by such certification).

“Arranger”: as defined in the preamble hereto.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (x) with respect to which the aggregate amount of Net Cash Proceeds received by the Parent or any of its Subsidiaries exceeds $25,000 and (y) that is not a Disposition permitted by any of clauses (b), (c), (d), (e), (g), (i), (j), (k) or (l) of Section 7.5.

“Asset Sale or Recovery Prepayment Amount”: as defined in Section 2.13(i).

“Asset Sale or Recovery Prepayment Date”: as defined in Section 2.13(i).

“Asset Sale or Recovery Prepayment Option Notice”: as defined in Section 2.13(i).

“Asset Sale or Recovery Second Option Notice”: as defined in Section 2.13(i).

“Assignment and Acceptance”: as defined in Section 10.6(b).

“Availability”: as of any date of determination, the amount that the Borrower is entitled to borrow as Revolving Credit Loans and/or request as Letters of Credit under this Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.10(a), but not for any other purpose (including Section 2.8), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“Bank Product”: any financial accommodation extended to Parent and/or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, and/or (g) transactions under Hedge Agreements.

“Bank Product Agreements”: those agreements entered into from time to time by Parent and/or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations”: all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Parent and/or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Parent and/or its Subsidiaries are obligated to reimburse to any Agent or any Lender as a result of such Agent or such Lender purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to the Parent or its Subsidiaries.

“Bank Product Provider”: Wells Fargo, any other Person that is or becomes a Revolving Credit Lender hereunder and/or any of their respective Affiliates.

“Bank Product Reserve”: as of any date of determination, the lesser of (a) $25,000,000, and (b) the amount of reserves that Administrative Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Parent and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding, provided, however, that in order to qualify as a Bank Product Reserve, (i) such reserve must be established at or about the time the Bank Product Provider first provides the applicable Bank Product and (ii) such reserve may only be established with respect to a Bank Product being provided by Wells Fargo or one of its Affiliates.

“Bankruptcy Code”: (a) Title 11 of the United States Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada) or (d) any similar legislation in a relevant jurisdiction, in each case as applicable and in effect from time to time, and any successor statutes.

“Base Rate”: the US Base Rate or the Canadian Base Rate, as applicable.

“Base Rate Loans”: Loans (or any portion thereof) for which the applicable rate of interest is based upon the Base Rate.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Base”: as of any date of determination, the result of:

(a)    (i) 85% of the amount of Eligible Domestic Accounts, plus

(ii) the lower of

(A) $35,000,000 or such lesser amount as may represent the limits of liability of Eligible Foreign Accounts Credit Insurance; or

(B) 75% of the amount of Eligible Foreign Accounts, less the amount of the deductible under Eligible Foreign Account Credit Insurance;

less the amount, if any, of the Dilution Reserve, plus

(b) the lowest of

(i) (A) prior to the date upon which the Administrative Agent shall have received and reviewed an appraisal, in form, substance, and by a third party appraiser, reasonably satisfactory to the Administrative Agent, of the Borrowing Base Parties’ Inventory, $30,000,000 and (B) thereafter, $37,500,000,

(ii) 50% of the value of Eligible Inventory,

(iii) from and after the date that the Administrative Agent shall have received an initial appraisal of the Borrowing Base Parties’ Inventory, 75% times the most recently determined Net Liquidation Percentage times the book value of the Borrowing Base Parties’ Inventory, and

(iv) 75% of the amount of credit availability created by clause (a) above, minus

(c) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by the Administrative Agent under Section 2.5(c).

“Borrowing Base Certificate”: a certificate signed by a Responsible Officer of the Parent, substantially in the form of Exhibit I.

“Borrowing Base Parties”: Parent, Borrower, Pope & Talbot Pulp Sales U.S., Inc., Pope & Talbot Lumber Sales, Inc., P&T Factoring Ltd. Partnership and such other Loan Parties as are designated by the Borrower from time to time, subject to completion of a collateral audit with respect to such other Loan Parties, the results of which shall be reasonably satisfactory to the Administrative Agent, and “Borrowing Base Party” means any one of them.

“Borrowing Date”: any Business Day specified by the Borrower in a Borrowing Notice in accordance with Section 2.3 and Section 2.6 as a date on which the relevant Lenders are requested to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit H, delivered to the Administrative Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, Los Angeles, California and Toronto, Canada are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits or Canadian Dollar deposits in the interbank eurodollar market.

“Canadian Base Rate”: the rate of interest announced, from time to time, by Bank of Montreal as its “prime rate”, with the understanding that the “prime rate” is one of such bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto.

“Canadian Benefit Plans”: all employee benefit plans maintained or contributed to by any Loan Party that are not Canadian Pension Plans including, without limitation, all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of any Loan Party employed in Canada participate or are eligible to participate, but excluding all stock option or stock purchase plans.

“Canadian Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Canadian Security Documents.

“Canadian Dollars”: the lawful currency of Canada.

“Canadian Eurodollar Rate”: the rate per annum, determined by the Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Canadian Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the Eurodollar Loan requested (whether as an initial Eurodollar Loan or as a continuation of an existing Eurodollar Loan or as a conversion of a Base Rate Loan to a Eurodollar Loan) by the Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Canadian General Security Agreement”: each Canadian General Security Agreement to be executed and delivered by the Borrower and each other Canadian Loan Party, substantially in the form of Exhibit A-2, as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.

“Canadian Loan Parties”: all Loan Parties organized under the law of Canada or any province thereof.

“Canadian Pension Plans”: any plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by any Loan Party, their respective employees or former employees.

“Canadian Security Documents”: the documents set forth on Schedule C-2 hereto and each other document designated as such by the Collateral Agent.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or financed) by such Person for the acquisition or leasing (pursuant to a capital lease) of Capital Stock or fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person and whether such expenditures are paid or payable during such period minus the sum of the following to the extent included in calculating Capital Expenditures during such period (a) all expenditures constituting consideration for any Permitted Acquisition during such period and (b) capital expenditures in respect of the reinvestment of proceeds from Recovery Events and Asset Sales in accordance with the terms of Section 2.13(l) during such period.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which (i) obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP or (ii) transaction is of a type commonly known as a “synthetic lease” (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for United States federal income tax purposes); and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capital Stock Issuance Proceeds”: as of any date of determination, 100% of the Net Cash Proceeds received on such date from the issuance of any Capital Stock of Parent or any of its Subsidiaries; provided, that, from and after the date on which the Borrower delivers a Compliance Certificate pursuant to Section 6.2(b) of this Agreement showing that the Consolidated Leverage Ratio as of the last day of the immediately preceding fiscal quarter is less than 2.75 to 1.0, 50% of the Net Cash Proceeds received on such date from the issuance of any Capital Stock of the Parent and its Subsidiaries. Each change in the percentage resulting from a change in the Consolidated Leverage Ratio shall be effective with respect to all Net Cash Proceeds from the issuance of such Capital Stock, on or after such date upon delivery to the Agents of the financial statements and certificates required by Sections 6.1 and 6.2 indicating such change until the date immediately preceding the next date on which delivery of such financial statements and certificates are due. At any time (a) during which any Event of Default is continuing, (b) that the Borrower shall have failed to timely deliver the financial statements and certificates required by Sections 6.1 and 6.2, or (c) the Consolidated Leverage Ratio is greater than or equal to 2.75 to 1.0, the amount of Net Cash Proceeds constituting Capital Stock Issuance Proceeds shall be deemed to be 100%.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or Canada or issued by any agency thereof and backed by the full faith and credit of the United States of America or Canada or any agency, state, province or territory thereof, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof (including any foreign bank which is a Subsidiary of a commercial bank or holding company thereof which is organized under any such laws) or is a bank listed in Schedule I or II of the Bank Act (Canada), in each case having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s or carrying an equivalent rating by an United States nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States or Canada; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Catch-up Date”: as defined in Section 2.13(j).

“Change in Law”: as defined in Section 2.21(a).

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Parent; (b) the Parent shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Capital Stock of the Borrower and each Guarantor (other than Parent) free and clear of all Liens (other than Liens in favor of the Collateral Agent and other than non consensual Liens permitted by Section 7.3 and arising by operation of law); (c) the board of directors of the Parent shall cease to consist of a majority of Continuing Directors; or (d) the occurrence of any “Change of Control” (or similar term) under (and as defined in) the 8 3/8% Debenture Indenture or the 8 3/8 Senior Notes Indenture.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived and the initial Loans are made and/or the initial Letters of Credit are issued, which date shall be no later than June 30, 2006.

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time (or any successor statute thereto) and the regulations thereunder.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is, or is purported to be, created by any Security Document, including, without limitation, the Canadian Collateral under the Canadian Security Documents.

“Collateral Access Agreement”: a landlord waiver, bailee letter or acknowledgement agreement of a lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon, or having rights or interest in the Loan Parties’ books and records or Inventory, in form and substance reasonably satisfactory to the Agents.

“Collateral Agent”: as defined in the preamble hereto.

“Collateral Agent Advances”: as defined in Section 9.12(a).

“Collateral Agent’s Account”: the deposit account of the Collateral Agent identified on Schedule C-3.

“Collection Account”: as defined in Section 2.13(k).

“Collection Account Deposits”: as defined Section 2.13(k).

“Commitment”: with respect to any Lender, the sum of the Term Loan B Commitment, the Term Loan C Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”: with respect to the Revolving Credit Commitments, 0.50% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Parent within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (other than in the case of clause (f) below), the sum of such Person’s and its Subsidiaries’ (a) income tax expense and any other similar tax expense which is determined based upon the income of any such Person, (b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and non-cash restructuring costs, (e) any extraordinary, infrequent or unusual non-cash expenses or losses, (f) the cash proceeds of business interruption insurance actually received by any such Person during such period; provided, that upon receipt of such cash proceeds, the amount of such cash proceeds shall be allocated to such period and to any applicable prior periods, in each case to the extent such cash proceeds replace the lost revenue of such Person for such periods, and (g) any other non-cash charges, and minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (w) cash payments made during such period with respect to non-cash charges that were added back pursuant to clause (g) above in a prior period, (x) interest income (except to the extent deducted in determining Consolidated Interest Expense), (y) any extraordinary, infrequent or unusual non-cash income or gains (excluding gains from the Crown’s take-back of timber tenures in an aggregate amount of up to $3,500,000 to the extent received in the fourth quarter of Parent’s 2005 fiscal year) and (z) any other non-cash income (including non-cash income arising from Accounts with respect to future receipts of proceeds of business interruption insurance), all as determined on a consolidated basis.

“Consolidated Interest Expense”: of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to Letters of Credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding any amounts referred to in Sections 2.10(b) and 2.10(c) to the extent payable on or prior to the Closing Date.

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Parent, the ratio of (a) Consolidated Senior Debt on such day less Collection Account Deposits held in cash or Cash Equivalents in the Collection Account, to (b) Consolidated EBITDA of the Parent and its Subsidiaries for such period.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Parent and its Subsidiaries for any period, there shall be excluded (a) any Duty Refunds received by the Parent and its Subsidiaries, (b) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries, (c) the income (or deficit) of any Person (other than a Subsidiary of the Parent) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions and (d) the undistributed earnings of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Debt”: at any date, the aggregate outstanding principal amount of all (a) Loans, (b) contingent reimbursement obligations with respect to the Letter of Credit Usage, and (c) Capital Lease Obligations, in each case, of the Parent and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Constituent Documents”: with respect to any Person, (a) the articles or deed of incorporation, certificate of incorporation, memorandum and articles of association, or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, articles of association, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

“Continuing Directors”: the directors of the Parent on the Closing Date and each other director of the Parent, if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Currency Due”: as defined in Section 10.18.

“Currency Exchange Rate”: with respect to a currency, the rate quoted by Wells Fargo Bank, National Association as the spot rate for the purchase by it of such currency with another currency at approximately 10:00 a.m. (California time) on the date as of which the foreign exchange computation is made.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Derivatives Counterparty”: as defined in Section 7.6.

“Designated Account”: with respect to Dollars, the deposit account of the Borrower identified on Schedule D-1 as the Designated Account for Dollars and, with respect to Canadian Dollars, the deposit account of the Borrower identified on Schedule D-1 as the Designated Account for Canadian Dollars.

“Dilution”: as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar Equivalent of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrowing Base Parties’ Accounts during such period, by (b) the Borrowing Base Parties’ billings with respect to Accounts during such period.

“Dilution Reserve”: as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Equivalent”: at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in a currency other than Dollars, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Currency Exchange Rate for the purchase of Dollars with such currency.

“Dollars” and “$”: lawful currency of the United States.

“Duty Refunds”: refunds of countervailing or anti-dumping duties with respect to softwood lumber or other similar customs duties, in each case on deposit with the U.S. Treasury Department paid by a U.S. Governmental Authority to Parent or any of its Subsidiaries.

“8 3/8% Debentures”: the 8 3/8% Debentures due 2013 outstanding under the 8 3/8% Debenture Indenture in the original principal amount of $75,000,000.

“8 3/8% Debenture Indenture”: the indenture dated June 2, 1993, between the Parent and Chemical Trust Company of California, as Trustee.

“8 3/8% Senior Notes”: the 8 3/8% Senior Notes due 2013 outstanding under the 8 3/8% Senior Notes Indenture in the original principal amount of $60,000,000.

“8 3/8% Senior Notes Indenture”: the indenture dated July 30, 2002, between the Parent and J.P. Morgan Trust Company, National Association, as Trustee.

“Eligible Accounts” means all Eligible Domestic Accounts and all Eligible Foreign Accounts.

“Eligible Domestic Accounts”: those Accounts created by any Borrowing Base Party in the ordinary course of its business, that arise out of the sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Domestic Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in its Permitted Discretion to address the results of any audit performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Domestic Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Domestic Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 60 days of original invoice date or 30 days of due date, or Accounts with selling terms of more than 60 days,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of any Borrowing Base Party or any Guarantor or an employee or agent of any Borrowing Base Party or any Guarantor or any Affiliate of Parent,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars or Canadian Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or Canada or any department, agency, or instrumentality of the United States or Canada (exclusive, however, of Accounts with respect to which the Account Debtor is the United States or Canada or any department, agency or instrumentality of the United States or Canada and the applicable Borrowing Base Party has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC §3727 or the Financial Administration Act (Canada), as the case may be), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrowing Base Party or has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to the Borrowing Base Parties exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts (including all Eligible Foreign Accounts), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrowing

Base Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Borrowing Base Party that owns the Account has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that such Borrowing Base Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

(l) Accounts, the collection of which, the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(m) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by any Borrowing Base Party of the subject contract for goods or services.

“Eligible Foreign Accounts”: those Accounts created by any Borrowing Base Party in the ordinary course of its business, that arise out of the sale of goods or rendition of services, that would constitute Eligible Domestic Accounts with the following exceptions: (a) the selling terms set forth in clause (a) of the definition of Eligible Domestic Accounts shall not be more than 90 days, and the number of days within the original invoice date in which the Account Debtor must make payment set forth in clause (a) of the definition of Eligible Domestic Accounts shall not be more than 120 days, and (b) the exclusionary provisions of clause (f) of the definition of Eligible Domestic Accounts shall not apply so long as the Accounts are insured by Eligible Foreign Accounts Credit Insurance. In determining the amount to be included, Eligible Foreign Accounts shall be calculated net of customer deposits and unapplied cash.

“Eligible Foreign Accounts Credit Insurance”: that certain policy number DC/08800108/AE issued by QBE Insurance Corporation, or such other credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent, insuring the Accounts of the Borrowing Base Parties owed by Account Debtors located outside of Canada or the United States, which policy has been collaterally assigned to the Administrative Agent for the benefit of the Agents and the Lenders.

“Eligible Inventory” means Inventory consisting of finished goods held for sale in the ordinary course of the Borrowing Base Parties’ business and raw materials, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in its Permitted Discretion to address the results of any audit or appraisal performed by the Administrative Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with the Borrowing Base Parties’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) the Borrowing Base Party does not have good, valid, and marketable title thereto,

(b) it is not located at one of the locations in the continental United States or Canada set forth on Schedule E-1 (as such schedule may be amended from time to time with the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed),

(c) it is located on real property leased by a Borrowing Base Party or in a contract warehouse or in another location not owned by a Borrowing Base Party, in each case, unless (i) it is subject to a Collateral Access Agreement or the Administrative Agent, in its Permitted Discretion, has established a reserve under Section 2.5(c), and (ii) it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or it is located on the property of a customer of a Borrowing Base Party.

(d) it is not subject to a valid and perfected first priority Agent’s Lien,

(e) it consists of goods returned or rejected by the applicable Borrowing Base Party’s customers, or

(f) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrowing Base Party’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment.

“Environmental Actions”: refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or Releases of Materials of Environmental Concern from (i) any assets, properties or businesses of the Parent, its Subsidiaries or any predecessor in interest; (ii) adjoining properties or businesses; or (iii) or onto any facilities which received Materials of Environmental Concern generated by the Parent, its Subsidiaries or any predecessor in interest.

“Environmental Costs”: any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action filed against the Parent or any of its Subsidiaries by any Governmental Authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases from or onto any property presently or formerly owned by the Parent or any of its Subsidiaries or a predecessor in interest, or any facility which received Materials of Environmental Concern generated by the Parent, any of its Subsidiaries or a predecessor in interest.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, Canada, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety as it relates to exposure to Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Lien”: any Lien, for any liabilities, obligations or costs incurred by a Government Authority under or pursuant to any Environmental Laws.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Loans”: Loans (or any portion thereof) for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Notice”: a notice signed by a Responsible Officer of the Borrower, substantially in the form of Exhibit J.

“Eurodollar Rate”: the US Eurodollar Rate or the Canadian Eurodollar Rate, as applicable.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Parent, Consolidated EBITDA of the Parent and its Subsidiaries for such fiscal year plus Ordinary Refunds for such fiscal year to the extent such Ordinary Refunds are not included in Consolidated EBITDA for such fiscal year, less the sum of (i) Consolidated Interest Expense of the Parent and its Subsidiaries for such fiscal year, to the extent paid or currently payable in cash, (ii) cash income taxes paid or payable by the Parent or its Subsidiaries with respect to such fiscal year, (iii) to the extent permitted by this Agreement, the aggregate amount actually paid by the Parent and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (minus the principal amount of Indebtedness (other than Revolving Credit Loans and Swing Line Loans) incurred in connection with such expenditures), (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt of the Parent and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction of commitments thereunder), (v) to the extent permitted to be made pursuant to the terms of this Agreement, the aggregate amount of all optional prepayments of Funded Debt (other than the Loans) during such fiscal year, and (vi) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period). For the avoidance of doubt, Excess Cash Flow shall not include Duty Refunds, Extraordinary Receipts or refunds of GST.

“Excess Cash Flow Application Date”: as defined in Section 2.13(c).

“Excess Cash Flow Percentage”: with respect to any fiscal year of the Borrower, 50%; provided, that, if in any fiscal year the Borrower delivers a Compliance Certificate pursuant to Section 6.2(b) of this Agreement showing that the Consolidated Leverage Ratio as of the last day of the immediately preceding fiscal year is less than 2.75 to 1.0, the Excess Cash Flow Percentage for such fiscal year shall be 25%. Each change in the percentage resulting from a change in the Consolidated Leverage Ratio shall be effective with respect to all Excess Cash Flow on or after such date upon delivery to the Administrative Agent of the financial statements and related certificates required by Section 6.1(a) and Section 6.2(a) indicating such change until the date immediately preceding the next date on which delivery of such financial statements and certificates are due. At any time (a) during which any Event of Default is continuing, (b) that the Borrower shall have failed to timely deliver the financial statements and certificates required by Section 6.1(a) and Section 6.2(a), and (c) the Consolidated Leverage Ratio is greater than or equal to 2.75 to 1.0, the Excess Cash Flow Percentage shall be deemed to be 50%.

“Excluded Equity Issuances”: any issuance and sale of Capital Stock (i) of the Parent upon the exercise of any options issued to employees in the ordinary course of business pursuant to employee stock plans and (ii) of the Parent or any Subsidiary to any Loan Party.

“Existing Credit Facilities”: the (a) Third Amended and Restated Credit Agreement, dated as of November 30, 2004, as amended prior to the date hereof, among the Borrower and P&T Factoring Limited Partnership, as borrowers, the several guarantors, the several lenders and The Toronto-Dominion Bank, as administrative agent thereunder, as amended by an Amending Agreement, dated as of July 27, 2005, and as further amended by an Amendment to the Amending Agreement, dated as of December 16, 2005; and (b) the Credit and Security Agreement, dated as of March 26, 2004, as amended prior to the date hereof, among the Parent, Pope & Talbot Pulp Sales U.S., Inc., Pope & Talbot Lumber Sales, Inc. and Wells Fargo Business Credit, Inc., as lender.

“Existing Indentures”: the 8 3/8% Debenture Indenture and the 8 3/8% Senior Notes Indenture.

“Existing Letters of Credit”: collectively, the letters of credit listed on Schedule E-2 hereto.

“Existing Notes”: the 8 3/8% Debentures and the 8 3/8% Senior Notes.

“Extraordinary Receipts”: any cash received by the Parent or any of its Subsidiaries net of any expenses incurred in the receipt or collection thereof, in respect of (i) refunds of United States, Canadian, state, provincial, local or other foreign taxes other than Ordinary Refunds, Duty Refunds and refunds of GST, (ii) pension plan reversions, (iii) judgments or proceeds of settlements in connection with any legal action other than in connection with any Recovery Event, (iv) condemnation awards (and payments in lieu thereof) other than in connection with any Recovery Event, (v) insurance proceeds received in connection with any event other than any Recovery Event and other than proceeds of business interruption insurance, and (vi) indemnity payments and purchase price adjustments received under any asset or stock purchase agreement that do not constitute Net Cash Proceeds subject to Section 2.13(a).

“Facility”: each of (a) the Term Loan B Commitments and the Term Loans B made thereunder (the “Term Loan B Facility”), (b) the Term Loan C Commitments and the Term Loans C made thereunder (the “Term Loan C Facility”), and (c) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

“Fair Market Value”: with respect to any asset or property, the sale value that would be obtained in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer, determined in good faith by (a) a Responsible Officer of the Parent if the value of such non-cash proceeds is equal to or less than $2,500,000 and (b) in all other circumstances by the independent members of the board of directors of the Parent.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: that certain fee letter between the Borrower and the Agents, in form and substance satisfactory to the Agents.

“FQ1”, “FQ2 “, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of the designated fiscal year of the Parent (e.g., FQ1 2006 means the first fiscal quarter of the Parent’s 2006 fiscal year, which ended March 31, 2006).

“Funded Debt”: with respect to any Person, all Indebtedness of such Person and its Subsidiaries of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time applied on a consistent basis.

“General Intangibles”: all of each Loan Party’s now owned and/or hereafter acquired right, title and interest with respect to general intangibles (as that term is defined in the UCC).

“Governmental Authority”: any nation or government, any Federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GST”: all amounts payable under Part IX of the Excise Tax Act (Canada) or any similar legislation in any other jurisdiction of Canada, including, without limitation (i) all harmonized sales tax in the Provinces of Nova Scotia, Newfoundland and Labrador and New Brunswick under the Excise Tax Act and (ii) the Quebec sales tax imposed pursuant to an Act respecting the Quebec sales tax.

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantor”: Parent and each Subsidiary of Parent (other than the Borrower and Pope & Talbot Pulp Sales Europe LLC).

“Guaranty”: the Guaranty to be executed and delivered by each Guarantor, substantially in the form of Exhibit F, as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.

“Halsey Lease”: the Amended and Restated Facility Lease dated as of December 27, 2001 by and between the Parent and Wilmington Trust Company, as owner trustee, as amended by letter agreement dated December 13, 2002, as further amended by the First Amendment to Facility Lease dated October 31, 2005, and as further amended by the Second Amendment to the Facility Lease dated December 28, 2005.

“Halsey Lease Termination Documentation”: the documents listed on Schedule H-1 hereto.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Parent or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Immaterial Subsidiary”: each Subsidiary of the Parent that:

(a) is not a Borrowing Base Party;

(b) did not account for at least 5% of consolidated revenues of the Parent and its Subsidiaries or 5% of consolidated earnings of the Parent and its Subsidiaries before interest and taxes, in each case for the four fiscal quarters of the Parent ending on the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made; and

(c) does not have assets which represent at least 5% of the consolidated assets of the Parent and its Subsidiaries as at the last day of the last fiscal quarter of the Parent immediately preceding the date as of which any such determination is made.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (x) trade payables incurred in the ordinary course of such Person’s business and not outstanding for more than 150 days after the date such payable was created and (y) accrued expenses), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and the Administrative Agent and in accordance with accepted practice, of such Person under Hedge Agreements, (j) all monetary obligations under any receivable factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing, and (k) all obligations of the kind referred to in clauses (a) through (j) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any partnership of or a joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding”: any proceeding commenced by or against any Person under any provision of a Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Canada, state, provincial, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, service-marks, trademark and service-mark licenses, domain names, data technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Subordination Agreement”: a subordination agreement executed and delivered by the Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit G, as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.

“Interest Payment Date”: the first day of each month and, in the case of a Eurodollar Loan, the last day of the Interest Period applicable thereto; provided, however, that, in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Notice or Eurodollar Notice, as the case may be, given with respect thereto; provided that, prior to the Syndication Date, the Interest Period shall be one month; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on any Term Loan shall end on the Revolving Credit Termination Date or such due date, as applicable; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Inventory”: all of each Loan Party’s now owned and/or hereafter acquired right, title, and interest with respect to inventory (as that term is defined in the UCC); such term to include returned, repossessed and reclaimed goods and timber which is severed from the ground.

“Investments”: as defined in Section 7.8.

“Issuing Lender”: any Revolving Credit Lender that, at the request of the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), agrees, in such Revolving Credit Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit under the Revolving Credit Facility.

“IT Systems”: all electronic data processing, information, record-keeping, communications, telecommunications, account management, inventory management, and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and related content.

“Judgment Currency”: as defined in Section 10.18

“L/C”: as defined in Section 3.1.

“L/C Disbursement”: a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking”: as defined in Section 3.1.

“Lenders”: as defined in the preamble hereto and specifically includes each Issuing Lender and the Swing Line Lender.

“Letter of Credit”: an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage”: as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Lien”: any mortgage, pledge, deed of trust, hypothecation, encumbrance, lien (statutory or other), charge or other security interest or other security agreement or preferential arrangement of any kind or nature whatsoever and any assignment or deposit arrangement intended as, or having the effect of, security (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Agent or any Lender pursuant to this Agreement.

“Loan Account”: as defined in Section 2.20.

“Loan Documents”: this Agreement, the Notes, the Security Documents, the Intercompany Subordination Agreement, the Canadian Security Documents, the Fee Letter, the Bank Product Agreements, the Letters of Credit and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any contingent reimbursement obligations with respect to the Letter of Credit Usage or any other Obligation.

“Loan Parties”: the Borrower, the Parent and each Subsidiary of the Parent that is a party to a Loan Document, and “Loan Party” means any one of them.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate outstanding Commitments for and extensions of credit under such Facility.

“Majority Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Credit Facility; provided, that at any time that there is more than one Revolving Credit Lender, “Majority Revolving Credit Facility Lenders” shall include at least two Revolving Credit Lenders.

“Material Adverse Effect”: a material adverse effect on (a) the financial condition, results of operations, assets or liabilities of the Parent and its Subsidiaries, taken as a whole or the Loan Parties, taken as a whole, (b) the ability of the Borrower or the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the legality, validity or enforceability of this Agreement or any other Loan Document or (d) the rights and remedies of any Agent or any Lender under the Loan Documents.

“Materials of Environmental Concern”: shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste pursuant to or could give rise to liability under any Environmental Law; (b) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; (c) any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, (d) polychlorinated biphenyls, urea-formaldehyde insulation or, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Maximum Revolving Credit Cash Amount”: $40,000,000; provided that the Maximum Revolving Credit Cash Amount shall be increased to the extent that (i) the amount of an L/C Disbursement with respect to any Letter of Credit would give rise to outstanding Revolving Credit Loans in excess of the then-applicable Maximum Revolving Credit Cash Amount or (ii) any Bank Product for which a Bank Product Reserve has been established gives rise to a cash obligation the payment of which would cause the outstanding Revolving Credit Loans to exceed the then-applicable Maximum Revolving Credit Cash Amount, in each case up to the amount of Revolving Credit Loans outstanding after giving effect to such draw or the payment of such obligation, such Maximum Revolving Credit Cash Amount not to exceed $75,000,000.

“Midway Facility”: the timber processing and manufacturing facilities and related equipment located on the real property described in Schedule M-1 hereto, together with all present and after-acquired goods (other than inventory), chattel paper, documents of title, instruments and general intangibles (other than accounts, accounts receivable and other debt, obligations or amounts owing to the Borrower with respect thereto and other than choses in action with respect thereto) situate on, arising from or relating to the real property described in Schedule M-1 hereto.

“Moody’s”: Moody’s Investor Services, Inc. and any successor thereto.

“Mortgages”: any and all mortgages or deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in a form as may be reasonably agreed by the Collateral Agent and the Loan Parties party thereto.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) the amount of all proceeds constituting cash and Cash Equivalents of any Asset Sale or Recovery Event received by Parent, the Borrower and/or their respective Subsidiaries (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) minus the sum of: (i) reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, relocation expenses, consulting and appraisal fees and expenses, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of, or is owned by a Person that is the subject of, such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) to the extent such Indebtedness is required to be, and is repaid in connection with such Asset Sale or Recovery Event and reasonable and customary fees and expenses actually incurred in connection therewith and net of any income or transfer taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (ii) solely in connection with any such Asset Sale, any reserve established in accordance with GAAP, provided that any such reserved amount shall be Net Cash Proceeds to the extent and at the time such reserve is no longer required in accordance with GAAP, and (b) the amount of proceeds constituting cash and Cash Equivalents received by the Parent, the Borrower and/or any of their respective Subsidiaries from the issuance or sale of equity securities or debt securities or instruments or the incurrence of Indebtedness, in each case net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith; in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Net Liquidation Percentage”: the percentage of the book value of the Borrowing Base Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by the Administrative Agent.

“Non-Excluded Taxes”: as defined in Section 2.22(a).

“Note”: any promissory note evidencing any Loan.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in whole or in part in such proceeding) the Loans, the contingent reimbursement obligations with respect to outstanding Letters of Credit and all other obligations and liabilities of the Loan Parties to any of the Agents, the Collateral Agent, any Issuing Lender, any Lender or any Bank Product Provider, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Bank Product Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arranger, the Syndication Agent, each Agent or to any Lender that are required to be paid by the Loan Parties pursuant to the Loan Documents) (including, without limitation, any fees or expenses accruing after the maturity of the Loans and fees and expenses accruing after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding, relating to any Loan Party, whether or not a claim for post-petition fees or expenses is allowed or allowable in whole or in part in such proceeding) or otherwise, and all Bank Product Obligations; provided, that (a) obligations of any Loan Party under any Bank Product Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Bank Product Agreements.

“Ordinary Refund”: a refund of United States, Canadian, state, provincial or local or other foreign taxes where such refund relates to a tax obligation that was paid in respect of a fiscal year ending prior to the Closing Date. For the avoidance of doubt, Ordinary Refunds shall not include Duty Refunds.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: as defined in the preamble hereto.

“Participant Register”: as defined in Section 10.6(f).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permits”: the collective reference to (a) Environmental Permits, and (b) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, easements, and rights of way.

“Permitted Acquisition”: an acquisition or any series of related acquisitions by a Loan Party (including any merger where such Loan Party is the surviving entity) of (a) all or substantially all of the assets or a majority of the outstanding voting stock or economic interests of a Person or (b) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Loan Parties and their Subsidiaries pursuant to Section 7.15, so long as:

(i) at the time of such acquisition and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(ii) the Loan Parties shall demonstrate to the reasonable satisfaction of the Agents and the Required Lenders that, both at the time of the proposed acquisition and for one year after giving effect to the acquisition on a pro forma basis, the Loan Parties are and will be in compliance with each of the financial covenants set forth in Section 7.1;

(iii) the Collateral Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest, subject only to Permitted Liens, in all property (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Section 6.10 and the Target, if a Person that has not merged with any Loan Party, shall have taken such actions as are required of it under Section 6.10;

(iv) at least 10 Business Days prior to the consummation of such acquisition, the Borrower shall have furnished to the Agents

(A) a term sheet and/or commitment letter, executed if available (setting forth in reasonable detail the terms and conditions of such acquisition) and, at the request of any Agent, such other information and documents that such Agent may request, including, without limitation, the most recent drafts of the respective agreements, instruments or other documents pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith,

(B) pro forma financial statements of the Parent and its Subsidiaries after giving effect to the consummation of such acquisition,

(C) pro forma projections of the Parent and its Subsidiaries in the form required by Section 6.2(c) for each remaining quarterly period in such fiscal year and for the immediately succeeding fiscal year after giving effect to the consummation of such acquisition, and

(D) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal months ended within the fiscal year to date, in form and substance reasonably satisfactory to the Agents;

(v) both for the 30 days immediately before such acquisition and immediately after giving effect to such acquisition, the Borrower shall have Availability of not less than $5,000,000;

(vi) such acquisition shall only involve assets (including equity interests) located in the United States or Canada and comprising a business or business unit, or those assets of a business or business unit, of the type or related to the type engaged in by the Loan Parties as of the Closing Date, and which business would not subject any Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to the Loan Parties prior to such acquisition; and

(vii) the aggregate consideration (including without limitation earn-outs or deferred compensation or non-competition arrangements and the amount of Indebtedness and other liabilities assumed by the Loan Parties and their Subsidiaries) paid by the Loan Parties and their Subsidiaries for all acquisitions made during the term of this Agreement shall not exceed $5,000,000.

“Permitted Discretion”: a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Liens”: the collective reference to (a) in the case of Collateral other than Pledged Shares, Liens permitted by Section 7.3 and (b) in the case of Collateral consisting of Pledged Shares, non-consensual Liens permitted by Section 7.3 to the extent arising by operation of law.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement: each U.S. Pledge and Security Agreement to be executed and delivered by the Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit A-1, as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.

“Pledged Shares”: as defined in any Pledge and Security Agreement.

“Post-Closing Documentation”: as defined in Section 5.1(d).

“Post-Closing Transactions”: as defined in Section 4.24.

“PPSA”: Personal Property Security Act (British Columbia) or the equivalent in any other province or territory of Canada, as in effect from time to time.

“Prime Rate”: the rate of interest announced, from time to time, within Wells Fargo Bank, National Association at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo Bank, National Association’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, National Association may designate.

“Proceeds”: (a) all “proceeds” (as defined in Article 9 of the UCC) with respect to the Collateral and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(c).

“Pro Rata Share”:

(a) with respect to a Lender’s obligation to make Revolving Credit Loans and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been terminated or reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans and the denominator shall be the aggregate unpaid principal amount of all Revolving Credit Loans;

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (z) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been terminated or reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans and the denominator shall be the aggregate unpaid principal amount of all Revolving Credit Loans,

(c) with respect to a Lender’s obligation to make a Term Loan B and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, provided that if the Total Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Term Loan B;

(d) with respect to a Lender’s obligation to make a Term Loan C and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan C Commitment, by (ii) the Total Term Loan C Commitment, provided that if the Total Term Loan C Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan C and the denominator shall be the aggregate unpaid principal amount of the Term Loan C, and

(e) with respect to all other matters (including, without limitation, the indemnification obligations arising under Sections 9.7 and 10.5), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan B and such Lender’s portion of the Term Loan C, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loans, provided, that, if such Lender’s Revolving Credit Commitment shall have been terminated or reduced to zero, (y) such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit and (y) the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Credit Loans plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Cash”: as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Parent and its Subsidiaries that is maintained in deposit accounts or in securities accounts, or any combination thereof, and which such deposit account or securities account is subject to a control agreement, in form and substance reasonably satisfactory to the Agents and in favor of the Administrative Agent, as sub-agent of the Collateral Agent, and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Rating Agencies”: as defined in Section 10.6(c).

“Receivables Purchase Agreement”: that certain Receivables Purchase Agreement, dated October 30, 2003, by and among the Borrower, P&T Funding Limited Partnership and The Toronto-Dominion Bank.

“Recovery Event”: any settlement of or payment in respect of, or series of settlements or payments in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent or any of its Subsidiaries.

“Refunded Swing Line Loans”: as defined in Section 2.8(b).

“Refunding Date”: as defined in Section 2.8(c).

“Register”: as defined in Section 2.9(c).

“Registered Loan”: as defined in Section 2.9(c).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Related Fund”: with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Party Assignment”: as defined in Section 10.6(b).

“Related Party Register”: as defined in Section 10.6(b).

“Release”: any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Materials of Environmental Concern (including the abandonment or discarding of barrels, containers or other closed receptacles containing Materials of Environmental Concern) into the environment.

“Remedial Action”: all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess or evaluate Materials of Environmental Concern in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Materials of Environmental Concern so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) other similar actions authorized by any Environmental Law to respond to Materials of Environmental Concern.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: with respect to any Single Employer Plan, any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.

“Required Lenders”: the Majority Facility Lenders in respect of the Term Loan Facility; provided, that if (i) the Borrower’s Revolving Credit Loan Availability is less than $10,000,000, (ii) the Borrower’s Availability is less than $20,000,000, or (iii) the aggregate outstanding principal amount of the Term Loans is less than $75,000,000, then “Required Lenders” shall mean (x) the Majority Revolving Credit Facility Lenders and (y) the Majority Facility Lenders in respect of the Term Loan Facility.

“Requirement of Law”: as to any Person, the Constituent Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: as to any Person, the chief executive officer, chief operating officer, chief accounting officer, president, chief financial officer or treasurer of such Person, but in any event, with respect to financial matters, the chief accounting officer or the chief financial officer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Parent.

“Restricted Payments”: as defined in Section 7.6.

“Returns”: as defined in Section 4.10.

“Revolving Credit Commitment”: with respect to each Lender, its Revolving Credit Commitment, and, with respect to all Lenders, their Revolving Credit Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments and commitment reductions made in accordance with the provisions hereof.

“Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Revolving Credit Facility Usage”: as determined by the Administrative Agent as of any date, the sum of the Revolving Credit Loans and the Letter of Credit Usage.

“Revolving Credit Facility Utilization”: as determined by the Administrative Agent for any month, the average daily sum, without duplication, of (x) Revolving Credit Loans, (y) the Letter of Credit Usage, and (z) the aggregate amount of any L/C Disbursements, divided by the Total Revolving Credit Commitments on the first day of such month.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or holds Revolving Extensions of Credit; provided, that any such Lender shall be required to be resident in Canada for purposes of the Income Tax Act (Canada) and not subject to tax under Part XIII of the Income Tax Act (Canada).

“Revolving Credit Loan Availability”: as of any date of determination, the amount that the Borrower is entitled to borrow as Revolving Credit Loans under Section 2.5 of this Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Revolving Credit Loans”: as defined in Section 2.5.

“Revolving Credit Termination Date”: June 28, 2012 (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 8).

“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans then outstanding of such Lender, (b) such Lender’s Pro Rata Share of the Letter of Credit Usage then outstanding, and (c) such Lender’s Swing Line Participation Amount.

“Revolving Loan Intangibles”: any now owned or hereafter acquired (a) General Intangibles to the extent relating to the Revolving Priority Borrowing Base Collateral, including, without limitation, all contracts, contract rights (including agreements or arrangements with consignees, distributors, warehouses or other third persons in possession of Inventory), rights of reclamation and stoppage in transit, licenses, customer lists, and all tax refund rights for sales, value added, goods or services taxes, in each case to the extent relating to the Revolving Priority Borrowing Base Collateral, (b) commercial tort claims, causes of action or other claims to the extent arising out of or with respect to the Revolving Priority Borrowing Base Collateral, including any and all insurance, guaranty or warranty claims relating thereto, and (c) all documents, chattel paper, instruments, bankers acceptances, letters of credit, letter of credit rights and any other Liens or obligations, in each case as each of those terms is defined in the

UCC (if so defined) and in each case which support, evidence or relate to Revolving Priority Borrowing Base Collateral and in the case of each of (a), (b) and (c) above, excluding all Duty Refunds and all rights thereto.

“Revolving Loan Records”: any now owned or hereafter acquired (a) books of account, ledger entries, ledger cards and journals, (b) purchase agreements, sales agreements, invoices, purchase orders, receipts and statements, (c) bills of lading, documents of title, and evidences of shipment or storage, and (d) all data and means of storing data whether tangible, intangible, electronic or recorded on tapes, disks, diskettes, and all other data and software storage media and devices, file cabinets, computers and containers in which or on which any information is stored or maintained (including all rights of access of any Loan Party where maintained by or with any other person), in each case relating to Collateral that falls within clauses (a), (b), (d) or (e) of the definition of Revolving Priority Collateral.

“Revolving Priority Borrowing Base Collateral”: (a) Inventory of a Loan Party; and (b) Accounts arising out of or related to the Disposition of Inventory or rendition of services by a Loan Party.

“Revolving Priority Collateral”: (a) Revolving Priority Borrowing Base Collateral; (b) Revolving Loan Intangibles; (c) Revolving Loan Records; (d) all insurance policies, claims under and proceeds of insurance covering any Collateral described in any of clauses (a) through (c) of this definition, including, without limitation, the proceeds of Eligible Foreign Accounts Credit Insurance; and (e) all Proceeds and products of any of the foregoing.

“Risk Participation Liability”: as to each Letter of Credit, all reimbursement obligations of the Borrower to the Issuing Lender with respect to an L/C or an L/C Undertaking, as applicable, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by the Borrower, whether by the making of a Revolving Credit Loan or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“S&P”: Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies and any successor thereto.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: the collective reference to the Agents, the Lenders and the Bank Product Providers.

“Securitization”: as defined in Section 10.6(g).

“Securitization Parties”: as defined in Section 10.6(g).

“Security Documents”: collective reference to the Guaranty, each Pledge and Security Agreement, each Canadian General Security Agreement, the other Canadian Security Documents, the Mortgages, any aircraft mortgage, any intellectual property grant of security interest or control account agreements that may be required to be delivered pursuant to any Loan Document and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any Property of any Person to secure the Obligations of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal, provincial and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Spearfish Amount”: as defined in Section 4.17(b).

“Spearfish Note”: that certain Pope & Talbot Spearfish Limited Partnership Non-Negotiable Subordinated Promissory Note, dated as of December 31, 2005, issued to the Parent in the original principal amount of $27,500,000.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (i) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person or (ii) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent, including the Borrower. For the avoidance of doubt, as of the Closing Date, Halsey CLO2 Limited Partnership shall not be a Subsidiary.

“Substitute Lender”: as defined in Section 10.8.

“Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.7 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000, or such greater amount as the Swing Line Lender, in its sole discretion, may agree to advance as Swing Line Loans pursuant to Section 2.7.

“Swing Line Lender”: Wells Fargo, in its capacity as the lender of Swing Line Loans; provided, that any successor to Wells Fargo in such capacity shall be required to be resident in Canada for purposes of the Income Tax Act (Canada) and not subject to tax under Part XIII of the Income Tax Act (Canada).

“Swing Line Loans”: as defined in Section 2.7.

“Swing Line Participation Amount”: as defined in Section 2.8(c).

“Syndication Agent”: as defined in the preamble hereto.

“Syndication Date”: the date, which shall not be later than five Business Days after the Closing Date, on which the Lenders selected in the syndication of the Facilities become parties to this Agreement or any earlier date determined by the Syndication Agent.

“Term Loan B”: as defined in Section 2.1.

“Term Loan B Agent”: as defined in the preamble hereto.

“Term Loan B Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan B to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan B Commitment” opposite such Lender’s name on Schedule C-1, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan B Commitments is $130,500,000.

“Term Loan B Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Term Loan B Lenders”: those Lenders having Term Loan B Commitments.

“Term Loan B Maturity Date”: June 28, 2012 (or such earlier date on which the Term Loan B becomes due and payable pursuant to Section 8).

“Term Loan C”: as defined in Section 2.2.

“Term Loan C Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan C to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan C Commitment” opposite such Lender’s name on Schedule C-1, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan C Commitments is $119,500,000.

“Term Loan C Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Term Loan C Lenders”: those Lenders having Term Loan C Commitments.

“Term Loan C Maturity Date”: September 28, 2012 (or such earlier date on which the Term Loan C becomes due and payable pursuant to Section 8).

“Term Loan Facility”: the Term Loan B Facility and the Term Loan C Facility.

“Term Loan Lenders”: the Term Loan B Lenders and the Term Loan C Lenders.

“Term Loans”: as defined in Section 2.2.

“Term Priority Collateral”: all Collateral other than Revolving Priority Collateral.

“Threshold Asset Sale or Recovery Event Proceeds”: the first $7,500,000 of Net Cash Proceeds from Asset Sales and Recovery Events that are applied to repay Term Loans.

“Total Revolving Credit Commitment”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Total Term Loan B Commitment”: at any time, the aggregate amount of the Term Loan B Commitments then in effect.

“Total Term Loan C Commitment”: at any time, the aggregate amount of the Term Loan C Commitments then in effect.

“Transferee”: as defined in Section 2.22.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCC”: the Uniform Commercial Code, as in effect from time to time in the State of New York.

“Unasserted Contingent Obligations” means obligations for taxes, costs, indemnifications, reimbursements, and damages in respect of which no assertion of liability (whether oral or written) and no claim or demand of payment (whether oral or written) has been made (and, in the case of obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Underlying Issuer”: a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of the Borrower.

“Underlying Letter of Credit”: a letter of credit that has been issued by an Underlying Issuer.

“United States”: the United States of America.

“US Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“US Eurodollar Base Rate”: the rate per annum, determined by the Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the Eurodollar Loan requested (whether as an initial Eurodollar Loan or as a continuation of a Eurodollar Loan or as a conversion of a Base Rate Loan to a Eurodollar Loan) by the Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“US Eurodollar Rate”: for each Interest Period for each Eurodollar Loan denominated in Dollars, the rate per annum determined by the Administrative Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the US Eurodollar Base Rate for such Interest Period, by (b) 1.00 minus the Eurocurrency Reserve Requirements. The US Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Eurocurrency Reserve Requirements.

“Wells Fargo”: Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company.

“WFF”: Wells Fargo Foothill, Inc., a California corporation.

“Wholly Owned Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of the Parent or the Borrower.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Working Capital”: at any date of determination thereof, for any Person and its Subsidiaries, the aggregate amount of current assets of such Person and its Subsidiaries as at such date of determination (excluding cash and Cash Equivalents), minus the aggregate amount of current liabilities of such Person and its Subsidiaries as at such date of determination (excluding the current portion of long-term debt).

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent, Borrower and the Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The terms “includes” and “including” are not limiting.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) All calculations of financial ratios set forth in Section 7.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(g) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein (i) with respect to the Obligations shall mean the payment in full, in immediately available funds in the Applicable Currency (or cash collateralization in the Applicable Currency in accordance with the terms of this Agreement), of all of the Obligations (other than Unasserted Contingent Obligations), (ii) with respect to interest shall include interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding, and (iii) for the purposes of Section 2.19(a), payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest, default interest, interest on interest, expense reimbursements and indemnity payments then due and payable, whether or not any of the foregoing would be or is allowed or allowable in whole or in part in any Insolvency Proceeding.

(h) Except as otherwise expressly set forth in this Agreement, all amounts referred to hereunder and the value of any amounts paid or payable pursuant to this Agreement shall be based on the Dollar Equivalent.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loan B Commitments. Subject to the terms and conditions hereof, the Term Loan B Lenders severally agree to make term loans (each, a “Term Loan B”) to the

Borrower on the Closing Date in an amount for each Lender equal to the amount of the Term Loan B Commitment of such Lender. The Term Loans B may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.3. The Term Loan B shall be denominated in Dollars.

2.2 Term Loan C Commitments. Subject to the terms and conditions hereof, the Term Loan C Lenders severally agree to make term loans (each, a “Term Loan C”) to the Borrower on the Closing Date in an amount for each Lender equal the amount of the Term Loan C Commitment of such Lender. The Term Loans C may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.3. The Term Loans B and Term Loans C are collectively referred to as the “Term Loans”. The Term Loan C shall be denominated in Dollars.

2.3 Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent and the Collateral Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent and the Collateral Agent prior to 2:00 P.M., California time, on the Business Day immediately preceding the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date. The Term Loans made on the Closing Date may, at the option of the Borrower, but subject to the terms and conditions herein, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans. Upon receipt of such Borrowing Notice, the Collateral Agent shall promptly notify each Term Loan Lender thereof. Not later than 9:00 A.M., California time, on the Closing Date, each Term Loan Lender shall make available to the Collateral Agent to the Collateral Agent’s Account an amount in immediately available funds in Dollars equal to the Term Loan to be made by such Term Loan Lender. The Collateral Agent shall make available to the Borrower the aggregate of the amounts made available to the Collateral Agent by the Term Loan Lenders, in like funds as received by the Collateral Agent.

2.4 Repayment of Term Loans.

(a) The Term Loan B of each Term Loan B Lender shall mature on the Term Loan B Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 8).

(b) The Term Loan C of each Term Loan C Lender shall mature on the Term Loan C Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Section 8).

2.5 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Pro Rata Share of the sum of (i) the Letter of Credit Usage then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to the making of each Revolving Credit Loan and the immediate application of the proceeds thereof (x) the aggregate principal amount of the Revolving Credit

Loans and Swing Line Loans shall not exceed the Maximum Revolving Credit Cash Amount and (y) the Total Revolving Extensions of Credit shall not exceed the lesser of (1) the Total Revolving Credit Commitments, and (2) the then current Borrowing Base. During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.6 and 2.14, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date. Each Revolving Credit Loan shall be denominated in either Dollars or Canadian Dollars at the option of the Borrower on the Borrowing Date with respect thereto.

(b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8).

(c) Anything to the contrary in this Agreement notwithstanding, the Administrative Agent shall have the right to establish reserves against the Borrowing Base in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves with respect to (i) sums that the Borrower, the Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay, and (ii) amounts owing by the Borrower, the Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of the Administrative Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, suppliers or woodsmen, Liens for unpaid stumpage charges or royalties, or Liens in favor of parties that fell or transport lumber or raw materials, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law or for stumpage or other amounts payable in priority to the Agent’s Liens) in and to such item of the Collateral. In the event that the Loan Parties do not obtain Collateral Access Agreements pursuant to Section 6.17, the Administrative Agent may, in its Permitted Discretion, establish such reserves against the Borrowing Base as it deems necessary with respect to the Collateral, which reserves shall, in the case of Inventory at any location for which a Collateral Access Agreement has not been obtained, be for 100% of the Eligible Inventory at any such location.

2.6 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must specify the currency in which such borrowing is to be made and be received by the Administrative Agent prior to 12:00 noon, California time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans). Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in a minimum amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof; provided that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.8. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Pro Rata Share of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower to the applicable Administrative Agent’s Account prior to 10:00 A.M., California time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent in the Applicable Currency. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent to the applicable Designated Account.

2.7 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or the Swing Line Lender’s Revolving Credit Commitment then in effect), (ii) the Total Revolving Extensions of Credit shall not exceed the lesser of (x) the Total Revolving Credit Commitments, and (y) the then current Borrowing Base, (iii) the Borrower shall not request, and the Swing Line Lender shall not knowingly and intentionally make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero, and (iv) the aggregate principal amount of the Revolving Credit Loans and Swing Line Loans then outstanding, does not exceed the Maximum Revolving Credit Cash Amount. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only. The Swing Line Loans shall be denominated in either Dollars or Canadian Dollars at the option of the Borrower.

(b) The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

2.8 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 12:00 noon, California time, on the Business Day immediately preceding the proposed Borrowing Date), specifying (i) the amount to be borrowed and the currency in which such borrowing is to be made, and (ii) the requested Borrowing Date. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 10:00 A.M.,

California time, on the Borrowing Date specified in the Borrowing Notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent to the applicable Administrative Agent’s Account an amount in immediately available funds equal to the amount of such Swing Line Loan in the Applicable Currency. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent to the applicable Designated Account.

(b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 2:00 P.M., California time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan in the Applicable Currency (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the outstanding Swing Line Loans. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent to the Applicable Administrative Agent’s Account in the Applicable Currency in immediately available funds, not later than 12:00 noon, California time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

(c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.8(b), one of the events described in Section 8(g) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.8(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.8(b) (the “Refunding Date”), purchase for cash in the Applicable Currency an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to such Revolving Credit Lender’s Pro Rata Share of the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount in the Applicable Currency (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender in the Applicable Currency.

(e) Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.8(b) and to purchase participating interests pursuant to Section 2.8(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.9 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent in the Applicable Currency to the applicable Administrative Agent’s Account for the account of the appropriate Lender, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date, (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date, (iii) the then unpaid principal amount of each Term Loan B on the Term Loan B Maturity Date, and (iv) the then unpaid principal amount of each Term Loan C on the Term Loan C Maturity Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.16.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain a register and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder (the “Registered Loans”) and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by such Agent hereunder from the Borrower and each Lender’s share thereof (the “Register”).

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.9(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, in form and substance reasonably satisfactory to the Agents and the applicable Lender; provided that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date and the obligations of the Borrower in respect of each Loan shall be enforceable in accordance with the provisions of the Loan Documents whether or not evidenced by any Note.

(f) If, notwithstanding the terms of this Agreement, any Agent receives any payment from or on behalf of the Borrower in a currency other than the Applicable Currency, such Agent may convert the payment (including, without limitation, the monetary proceeds of any realization upon any Collateral and any funds then held in a cash collateral account) into the Applicable Currency at the Currency Exchange Rate in the manner contemplated by Section 10.18. To the extent permitted by law, the obligation shall be satisfied only to the extent of the amount actually received by such Agent upon such conversion.

2.10 Fees.

(a) The Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender, a commitment fee in Dollars for the period from and including the date hereof to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate, on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable monthly in arrears on the first day of each month and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower shall pay, in accordance with the terms of the Fee Letter, the fees set forth in the Fee Letter, in Dollars, as and when due and payable under the terms of the Fee Letter.

(c) The Borrower shall pay the Administrative Agent (for the ratable benefit of the Lenders with a Revolving Credit Commitment, subject to any agreements between the Administrative Agent and individual Lenders), a monthly Letter of Credit fee in Dollars (in addition to the charges, commissions, fees, and costs set forth in Section 3.5) computed at a rate per annum equal to the Applicable Revolver Margin in effect on the first day of such month with respect to Eurodollar Loans times the average daily amount of the Letter of Credit Usage during the preceding month, such fee to be payable in arrears on the first day of each calendar month.

2.11 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ written notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition in not satisfied.

2.12 Optional Prepayments.

(a) Subject to Section 2.12(c), the Borrower may at any time and from time to time prepay the Revolving Credit Loans or Swing Line Loans, in whole or in part, in the Applicable Currency without premium or penalty (except as otherwise provided herein), upon, in the case the Revolving Credit Loans, (x) irrevocable written notice (except as provided below) delivered to the Administrative Agent at least three Business Days prior thereto, in the case of Revolving Credit Eurodollar Loans, and (y) irrevocable written notice (except as provided below) delivered to the Administrative Agent at least one Business Day prior thereto, in the case of Revolving Credit Base Rate Loans, which notice shall specify the date and amount of such prepayment and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay, in Dollars, any amounts owing pursuant to Section 2.23. No prior notice is required for the prepayment of Swing Line Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. Except as provided below, if any such notice is given, the amount specified in such notice shall be due and payable, in the Applicable Currency, on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition in not satisfied. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) Subject to Sections 2.12(c) and (d), the Borrower may at any time and from time to time prepay the Term Loan B or the Term Loan C, in whole or in part, upon irrevocable written notice (except as provided below) delivered to the Administrative Agent, at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided (i) the Availability is not less than $25,000,000 after giving effect to such prepayment, (ii) that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay in Dollars any amounts owing pursuant to Section 2.23 and (ii) so long as an Event of Default is not continuing, no prepayment of the Term Loan C pursuant to this Section 2.12(b) shall be permitted until the Term Loan B is prepaid or repaid in whole. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. Except as provided below, if any such notice is given, the amount specified in such notice shall be due and payable in Dollars on the date specified therein, together with accrued interest to such date on the amount prepaid. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition in not satisfied. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

(c) At any time an Event of Default has occurred and is continuing, all payments under this Agreement and all proceeds of Collateral shall be applied to the Obligations pursuant to Section 2.19.

(d) Each prepayment of a Term Loan under Section 2.12(b) shall be accompanied by the payment of and the Borrower agrees to pay an additional amount, in Dollars, equal to the Applicable Prepayment Premium. The Applicable Prepayment Premium, in each case, shall be paid to and for the account of the Lenders whose Term Loans are being prepaid under Section 2.12(b). Notwithstanding the foregoing, if the Borrower makes a prepayment of a Term Loan under Section 2.12(b) from proceeds on deposit in the Collection Account, no Applicable Prepayment Premium shall be due if the proceeds paid out of the Collection Account constitute proceeds for which no Applicable Prepayment Premium would have been due under Section 2.13 if such proceeds were instead applied to the Loans as a mandatory prepayment at the time such proceeds were deposited in the Collection Account.

2.13 Mandatory Prepayments.

(a) Subject to Section 2.13(l), on or before the third Business Day following the date of any Asset Sale or Recovery Event by the Parent or any of its Subsidiaries, the Borrower shall prepay the outstanding principal amount of the Loans (such payments to be applied as set forth in Section 2.13(g)) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Asset Sale or Recovery Event to the extent that the aggregate amount of Net Cash Proceeds received by the Parent and any of its Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed $1,000,000 in any fiscal year of the Parent. Nothing contained in this subsection (a) shall permit the Parent or any of its Subsidiaries to make an Asset Sale of any property other than in accordance with Section 7.5.

(b) If on any date any Capital Stock shall be issued by the Parent or any of its Subsidiaries (other than an Excluded Equity Issuance), then within 3 Business Days of such issuance, the Borrower shall prepay the Loans by an amount equal to the Capital Stock Issuance Proceeds, such amount to be applied as set forth in Section 2.13(g). If on any date any Indebtedness (other than Indebtedness permitted under Section 7.2) shall be incurred by the Parent or any of its Subsidiaries, then within 3 Business Days of such incurrence, the Loans shall be prepaid by an amount equal to 100% of the amount of the proceeds of such incurrence (such amount to be applied as set forth in Section 2.13(g)).

(c) If, as of the last day of any fiscal year of the Parent, commencing with the fiscal year ending December 31, 2006, the Parent and its Subsidiaries shall have Excess Cash

Flow, then, on the relevant Excess Cash Flow Application Date, the Borrower shall prepay the Loans by an amount equal to (i) the Excess Cash Flow Percentage of such Excess Cash Flow minus (ii) the aggregate amount of all optional prepayments of the Term Loans during such fiscal year, to be applied as set forth in Section 2.13(g). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) that is no later than April 30 of each year.

(d) If at any time during the Revolving Credit Commitment Period (x) the amount of the Total Revolving Extensions of Credit exceeds the lesser of (i) the then current Borrowing Base and (ii) the Total Revolving Credit Commitments or (y) the Revolving Credit Loans and Swing Line Loans exceeds the Maximum Revolving Credit Cash Amount, the Borrower shall, without notice or demand, prepay, the Revolving Credit Loans and Swing Line Loans in an aggregate principal amount equal to such excess; provided that if the aggregate principal amount of Revolving Credit Loans and Swing Line Loans then outstanding is less than the amount of such excess (because Letter of Credit Usage constitutes a portion thereof), the Borrower shall, to the extent of the balance of such excess, cash collateralize such Letters of Credit in the Applicable Currency in an amount equal to 105% of the Letter of Credit Usage.

(e) Subject to Section 2.13(l), on or before the third Business Day following the date upon which the Parent or any of its Subsidiaries shall receive any Extraordinary Receipt, the Borrower shall prepay the Loans in an amount equal to the amount of such Extraordinary Receipt (such amount to be applied as set forth in Section 2.13(g)).

(f) If, during any month the Parent or any of its Subsidiaries shall receive any Duty Refunds, then, on the fifth Business Day of the immediately succeeding month, the Borrower shall prepay the Loans in an amount equal to 75% of the amount of all such Duty Refunds received during such month, net of any reasonable expenses incurred in collection thereof and net of any Canadian federal and provincial income taxes incurred in connection therewith calculated at the applicable Canadian statutory rate (such amount to be applied as set forth in Section 2.13(g)).

(g) At any time in the absence of a continuing Event of Default, the prepayments required under Sections 2.13(a), (b), (c), (e) and (f) above shall be applied as follows:

(i) With respect to any amount payable under Section 2.13(a), such amounts shall be paid in the Applicable Currency and applied as follows: (A) Proceeds of Revolving Priority Collateral and amounts received on account of a Recovery Event relating to Revolving Priority Collateral, shall be paid (1) first, to the Swing Line Loans until paid in full, (2) second, to the Revolving Credit Loans until paid in full, (3) third, to the Term Loan B until paid in full, and (4) fourth, to the Term Loan C until paid in full; (B) Proceeds of Term Priority Collateral and amounts received on account of a Recovery Event relating to Term Priority Collateral shall be paid (1) first, to the Term Loan B until paid in full, (2) second, to the Term Loan C until paid in full, (3) third, to the Swing Line Loans until paid in full and (4) fourth to the Revolving Credit Loans until paid in full; and (C) Proceeds from any prepayment pursuant to an Asset Sale of all or substantially all of the assets or Capital Stock of any Person or any Recovery Event which Asset Sale or Recovery Event includes both (1) Revolving Priority Collateral and (2) Term Priority

Collateral, shall be applied as follows: (x) an amount equal to the net book value of the Accounts arising out of or related to the Disposition of Inventory or rendition of services and Inventory disposed of or received on account of a Recovery Event (determined at the time of such Asset Sale or Recovery Event), shall be applied (I) first, to the Swing Line Loans until paid in full, and (II) second, to the Revolving Credit Loans until paid in full; and (y) the remaining proceeds shall be applied (I) first, to the Term Loan B until paid in full, (II) second, to the Term Loan C until paid in full, (III) third, to the Swing Line Loans until paid in full, and (IV) fourth, to the Revolving Credit Loans until paid in full. All amounts paid to the Term Loans under this Section 2.13(g)(i) shall be accompanied by the payment of the Applicable Prepayment Premium on the amount by which the amount prepaid under Section 2.13(a) exceeds the Threshold Asset Sale or Recovery Event Proceeds;

(ii) With respect to any amount payable under Sections 2.13 (b), (c) and (f), such amounts shall be paid in the Applicable Currency and applied as follows: (A) first, to the Term Loan B until paid in full; (B) second, to the Term Loan C until paid in full; (C) third, to the Swing Line Loans until paid in full; and (D) fourth, to the Revolving Credit Loans until paid in full. All amounts paid to the Term Loans under this Section 2.13(g)(ii) and due pursuant to Sections 2.13(b) shall be accompanied by the payment of the Applicable Prepayment Premium on the amount prepaid pursuant thereto. Notwithstanding any other provision hereof, there shall be no the Applicable Prepayment Premium payable with respect to any payments made under this Section 2.13(g)(ii) and due pursuant to Sections 2.13(c) and (f); and

(iii) With respect to any amount payable under Section 2.13 (e), such amounts shall be paid in the Applicable Currency and applied as follows: (A) any Extraordinary Receipt which constitutes Proceeds of Revolving Priority Collateral, shall be paid (1) first, to the Swing Line Loans until paid in full, (2) second, to the Revolving Credit Loans until paid in full, (3) third, to the Term Loan B until paid in full, and (4) fourth to the Term Loan C until paid in full; and (B) any Extraordinary Receipt which constitutes Proceeds of Term Priority Collateral shall be paid (1) first, to the Term Loan B until paid in full, (2) second, to the Term Loan C until paid in full, (3) third, to the Swing Line Loans until paid in full, and (4) fourth, the Revolving Credit Loans until paid in full, and (C) any Extraordinary Receipt which includes both (1) Proceeds of Revolving Priority Collateral and (2) Proceeds of Term Priority Collateral, shall be applied as follows: (x) an amount equal to the Extraordinary Receipts constituting Revolving Priority Collateral shall be applied (I) first, to the Swing Line Loans until paid in full, and (II) second, to the Revolving Credit Loans until paid in full; and (y) the remaining proceeds shall be applied (I) first, to the Term Loan B until paid in full, (II) second, to the Term Loan C until paid in full, (III) third, to the Swing Line Loans until paid in full, and (IV) fourth, to the Revolving Credit Loans until paid in full. All amounts paid to the Term Loans under this Section 2.13(g)(iii) shall be accompanied by the payment of the Applicable Prepayment Premium on the amount prepaid pursuant thereto.

Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, prepayments required under this Section 2.13 shall be applied in the manner set forth in

Section 2.19(a). The prepayments of Revolving Credit Loans and Swing Line Loans pursuant to this Section 2.13 shall not reduce the Revolving Credit Commitments.

(h) So long as no Event of Default has occurred and is continuing and in the event that amounts to be applied in connection with prepayments or repayments of the principal amount of the Term Loans C pursuant to Section 2.13(g) would exceed 25% of the aggregate outstanding principal amount of Term Loans C as of the Closing Date at any time prior to the Catch-up Date, the Borrower shall follow the procedures set forth in (i) in connection with any payments required by Sections 2.13(a), Section 2.13(i), and (ii) in all other cases, Sections 2.13(j) and (k).

(i) If a prepayment pursuant to Section 2.13(a) is required to be applied to Term Loan C and Section 2.13(h) requires the Borrower to follow the procedures set forth in this Section, the Borrower shall send to the Administrative Agent within 10 Business Days of such Asset Sale or Recovery Event a notice requesting that the Administrative Agent prepare and provide to each Term Loan C Lender a notice (each, an “Asset Sale or Recovery Prepayment Option Notice”) as described below in this paragraph. As promptly as practicable and in any event within 5 Business Days after receiving such notice from the Borrower, the Administrative Agent shall send to each Term Loan C Lender an Asset Sale or Recovery Prepayment Option Notice, which shall include an offer by the Borrower to prepay, at par plus any Applicable Prepayment Premium, on the date (the “Asset Sale or Recovery Prepayment Date”) set forth in the Asset Sale or Recovery Prepayment Option Notice (the Asset Sale or Recovery Prepayment Date being in any event not less than 10 Business Days, and not more than 15 Business Days, after such Asset Sale or Recovery Prepayment Option Notice is sent to the Lenders), the Term Loans C of such Term Loan C Lender by an amount equal to such Term Loan C Lender’s Pro Rata Share of such Net Cash Proceeds (the “Asset Sale or Recovery Prepayment Amount”). Each Term Loan C Lender shall return a completed Asset Sale or Recovery Prepayment Option Notice to the Administrative Agent to indicate acceptance of all, part or none of the Asset Sale or Recovery Prepayment Amount no later than 5 Business Days prior to the Asset Sale or Recovery Prepayment Date, with the failure to so return such notice being deemed to constitute a rejection of the relevant prepayment offer. To the extent any portion of such Net Cash Proceeds are declined, the Administrative Agent shall, on behalf of the Borrower, send to each Term Loan C Lender that has not rejected in full or in part the relevant prepayment offer, a notice (each, an “Asset Sale or Recovery Second Option Notice”), which will include an offer by the Borrower to prepay, at par plus any Applicable Prepayment Premium, on the relevant Asset Sale or Recovery Prepayment Date, the Term Loans C of such Term Loan C Lender by an amount equal to such Term Loan C Lender’s Pro Rata Share (calculated excluding the Term Loan C of any Lender that declined to receive all of such Lender’s Asset Sale or Recovery Prepayment Amount) of such declined Net Cash Proceeds. Each Term Loan C Lender shall return a completed Asset Sale or Recovery Second Option Notice to the Administrative Agent to indicate acceptance of all, part or none of the remaining Asset Sale or Recovery Prepayment Amount no later than 3 Business Days prior to the relevant Asset Sale or Recovery Prepayment Date. On each Asset Sale or Recovery Prepayment Date, the Borrower shall pay to the Term Loan C Lenders the aggregate amount necessary to prepay that portion of the outstanding Term Loans C in respect of which such Lenders have accepted prepayment as described above in this paragraph and all such amounts shall be accompanied by the payment of any Applicable Prepayment Premium that is due with respect to any such payment.

(j) If Section 2.13(h) requires the Borrower to follow the procedures set forth in this Section 2.13(j) and Section 2.13(k), then notwithstanding anything contained herein other than as set forth in Section 2.13(h), the aggregate amount of prepayments or repayments, as the case may be, required to be made pursuant to Sections 2.13(b), (c), (e) or (f), from the Closing Date to the first day after the fifth anniversary thereof (the “Catch-up Date”) in respect of Term Loan C shall not exceed 25% of the aggregate outstanding principal amount of Term Loans C as of the Closing Date. Within one Business Days following the Catch-up Date, the Borrower shall repay or prepay the Term Loans C in an aggregate principal amount equal to the amounts that should have been applied to the repayments or prepayments in respect of the Term Loans C but for this Section 2.13(j), and such payments shall be applied to the Term Loans C. Pending the prepayment described in the preceding sentence, the funds for such prepayment shall be maintained in the Collection Account pursuant to Section 2.13(k) below.

(k) Amounts that would have been applied, but for Section 2.13(j) above, to the prepayment of Term Loans C shall be deposited by the Borrower in a separate Collection Account (as defined below) for the benefit of the Term Loans C (the aggregate amounts so deposited, exclusive of any interest or earnings thereon, “Collection Account Deposits”). The Collateral Agent will, on the instructions of the Borrower, withdraw Collection Account Deposits on the occurrence of the first of: (i) the Borrower having fulfilled all of its obligations described in Section 2.13(j) (including the penultimate sentence thereof), or (ii) all outstanding Term Loans C having been paid in full. If the Borrower does not fulfill all of its obligations described in Section 2.13(j) within one Business Days following the Catch-up Date, the Collateral Agent may withdraw such amounts in the Collection Account necessary to fulfill the Borrower’s obligations set forth in Section 2.13(j). The Administrative Agent shall apply any cash deposited in the Collection Account that is withdrawn by the Collateral Agent pursuant to the preceding sentence to prepay the Term Loans C. For purposes of this Agreement, the term “Collection Account” shall mean an account established by the Borrower over which the Collateral Agent shall have a fully perfected first priority security interest, including the exclusive right of withdrawal to fulfill the Borrower’s obligations pursuant to Section 2.13(j) where the Borrower has not otherwise fulfilled its obligations existing in accordance with the terms of Section 2.13(j). The Collateral Agent will, on the instructions of the Borrower, invest amounts on deposit in the Collection Account in Cash Equivalents that mature or that can be liquidated for their cash value on or prior to the Catch-up Date, provided, however, that (i) no Investment will be made on behalf of the Borrower that, in the sole judgment of the Collateral Agent, would result in any violation of any Requirement of Law, and (ii) Investments permitted under this Section 2.13(k) shall be subjected to a first priority perfected security interest in favor of the Collateral Agent. So long as no Default or Event of Default has occurred or is continuing, and subject to the following sentence, the Borrower may, provide written instructions to the Collateral Agent to, and the Collateral Agent shall, withdraw any interest and profits received on the Investments from the cash on deposit in such account. The Borrower shall ensure that the aggregate value of the Collection Account is not less than the Collection Account Deposits and shall contribute to the Collection Account an amount to cover any deficiency as and when required by the Collateral Agent. Other than any interest and profits earned on such Investments, the Collection Account shall not bear interest. Upon the occurrence of an Event of Default the Collateral Agent may, in its sole discretion, withdraw amounts on deposit in the Collection Account and apply such funds, first, to satisfy any of the outstanding Obligations with respect to the Term Loans C and second in accordance with Section 2.19(a).

(l) Notwithstanding the foregoing, with respect to proceeds that the Borrower is required to use to prepay the Loans in connection with (i) an Asset Sale or with respect to a Recovery Event under Section 2.13(a) and (ii) an Extraordinary Receipt under Section 2.13(e), in each case, constituting Term Priority Collateral, up to $15,000,000 in the aggregate with respect to Net Cash Proceeds from Recovery Events and net proceeds of Extraordinary Receipts and up to $2,500,000 per fiscal year plus the Net Cash Proceeds of the Disposition of the Midway Facility with respect to the Net Cash Proceeds from Asset Sales, in each case received by the Parent or any of its Subsidiaries in connection therewith shall not be required to be applied to the prepayment of the Loans on such date to the extent that such proceeds are used solely to reinvest in properties or assets of the Loan Parties constituting Term Priority Collateral; provided, that (x) no Default or Event of Default has occurred and is continuing on the date such Person receives such proceeds or uses such proceeds to reinvest in properties or assets of the Loan Parties constituting Term Priority Collateral, (y) the Borrower delivers a certificate to the Agents within 5 days after receipt of such proceeds of an Asset Sale or Extraordinary Receipt or 10 days after the date of receipt of such proceeds of a Recovery Event, as the case maybe, stating that such proceeds shall be used to reinvest in properties or assets constituting Term Priority Collateral to be used in such Loan Party’s business within a period specified in such certificate not to exceed 365 days after the receipt of such proceeds, in the case of real property, and 180 days after the receipt of such proceeds, in the case of all other property (which certificate shall set forth estimates of the proceeds to be so expended), and (z) either (I) such proceeds are deposited in an account subject to the sole dominion and control of the Collateral Agent until such time as such proceeds are used to reinvest in properties or assets of the Loan Parties constituting Term Priority Collateral or (II) such proceeds are applied to prepay Revolving Credit Loans in the Applicable Currency; provided, that, concurrently with such application to the Revolving Credit Loans, the Administrative Agent shall establish and maintain a corresponding reserve against the Total Revolving Credit Commitments and the Borrowing Base in an amount equal to the full amount of such proceeds (such reserve to be released upon the earlier of (x) the date such Proceeds are used to reinvest in properties or assets of the Loan Parties constituting Term Priority Collateral and (y) if no such reinvestment shall occur within the time periods set forth in this Section 2.13(l), the date such proceeds are applied to the Loans as required by Section 2.13(a) or Section 2.13(e), as applicable, and the immediately succeeding clause; and if all or any portion of such proceeds not so applied to the prepayment of the Loans pursuant to Section 2.13(a) or Section 2.13(e), as applicable, are not used in accordance with the preceding provisions of this Section 2.13(l) within the period specified in the relevant certificate furnished pursuant hereto or there shall occur an Event of Default, such remaining portion shall be applied to the Loans as required by Section 2.13(a) or Section 2.13(e), as applicable, on the last day of such specified period or immediately, in the case of an Event of Default.

(m) For the avoidance of doubt, there shall be no Applicable Prepayment Premium due under Section 2.13 for prepayments made under Section 2.13 from (i) proceeds of any Duty Refunds; (ii) Net Cash Proceeds of any Asset Sale or Recovery Event up to the Threshold Asset Sale and Recovery Event Proceeds Amount; (iii) Excess Cash Flow; or (iv) amounts on deposit in the Collection Account, if the amounts paid out of the Collection Account constitute amounts for which no Applicable Prepayment Premium would have been due under Section 2.13 at the time such amounts were deposited in the Collection Account.

(n) Each payment of the Loans under Sections 2.12 and 2.13 shall be made in the Applicable Currency and shall be accompanied by accrued interest to the date of such payment on the amount paid.

2.14 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election by delivery to the Administrative Agent of a Eurodollar Notice (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and any Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and any Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.15 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.16 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan that is denominated in Dollars shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the US Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day. Each Eurodollar Loan that is denominated in Canadian Dollars shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Canadian Eurodollar Rate determined for such day plus the Applicable Margin then in effect.

(b) Each Base Rate Loan that is denominated in Dollars shall bear interest for each day on which it is outstanding at a rate per annum equal to the US Base Rate in effect for such day plus the Applicable Margin in effect for such day. Each Base Rate Loan that is denominated in Canadian Dollars shall bear interest for each day on which it is outstanding at a rate per annum equal to the Canadian Base Rate in effect for such day plus the Applicable Margin then in effect.

(c) Upon the occurrence and during the continuation of an Event of Default (and at the election of any Agent or the Required Lenders) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) shall bear interest (x) in the case of Loans, at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% per annum, (y) in the case of all other amounts denominated in Dollars (other than Letter of Credit fees provided for in Section 2.10(c)), at a rate per annum equal to the rate then applicable to Term Loans that are Base Rate Loans plus 2% per annum, and (z) in the case of all other amounts denominated in Canadian Dollars (other than Letter of Credit fees provided for in Section 2.10(c)), at a rate per annum equal to the rate then applicable to Revolving Credit Loans that are Base Rate Loans denominated in Canadian Dollars plus 2% per annum, and the Letter of Credit fees provided for in Section 2.10(c) shall be increased 2 percentage points above the per annum rate otherwise applicable thereunder.

(d) [reserved].

(e) Interest shall be payable in arrears on each Interest Payment Date in the Applicable Currency, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable in the Applicable Currency from time to time on demand.

2.17 Computation of Interest and Fees.

(a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed (the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360); provided, that, with respect to Base Rate Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as applicable) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(c) Notwithstanding any provision hereof, in no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable hereunder exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) hereunder lawfully permitted by that section and, if any payment, collection or demand pursuant to this Agreement in respect of that “interest” (as defined in that section) is determined to be contrary to the provisions of that section, the amount of such payment, collection or demand in excess of that permitted under applicable law shall be deemed to have been made by mutual mistake of the Borrower and the applicable Lenders and the amount of such excess payment or collection shall be refunded to the Borrower. For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will, absent manifest error, be prima facie evidence of such rate.

(d) For the purpose of the Interest Act (Canada) and any other purpose, (i) the principle of deemed reinvestment of interest shall not apply to any calculation under this Agreement, and (ii) the rates of interest and fees stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

2.18 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (w) any Borrowing Notice or Eurodollar Notice given by the Borrower may be rescinded by the Borrower and, if not so rescinded, any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (x) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (y) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.19 Application and Allocation of Payments. (a) (i) So long as no Event of Default shall have occurred and be continuing: (A) payments of specific scheduled payments then due shall be applied to those scheduled payments; (B) voluntary prepayments shall be applied as determined by the Borrower subject to the provisions of Section 2.12; and (C) mandatory prepayments shall be applied as set forth in Section 2.13.

(ii) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Majority Revolving Credit Facility Lenders or the Majority Facility Lenders in respect of the Term Loan Facility, or after an acceleration of all or a portion of the Loans, the Administrative Agent shall, apply all payments in respect of any Obligations and all proceeds of the Collateral as follows:

(A)

except as provided in clause (C) of this Section 2.19(a)(ii), with respect to Revolving Priority Collateral and Proceeds thereof and payments made using Revolving Priority Collateral and Proceeds thereof (other than payments made using proceeds of Revolving Credit Loans), (1) first, ratably to pay the Obligations in respect of any fees (including any fees or charges assessed by the Issuing Lender), expense reimbursements, indemnities and other amounts then due to the Agents or the Issuing Lender until paid in full; (2) second, ratably to pay the Obligations in respect of any fees (including Letter of Credit fees payable in connection with any Letters of Credit), expense reimbursements and indemnities then due to the Revolving Credit Lenders until paid in full; (3) third, to pay interest due in respect of the Collateral Agent Advances then due to the Collateral Agent until paid in full; (4) fourth, to pay principal of the Collateral Agent Advances then due to the Collateral Agent until paid in full; (5) fifth, to pay interest due in respect of the Swing Line Loans to the Swing Line Lender until paid in full; (6) sixth, to pay principal of the Swing Line Loans to the Swing Line Lender until paid in full; (7) seventh, ratably to pay interest due in respect of the Revolving Credit Loans and unreimbursed L/C Disbursements then due to the Revolving Credit Lenders until paid in full; (8) eighth, ratably to pay (x) principal of the Revolving Credit Loans then due to the Revolving Credit Lenders until paid in full, (y) unreimbursed L/C Disbursements to the Issuing Lender and/or the Revolving Credit Lenders, as applicable, until paid in full (or, to the extent such reimbursement obligations in respect of Letters of Credit are contingent, to provide cash collateral in an amount equal to 105% of the Letter of Credit Usage to the Administrative Agent for the benefit of the Issuing Lender), and (z) to the Administrative Agent, for the benefit of the Bank Product Providers, to be held as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default; (9) ninth, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due to the Term Loan Lenders until paid in full; (10) tenth, ratably to pay interest due in respect of the Term Loans until paid in full; (11) eleventh, ratably to pay principal of the Term Loans until paid in full; (12) twelfth, to the Administrative Agent, to be held by it, for the benefit of the Bank Product Providers, as cash collateral in an amount determined by the Administrative Agent in its Permitted Discretion as the amount necessary to secure the Loan Parties’ Obligations in respect of the then outstanding Bank Products; (13) thirteenth, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Term Loans until paid in full; and (14) fourteenth, to the ratable payment of all other Obligations then due and payable until paid in full;

(B)

except as provided in clause (C) of this Section 2.19(a)(ii), with respect to Term Priority Collateral and Proceeds thereof and payments made using Term Priority Collateral and Proceeds thereof, (1) first, ratably to pay the Obligations in respect of any fees (including any fees or charges assessed by the Issuing Lender), expense reimbursements, indemnities and other amounts then due to the Agents or the Issuing Lender, until paid in full; (2) second, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due to the Term Loan Lenders until paid in full; (3) third, to pay interest due in respect of the Collateral Agent Advances then due to the Collateral Agent until paid in full; (4) fourth, to pay principal of the Collateral Agent Advances then due to the Collateral Agent until paid in full; (5) fifth, ratably to pay interest due in respect of the Term Loans until paid in full; (6) sixth, ratably to pay principal of the Term Loans until paid in full; (7) seventh, ratably to pay the Obligations in respect of any fees (including Letter of Credit fees payable in connection with any Letters of Credit), expense reimbursements and indemnities then due to the Revolving Credit Lenders until paid in full; (8) eighth, ratably to pay interest due in respect of the Swing Line Loans to the Swing Line Lender until paid in full; (9) ninth, ratably to pay principal of the Swing Line Loans to the Swing Line Lender until paid in full; (10) tenth, ratably to pay interest due in respect of the Revolving Credit Loans and unreimbursed L/C Disbursements then due to the Revolving Credit Lenders until paid in full; (11) eleventh, ratably to pay (x) principal of the Revolving Credit Loans then due to the Revolving Credit Lenders until paid in full, (y) unreimbursed L/C Disbursements to the Issuing Lender and/or the Revolving Credit Lenders, as applicable, until paid in full (or, to the extent such reimbursement obligations in respect of Letters of Credit are contingent, to provide cash collateral in an amount equal to 105% of the Letter of Credit Usage to the Administrative Agent for the benefit of the Issuing Lender), and (z) to the Administrative Agent, for the benefit of the Bank Product Providers, to be held as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default; (12) twelfth, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Term Loans until paid in full; (13) thirteenth, to the ratable payment of all other Obligations (other than Bank Product Obligations) then due and payable until paid in full; and (14) fourteenth, to the Administrative Agent, to be held by it, for the benefit of the Bank Product Providers, as cash collateral in an amount determined by the Administrative Agent in its Permitted Discretion as the amount necessary to secure the Loan Parties’ Obligations in respect of the then outstanding Bank Products; and

(C)	with respect to the Proceeds of any Asset Sale of all or substantially all of the assets or Capital Stock of any Person or any Recovery Event or any Extraordinary Receipt which Asset Sale or Recovery Event or Extraordinary Receipt includes both (x) Revolving Priority Collateral and (y) Term Priority Collateral, such Proceeds and payments using such Proceeds shall be applied as follows: (1) first, ratably to pay the Obligations in respect of any fees (including any fees or charges assessed by the Issuing Lender), expense reimbursements, indemnities and other amounts then due to the Agents or the Issuing Lender until paid in full; (2) second, ratably to pay interest due in respect of the Collateral Agent Advances then due to the Collateral Agent until paid in full; (3) third, ratably to pay principal of the Collateral Agent Advances then due to the Collateral Agent until paid in full; (4) fourth, an amount equal to the net book value of the Revolving Priority Borrowing Base Collateral that is the subject of such Asset Sale or Recovery Event (including any Revolving Priority Borrowing Base Collateral owned by a Person whose Capital Stock is the subject of such Asset Sale) (determined at the time of such Asset Sale or Recovery Event) or any Extraordinary Receipt constituting Revolving Priority Collateral shall be applied in accordance with (x) first, subclause (2) of clause (A) above, and (y) second, subclauses (5) through (14) of clause (A) above, in each case, until paid in full; and (5) fifth, the remaining Proceeds shall be applied in accordance with (x) first, subclause (2) of clause (B) above, and (y) second, subclauses (5) through (14) of clause (B) above, in each case, until paid in full.

(b) Except as provided in Sections 2.13(h) and 2.13(l) and except as otherwise expressly provided in this Agreement or the Security Documents with respect to money to be held by the Collateral Agent for a specific purpose, the Collateral Agent shall promptly forward to the Administrative Agent any proceeds of Collateral received by the Collateral Agent to be applied in accordance with the terms of this Agreement.

(c) The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Loan Parties under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Sections 5.1 or 5.2 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Credit Loan hereunder made by the Revolving Credit Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Credit Lenders and subject to Section 2.5 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and at the Administrative Agent’s sole discretion, provided that, (i) so long as (A) no Event of Default has occurred and is continuing or would result therefrom, and (B) no proceeding shall have been instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) and (ii) to the extent that such charge does not exceed the then current Availability, the Administrative Agent shall from time to time upon the written request of the Collateral Agent, charge the Loan Account of the Borrower with any amount due and payable under any Loan Document.

(d) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee (except as otherwise provided in Section 2.10), and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Pro Rata Shares of the relevant Lenders. Each payment in respect of fees or expenses payable to the Lenders hereunder shall be applied to the amounts of such obligations owing to the applicable Lenders pro rata according to the respective amounts then due and owing to the applicable Lenders.

(e) Each payment (including each prepayment) of the Term Loans B outstanding under the Term Loan B Facility and interest thereon shall be allocated among the Term Loan B Lenders holding such Term Loans B pro rata based on the principal amount of such Term Loans B held by such Term Loan B Lenders. Amounts prepaid on account of the Term Loans B may not be reborrowed.

(f) Each payment (including each prepayment) of the Term Loans C outstanding under the Term Loan C Facility and interest thereon shall be allocated among the Term Loan C Lenders holding such Term Loans C pro rata based on the principal amount of such Term Loans C held by such Term Loan C Lenders. Amounts prepaid on account of the Term Loans C may not be reborrowed.

(g) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.

(h) [reserved].

(i) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility. Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(j) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise shall be made without setoff or counterclaim and shall be made prior to 11:00 A.M, California time, on the due date thereof to the Administrative Agent for the account of the relevant Lenders, to the applicable Administrative Agent’s Account, in the Applicable Currency and in immediately available funds. Any payment made by the Borrower after 11:00 A.M., California time, on any Business Day shall be deemed to have been on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day or in the case of any payment due on the Catch-up Date, the immediately following Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(k) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the

Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the applicable Loans under the relevant Facility, on demand, from the Borrower.

(l) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective Pro Rata Shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.20 Loan Account and Accounting. The Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Revolving Credit Loans and the Term Loans, all payments made by the Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with the Administrative Agent’s customary loan agency administration practices as in effect from time to time. The balance in the Loan Account, as recorded on the Administrative Agent’s most recent printout or other written statement, shall, absent manifest error, be prima facie evidence of the amounts due and owing to the Agents and Lenders by the Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower’s duty to pay the Obligations. The Administrative Agent shall render to the Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account. Unless the Borrower notifies the Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon the Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by the Borrower.

2.21 Requirements of Law. (a) If any Lender or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or any Agent or any Person controlling any such Agent or Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Agent or any Lender or any Person controlling any such Agent or any such Lender (in each case, whether or not having the force of law) made subsequent to the date hereof (each a “Change in Law”), shall (i) subject such Agent or such Lender, or any Person controlling such Agent or such Lender to any tax, duty or other charge with respect to this Agreement or any Loan made by such

Agent or such Lender or any Letter of Credit issued by a Lender, or change the basis of taxation of payments to such Agent or such Lender or any Person controlling such Agent or such Lender of any amounts payable hereunder (except for Non-Excluded Taxes covered by Section 2.22 and changes in the rate of tax on the overall net income of such Agent or such Lender or any Person controlling such Agent or such Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, such Agent or such Lender or any Person controlling such Agent or such Lender or (iii) impose on such Agent or such Lender or any Person controlling such Agent or such Lender any other condition regarding this Agreement or any Loan or Letter of Credit, and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase the cost to such Agent or such Lender of making any Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by such Agent or such Lender hereunder, then, upon demand by such Agent or such Lender, the Borrower shall pay to such Agent or such Lender such additional amounts as will compensate such Agent or such Lender for such increased costs or reductions in amount.

(b) If any Agent or any Lender shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Agent or such Lender or any Person controlling such Agent or such Lender, and such Agent or such Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, such Agent’s or such Lender’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Agent’s or such Lender’s or such other controlling Person’s capital to a level below that which such Agent or such Lender or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letters of Credit or such Agent’s or such Lender’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Agent’s or such Lender’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Agent or such Lender, the Borrower shall pay to such Agent or such Lender from time to time such additional amounts as will compensate such Agent or such Lender for such cost of maintaining such increased capital or such reduction in the rate of return on such Agent’s or such Lender’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 2.21 (except interest payable under this clause (c)) shall bear interest from the date that is ten (10) days after the date of demand by any Agent or any Lender until payment in full to such Agent or such Lender at the Base Rate. A certificate of such Agent or such Lender claiming compensation under this Section 2.21, specifying the event hereinabove described and the nature of such event shall be submitted by such Agent or such Lender to the Administrative Agent and the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Agent’s or such Lender’s reasons for invoking the provisions of this Section 2.21, and shall be final and conclusive absent manifest error.

(d) The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Notwithstanding anything to the contrary in this Section 2.21, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.21 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.

2.22 Taxes.

(a) Any and all payments made by any Loan Party hereunder or under any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties, additions to tax or other liabilities with respect thereto, excluding net income taxes imposed on the Arranger, any Agent or any Lender (or any transferee or assignee thereof (any such entity, “Transferee”)) by the jurisdiction in which such Lender or Transferee is organized or has its principal lending office. If any Loan Party shall be required to deduct any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions, withholdings or liabilities (“Non-Excluded Taxes”) or any Other Taxes from or in respect of any sum payable hereunder to the Agent, any Lender or any Transferee, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional amounts payable under this Section 2.22(a)) the Agent, such Lender or such Transferee shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Loan Party, as promptly as possible thereafter the Loan Party shall send to the Administrative Agent for the account of the relevant Arranger, Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Loan Party showing payment thereof. If the Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Loan Party shall indemnify the Arranger, the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by the Arranger, any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Each Loan Party hereby agrees to hold each Agent and each Lender harmless from and against Non-Excluded Taxes and Other Taxes (including, without limitation, Non-Excluded Taxes and Other Taxes imposed on any amounts payable under this Section 2.22) paid by such Person, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid by a Loan Party within 10 days from the date on which any such Person makes written demand therefor, specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(e) Each Lender and Transferee agrees to file any certificate or document or to furnish to a Loan Party any information as reasonably requested by a Loan Party that may be necessary to establish any available exemption from, or reduction in the amount of, any Non-Excluded Taxes or Other Taxes; provided, however, that nothing in this Section 2.22(e) shall require a Lender or Transferee to disclose any confidential information (including, without limitation, its tax returns or other reports, disclosures or calculations) and would not, in the sole determination of such Lender or Transferee, be otherwise disadvantageous to such Lender or Transferee. Notwithstanding the foregoing, a Lender or Transferee shall not be required to deliver any certificate or document pursuant to this Section 2.22(e) that such Non-U.S. Lender is not legally able to deliver.

(f) If the Administrative Agent or any Lender becomes aware that it has received a refund of, or credit with respect to, any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.22 and the Administrative Agent or such Lender realizes such refund or credit with respect to the taxable year that the additional amount is paid by the Borrower, it shall pay over such net benefit, after tax, of such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.22 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit) as determined in the Administrative Agent’s or such Lender’s sole discretion; provided, that the Borrower, within 10 days after receipt of the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other report, disclosure, calculation or information which it deems confidential) to the Borrower or any other Person.

(g) The obligations of the Loan Parties under this Section 2.22 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.23 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each of them harmless from, any loss or reasonable out of pocket expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (other than, in the case of a delivery of a Borrowing Notice or Eurodollar Notice by the Borrower, as a result of (i) a default by the Administrative Agent or such Lender, (ii) the unavailability of Eurodollar Loans as a result of the application of Section 2.18 or Section 2.24 or (iii) the unavailability of Eurodollar Loans because the Administrative Agent or Majority Facility Lenders in respect of the applicable Facility have determined not to permit additional Eurodollar Loans because an Event of Default shall have occurred and be continuing), (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto including as a result of an Event of Default. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate setting forth in reasonable detail any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.24 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.23.

2.25 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.21, 2.22 or 2.24 (except with respect to Canadian withholding taxes applicable to such Lender (or any of its Transferees) as of the date of this Agreement) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.21, 2.22 or 2.24.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of the Borrower (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be The Toronto-Dominion Bank) for the account of the Borrower. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by a Responsible Officer of the Borrower and delivered to the Issuing Lender and the Administrative Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the currency in which amounts under such Letter of Credit shall be payable, (iii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iv) the expiration date of such Letter of Credit, (v) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (vi) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. It is hereby acknowledged and agreed that each Existing Letter of Credit (including any extension thereof) which is to remain outstanding on the Closing Date shall constitute a “Letter of Credit” for all purposes under this Agreement and the other Loan Documents. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding principal amount of Revolving Credit Loans and Swing Line Loans, or

(ii) the Dollar Equivalent of the Letter of Credit Usage would exceed $35,000,000, or

(iii) the Letter of Credit Usage would exceed the Total Revolving Credit Commitments less the outstanding principal amount of Revolving Credit Loans less the outstanding principal amount of Swing Line Loans.

The Borrower and the Lenders acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars or Canadian Dollars. If the Issuing Lender is obligated to advance funds under a Letter of Credit, the Borrower shall immediately reimburse such L/C Disbursement to the Issuing Lender by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if the Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be a Revolving Credit Loan hereunder and, initially, shall bear interest at the rate then applicable to Revolving Credit Loans that are Base Rate Loans. To the extent an L/C Disbursement is deemed to be a Revolving Credit Loan hereunder, the Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Revolving Credit Loan. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Revolving Credit Lenders have made payments pursuant to Section 3.2 to reimburse the Issuing Lender, then to such Revolving Credit Lenders and the Issuing Lender as their interests may appear.

3.2 L/C Disbursement. Promptly following receipt of a notice of L/C Disbursement pursuant to Section 3.1, each Lender with a Revolving Credit Commitment agrees to fund its Pro Rata Share of any Revolving Credit Loan deemed made pursuant to the foregoing subsection on the same terms and conditions as if the Borrower had requested such Loan and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Credit Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolving Credit Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolving Credit Commitment, and each Lender with a Revolving Credit Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolving Credit Commitment hereby absolutely and unconditionally agrees to pay the Administrative Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in Section 3.1, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender with a Revolving Credit Commitment acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 3.2 shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 5.1 or Section 5.2. If any such Lender with a Revolving Credit Commitment fails to make available to the Administrative Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall pay, and the Administrative Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon as provided in Section 2.16(c) until paid in full.

3.3 Direction. The Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

3.4 Change in Law. Without duplication of any payments made under or pursuant to Section 2.21, if by reason of (a) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (b) compliance by the Underlying Issuer or the Lenders with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority, including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lenders or Agents any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Revolving Credit Lenders of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount received in respect thereof by the Lenders or the Administrative Agent, then, and in any such case, the Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrower, and the Borrower shall pay on demand such amounts as the Administrative Agent may specify to be necessary to compensate the Revolving Credit Lenders and the Administrative Agent for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by the Administrative Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto. Notwithstanding anything to the contrary in this Section 3.4, the Borrower shall not be required to compensate a Lender pursuant to this Section 3.4 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.

3.5 Charges; Fees. Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be reimbursable by the Borrower to the Administrative Agent for the account of the Issuing Lender; it being acknowledged and agreed by the Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

3.6 Cash Collateral. Any cash collateral provided with respect to any Letter of Credit under this Agreement or any other Loan Document shall be provided (a) with respect to any Letter of Credit Usage denominated in Canadian Dollars, in Canadian Dollars, and (b) with respect to any Letter of Credit Usage denominated in Dollars, in Dollars.

3.7 Indemnity. The Borrower hereby agrees to indemnify, save, defend, and hold the Agents and the Lenders harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by any Agent or any Lender arising out of or in connection with any Letter of Credit; provided, however, that the Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender, any other Lender or any Agent. The Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by the Issuing Lender’s interpretations of any L/C issued by the Issuing Lender to or for the Borrower’s account, even though this interpretation may be different from the Borrower’s own, and the Borrower understands and agrees that the Agents and the Lenders shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto except for gross negligence or willful misconduct or failure to pay a Letter of Credit when required to be paid. The Borrower understands that the L/C Undertakings may require the Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by the Borrower against such Underlying Issuer. The Borrower hereby agrees to indemnify, save, defend, and hold the Agents and the Lenders harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by any Agent or any Lender under any L/C Undertaking as a result of any such Agent’s or Lender’s indemnification of any Underlying Issuer; provided, however, that the Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender, any other Lender or any Agent or the failure to pay a Letter of Credit when required to be paid. The Borrower hereby acknowledges and agrees that neither the Agents and the Lenders nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit except for gross negligence or willful misconduct or failure to pay a Letter of Credit when required to be paid.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Arranger, the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent and the Borrower hereby jointly and severally represent and warrant to the Arranger, each Agent and each Lender that:

4.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet of the Parent and its Subsidiaries as at March 31, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof; and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of the Parent and its consolidated Subsidiaries as at March 31, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Parent and its Subsidiaries as at December 31, 2005 and December 31, 2004 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Parent and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Parent and its Subsidiaries as at March 31, 2006, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal period-end adjustments). As of the Closing Date, the Parent and its Subsidiaries do not have any Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph (other than contingent liabilities arising in the ordinary course of business or as disclosed on Schedule 4.1(b)). Except as set forth on Schedule 4.1(b), during the period from December 31, 2005 to and including the date hereof there has been no Disposition by the Parent or its consolidated Subsidiaries of any part of its business or Property with an aggregate Fair Market Value in excess of $2,000,000.

4.2 No Change. Other than as disclosed in the Parent’s public filings that have been filed prior to the Closing Date, since December 31, 2005 there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of the Parent, the Borrower and their respective Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents except the filings referred to in Section 4.20 and filings relating to the exercise of the Lenders’ enforcement rights and remedies hereunder. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Parent or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Parent or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

4.6 No Material Litigation. (a) Except as set forth on Schedule 4.6, on the Closing Date there is no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending or, to the knowledge of any Responsible Officer of the Parent or the Borrower, threatened by or against the Parent or any of its Subsidiaries, or against any of their respective properties or revenues, (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or (b) involving a claim for damages in excess of $1,000,000.

(b) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent or the Borrower, threatened by or against the Parent or any of its Subsidiaries, or against any of their respective properties or revenue, (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. None of the Parent or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Parent and each of its Subsidiaries is the sole owner of, legally and beneficially, and has good marketable and insurable title in fee simple to, or a valid leasehold interest in, all real property necessary for the operation of its business, and good title to, or a valid leasehold interest in, all other Property necessary for the operation of its business, and none of its real property or other Property is subject to any Lien except for Permitted Liens. None of the Pledged Stock is subject to any Lien except for Permitted Liens.

4.9 Intellectual Property.

(a) The Parent and each of its Subsidiaries owns, or holds valid rights to use, all Intellectual Property necessary for the conduct of its business as currently conducted and as currently contemplated to be conducted (the “Material Intellectual Property”). All such rights are free and clear of all Liens (other than Permitted Liens) and are fully assignable by the Parent and each of its Subsidiaries to any Person without payment, consent of any Person or other condition or restriction. No Material Intellectual Property has been abandoned, cancelled or adjudicated invalid or is subject to any decree restricting its use. No material claim, suit, action, reissue, interference, arbitration, mediation, opposition, cancellation or other proceeding has been asserted, decided or is pending or, to the knowledge of any Responsible Officer of the Parent or the Borrower, is threatened, by any Person challenging or questioning the use of any Material Intellectual Property or the validity or effectiveness of any Material Intellectual Property, nor does any Responsible Officer of the Parent or the Borrower know of any valid basis for any such claim except for claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property necessary for the conduct of its business as currently conducted and as currently contemplated to be conducted by the Parent and its Subsidiaries does not infringe on the rights of any Person in any material respect.

(b) The Parent and each of its Subsidiaries, as the case may be, owns or has rights to access and use all IT Systems used to process, store, maintain and operate data, information and functions used in connection with the business or otherwise necessary for the conduct of the business, including systems to operate payroll, accounting, billing/receivables, payables, inventory, asset tracking, customer service and human resources functions. The IT Systems are adequate in all material respects for their intended use and for the operation of the business as currently operated and as currently contemplated to be operated by the Parent and each of its Subsidiaries, and are in good working condition (normal wear and tear excepted). There has not been any malfunction with respect to any of the IT Systems since December 31, 2005 that has not been remedied or replaced in all material respects.

4.10 Taxes. Each Loan Party and each of its Subsidiaries has filed or caused to be filed with the appropriate Governmental Authority all tax returns, statements, forms and reports for taxes (“Returns”) required to be filed and has paid all taxes shown to be due and payable on said Returns and all other taxes, fees, assessments or other charges imposed on the income, operations or Property of each Loan Party or its Subsidiaries by any Governmental Authority (other than (a) any taxes, fees, assessments or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent or its Subsidiaries, as the case may be and (b) Returns required to be filed with respect to the payment of taxes and taxes, in each case, in an aggregate amount not in excess of $1,000,000); and no tax Lien (other than any tax Lien that is a Permitted Lien) has been filed, and, to the knowledge of a Responsible Officer of a Loan Party or its Subsidiaries, no material claim is being asserted, with respect to any such tax, fee or other charge. No Loan Party and no Subsidiary thereof (i) intends to treat the Loans or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation 1.6011-4) or (ii) is aware of any facts or events that would result in such treatment.

4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender, the Administrative Agent, the Parent or the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.

4.12 Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against the Parent or any of its Subsidiaries pending or, to the knowledge of a Responsible Officer of the Parent or the Borrower, threatened that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. All payments due from the Parent or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Parent or the relevant Subsidiary.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred (whether or not waived) during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan that would reasonably be expected to have a Material Adverse Effect, and each Single Employer Plan has been administered in compliance with its terms and the applicable provisions of ERISA and the Code, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred that would reasonably be expected to result in a liability to the Borrower or any Commonly Controlled Entity in excess of $1,000,000, and no Lien in favor of the PBGC or a Single Employer Plan has arisen on the assets of the Borrower or any Commonly Controlled Entity during the five-year period prior to the date on which this representation is made or deemed made. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plan) did not, as determined as of the date of the last annual actuarial valuation prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan by an amount that would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect. No Multiemployer Plan is in Reorganization or Insolvent which Reorganization or Insolvency could result in liability to the Borrower or any Commonly Controlled Entity in excess of $1,000,000 in the aggregate. Neither the Borrower nor any Commonly Controlled Entity nor any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or Section 4975 of the Code with respect to any Single Employer Plan that could result in a liability to the Borrower or any Commonly Controlled Entity in excess of $1,000,000. There are no pending or, to the knowledge of any Responsible Officer of the Parent or the Borrower, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Single Employer Plan or its assets, (ii) any fiduciary with respect to any Single Employer Plan, or (iii) the Borrower or any Commonly Controlled Entity with respect to any Single Employer Plan, except any claim, action, proceeding or lawsuit described in clause (i), (ii) or (iii) that would not reasonably be expected to result in an aggregate liability for all such claims, actions, proceedings or lawsuits in excess of $1,000,000.

4.14 Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other Requirement of Law which to the knowledge of any Responsible Officer of the Parent or the Borrower require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. As of the date hereof, all material, if any, obligations of each Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed pursuant to a Requirement of Law in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) there are no outstanding disputes concerning the assets held under the funding agreements for the Canadian Pension Plans or the Canadian Benefit Plans and (ii) each Canadian Pension Plan is fully funded both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). Schedule 4.14 hereto sets forth as of the Closing Date (x) the current funding status of the Canadian Pension Plans that are defined benefit plans and that are not fully funded on a going concern or solvency basis based on generally accepted actuarial principles and (y) the payment schedule, where a payment schedule is required at law to reduce the unfunded liabilities. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement would not have a Material Adverse Effect. All contributions or premiums required to be made or paid by each Loan Party, if any, to the Canadian Pension Plans or the Canadian Benefit Plans have been made or paid in a timely fashion in accordance with the terms of such plans and all Requirements of Law. All employee contributions to the Canadian Pension Plans or the Canadian Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected and fully paid into such plans in a timely manner. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed in a timely manner.

Each Loan Party has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of Canadian Pension Plans employment insurance and employee income taxes.

4.15 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.16 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.16 constitute all the Subsidiaries of the Parent as of the Closing Date. Schedule 4.16 sets forth as of the Closing Date, the exact legal name (as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation)) of each Subsidiary of the Parent and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party and its Subsidiaries.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to (i) as of the Closing Date, any Capital Stock of the Parent or (ii) any Subsidiary, in the case of clauses (i) and (ii), except as disclosed on Schedule 4.16.

4.17 Use of Proceeds.

(a) The proceeds of the Revolving Credit Loans and the Term Loans C shall be used (i) to repay in full the Existing Credit Facilities outstanding as of the date hereof; (ii) to repay all amounts due under the Receivables Purchase Agreement; (iii) to pay related fees and expenses with respect to the purposes set forth in clauses (i) and (ii); and (iv) to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business.

(b) The proceeds of the Term Loans B shall be used (i) to finance the early exercise of the early purchase option under the Halsey Lease in accordance with its terms; (ii) to refinancing certain intercompany indebtedness owed by the Borrower to the Parent under the Spearfish Note (the “Spearfish Amount”); and (iii) to pay related fees and expenses with respect to the purposes set forth in clauses (i) through (ii).

4.18 Environmental Matters. Other than exceptions to any of the following (i) set forth on Schedule 4.18 or (ii) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Parent and its Subsidiaries: (i) are, and to the knowledge of the executive management of the Parent, within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required to be held by Parent and its Subsidiaries for any of their current or planned operation of their business or for any property owned, leased, or otherwise operated by any of them; (iii) are, and to the knowledge of the executive management of the Parent, within the period of all applicable statutes of limitation have been, in substantial compliance with all of their Environmental Permits; (iv) reasonably believe that each of their Environmental Permits will be timely renewed, without material expense; and (v) do not own or operate any properties that are subject to any Environmental Lien.

(b) To the knowledge of the executive management of the Parent and its Subsidiaries, Materials of Environmental Concern generated by the Parent, or any of its Subsidiaries or any predecessor in interest, are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Parent or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use in recycling or for treatment, storage, or disposal) which is or would reasonably be expected to (i) give rise to liability of the Parent or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Parent’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Parent or any of its Subsidiaries).

(c) There are no Environmental Actions asserted against the Parent or any of its Subsidiaries, or to the knowledge of the executive management of the Parent or any of its Subsidiaries, any predecessor in interest, nor does the executive management of the Parent or any of its Subsidiaries have knowledge of any Environmental Actions that are pending or threatened against the Parent or any of its Subsidiaries.

(d) Neither the Parent nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the United States federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Releases or for the generation, treatment, storage and disposal of any Materials of Environmental Concern.

(e) Neither the Parent nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) To the knowledge of the executive management of the Parent, neither the Parent nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law, relating to any Releases or with respect to any Material of Environmental Concern.

(g) There has been no Release (i) at any of the properties owned or operated by the Parent or any of its Subsidiaries, or to the knowledge of the executive management of the Parent or any of its Subsidiaries, a predecessor in interest which could reasonably be expected to give rise to liability of the Parent or any of its Subsidiaries under applicable Environmental Law, or (ii) to the knowledge of the executive management of the Parent or any of its Subsidiaries, at any disposal or treatment facility which received Materials of Environmental Concern generated by the Parent, any of its Subsidiaries or any predecessor in interest, which would reasonably be expected to give rise to liability of the Parent or any of its Subsidiaries under applicable Environmental Law.

(h) The Parent and its Subsidiaries have delivered to Lender true and complete copies of all environmental reports, studies, investigations or material correspondence regarding any environmental liabilities of the Parent and its Subsidiaries or any environmental conditions at any of the properties which are in possession of the Parent, its Subsidiaries or its agents.

4.19 Accuracy of Information, etc. No statement or information (other than projections, pro forma financial information and “forward-looking” statements) contained in this Agreement, any other Loan Document or any other document, certificate, written statement or formal presentation furnished to the Arranger, the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such presentation, statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading, in any material respect, in light of the circumstances under which such statements were made. The projections, pro forma financial information and “forward-looking” statements contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected or anticipated results set forth therein by a material amount. As of the Closing Date, there is no fact known to any Responsible Officer of any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in other documents, certificates and statements furnished to the Arranger, the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.20 Security Documents. (a) Each Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, an enforceable security interest in the Collateral described therein and proceeds and products thereof. Each Canadian General Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, an enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Shares described in the Pledge and Security Agreements, when any stock certificates representing such Pledged Shares and related stock powers are delivered to the Collateral Agent, and in the case of the other Collateral described in the Pledge and Security Agreements and the Canadian General Security Agreements, when financing statements in appropriate form are filed in the offices specified on Schedule 4.20(a)-1 (which financing statements have been duly completed and delivered to the Collateral Agent or are in electronic form and have been transmitted to the Collateral Agent) and such other filings and actions as are specified in Section 5(m) of the Pledge and Security Agreements have been completed (all of which filings and actions have been duly completed), each Pledge and Security Agreement and Canadian General Security Agreement shall constitute a valid and fully perfected Lien on, and, as applicable, security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Permitted Liens). Schedule 4.20(a)-2 lists each financing statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the Borrower will have delivered to the Collateral Agent, or caused to be filed, duly completed termination statements or termination statements in electronic form, as applicable, in respect of each financing statement listed in Schedule 4.20(a)-2.

(b) Each of the Mortgages when delivered will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, an enforceable Lien on the mortgaged properties described therein and, when filed in the recording office designated by the Borrower, shall constitute a validly registered Lien on all right, title and interest of the Loan Parties in the mortgaged properties described therein, as security for the Obligations, in each case prior and superior in right to any other Person (other than Persons holding Permitted Liens).

4.21 Solvency. The Loan Parties, taken as a whole, are, as of the date of this Agreement, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will continue to be, Solvent.

4.22 Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) general liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 4.22 sets forth a list of all insurance maintained by each Loan Party on the Closing Date.

4.23 Real Estate. As of the Closing Date, Schedule 4.23 sets forth a true, complete and correct, in all material respects, list of all real property (i) owned by any Loan Party or its Subsidiaries in fee simple or (ii) leased or otherwise held by any Loan Party or its Subsidiaries.

4.24 Post-Closing Transactions. Schedule 4.24 sets forth a complete description of the steps to be taken with respect to the daylight loan to the Borrower and the related dividend to the Parent and loan by the Parent to the Borrower (collectively, the “Post-Closing Transactions”).

4.25 Location of Bank Accounts. Schedule 4.25 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

4.26 Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 4.26 sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) if applicable, the federal employer identification number of each Loan Party.

4.27 Canadian Loan Parties. On the Closing Date, immediately prior to giving effect to the transactions contemplated by this Agreement (including the execution and delivery of the Halsey Lease Termination Documentation), no Canadian Loan Party owns or leases any property which is located in the United States.

4.28 Restricted Subsidiaries. On the Closing Date, immediately prior to giving effect to the transactions contemplated by this Agreement, and after the Closing Date (i) no Loan Party is a Restricted Subsidiary (as defined in the 8 3/8% Debenture Indenture and the 8 3/8 Senior Notes Indenture) and (ii) the Parent does not own any Principal Property (as defined in the 8 3/8% Debenture Indenture and the 8 3/8 Senior Notes Indenture).

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, or waiver in accordance with Section 10.1, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Agents shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Parent and the Borrower, respectively, (ii) signed counterpart signature pages (or facsimiled copies thereof, which shall be enforceable as an original) of this Agreement delivered by each Agent and Lender listed on the signature pages hereof, (iii) the Fee Letter, executed and delivered by a duly authorized officer of the Borrower and each Agent, (iv) the Guaranty, executed and delivered by a duly authorized officer of the Parent and each other Guarantor, each Pledge and Security Agreement, executed and delivered by a duly authorized officer of the Borrower, the Parent and each other Guarantor, and each Canadian General Security Agreement, executed and delivered by a duly authorized officer of the Parent, the Borrower and each other Canadian Loan Party, (v) each other Security Document, in each case executed and delivered by a duly authorized officer of each party thereto, and (vi) each other Loan Document, in each case executed and delivered by a duly authorized officer of each party thereto.

(b) Financial Statements; Projections. The Lenders shall have received (i) audited consolidated financial statements of the Parent and its Subsidiaries for the 2005 and 2004 fiscal years, (ii) unaudited interim consolidated financial statements of the Parent and its Subsidiaries for the quarterly period ended March 31, 2006, (iii) the Pro Forma Balance Sheet, in each case, certified by the chief financial officer of the Parent to present fairly in all material respects, in conformity with GAAP, the Parent’s consolidated financial condition as of the date thereof and its consolidated results of operations and cash flows for the period then ended, and (iv) projections for the Parent and its Subsidiaries for fiscal years 2006 through 2008, in form and substance reasonably satisfactory to the Agents.

(c) Approvals. All governmental and third party approvals necessary in connection with the financing hereunder and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(d) Related Agreements. The Agents shall have received (in a form reasonably satisfactory to the Agents), true and correct copies, certified as to authenticity by the Borrower of (i) the agreement pursuant to which the Borrower will pay the Spearfish Amount to the Parent and refinance the Spearfish Note, (ii) the Halsey Lease Termination Documentation, (iii) the agreements to be entered into with respect to the Post-Closing Transactions (the “Post-Closing Documentation”) (to the extent available), and (iv) such other documents or instruments as may be reasonably requested by the Agents.

(e) Fees. The Lenders, the Arranger, the Syndication Agent and the Agents shall have received all fees required to be paid (including, without limitation, the fees set forth in the Fee Letter), and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to each of the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent and the Collateral Agent on or before the Closing Date.

(f) Solvency Certificate. The Lenders shall have received a solvency certificate, in form and substance reasonably satisfactory to the Agents.

(g) Lien Searches. The Agents shall have received the results of a recent lien search in each jurisdiction or office as reasonably determined by the Agents, and the Agents shall be satisfied with the results of such lien searches, including with the fact that the Collateral is not subject to any Liens other than Permitted Liens or such Liens as the Lenders have approved prior to the date hereof.

(h) Closing Certificate. The Agents shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(i) Other Certifications. The Agents shall have received the following:

(i) a copy of the charter of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter of such Loan Party and each amendment thereto on file in such office and, if available, certifying that (A) such amendments are the only amendments to such Loan Party’s charter on file in such office, (B) such Loan Party has paid all franchise taxes to the date of such certificate (except in the case of the Canadian Loan Parties with respect to which no such certification is available) and (C) such Loan Party is duly organized and in good standing under the laws of such jurisdiction;

(iii) an electronic confirmation (other than in the case of the Canadian Loan Parties with respect to which no such electronic confirmation is available) from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each such Loan Party is organized certifying that such Loan Party is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit; prepared by, or on behalf of, a filing service reasonably acceptable to the Agents; and

(iv) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of Applicable Jurisdictions dated reasonably near the date of the initial extension of credit, stating that each Loan Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and electronic confirmation (other than in the case of the Canadian Loan Parties with respect to which no such electronic confirmation is available), from the Secretary of State or other applicable Governmental Authority of each such Applicable Jurisdiction on the date of the initial extension of credit as to the due qualification and continued good standing of each such Person as a foreign corporation or entity in each such Applicable Jurisdiction on or about such date, prepared by, or on behalf of, a filing service reasonably acceptable to the Agents.

(j) Legal Opinions. The Agents shall have received the following executed legal opinions:

(i) the legal opinion of Latham & Watkins LLP, special counsel to the Parent and its Subsidiaries, substantially in the form of Exhibit E-1;

(ii) the legal opinion of Borden Ladner Gervais LLP, Canadian counsel to the Parent and its Subsidiaries, substantially in the form of Exhibit E-2, and which shall include such tax opinions reasonably satisfactory to the Agents and their counsel; and

(iii) the legal opinion of local counsel in Oregon and South Dakota, substantially in the form of Exhibit E-3, respectively.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Agents may reasonably require.

(k) Canada Revenue Agency Ruling. The Canada Revenue Agency shall have issued a ruling to the Borrower’s Canadian counsel in scope and substance reasonably satisfactory to Lenders’ Canadian counsel.

(l) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares and units of Capital Stock pledged pursuant to each Pledge and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, in form and substance satisfactory to the Agents, duly executed by any issuer of Capital Stock pledged pursuant to any Pledge and Security Agreement that is not itself a party to any such agreement and (iii) each promissory note pledged pursuant to any Pledge and Security Agreement or any Canadian General Security Agreement, as applicable, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank reasonably satisfactory to the Collateral Agent) by the pledgor thereof.

(m) Filings, Registrations, Recordings and Other Documents. Each document or electronic filing required by the Security Documents or under law or reasonably requested by the Agents to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.

(n) Insurance. The Agents shall have received insurance certificates satisfying the requirements of this Agreement and Section 6(e) of each Pledge and Security Agreement.

(o) Due Diligence. The Agents shall have completed their business, financial, legal, environmental and collateral due diligence with respect to each Loan Party, including, but not limited to, a collateral review and review of the Borrower’s books and records, review of the Borrower’s business plan, UCC and PPSA, tax and litigation searches, and the results thereof shall be acceptable to the Agents, in their reasonable discretion.

(p) Capital Structure. The Agents shall be satisfied, in their reasonable discretion, with the capital structure of the Parent and its Subsidiaries, the terms of any outstanding indebtedness as of the date hereof of the Parent and its Subsidiaries and the ability of the lenders thereunder to exercise their remedies under the terms of any such indebtedness.

(q) Availability. After giving effect to all Loans to be made on the Closing Date and the Letters of Credit to be issued on the Closing Date, the Availability shall not be less than $25,000,000. The Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Borrower certifying as to the calculation of Availability.

(r) No Proceedings. On the Closing Date there is no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority pending or, to the knowledge of any Responsible Officer of the Parent or the Borrower, threatened by or against the Parent or any of its Subsidiaries, or against any of their respective properties or revenues, (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or (b) except as set forth on Schedule 4.6, involving a claim for damages in excess of $1,000,000.

(s) Cash Management System. The Collateral Agent and each Agent shall be satisfied in its reasonable discretion with, the cash management system of the Loan Parties and shall have received each depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance reasonably satisfactory to the

Agents, as the Agents may reasonably request with respect to the Loan Parties’ cash management system.

(t) Existing Credit Facilities. The total commitments in respect of the Indebtedness under the Existing Credit Facilities shall have been terminated, and all loans and indebtedness with respect thereto shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated or collateralized in a manner reasonably acceptable to the Agents and the issuers of any such letters of credit, all other amounts owing pursuant to the Indebtedness under the Existing Credit Facilities shall have been repaid in full, and the creditors in respect of the Indebtedness under the Existing Credit Facilities shall have terminated and released all security interests and Liens on the assets owned by the Parent and its Subsidiaries.

(u) Halsey Lease. The Halsey Lease shall have been terminated and the Halsey Lease Termination Documentation shall have been entered into and be effective.

(v) Receivables Purchase Agreement. The total commitments in respect of the Indebtedness under the Receivables Purchase Agreement shall have been terminated, and all loans and indebtedness with respect thereto shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated or collateralized in a manner reasonably acceptable to the Agents and the issuers of any such letters of credit, all other amounts owing pursuant to the Indebtedness under the Receivables Purchase Agreement shall have been repaid in full, and the creditors in respect of the Indebtedness under the Receivables Purchase Agreement shall have terminated and released all security interests and Liens on the assets owned by the Parent and its Subsidiaries.

(w) Management Reference Checks. The Agents shall have received reasonably satisfactory reference checks for key management of each Loan Party.

(x) Eligible Foreign Accounts Credit Insurance. The Administrative Agent shall have received (i) a copy of the Eligible Foreign Accounts Credit Insurance policy, which policy shall be in full force and effect and shall provide that it is effective through at least June 1, 2007 and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent, (ii) satisfactory evidence of the payment of the premiums for such policy, and (iii) a collateral assignment of such policy, or a loss payable endorsement with respect to such policy, in each case reasonably acceptable to the Administrative Agent.

(y) Existing Letter of Credit. The Administrative Agent shall have received a copy of each of the Existing Letters of Credit.

(z) Miscellaneous. The Agents shall have received such other documents, instruments, approvals, agreements, certificates and information as they shall reasonably request, each reasonably satisfactory in form and substance to the Lenders.

Each Lender, by delivering its signature page to this Agreement or an Addendum and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(b) No Default. No Default or Event of Default shall exist and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Base. In the case of each Revolving Extension of Credit, the Administrative Agent shall be satisfied in its Permitted Discretion that, after giving effect thereto, the Borrowing Base shall not be less than the Total Revolving Extensions of Credit.

(d) Notices. The Agents shall have received a Borrowing Notice as required by Section 2.3 and 2.6, as applicable.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Parent and the Borrower each hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than any Letter of Credit that has been cash collateralized in accordance with the terms of this Agreement or as to which the Borrower has provided an Acceptable Backup Letter of Credit to be held by the Administrative Agent for the benefit of the Issuing Bank and the Revolving Credit Lenders) or any Loan or other amount is owing to any Lender, any Agent or the Arranger hereunder, that it shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to each Agent and each Lender, from time to time:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent, a copy of the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, and accompanied by a report and an unqualified opinion with respect to the matters set forth below, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.1);

(b) as soon as available, but in any event not later than 45 days after the end of each fiscal quarter of the Parent, the unaudited consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating balance sheets of the Parent and its Subsidiaries as at the end of such quarter and the related unaudited consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by the chief financial officer of the Parent to present fairly in all material respects, in conformity with GAAP, the Parent’s consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating financial condition as of the date thereof and its consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating results of operations and cash flows for the period then ended (subject to year end audit adjustments and absence of footnotes); and

(c) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries, internally prepared consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating balance sheets, consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating statements of income and cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such fiscal month, all in reasonable detail and be certified by the chief financial officer of the Parent as fairly presenting, in all material respects, its consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating financial condition as at the end of such fiscal month and its consolidated and, with respect to the lumber and pulp divisions of the Parent and its Subsidiaries, consolidating results of operations and cash flows for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to year-end audit adjustments and the absence of footnotes;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of interim financial statements, to year-end audit adjustments and absence of footnotes) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (a), to the relevant Lender:

(a) concurrently with the delivery of the financial statements required by Section 6.1(a), a statement of the independent certified public accountants reporting on such financial statements to the effect that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such statement shall be limited to the items that independent certified public accountants are permitted to cover in such statement pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) other than in connection with the delivery of the financial statements required by Section 6.1(c), a Compliance Certificate containing all information and calculations necessary for determining compliance by the Parent and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (y) to the extent not previously disclosed to the Agents, in writing, a listing of any jurisdiction where any Loan Party keeps inventory or equipment with a Book Value in excess of $500,000 at any one location and of any registered Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) UCC or PPSA financing statements or other filings or actions specified in such Compliance Certificate as being required to be delivered or taken therewith;

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year that is the final budget presented to the board of directors of the Parent (including a projected consolidated balance sheet of the Parent and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), (A) prepared on a quarterly basis and otherwise in form reasonably satisfactory to the Agents, for the immediately succeeding fiscal year for the Parent and its Subsidiaries and (B) as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall, in each case, be accompanied by (i) a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect and (ii) a schedule in the form attached hereto as Schedule 6.2(c) setting forth the calculations and information necessary to determine whether the Applicable Term Margin will be increased in accordance with the definition of such term;

(d) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e) no later than five Business Days or such lesser period of time as the Agents may agree prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Existing Indenture or the governing documents of any Loan Party;

(f) within five Business Days after the same are sent, copies of all financial statements and reports that the Parent or any of its Subsidiaries sends to the holders of any class of its debt securities or public equity securities generally and, within five days after the same are filed, copies of all financial statements and reports that the Parent or any of its Subsidiaries may make to, or file with, the SEC;

(g) promptly after the receipt thereof, any notice (i) that any or all of the obligations under any Existing Indenture have been accelerated, or (ii) that the trustee or the required holders with respect to any of the Existing Notes has given notice that any or all such obligations are to be accelerated;

(h) provide the Agents with each of the reports set forth on Schedule 6.2(h) (collateral reporting and foreign credit insurance reporting) at the times specified therein. In addition, the Borrower agrees to cooperate fully with the Agents to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above;

(i) promptly, and in any event no later than five Business Days after the execution thereof, copies of the Post-Closing Documentation; and

(j) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 [Reserved].

6.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all necessary action to maintain all rights, privileges, franchises, Permits and licenses necessary in the proper conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent the failure to do so would not reasonable be expected to have a Material Adverse Effect; and (b) to the extent not in conflict with this Agreement or the other Loan Documents, comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all Property and systems necessary in its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance with financially sound and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agents; provided, that, such insurance shall be deemed to be satisfactory to the Agents, if the insurance maintained by the Parent and its Subsidiaries is at least in substantially similar amounts and covering similar risks as the insurance maintained by the Loan Parties on the Closing Date. All policies covering the Collateral are to be made payable to the Collateral Agent, or such other Person as the Collateral Agent may designate from time to time, for the benefit of the Lenders, as their interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation (or 10 days’ prior written notice in the case of cancellation for failure to pay premium). If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which entries, to permit financial statements to be prepared in accordance with GAAP, shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and, at the Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or to discuss the business, operations, properties and financial and other condition of the Parent and its Subsidiaries with officers and employees of the Parent and its Subsidiaries and with their respective independent certified public accountants; provided that, in the absence of an Event of Default, (i) each Agent shall provide the Borrower or Parent, as applicable, with reasonable written notice prior to any visit or inspection and (ii) a representative of the Loan Parties shall be given the opportunity to be present for any discussion with their independent public accountants. The Borrower agrees to pay (a) $1,000 per day per examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (b) the out-of-pocket cost of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agents; provided that, in the absence of an Event of Default, the Borrower shall not be obligated to pay for more than four audits, one valuation and one other visit in any 12 month period; provided, however, that after the occurrence and during the continuance of an Event of Default, the Borrower shall pay for all audits, valuations and visits. Upon the request of the Borrower, the Administrative Agent shall provide the Borrower with a reasonably detailed report of any expenses or costs referred to in this Section 6.6, provided that Administrative Agent shall have the right to charge the Loan Account prior to giving such invoice to the Borrower.

6.7 Notices. Promptly give notice to the Agents and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation or proceeding affecting the Parent or any of its Subsidiaries in which the amount involved is at least $1,500,000 or in which injunctive or similar relief is sought and such injunctive relief, if granted, would reasonably be expected to have a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 15 days after a Responsible Officer of the Borrower or the Parent knows or has reason to know thereof: (i)(A) the occurrence of any Reportable Event with respect to any Single Employer Plan or any similar or analogous event with respect to any Canadian Benefit Plan or Canadian Pension Plan, (B) a failure by the Borrower or any Commonly Controlled Entity to make any required contribution to a Plan, a Canadian Benefit Plan or a Canadian Pension Plan, (C) the creation of any Lien on assets of the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or any similar or analogous event with respect to any Canadian Benefit Plan or Canadian Pension Plan or (D) any complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, or any similar or analogous event with respect to any Canadian Benefit Plan or Canadian Pension Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity to terminate any Plan or any similar or analogous event with respect to any Canadian Benefit Plan or Canadian Pension Plan, (iii) any notice and demand of withdrawal liability from any Multiemployer Plan with respect to the complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from any Multiemployer Plan, or any notice from any Multiemployer Plan of the termination, Reorganization or Insolvency of such Multiemployer Plan or any similar or analogous event with respect to any Canadian Benefit Plan or Canadian Pension Plan, or (iv) an accumulated funding deficiency has been incurred by the Borrower or any Commonly Controlled Entity or an application has been made by the Borrower or any Commonly Controlled Entity to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Single Employer Plan or any similar or analogous event or application has occurred or been made with respect to any Canadian Benefit Plan or Canadian Pension Plan;

(d) as soon as possible and in any event within 15 days of obtaining knowledge thereof: any notice that any Governmental Authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, a Loan Party; and

(e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply with, and ensure that all tenants and subtenants obtain, maintain and comply in all material respects with, any and all Environmental Permits, and shall provide to the Agents documentation of such compliance which any Agent reasonably requests;

(b) Conduct and complete all investigations, studies, sampling and testing, and all Remedial Actions reasonably required of the Parent or any of its Subsidiaries under Environmental Laws and promptly respond to all Environmental Actions by any Governmental Authorities;

(c) Promptly notify the Agents of any Release of a Material of Environmental Concern in excess of any reportable quantity and requiring a Remedial Action, and take such Remedial Actions reasonably required under Environmental Laws to abate said Release; and

(d) Promptly provide the Agents with written notice within ten (10) days of the receipt of any:

(i) notice that an Environmental Lien has been filed against real or personal property of the Parent or Subsidiary;

(ii) a notice of any Environmental Action which would be reasonably be expected to subject the Borrower to Environmental Costs of $1,500,000 or more; and

(iii) commencement of an Environmental Action or written notice that an Environmental Action will be filed against the Parent or its Subsidiaries which is reasonably expected to have a Material Adverse Effect on the Parent or its Subsidiaries.

6.9 [Reserved].

6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by any Loan Party (other than any Property subject to a Lien permitted by Section 7.3(f) or Section 7.3(g)) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments or supplements to the Pledge and Security Agreements, the Canadian General Security Agreements or such other documents as the Collateral Agent deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property, including without limitation, the filing of financing statements in such jurisdictions as may be required by any Pledge and Security Agreement and any Canadian General Security Agreement or by law or as may be reasonably requested by the Collateral Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by a Loan Party (other than any real property subject to a Lien permitted by Section 7.3(f) or Section 7.3(g)), promptly, and in any event within 30 days after the acquisition thereof, (i) execute and deliver a first priority Mortgage (subject to Permitted Liens) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Collateral Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) and (y) any consents or estoppels reasonably deemed necessary by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c) With respect to any new U.S. or Canadian Subsidiary created or acquired after the Closing Date, by any Loan Party, promptly, and in any event within 15 days after such creation or acquisition, (i) execute and deliver to the Collateral Agent such amendments or supplements to the Pledge and Security Agreements as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned directly by a Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guaranty and a Pledge and Security Agreement and/or to execute a Canadian General Security Agreement, as required by the Collateral Agent and (B) to take such actions necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Documents with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by any Security Document or by law or as may be requested by the Collateral Agent, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(d) With respect to any new Subsidiary of the Parent organized in a jurisdiction other than the United States or Canada that is created or acquired after the Closing Date by a Loan Party, promptly, and in any event within 15 days after such creation or acquisition, (i) execute and deliver to the Collateral Agent such amendments or supplements to the Pledge and Security Agreements as the Collateral Agent deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned directly by a Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, and take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien of the Collateral Agent thereon, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

6.11 Borrowing Base Certificate. In the case of the Borrower, deliver or cause to be delivered to the Administrative Agent and Collateral Agent, at the Borrower’s expense, the

Borrowing Base Certificate (a) at any time that the Revolving Credit Facility Utilization is equal to or less than $25,000,000, on a monthly basis and in no event later than 20 days after the end of each such month or more frequently as the Collateral Agent or the Administrative Agent may reasonably request, and (b) at any time that the Revolving Credit Facility Usage is greater than $25,000,000, on a weekly basis and in no event later than 3 Business Days after the end of each week or more frequently as the Administrative Agent may reasonably request, in each case supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may reasonably request from time to time, provided that (i) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents to but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents, unless any Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Borrower and (ii) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, such Agent’s Permitted Discretion shall control. The Borrower shall also deliver to the Administrative Agent and Collateral Agent such other reports, statements and reconciliations with respect to the Borrowing Base or the Collateral as either of them shall from time to time request in its reasonable discretion.

6.12 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 4.17.

6.13 Pension and Benefit Plans.

(a) ERISA. The Parent and the Borrower will cause to be delivered to the Agents, promptly upon the Agents’ written request, any or all of the following: (i) a copy of each material Plan and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and the most recent summary plan description (and any summaries of material modifications) thereof that have been distributed to employees or former employees of the Parent or any of its Subsidiaries; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Single Employer Plan; (iii) for the three most recent plan years preceding the Agents’ request, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) a listing of all Multiemployer Plans, with the aggregate amount of the most recently completed twelve (12) calendar months of contributions required to be made by the Borrower or any Commonly Controlled Entity to each such Plan and copies of the collective bargaining agreements requiring such contributions; (v) any written information that has been provided to the Borrower or any Commonly Controlled Entity regarding withdrawal liability under any Multiemployer Plan; (vi) the aggregate amount of payments made by the Borrower or any Commonly Controlled Entity under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) to any retired employees of the Parent or any of its Subsidiaries (or any dependents thereof) during the most recently completed fiscal year of the Borrower; and (vii) documents reflecting any agreements between the PBGC and the Borrower or any Commonly Controlled Entity with respect to any Plan.

(b) Canadian Benefit and Pension Plans.

(i) The Parent and the Borrower will cause to be delivered to the Agents, promptly upon the Agents’ written request, a copy of each Canadian Benefit Plan and Canadian Pension Plan (or, where any such Canadian Benefit Plan or Canadian Pension Plan is not in writing, a complete description of all material terms thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of the Loan Parties.

(ii) The Parent and the Borrower shall use their commercially reasonable efforts to obtain and to provide the Agents with written confirmation from the applicable Governmental Authorities that each Canadian Pension Plan adopted by any Loan Party which is required to be registered under the Income Tax (Canada) or any other Requirement of Law has been registered. From and after the adoption and registration of any Canadian Pension Plan and subject to any power or right to terminate a Canadian Pension Plan in whole or in part, each Loan Party shall use commercially reasonable efforts to ensure that the plan retains its registered status under and is administered in all material respects in accordance with the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and all other Requirements of Law.

(iii) The Parent and the Borrower shall cause all reports and disclosures relating to any Canadian Pension Plan that are required by the plan or any Requirement of Law to be filed or distributed in a timely manner.

(iv) The Parent and the Borrower shall cause each Loan Party to perform in all material respects all obligations (including (if applicable), funding, investment and administration obligations) required to be performed by it in connection with each Canadian Pension Plan and Canadian Benefit Plan and the funding media therefor; make all contributions and pay all premiums required to be made or paid by it in accordance with the terms of the plan and all Requirements of Law and withhold by way of authorized payroll deductions or otherwise collect and pay into the plan all employee contributions required to be withheld or collected by it in accordance with the terms of the plan and all Requirements of Law; and ensure that, to the extent that the Loan Party has a Canadian Pension Plan which is a defined benefit pension plan, that such plan is fully funded, both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with GAAP) in accordance with Requirements of Law.

6.14 Payment of Taxes. Each Loan Party and each of its Subsidiaries will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or Properties, in each case on a timely basis (after taking into account all extensions or grace periods with respect thereto, if any, under applicable law), and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of a Loan Party or its Subsidiaries; provided, however, that neither a Loan Party nor its Subsidiaries shall be required to pay any such tax, assessment charge, levy or claim (i) which is being contested in good faith by proper proceeding if adequate reserves with respect thereto are maintained on the books of the Loan Party or its Subsidiaries in accordance with GAAP or (ii) which, together with all other unpaid taxes, assessments, charges, levies or claims, does not exceed $1,000,000 in the aggregate.

6.15 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent, as applicable, may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or, to the extent provided in Section 6.10, with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by any Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that such Agent or such Lender may be required to obtain from the Parent or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.16 Change in Collateral; Collateral Records. Give the Collateral Agent written notice (i) not less than 10 Business Days prior to any change in the location of any Collateral, other than to locations with respect to which the Collateral Agent has filed financing statements or otherwise has fully perfected its Liens thereon, and (ii) promptly, and in any event no later than 5 Business Days after any change in the location of any Collateral to locations with respect to which the Collateral Agent has not filed financing statements or otherwise has fully perfected its Lien thereon, other than to locations set forth on Schedule 6.16.

6.17 Landlord Waivers; Collateral Access Agreements. At any time any Collateral is located on any real property which is not owned by a Loan Party, either (i) obtain a Collateral Access Agreement, under which the applicable landlord or owner of such real property agrees to (x) subordinate all present and future Liens which the owner or lessor of such premises may be entitled to assert against the Collateral and (y) provide access to Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default or (ii) inform the Administrative Agent that it has decided not to seek a Collateral Access Agreement, in which case the Administrative Agent may, in its Permitted Discretion, establish such reserves to the Borrowing Base as it deems necessary with respect to any such Collateral.

6.18 Wells Fargo Bank Cash Management Agreements. Within 10 Business Days of the Closing Date, deliver to the Agents each depository account, blocked account and lockbox account agreement, each in form and substance reasonably satisfactory to the Agents, as the Agents may reasonably request with respect to the Loan Parties’ deposit accounts maintained at Wells Fargo Bank, NA.

SECTION 7. NEGATIVE COVENANTS

The Parent and the Borrower each hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit (other than any Letter of Credit that has been cash collateralized in accordance with the terms of this Agreement or as to which the Borrower has provided an Acceptable Backup Letter of Credit to be held by the Administrative Agent for the benefit of the Issuing Bank and the Revolving Credit Lenders) remains outstanding or any Loan or other amount is owing to any Lender, any Agent or the Arranger hereunder, each of the Parent and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Permit Consolidated EBITDA of the Parent and its Subsidiaries for the periods set forth on Schedule 7.1 to be less than the applicable amount set forth for such period on Schedule 7.1.

(b) Permit the Consolidated Leverage Ratio for the periods set forth on Schedule 7.1 to be greater than the applicable ratio set forth for such period on Schedule 7.1.

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document or any Obligation of the Borrower under any Bank Product Agreement;

(b) Indebtedness (i) of the Borrower to the Parent or any other Loan Party, (ii) of any Guarantor (other than the Parent) to the Borrower, the Parent or any other Loan Party and (iii) of the Parent to any other Loan Party, which Indebtedness shall be deemed to constitute a Restricted Payment subject to the limitations set forth in Sections 7.6(c), (d) or (e), provided that with respect to each of clauses (i), (ii) and (iii) above, (w) such Indebtedness is subject to the terms and conditions of the Intercompany Subordination Agreement, (x) such Indebtedness is evidenced by an intercompany note, in form and substance reasonably satisfactory to the Collateral Agent, and subject to the first priority security interest of the Collateral Agent, (y) such intercompany note is delivered (together with an endorsement allonge) to the Collateral Agent, and (z) to the extent such Indebtedness is incurred in connection with the Post-Closing Transactions, the Post-Closing Documentation entered into in connection therewith is in form and substance reasonably satisfactory to the Agents;

(c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

(d) Indebtedness that is outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof, other than capitalizing any fees, expenses, penalties and premiums);

(e) Guarantee Obligations made in the ordinary course of business by the Parent or any of its Subsidiaries of obligations of the Borrower or any Guarantor permitted hereunder;

(f) Indebtedness with respect to cash management arrangements in the ordinary course of business of the Parent or any of its Subsidiaries;

(g) Indebtedness issued to insurance companies, or their Affiliates, to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by a Loan Party in the ordinary course of business;

(h) Indebtedness and obligations owing under any Hedge Agreement permitted by Section 7.16;

(i) Indebtedness arising under any performance or surety bond or arising under any indemnity agreement relating thereto entered into in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $20,000,000;

(j) Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees to purchase or redeem Capital Stock in an aggregate amount at any time outstanding not to exceed $1,000,000 so long as such Indebtedness is subordinated to the Obligations on terms and conditions satisfactory to the Collateral Agent;

(k) Indebtedness disclosed on Schedule 4.24; provided, that the Post-Closing Documentation entered into in connection therewith is in form and substance reasonably satisfactory to the Agents;

(l) Indebtedness of a Person that exists at the time such Person is acquired by the Parent or any Subsidiary pursuant to a Permitted Acquisition so long as (i) such Indebtedness is not incurred by such Person, the Parent or such Subsidiary in contemplation of (or in connection with) a Permitted Acquisition, (ii) such Indebtedness is not otherwise prohibited pursuant to the definition of the term “Permitted Acquisition”, and (iii) the aggregate principal amount of all such Indebtedness at any time outstanding does not exceed $1,000,000; and

(m) the incurrence by the Parent or Subsidiary of additional unsecured Indebtedness (including in respect of overdraft protection and Guarantee Obligations in the ordinary course of business) not otherwise permitted hereunder in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $5,000,000.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of a Loan Party or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, builders’, materialmen’s, repairmen’s, woodworkers’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained in the books of the applicable Loan Party, in conformity with GAAP;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits by or on behalf of the Parent or any of its Subsidiaries, to secure the performance of bids, trade contracts (other than for the payment of money), leases, statutory obligations, appeal bonds and other obligations of a like nature incurred in the ordinary course of business, so long as the aggregate amount of all such deposits (excluding the deposits permitted by clause (r) below) at any one time outstanding does not exceed $3,000,000;

(e) reservations in original grants from the Crown, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount, do not secure obligations for the payment of money and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Parent or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Parent or any of its Subsidiaries incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 90 days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, and (iii) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price of such fixed or capital asset;

(h) [reserved];

(i) Liens created pursuant to the Security Documents;

(j) any interest or title of a lessor under any lease entered into by the Parent or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(k) Liens in connection with attachments or judgments in circumstances not constituting an Event of Default under Section 8(i);

(l) Liens arising by operation of law consisting of customary and ordinary course rights of setoff upon deposits of cash in favor of banks or other depository institutions in the ordinary course of business;

(m) Liens on unearned premiums in respect of insurance policies securing insurance premium financing permitted under Section 7.2(g);

(n) assignments of insurance or condemnation proceeds to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease, in each case to the extent made or incurred in the ordinary course of business;

(o) deposits with suppliers in the ordinary course of business in an aggregate amount not to exceed $10,000,000 at any time;

(p) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement permitted hereunder to the extent that the aggregate amount of all such cash earnest money deposits do not exceed $1,000,000 at any time;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) deposits (excluding the deposits permitted by clause (d) above) by or on behalf of the Parent or any of its Subsidiaries, to secure Indebtedness permitted by Section 7.2(i);

(s) Liens to secure Indebtedness permitted by Section 7.2(l);

(t) deposits and letters of credit securing obligations under Hedge Agreements permitted by Section 7.16 and cash management arrangements permitted by Section 7.2(f);

(u) any renewal or replacement (or successive renewals or replacements), in whole or in part, of any Lien referred to in this Section 7.3; provided that such renewal or replacement Lien (i) shall be limited to all or a part of the property which secured the Lien so renewed or replaced (plus improvements on such property), and (ii) shall not secure any increase in the principal amount of any obligations originally secured by the Lien so renewed or replaced; and

(v) Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate book value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $3,000,000 at any one time.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Solvent Subsidiary of the Parent (other than the Borrower) may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Guarantor

(provided that (i) such Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Guarantor and the Borrower shall comply with Section 6.10 in connection therewith);

(b) any Subsidiary that is not a Guarantor may be merged or consolidated with or into any other Subsidiary that is not a Guarantor;

(c) any Subsidiary of the Parent may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Guarantor; and

(d) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation to the extent that such structuring would not otherwise violate the terms of this Agreement.

7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Parent, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, worn out or surplus Property (other than surplus real property and other than surplus inventory) in the ordinary course of business (including the abandonment or termination of leasehold interests in the ordinary course of business);

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Guarantor;

(e) the Disposition of property or assets from one Loan Party to another Loan Party; provided, that prior to or simultaneously with any such Dispositions, all actions (including all actions required by the Collateral Agent) shall be taken to insure the continued perfection and priority of the Liens created by the Security Documents on such property and assets;

(f) the Disposition of any assets (other than Capital Stock of Subsidiaries of the Parent); provided that (i) such sale, lease or other disposition shall be for Fair Market Value, (ii) the cash consideration received in respect thereof shall be not less than 75% of such Fair Market Value, and (iii)(a) the aggregate proceeds received from all assets so sold, leased or disposed of in any fiscal year (except as otherwise permitted by this Section 7.5), shall not exceed $2,500,000 per fiscal year and (b) to the extent that the Loan Parties request the consent of the Lenders to make Dispositions in addition to the Dispositions otherwise permitted by this Section 7.5, the Lenders agree to consider such additional Dispositions in good faith based upon the projected cash flow of the Parent and its Subsidiaries on a pro forma basis after giving effect to such Disposition, the consideration proposed to be received for the assets being Disposed of, and the projected Consolidated EBITDA and Consolidated Leverage Ratio of the Parent and its Subsidiaries on a pro forma basis after giving effect to such Disposition, provided that, nothing in this clause (b) shall be or be deemed a consent to any such additional Disposition or to any amendment to this Agreement in connection with any such additional Disposition;

(g) Dispositions of Property constituting investments permitted under Section 7.8 and Dispositions of Property constituting Restricted Payments permitted by Section 7.6;

(h) any Recovery Event;

(i) leases or subleases of real property owned or leased by any Loan Party to the extent such real property is not necessary or material to the business of the Loan Parties, entered into in the ordinary course of such Loan Party’s business in an arms length transaction and provided that any such lease shall expressly provide, pursuant to terms either (i) acceptable to the Collateral Agent in its reasonable discretion or (ii) previously provided to the Borrower and approved by the Collateral Agent, in each case, with the effect that such lease, and the tenant’s rights thereunder, are subject and subordinate in all respects to any Mortgage thereon and to the Lien thereof;

(j) Dispositions of cash and Cash Equivalents in the ordinary course of business and in a manner not otherwise prohibited by the terms of this Agreement or any other Loan Document;

(k) discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof (excluding credit memos issued in the ordinary course of business consistent with past practice) in an aggregate amount not to exceed an amount equal to the amount of the deductible under the Loan Parties’ credit insurance policies then in effect as reduced by any amounts applied to such deductible plus $1,500,000 in any fiscal year;

(l) assignments of contract rights to purchase logs and chips in the ordinary course of business consistent with past practice; and

(m) the sale, lease or other disposition of any portion of the Midway Facility from time to time; provided, that such sale, lease or other disposition shall be for Fair Market Value.

7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any of its Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, the Borrower or any of their Subsidiaries, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Parent, the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Guarantor;

(b) the Parent, the Borrower and any of their respective Subsidiaries may make Restricted Payments in the form of such Person’s common stock; provided, that, in the case of the Borrower and its Subsidiaries, such Restricted Payments shall be made to a Loan Party;

(c) the Borrower may make distributions to the Parent in the form of a loan, advance or dividend to enable the Parent to, and the Parent may, repurchase its Capital Stock in connection with the administration of its equity-based compensation plans from time to time in effect, including (i) in connection with the cashless exercise of stock options, (ii) the repurchase of restricted stock from employees, directors and other recipients under such plans at nominal values and (iii) the repurchase of Capital Stock from employees, directors and other such recipients to satisfy federal, state or local tax withholding obligations of such employees, directors and other recipients with respect to income deemed earned as the result of options, stock grants or other awards made under such plans, provided that (x) no Default or Event of Default shall have occurred and be continuing, and (y) the amount of cash expended for purposes described in clauses (i) through (iii) above shall not exceed $500,000 in any fiscal year or $1,000,000 in the aggregate while this Agreement is in effect;

(d) the Borrower may make distributions to the Parent and the Parent may make distributions to the holders of its Capital Stock and repurchase its common stock at market prices in an amount not to exceed $5,000,000 in the aggregate during the term of this Agreement, in each case such distributions may be in the form of a loan, advance or dividend; provided, that; if the Consolidated Leverage Ratio of the Parent and its Subsidiaries is less than or equal to 2.75 to 1.0 at the end of a fiscal year and the Consolidated EBITDA of the Parent and its Subsidiaries is greater than or equal to $55,000,000 for such fiscal year, as reflected in the audited financial statements for such fiscal year delivered to the Agents and the Lenders pursuant to Section 6.1(a), then the Parent may pay cash dividends to the holders of its Capital Stock and repurchase its common stock at market prices in an aggregate amount not to exceed $5,000,000 in the twelve months immediately following delivery of such financial statements and the amount of such dividends paid and repurchases made in such twelve-month period shall not reduce the $5,000,000 aggregate basket during the term of this Agreement permitted above; provided, further, that any such payment of cash dividends and repurchases of common stock pursuant to this Section 7.6(d) shall only be permitted so long as (i) no Default or Event of Default exists and is continuing, or would result therefrom, (ii) the Consolidated Leverage Ratio (based on the most recent twelve month fiscal period for which audited annual consolidated financial statements are available and calculated on a pro forma basis after giving effect to such Restricted Payment) is not greater than 2.75 to 1.0, (iii) after giving effect to such Restricted Payment, Availability shall not be less than an amount equal to $15,000,000 plus the amount of the projected cash interest expense for the next succeeding 12 fiscal month period, (iv) the aggregate amount of all Restricted Payments made pursuant to this Section 7.6(d) through such date, pro forma to include such cash dividend and all amounts paid in respect of such repurchase, does not exceed that portion of the cumulative Excess Cash Flow of the Parent and its Subsidiaries from the Closing Date through such date that is not required to be applied as a mandatory prepayment of the Loans pursuant to Section 2.13(c), (v) such cash dividends are not paid and such payments are not made in respect of repurchase of common stock in any fiscal year prior to the date of the delivery to the Agents and the Lenders of the annual audited financial statements pursuant to Section 6.1(a) for the prior fiscal year, and (vi) it has delivered a certificate of a Responsible Officer which confirms that the requirements of clauses (ii) and (iii) have been met; and

(e) the Borrower may make distributions to the Parent in the form of loans, advances or dividends (i) to enable the Parent to pay, and the Parent may pay, any taxes that are due and payable by the Parent and its Subsidiaries as part of a consolidated group, (ii) so long as no Event of Default has occurred and is continuing and Revolving Credit Loan Availability is at least $2,000,000 immediately after giving effect to such payment, in amount equal to (x) the interest due on the intercompany note entered into in connection with the Post-Closing Transactions, and (y) the interest due on the Existing Notes payable by the Parent to the extent not paid in accordance with Section 4.24, and (iii) to pay corporate overhead expenses, other than amounts payable pursuant to clauses (i) and (ii) above, payable by the Parent and incurred in the ordinary course of business consistent with past practice.

7.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Parent and its Subsidiaries not exceeding (i) $30,000,000 in the 2006 fiscal year, and (ii) $30,000,000 per fiscal year in the case of fiscal years 2007 through 2012; provided, that (A) up to 50% of such amount referred to in clause (i) above, if not so expended in the 2006 fiscal year, may be carried over for expenditure in the 2007 fiscal year, and (B) up to 50% of such amounts referred to in clause (ii) above, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year, (b) Capital Expenditures made, subject to the conditions set forth in Section 2.13(l) with any amounts permitted to be used pursuant to such Section.

7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

(d) loans and advances to employees of the Parent, the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Parent, the Borrower and Subsidiaries of the Borrower not to exceed $250,000 at any one time outstanding;

(e) Investments in assets subject to the conditions set forth in Sections 2.13(l) made by the Borrower or any of its Subsidiaries with any amounts permitted pursuant to such Section;

(f) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Parent or any of its Subsidiaries in (i) the Borrower or any Person that is a Wholly Owned Guarantor or (ii) in the Parent to enable it to make a Restricted Payment permitted by Section 7.6;

(g) any Investments received in consideration for an asset sale permitted by Section 7.5; provided that the Loan Parties shall take appropriate steps to grant a first priority security interest in such Investments in favor of the Collateral Agent, for the benefit of the Secured Parties;

(h) Investments (including Indebtedness and other obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business;

(i) Hedge Agreements permitted by Section 7.16;

(j) Permitted Acquisitions;

(k) earnest money required in connection with Permitted Acquisitions to the extent permitted by Section 7.3(p);

(l) existing Investments described on Schedule 7.8;

(m) to the extent permitted by applicable law, notes from officers and employees in exchange for Capital Stock of the Parent purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan; and

(n) in addition to Investments otherwise expressly permitted by this Section, Investments by the Parent or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed, $2,500,000 during the term of this Agreement.

7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any repayment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the principal amount of the Existing Notes or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance prior to the scheduled maturity thereof (other than refinancings or refundings permitted by Section 7.2), or (b) amend its Constituent Documents or the Existing Indentures in any manner determined by any of the Agents to be adverse to the Lenders.

7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent, the Borrower or any other Loan Party) unless such transaction is (a)

otherwise permitted under this Agreement, (b) in the ordinary course of business of the Parent, the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Parent, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Parent, the Borrower and their Subsidiaries may (i) pay reasonable and customary fees to members of their respective boards of directors, (ii) pay reasonable compensation and benefits (including, without limitation, permitted incentive stock plans) to officers, (iii) enter into compensation arrangements for officers and other employees of the Parent and its Subsidiaries in the ordinary course of business, (iv) issue Capital Stock of the Parent to directors and management of the Parent and its Subsidiaries, and (v) make Restricted Payments to the extent permitted by Section 7.6.

7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Parent or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Parent or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Parent or the Borrower to end on a day other than December 31 or change the Parent’s or the Borrower’s method of determining fiscal quarters.

7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Parent or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guaranty, other than (a) this Agreement and the other Loan Documents, (b) the Existing Indentures and permitted refinancings thereof, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), and (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business; provided, that such restrictions are (i) limited to the property or assets subject to such leases, licenses, joint venture agreements or similar agreements, as the case may be and (ii) enforceable under applicable law.

7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Parent, the Borrower or any other Subsidiary, (b) make Investments in the Parent, the Borrower or any other Subsidiary or (c) transfer any of its assets to the Parent, the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and the Existing Indentures (and permitted refinancings thereof), (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) restrictions on transfers of assets subject to Liens permitted by

Section 7.3(g) and (iv) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business; provided, that such restrictions are (i) limited to the property or assets subject to such leases, licenses, joint venture agreements or similar agreements, as the case may be and (ii) enforceable under applicable law.

7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Parent and its Subsidiaries are engaged on the date of this Agreement and those that are reasonably related thereto; provided, that Pope & Talbot Pulp Sales Europe LLC shall not own any assets with a fair market value in excess of $100,000 in aggregate or incur any liabilities and shall only continue to conduct its business as a European sales office in a manner consistent with past practice as of the date of this Agreement.

7.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.

7.17 Deposit Accounts and Securities Accounts. The Parent and its Subsidiaries shall not maintain a balance of more than $50,000 in the aggregate at any time for all deposit, checking, operating, securities and other similar accounts of the Loan Parties (other than accounts which are used to support customs bonds, workers’ compensation obligations, timber purchase contracts, surety and performance bonds, and other similar bonds, in each case to the extent permitted by the terms of this Agreement, which accounts contain an aggregate amount not to exceed $3,000,000 at any time and other than accounts of the Borrower to the extent that the funds in such accounts are owned by a Governmental Authority) that are not subject to control agreements, in form and substance reasonably satisfactory to the Agents and in favor of the Administrative Agent, as sub-agent of the Collateral Agent.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) (i) The Borrower shall fail to pay any principal of any Loan, reimbursement obligations in respect of Letters of Credit or Collateral Agent Advance when due in accordance with the terms hereof, or (ii) the Borrower shall fail to pay any interest on any Loan or reimbursement obligations in respect of Letters of Credit, or (iii) any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document or Bank Product Agreement, when due in accordance with the terms hereof or thereof; provided, however, that if the charging of interest, fees or expenses to the Loan Account results in either (x) the aggregate principal amount of Revolving Credit Loans and Swing Line Loans exceeding the Maximum Revolving Credit Cash Amount or (y) the Total Revolving Extensions of Credit exceeding the lesser of (A) the Total Revolving Credit Commitment and (B) the then current Borrowing Base, such event shall not constitute an Event of Default under this Section 8(a) if, within three (3) Business Days of the occurrence of such event or such overadvance, the Borrower eliminates such event or overadvance; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on or as of the date made or deemed made or furnished; or

(c) (i) Any Loan Party shall default in the observance or performance of any agreement contained in Sections 2.13(h), 2.13(i), 2.13(j), 2.13(k), 6.1, 6.2 (other than Sections 6.2(e) and 6.2(f)), 6.4, 6.5, 6.6, 6.7(a), 6.11, 6.12, 6.14, 6.18 or Section 7, in Section 6 of any Pledge and Security Agreement, or in Section 6 of any Canadian General Security Agreement, or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) Any Loan Party shall default in the observance or performance of any agreement contained in Sections 6.2(e) or 6.2(f), and such default shall continue unremedied for a period of 15 days; or

(e) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section), and such default shall continue unremedied for a period of 30 days; or

(f) the Parent or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans, reimbursement obligations in respect of Letters of Credit and Collateral Agent Advances) on the due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(g) (i) The Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) (i) any Loan Party shall engage in any nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code involving any Plan that could reasonably be expected to result in liability to the Borrower or any Commonly Controlled Entity in excess of $1,000,000, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan that could reasonably be expected to result in liability to the Borrower or any Commonly Controlled Entity in excess of $1,000,000, or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii)(A) a Reportable Event shall occur with respect to any Single Employer Plan that could reasonably be expected to result in liability to the Borrower or any Commonly Controlled Entity in excess of $1,000,000, or (B) the PBGC shall commence proceedings under Section 4042 of ERISA to have a trustee appointed, or a trustee shall be appointed under Section 4042 of ERISA, to administer or to terminate any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate, which termination could reasonably be expected to result in liability to the Borrower or any Commonly Controlled Entity in excess of $1,000,000, (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan that could reasonably be expected to exceed $1,000,000, (vi) the Borrower, or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower payments pursuant to any employee welfare benefit plan (as defined in Section 3.1 of ERISA) that provides benefits to retired employees (or their dependents) that, in the aggregate, would exceed $2,500,000, with respect to such fiscal year, (vii) the Borrower, or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower contributions to any defined benefit pension plan subject to Title IV of ERISA (including any Multiemployer

Plan) that, in the aggregate, would exceed $3,000,000, with respect to such fiscal year or (viii) any other similar event or condition shall occur or exist with respect to a Plan, a Canadian Benefit Plan or Canadian Pension Plan if such event or condition would reasonably be expected to have a Material Adverse Effect; or

(i) one or more judgments, orders, awards or decrees (or any settlement of any claim that, if breached, results in a judgment, order, award or decree) shall be entered against the Parent or any of its Subsidiaries involving for the Parent and its Subsidiaries, taken as a whole, a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,500,000 or more and shall remain unsatisfied, and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of 30 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement;

(j) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.12), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien on Property with an aggregate value of $2,500,000 or more created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(k) the Guaranty shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.12), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

(l) the Parent, the Borrower or any of their Subsidiaries is enjoined, restrained or in any way prevented (including, without limitation, by expropriation, confiscation, involuntary purchase, sale, or other taking, whether or not with compensation, of all or substantially all of the property and assets of the Parent, the Borrower and their Subsidiaries, taken as a whole) by the order of any court or any Governmental Authority from conducting all or any material part of the business of the Parent, the Borrower and their Subsidiaries, taken as a whole, for more than 15 days;

(m) any strike, lockout or labor dispute, which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities of the Parent, the Borrower and their Subsidiaries, taken as a whole, if any such strike, lockout or labor dispute would reasonably be expected to result in a Material Adverse Effect; or

(n) any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of obligations in respect of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: with the consent of the Majority Revolving Credit Facility Lenders or the Majority Facility Lenders in respect of the Term Loan Facility, the Collateral Agent may, or upon the request of the Majority Revolving Credit Facility Lenders or the Majority Facility Lenders in respect of the Term Loan Facility, the Collateral Agent shall, by notice to the Borrower, declare (i) the Loans hereunder (with accrued interest thereon), and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of obligations in respect of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (ii) the Revolving Credit Commitments to be terminated forthwith (whereupon the Revolving Credit Commitments shall immediately terminate). In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Collateral Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Collateral Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations in respect of Letters of Credit shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). With respect to the Revolver Priority Collateral, the Collateral Agent shall not be required to exercise such enforcement rights and remedies so long as the Collateral Agent shall irrevocably appoint the Administrative Agent, in writing, as an agent of the Collateral Agent for purposes of exercising such enforcement rights and remedies with respect to the Revolver Priority Collateral. All such actions shall be taken by the Collateral Agent or the Administrative Agent, as applicable, to realize a commercially reasonable value from the Collateral within a commercially reasonable time. For the avoidance of doubt, the Administrative Agent shall have the benefit of the provisions of Section 9.3 in acting as an appointee of the Collateral Agent hereunder.

SECTION 9. THE AGENTS; THE ARRANGER

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents (including, but without limitation, to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document) and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Arranger, any Agent nor any officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arranger, the Syndication Agent, or the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee (or the registered assigns) of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent shall receive such a notice, such Agent shall notify the Administrative Agent who, promptly upon receipt of such notification, shall give notice thereof to the Lenders. The Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Revolving Credit Facility Lenders or the Majority Facility Lenders in respect of the Term Loan B Facility and the Term Loan C Facility (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that (i) unless and until the Collateral Agent shall have received such directions or (ii) subject to Section 8, if the Collateral Agent shall receive conflicting directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non Reliance on the Arranger, the Syndication Agent, the Agents and Other Lenders. Each Lender expressly acknowledges that neither the Arranger, the Syndication Agent, any of the Agents nor any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Arranger or any Agent to any Lender. Each Lender represents to the Agents, the Syndication Agent and the Arranger that it has, independently and without reliance upon the Arranger, the Syndication Agent, any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans (and in the case of any the Issuing Lender, to issue its Letters of Credit) hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Arranger, the Syndication Agent, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, none of the Arranger, the Syndication Agent or any Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Arranger, the Syndication Agent or any Agent or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify the Arranger, the Syndication Agent and each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save the Arranger, the Syndication Agent and each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Arranger, the Syndication Agent or such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Arranger, the Syndication Agent or such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the Arranger’s or such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Arranger, the Syndication Agent and Agents in their Individual Capacities. The Arranger, the Syndication Agent and each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Arranger, the Syndication Agent or such Agent were not an Arranger or a Syndication Agent or an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Arranger, the Syndication Agent and each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Arranger or a Syndication Agent or an Agent, and the terms “Lender” and “Lenders” shall include the Arranger, the Syndication Agent, and the Agents in their individual capacities.

9.9 Successor Agent. The Administrative Agent, the Collateral Agent and the Term Loan B Agent may resign as such agent upon 30 days’ notice (or such shorter notice as the Required Lenders may agree) to the Lenders and the Borrower. If the Administrative Agent, Collateral Agent or the Term Loan B Agent shall resign as Administrative Agent, Collateral Agent or Term Loan B Agent, respectively, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, Collateral Agent or Term Loan B Agent, as applicable, and the terms “Administrative Agent”, “Collateral Agent” and “Term Loan B Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s, Collateral Agent’s or Term Loan B Agent’s, as applicable, rights, powers and duties as Administrative Agent, Collateral Agent or Term Loan B Agent, respectively, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent, Collateral Agent or Term Loan B Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. If no successor agent has accepted appointment as Administrative Agent, Collateral Agent or Term Loan B Agent, as applicable, by the date that is 30 days following a retiring Administrative Agent’s, Collateral Agent’s or Term Loan B Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s, Collateral Agent’s or Term Loan B Agent’s, as applicable, resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent, Collateral Agent or Term Loan B Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.10 Authorization to Release Liens and Guarantees. The Collateral Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 9.12.

9.11 The Arranger and the Syndication Agent. The Arranger and the Syndication Agent, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

9.12 Collateral Matters.

(a) The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, contingent reimbursement obligations with respect to outstanding Letters of Credit, and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 10.5. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account. The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 9.7, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the rate in effect for Term Loans that are Base Rate Loans.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion (without notice to, or vote or consent of any other Agent, any Lender or any affiliate of any Lender that is a party to any Bank Product Agreement), to release any Lien on any Collateral and to release any guarantee obligations of any Person (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Borrower certifies to the Collateral Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents and that the proceeds thereof will be applied as required under this Agreement (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property not then or at any time previously owned by a Loan Party or leased by a Loan Party under a lease that has expired or is terminated in a transaction permitted under this Agreement. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.12(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 9.12(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 9.12(b). If so requested, upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document (i) when all Obligations (other than obligations in respect of any Bank Product Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of

Credit shall be outstanding (other than any Letter of Credit that has been cash collateralized in accordance with the terms of this Agreement), upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Bank Product Agreements) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Bank Product Agreements, and (ii) if any Loan Party Disposes of any Collateral in a transaction not prohibited by this Agreement or the other Loan Documents, upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Bank Product Agreements) take such actions as shall be required to release its security interest in the Collateral being Disposed of and release any guarantee obligations of any Person being Disposed of to the extent that any such Disposition of Collateral results in the Disposition of a Guarantor, in each case if the Borrower certifies to the Collateral Agent that the Disposition is permitted under this Agreement or the other Loan Documents and that the Proceeds thereof will be applied as required under this Agreement (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry). Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.12 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

9.13 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, the PPSA or other applicable law, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should any Agent (other than the Collateral Agent) or any Lender obtain possession or control of any such Collateral, such Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

9.14 Withholding Tax. (a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.

(b) If (i) a Loan Party requests a Lender or Transferee to file a certificate or document pursuant to Section 2.22(e) establishing an exemption from, or reduction of, Non-Excluded Taxes or Other Taxes, (ii) such Lender or Transferee is legally able to deliver such certificate or document at the time of such request and complies with the Loan Party’s request and (iii) the Internal Revenue Service, the Canada Revenue Agency or any authority of the United States of America, Canada or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because (a) the appropriate form was not properly executed, or (b) such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the information contained in such form with respect to such Lender inaccurate or incorrect, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, including penalties, additions to tax and interest.

(c) If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of this Section 9.14. If any Lender grants a participation in its rights under this Agreement, the participant shall comply with Section 2.22(e) at the time such participant seeks to obtain the benefits of Section 2.22.

9.15 Bank Product Provider. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom the Agents are acting; it being understood and agreed that the rights and benefits of a Bank Product Provider under the Loan Documents consist exclusively of a Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any distribution of such payments and collections, the Agents shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified the Administrative Agent in writing of the amount of any such liability owed to it prior to such distribution.

9.16 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party which is party to the relevant Loan Document may, or (with the consent of the Required Lenders) the Collateral Agent and each Loan Party which is party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or reimbursement obligations in respect of Letters of Credit, reduce the stated rate of any interest or fee payable hereunder (except (x) the waiver of any applicable post-default increase in interest rates in the case where the waiver of the breach giving rise to the post-default increase in the interest rate can be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in Section 7.1 of this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, or permit an Interest Period with a duration in excess of six months, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower or any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee obligations under the Guaranty, in each case without the consent of all Lenders;

(iii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(iv) amend, modify or waive any provision of Section 9 or any other provision affecting the rights, duties and obligations of the Arranger or any Agent without the consent of the Arranger or Agent directly affected thereby;

(v) amend, modify or waive any provision of Section 2.7 or 2.8 without the written consent of the Swing Line Lender;

(vi) amend, modify or waive any provision of Section 2.13 (or any definition solely as used therein) or Section 2.19 without the written consent of the Majority Facility Lenders with respect to the Term Loan Facility and the Majority Revolving Facility Lenders;

(vii) amend, modify or waive the pro rata provisions of Section 2.19 without the consent of each Lender directly affected thereby;

(viii) amend, modify or waive any provision of Section 3 without the consent of each Lender; or

(ix) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6 without the consent of each Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Arranger, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, the Arranger and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic mail (at such e-mail address as the Parent, the Borrower and the Agents may designate to each other in accordance herewith)), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when received, addressed (a) in the case of the Parent, the Borrower, the Arranger and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Parent and the Borrower:	Pope & Talbot Ltd.
c/o Pope & Talbot, Inc.
1500 S.W. First Avenue, Suite 200
Portland, Oregon 97201
Attention: Chief Financial Officer
Telecopy: (503) 220-2758
Telephone: (503) 220-5526
e-mail: maria_pope@poptal.com

with a copy to:	Latham & Watkins LLP
633 W. 5th Street, Suite 4000
Los Angeles, California 90071
Attention: Glen Collyer, Esq.
Telecopy: (213) 891-8763
Telephone: (213) 485-1234
e-mail: glen.collyer@lw.com

The Administrative Agent:	Wells Fargo Financial Corporation Canada
55 Standish Court, Suite 400
Mississauga, Ontario L5R 4J4
Attention: Nick Scarfo
Telecopy: (905) 755-7106
Telephone: (905) 755-7051
e-mail: nickscarfo@financial.wellsfargo.com

with copies to:	Wells Fargo Foothill, Inc.
2450 Colorado Avenue, Suite 3000 West
Santa Monica, California 90404
Attention: Business Finance Manager
Telecopy: (310) 453-7413
Telephone:
e-mail: kmarsden@wffoothill.com

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street
Twenty-Fifth Floor
Los Angeles, CA 90071
Attention: John Francis Hilson, Esq.
Telecopy: (213) 996-3300
Telephone: (213) 683-6300
e-mail: johnhilson@paulhastings.com

The Collateral Agent:	Ableco Finance LLC
299 Park Avenue
Floors 21-23
New York, New York 10171
Attention: Mr. Kevin P. Genda
Telecopy: (212) 891-1541
Telephone: (212) 891-2117
e-mail: kgenda@cerberuspartners.com

with a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Frederic L. Ragucci, Esq.
Telecopy: (212) 593-5955
Telephone: (212) 756-2000
e-mail: frederic.ragucci@srz.com

The Term Loan B Agent:	Ableco Finance LLC
299 Park Avenue
Floors 21-23
New York, New York 10171
Attention: Mr. Kevin P. Genda
Telecopy: (212) 891-1541
Telephone: (212) 891-2117
e-mail: kgenda@cerberuspartners.com

with a copy to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Frederic L. Ragucci, Esq
Telecopy: (212) 593-5955
Telephone: (212) 756-2000
e-mail: frederic.ragucci@srz.com

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon the Arranger, any Agent, the Issuing Lender or any Lender shall not be effective until received.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. The Loan Parties agree (on behalf of themselves and their Subsidiaries) (a) to pay or reimburse the Arranger, each Agent and the Syndication Agent for all their reasonable out of pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to each Agent and the charges of Intralinks, (b) to pay or reimburse each Lender, each Agent, the Arranger and the Syndication Agent for all their costs and expenses incurred in connection with any restructuring or “work-out” of the Loans hereunder or the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to each Agent and the Syndication Agent, (c) to pay, indemnify, or reimburse each Lender, the Arranger, the Agents and the Syndication Agent for, and hold each Lender, the Arranger, the Agents and the Syndication Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Arranger, each Agent, the Syndication Agent, their respective affiliates, and their respective officers, directors, trustees, employees, affiliates, shareholders, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (i) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) resulted solely from the failure of the Loan Parties to reimburse any Agent or any Lender for expenses that the Loan Parties are not required to reimburse under clause (a) of this Section 10.5. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Parent agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee; provided, that the Borrower does not waive any such right with respect to matters that were found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section may be charged to the Loan Account pursuant to Sections 2.19(c) and 2.20 and, upon request, the Borrower shall be entitled to receive a reasonably detailed written invoice for such amounts. Statements payable by the Borrower pursuant to this Section shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Arranger, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Loan Parties may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Arranger, the Agents and each Lender.

(b) Any Lender may (x) with the written consent of the Collateral Agent and Term Loan B Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it and (y) with the written consent of the Issuing Lender, the Swing Line Lender and the Agents, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment and the Revolving Credit Loans made by it; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of a Lender or a Related Fund of a Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (ii) except as provided in the last sentence of this Section 10.6(b), the parties to each such assignment shall execute and deliver with any of the consents required pursuant to this Section to the Administrative Agent an Assignment and Acceptance substantially in the form of Exhibit D (an “Assignment and Acceptance”), together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of a Lender or a Related Fund of a Lender) and (iii) no written consent of the Issuing Lender, the Swing Line Lender or any Agent shall be required (1) in connection with any assignment by a Lender to a Lender, an Affiliate of a Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender. Except as provided in the third to last sentence of this Section 10.6(b), upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the

Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything to the contrary contained in this Section 10.6(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund with respect to such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a “Related Party Assignment”); provided, however, that (I) the Borrower and the Administrative Agent may continue to deal solely and directly with such assigning Lender in connection with the interest so assigned until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (II) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 10.6(e), (III) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, (IV) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recorded on the Related Party Register (as defined below), and (V) the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, keep a register of such assignment comparable to the Register (the “Related Party Register”). The Related Party Register shall be available for inspection by the Borrowers from time to time upon reasonable notice. So long as no Event of Default exists, any Lender making an assignment under this Section 10.6 shall use reasonable efforts to make such assignment to an assignee that would not be entitled to any additional amounts under Section 2.22 to which the assigning Lender would not be entitled.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain, or cause to be maintained at its office, a copy of each Assignment and Acceptance delivered to and accepted by it. The Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register (and any Lender that makes a Related Party Assignment shall treat each Person whose name is recorded in the Related Party Register) as a Lender hereunder for all purposes of this Agreement. In the case of any assignment or transfer of all or part of a Loan evidenced by a Note, Borrower shall issue one or more new Notes in the same aggregate principal amount to the designated assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled.”

(e) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent, the Collateral Agent, the Term Loan B Agent, the Issuing Lender or the Swing Line Lender pursuant to Section 10.6(b) (which consent of the Collateral Agent, the Term Loan B Agent, the Issuing Lender and the Swing Line Lender, as applicable, must be evidenced by the Collateral Agent’s, the Term Loan B Agent’s, the Issuing Lender’s and the Swing Line Lender’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it and its Pro Rata Share of the Letter of Credit Usage); provided that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or the reimbursement obligations with respect to Letters of Credit, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 9.12 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.21 and Section 2.22 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender; provided, that a participant shall not be entitled to receive any greater payment under Section 2.21 or 2.22 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent. In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register, acting for this purpose as a non-fiduciary agent of the Borrowers, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower from time to time upon reasonable prior notice.

(g) The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a ”Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the ”Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other reasonable out of pocket expenses reasonably incurred by such Persons in connection with defending the Liabilities.

(h) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(i) For the avoidance of doubt, no assignment shall be or shall be deemed to be a discharge, rescission, extinguishment, novation or substitution of any Loan and any Loan so assigned shall continue to be the same obligation and not a new obligation.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) If an Event of Default shall have occurred and is continuing, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding designated accounts held in trust for the benefit of a third party or for the payment of withholding taxes, in each case, to the extent such accounts are identified as such to the Agents by the Borrower), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees to notify promptly the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Replacement of Lenders.

(a) If the Borrower is obligated to make any material payments under Section 2.21 (other than with respect to taxes) to any Lender or if any Lender fails to make any Loan (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder (each such Lender, an “Affected Lender”), then the Borrower, upon at least 5 Business Days prior irrevocable notice to the Agents and the Affected Lender, may permanently replace the Affected Lender with one or more substitute Lenders with the consent of

Agents (such consent not to be unreasonably withheld or delayed) (each, a “Substitute Lender”), and the Affected Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Affected Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Notwithstanding the foregoing, to the extent that any Affected Lender is also an Agent, the consent of such Agent shall not be required under this Section 10.8(a), but the consent of the other Agents shall be required.

(b) Prior to the effective date of such replacement, the Affected Lender and each Substitute Lender shall execute and deliver an Assignment and Acceptance, subject only to the Affected Lender being repaid its share of the outstanding Obligations, together with its Pro Rata Share of the Applicable Prepayment Premium, if any, calculated as if this Agreement was terminated and all Obligations were paid in full as a result of a voluntary prepayment on the effective date of such replacement. If the Affected Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Affected Lender shall be made in accordance with the terms of Section 10.6.

10.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.13 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrower and the Lenders.

10.15 Confidentiality. Each of the Arranger, the Agents, the Syndication Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Arranger, any Agent, the Syndication Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, the Syndication Agent, any other Lender or any Affiliate or Related Fund of any thereof, (b) to any transferee or assignee or prospective assignee or transferee referred to in Section 10.6 that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors who have been instructed to keep such information confidential in accordance with this Section 10.15, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law; provided, that the disclosing party will give the Borrower prompt notice of such disclosure to the extent permitted by applicable law, (g) if requested or required to do so in connection with any litigation or similar proceeding; provided, that the disclosing party will give the Borrower prompt notice of such disclosure to the extent permitted by applicable law, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.

10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Parent, the Borrower and the Agents agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Parent’s or the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Parent, the Borrower, the Agents and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17 WAIVERS OF JURY TRIAL. THE PARENT, THE BORROWER, THE ARRANGER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 Determinations; Judgment Currency. If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”) (or for the purposes of Section 2.9(f)), then, to the extent permitted by law, conversion shall be made at the Currency Exchange Rate on the Business Day before the day on which judgment is given (or for the purposes of Section 2.9(f), on the Business Day on which the payment was received by the Administrative Agent). In the event that there is a change in the Currency Exchange Rate between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower shall to the extent permitted by law, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which (when converted at the Currency Exchange Rate on the date of receipt by the Administrative Agent in accordance with normal banking procedures in the relevant jurisdiction) is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due (including any Currency Due for purposes of Section 2.9) from the Borrower which the Administrative Agent is so able to purchase is less than the amount of the Currency Due (including any Currency Due for purposes of Section 2.9) originally due to it, the Borrower shall indemnify and save the Agents and Lenders harmless from and against loss or damage arising as a result of such deficiency. This indemnity shall (i) constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, (ii) give rise to a separate and independent cause of action, (iii) apply irrespective of any indulgence granted by any Agent or any Lender from time to time, (iv) survive the payment in full of the Obligations and the termination of this Agreement, and (v) continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

10.19 Consultation by WFF. Each Agent, each Lender, the Parent and the Borrower hereby acknowledge that (i) Wells Fargo, in its capacity as the Administrative Agent, may consult with WFF with respect to matters relating to this Agreement and the other Loan Documents and (ii) the exercise of Wells Fargo’s discretion under this Agreement and the other Loan Documents (including the exercise of its Permitted Discretion) may be based solely on the advice and/or direction of WFF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

POPE & TALBOT, INC.

By:	/s/ Maria M. Pope
	Name:	Maria M. Pope
	Title:	Vice President – General Manager Wood Products Division, Chief Financial Officer and Secretary

POPE & TALBOT LTD.

By:	/s/ Maria M. Pope
	Name:	Maria M. Pope
	Title:	President and Chief Financial Officer

Signature Page to Credit Agreement

LEHMAN BROTHERS INC., as Arranger

By:	/s/ Jeff Ogden
	Name:	Jeff Ogden
	Title:	Managing Director

LEHMAN COMMERCIAL PAPER INC., as Syndication Agent

By:	/s/ Jeff Ogden
	Name:	Jeff Ogden
	Title:	Managing Director

Signature Page to Credit Agreement

WELLS FARGO FINANCIAL CORPORATION CANADA, as Administrative Agent and a Lender

By:	/s/ Nick Scarfo
	Name:	Nick Scarfo
	Title:	Vice President

Signature Page to Credit Agreement

ABLECO FINANCE LLC, as Collateral Agent, Term Loan B Agent and a Lender

By:	/s/ Kevin Genda
	Name:	Kevin Genda
	Title:	SVP

Signature Page to Credit Agreement

SCHEDULE A-1: Administrative Agent’s Account

Canadian Dollar Wire Instructions:

Bank of Montreal

SWIFT BIC: BOFMCAM2

Montreal

Transit# 03792

BNF: Wells Fargo Financial Corporation Canada

BNF A/C: 03791039027

Ordering Customer: Pope & Talbot

US Dollar Wire Instructions:

Bank of Montreal

SWIFT ID: BOFMCAM2

Browns Line and Evans

Etobicoke, ON

Transit #03792

Account #4600800

BNF: Wells Fargo Financial Corporation Canada

Ordering Customer: Pope & Talbot

SCHEDULE C-1: Commitments

Lender	Revolving Credit Commitment	Term Loan B Commitment	Term Loan C Commitment	Total Commitment
Wells Fargo Financial Corporation Canada	$75,000,000	$0	$0	$75,000,000
Ableco Finance LLC	$0	$130,500,000	$119,500,000	$250,000,000
TOTAL	$75,000,000	$130,500,000	$119,500,000	$325,000,000

SCHEDULE C-2: Canadian Security Documents

1.	General Security Agreement from each of:

•	Borrower

•	Mackenzie Pulp Land Ltd. (“Mackenzie”)

•	P&T Funding Ltd. (“Funding”)

•	P&T LFP Investment Limited Partnership (“LFP”)

•	P&T Factoring Limited Partnership (“Factoring”)

•	P&T Finance One Limited Partnership (“Finance One”)

•	P&T Finance Two Limited Partnership (“Finance Two”)

2.	A mortgage and assignment of rents from the Borrower concerning registered interests in land.

3.	A mortgage and assignment of rents from the Borrower concerning unregistered interests in land.

4.	A mortgage and assignment of rents from Mackenzie concerning the Mackenzie land.

5.	A mortgage and assignment of rents from the Borrower concerning its beneficial interests in land.

6.	Fourteen ships’ mortgages from the Borrower for US $250 million over the vessel described in each.

7.	Fourteen ships’ mortgages from the Borrower for US $75 million over the vessel described in each.

8.	Marine Agreement from the Borrower concerning the 28 ships’ mortgages and the vessels described therein.

SCHEDULE C-3: Collateral Agent’s Account

Bank Name:	JPMorgan Chase Bank
Houston, Texas
ABA Number:	021000021
Account Name:	Asset Backed Structured #2
Account Number:	00102619468
Sub-Account Name:	Ableco Finance LLC
Sub-Account Number:	10200637.2
Reference:	Jennifer Nickell/Pope & Talbot

SCHEDULE D-1: Designated Accounts

For U.S. Dollars:

The Toronto-Dominion Bank

700 West Georgia Street

Vancouver, B.C.

Account Name: Pope and Talbot Ltd

Account Number: 9400-7311078

Transit Number: 94000-004

For Canadian Dollars:

The Toronto-Dominion Bank

700 West Georgia Street

Vancouver B.C.

Account Name: Pope and Talbot Ltd

Account Number: 9400-0349619

Transit Number: 94000-004

SCHEDULE E-1: Eligible Inventory

U.S. Locations

Spearfish Mill

1510 West Oliver Street

Spearfish, SD 57783

Halsey Mill

30480 American Drive

Halsey, OR 97348

Oregon Office

1500 S.W. First Ave.

Suite 200

Portland, OR 97201

Northport Reload Facility

113 3rd Street

Northport, WA 99157

Newcastle Reload Facility

200 Faye Ave.

Newcastle, WY

Canadian Locations

Harmac Pulp Mill

1000 Wave Place

P.O. Box 1800

Nanaimo, British Columbia V9R 5M5

Mackenzie Pulp Mill

1000 Coquawaldy Road

Mackenzie, British Columbia VOJ 2CO

Fort St. James Sawmill

P.O. Box 254

300 Takla Rd.

Fort	St. James, BC VOJ 1PO

Grand	Forks Sawmill
P.O.	Box 39
570	68th Avenue
Grand	Forks, British Columbia

Castlegar Sawmill

Box 2000 Celgar Road

Castlegar, British Columbia V1N 4G4

Midway Sawmill

P.O. Box 70

Highway 3

Midway, British Columbia VOH 1MO

Arrow Lakes Timber

Box 2000

926 Highway 6 West

Nakusp, British Columbia VOG 1RO

Boundary Timber

P.O. Box 70

Highway 3

Midway, British Columbia VOH 1MO

SCHEDULE E-2: Existing Letters of Credit

L/C No.	Issue date	Expiry date	Beneficiary	Global amount outstanding as of June 28, 2006
G390572	11/22/05	11/21/06 (as may be extended)	SAFECO Insurance Company of America	US$7,000,000.00
G590936	9/8/03	1/15/04 (as may be extended)	Generali Belgium SA	C$33,033.00

SCHEDULE H-1: Halsey Lease Termination Documents

1.	Payoff, Release and Assignment Agreement

2.	Third Amendment to Halsey Mill Facility Lease

3.	First Amendment to Halsey Mill Memorandum of Site Lease

4.	Halsey Mill Quit Claim Deed

5.	Halsey Mill Bill of Sale

6.	Third Amendment to CLO2 Facility Lease

7.	First Amendment to CLO2 Memorandum of Site Lease

8.	Second Amendment to CLO2 Participation Agreement

9.	CLO2 Quit Claim Deed

10.	CLO2 Bill of Sale

11.	Assignment of Early Purchase Options

12.	Assignment of Operations Agreement

13.	Notice of Assignment of Mill Early Purchase Option

14.	Notice of Assignment of CLO2 Early Purchase Option

15.	Notice of Exercise of Mill Early Purchase Option

16.	Notice of Exercise of CLO2 Early Purchase Option

17.	Release of Spearfish Mortgage

18.	Request for Reconveyance of Halsey Mill Deed in Trust

19.	Termination of Halsey Mill Memorandum of Facility Lease

20.	Request for Reconveyance of CL02 Deed in Trust

21.	First Amendment to CLO2 Memorandum of Facility Lease

22.	Letter Amendment to Goldenrod Inducement Agreement

23.	UCC-3 Termination Statements

a.	Pope & Talbot, Inc. (Delaware SS)

b.	Pope & Talbot, Inc. (Linn County, OR)

c.	Pope & Talbot, Inc. (Lawrence County, SD)

d.	Halsey CL02 Limited Partnership (Oregon, SS)

e.	Halsey CL02 Limited Partnership (Linn County, OR)

f.	Halsey Trust (Delaware SOS)

g.	Halsey Trust (Linn County, OR)

h.	Wilmington Trust Company (Delaware SOS)

i.	Wilmington Trust Company (Oregon SOS)

j.	Wilmington Trust Company (Linn County, OR)

Schedule M-1

Midway Facility

1.	Parcel Identifier: 004-293-771

That part of district lot 637 shown red on plan B5171, Similkameen Division, Yale District

2.	Parcel Identifier: 012-585-092

Parcel C (Plan A149) of district lot 637, Similkameen Division, Yale District

3.	Parcel Identifier: 014-781-549

Parcel B on plan B6079, district lot 424, Similkameen Division, Yale District

4.	Parcel Identifier: 016-358-198

Lot A, district lots 273S, 637, 2647 and 4170S, Similkameen Division, Yale District, plan 43625

5.	Parcel Identifier: 014-782-049

That part district lot 424 shown red on plan B3932, Similkameen Division, Yale District

6.	Parcel Identifier: 014-781-557

Parcel D on plan B7088, district lot 424, Similkameen Division, Yale District

7.	Parcel Identifier: 017-654-467

That part of district lot 637, Similkameen Division, Yale District shown as parcel A on plan B5388

8.	Parcel Identifier: 012-585-050

Parcel B (plan A149) of district lot 637, Similkameen Division, Yale District

SCHEDULE 4.1(b): Contingent Obligations and Dispositions since December 31, 2005

None.

SCHEDULE 4.6: Material Litigation

1.	Industra/Matrix: Pope & Talbot, Inc. entered into a contract with Industra/Matrix Joint Venture (“Industra”) to convert Pope & Talbot, Inc.’s Halsey plant to a chlorine dioxide bleaching process. The project was delayed and Industra did not pay some of its suppliers and subcontractors on the project, for which these suppliers and subcontractors asserted or threatened lien claims in an amount not exceeding $200,000. Pope & Talbot, Inc. asserted claims of approximately $1 million against Industra in connection with these claims. Industra initially claimed change orders in the approximate amount of $600,000, and initially asserted a delay-related claim in the amount of approximately $1.9 million.

Industra paid off its subcontractors and suppliers who had liens on the project. Industra itself did not file a timely lien foreclosure action on its own lien, which lapsed. However, Industra filed an action in Multnomah County, Oregon, Circuit Court asserting claims for damages in excess of $1.5 million. Industra amended its complaint to seek $2.6 million in damages. Pope & Talbot, Inc. filed a motion for summary judgment based upon Industra’s lack of a proper contractor’s license, which motion was granted in its entirety. As a result, Industra’s lawsuit was dismissed with prejudice. Industra appealed the trial court’s decision to the Court of Appeals, which reversed in part the trial court ruling by concluding that the issue of the effect of the non-licensure by Industra should have been decided by the arbitrator and not by the trial court. The Court of Appeals did not address the issue of whether the non-licensure barred the claim, so there was no adverse ruling on that aspect of the trial court’s ruling.

After the Court of Appeals’ decision, Pope & Talbot, Inc. petitioned for review before the Oregon Supreme Court, which granted review. Oral argument was heard May 9, 2006, and a final decision is anticipated within 6 to 9 months.

SCHEDULE 4.14: Canadian Pension Plan Liabilities

PENSION PLANS

Pope & Talbot has the following pension plans. The unfunded liabilities are set out below. All amounts are in Canadian dollars:

1) Pope & Talbot Ltd. Pension Plan For Permanent Salaried Employees

Summary of Results1

Going-Concern Financial Position	12.31.2003	12.31.2000
Actuarial value of assets	$40,650,000	$43,794,000
Actuarial liability	$58,211,000	$39,807,000

Finding excess/ (unfunded liability)	($17,561,000)	$3,987,000
Funded ratio	70%	110%
Solvency Financial Position	12.31.2003	12.31.2000
Adjusted solvency assets	$48,354,000	$43,644,000
Solvency liability	$52,236,000	$40,257,000

Solvency excess (deficiency)	($3,882,000)	$3,387,000
Solvency ration	78%	108%
Funding Requirements (annualised)	2004	2001
Total current service cost	$2,003,000	$1,595,000
Estimated members’ required contributions	$0	$0

Estimated employers’ current service cost	$2,003,000	$1,595,000
Employers’ current service costs as a percentage	12%	9.7%
of members pensionable earning
Minimum special payments	$2,726,000	$0
Estimated minimum employer contribution for year	$4,729,000	$1,112,000
Estimated maximum employer contribution for year	$19,564,000	$1,589,000

[1]	October Actuarial Valuation Report of the Actuarial Valuation for Funding Purposes as at December 31, 2003 prepared by Mercer Human Resource Consulting dated October 2004 (the “December 31, 2003 Actuarial Valuation”) at page 1

Special Payments2

The following minimum quarterly special payments must be made to the plan to eliminate the unfunded liability and any solvency deficiency as at December 31, 2003, within the periods prescribed by the BC Pension Benefits Standards Act and Regulations (the “PBSA”).

Minimum Quarterly Special Payments

Type of Deficit	Effective Date	Special Payment	Last Payment
Unfunded Deficiency	December 31, 2003	$456,000	December 31, 2018
Solvency Deficiency	December 31, 2003	$225,500	December 31, 2003
Total		$681,500

There is an unfunded liability of $17,561,000, and a solvency ratio of 78% as at December 31, 2003. As such, the December 31, 2003 Actuarial Valuation recommends that Pope & Talbot Ltd. make quarterly contributions to the plan from 2004 to 2006, as follows:

Quarterly Employer Contributions

For current service: 12.7% of members’ pensionable earnings

Minimum special payments for unfunded liability: $456,000

Minimum additional special payments for solvency: $225,500

On the basis of the members’ estimated pensionable earnings, the minimum total employer contribution for 2004 is estimated to be $4,729,000, or $1,182,250 per quarter.

Estimated Minimum Annual Employers’ Contributions

Until December 31, 2006

Year Ending	Current Service Cost	Minimum Special Payments	Minimum Employers’ Contribution
December 31, 2004	$2,003,000	$2,726,000	$4,729,000
December 31, 2005	$2,083,000	$2,726,000	$4,809,000
December 31, 2006	$2,166,000	$2,726,000	$4,892,000

[2]	December 31, 2003 Actuarial Valuation at page 12.

2) Pope & Talbot Ltd. Retirement Plan for Employees Represented By the Canadian Merchant Service Guild

Summary of Results3

Going-Concern Financial Position	12.31.2002	12.31.2000
Actuarial value of assets	$4,178,400	$4,704,800
Actuarial liability	$6,230,000	$4,966,800

Finding excess/(unfunded liability)	($2,051,600)	$262,000
Funded ratio	67%	95%
Solvency Financial Position	12.31.2002	12.31.2000
Solvency assets	$4,158,400	$4,684,800
Solvency asset adjustment	$1,181,300	$122,600
Solvency liability	$6,314,300	$5,155,700

Solvency excess/(deficiency)	($974,600)	$348,300
Solvency ratio	66%	91%
Funding Requirements (annualised)	2003	2001
Total current service cost	$167,400	$147,700
Estimated members’ required contributions	$0	$0

Estimated employers’ current service cost	$167,400	$147,700
Employers’ current service costs as a percentage of members pensionable earning	11.8%	10.0%

[3]	Report of the Actuarial Valuation for Funding Purposes as at December 31, 2002 prepared by Mercer Human Resource Consulting dated January 2004 (the “December 31, 2002 Actuarial Valuation”) at page 1.

Quarterly Special Payments4

The following minimum quarterly special payments must be made to the plan to eliminate the unfunded liability and any solvency deficiency as at December 31, 2002, within the periods prescribed by the PBSA.

Minimum Quarterly Special Payments

Type of Deficit	Effective Date	Special Payment	Last Payment
Unfunded Liability	December 31, 2000	$7,200	December 31, 2015
Unfunded Liability	December 31, 2002	$48,300	December 31, 2017
Solvency Deficiency	December 31, 2000	$20,500	December 31, 2005
Solvency Deficiency	December 31, 2002	$56,500	December 31, 2007

Total		$132,500

Employer Contributions5

There is an unfunded liability of $2,051,600, and a solvency ratio of 66% as at December 31, 2002. As such, the December 31, 2002 Actuarial Valuation recommends that Pope & Talbot Ltd. make quarterly contributions to the plan from 2003 to 2005, as follows:

Minimum Quarterly Special Payments

For current service: 11.8% of members’ pensionable earnings

Plus

Minimum special payments for unfunded liability: $55,500

Plus

Minimum additional special payments for solvency: $77,000

On the basis of the members’ estimated pensionable earnings, the minimum estimated total employer contribution for 2003 is $174,350 per quarter, or $697,400 per annum.

Estimated Minimum Annual Employers’ Contributions Until December 31, 2005

Year Ending	Quarterly Current Service Cost	Quarterly Special Payments	Total Quarterly Payment	Annual Employers’ Contribution
December 31, 2003	$41,850	$132,500	$174,350	$697,400
December 31, 2004	$42,900	$132,500	$175,400	$701,600
December 31, 2005	$43,975	$132,500	$176,475	$705,900

[4]	December 31, 2002 Actuarial Valuation at page 12.

[5]	December 31, 2002 Actuarial Valuation at page 12.

SUPPLEMENTARY PENSION PLANS & BENEFITS

Pope & Talbot Ltd. also has the following supplementary pension plans. The liabilities associated therewith are set out below6. All amounts are in Canadian dollars.

Supplementary Plan	Benefit Obligation at December 31, 2005 in Canadian dollars	Funded Status at December 31, 2005
Pope & Talbot Ltd. Supplementary Executive Pension Plan	937,400	(965,200)
Pope & Talbot Ltd. Juke’s Executive Plan	84,000	(58,400)
Supplementary Arrangement for Mr. G. Kinakin	50,200	(41,700)
Interior Bridge Benefits	117,900	(99,700)
Supplementary Retirement Plan for Nanaimo Division	452,500	(990,000)
Nanaimo Bridge Benefits	2,500,000	(1,921,000)
Mackenzie Bridge Benefits	385,300	(348,100)

POST RETIREMENT NON-PENSION BENEFITS

Pope & Talbot Ltd. also has a post retirement non-pension benefit for each of the three operating divisions: Interior, Nanaimo and Mackenzie. Pope & Talbot Ltd. also has a post retirement non-pension benefit for the Retirement Plan for Employees Represented by the Canadian Merchant Guild. The liabilities associated therewith are set out below7. All amounts are in Canadian dollars:

Supplementary Plan	Benefit Obligation at December 31, 2005 in Canadian dollars	Funded Status at December 31, 2005
Canadian Merchant Guild	1,702,400	(1,047,500)
Interior	850,000	(715,700)
Nanaimo	28,342,800	(17,231,200)
Mackenzie	6,730,300	(4,382,500)

[6]	Report under FAS Nos. 87, 88, 106 and 132(R) for Fiscal Year and Estimate of Expense for 2006 Fiscal Year by Mercer Human Resource Consulting, December 22, 2005 (the “December 22, 2005 Report”) at page 16.

[7]	The December 22, 2005 Report at page 16.

SCHEDULE 4.16: Subsidiaries, Outstanding Options, etc.

Company Name	Jurisdiction of Organization	Percentage of Capital Stock Owned by Each Loan Party and Subsidiaries	Outstanding Subscriptions, Options, etc.
Pope & Talbot, Inc.	Delaware		NONE
P&T Power Company	Oregon	Pope & Talbot, Inc. – 100%	NONE
Penn Timber, Inc.	Oregon	Pope & Talbot, Inc. – 100%	NONE
Pope & Talbot Spearfish Limited Partnership	South Dakota	Pope & Talbot Ltd. – 99.9% G.P. P&T Funding Ltd – 0.1% L.P.	NONE
Pope & Talbot Relocation Services, Inc.	Oregon	Pope & Talbot, Inc. – 100%	NONE
Pope & Talbot Pulp Sales U.S., Inc.	Delaware	Pope & Talbot, Inc. – 100%	NONE
Pope & Talbot Lumber Sales, Inc.	Delaware	Pope & Talbot, Inc. – 100%	NONE
Pope & Talbot Ltd.	Canada	Pope & Talbot, Inc. – 100%	NONE
P&T Finance One Limited Partnership	British Columbia	Pope & Talbot, Inc. – 99% L.P. Penn Timber Inc. – 1% G.P.	NONE
P&T Finance Two Limited Partnership	British Columbia	P&T Finance One Limited Partnership – 99% L.P. Penn Timber Inc. – 1% G.P.	NONE
P&T Finance Three LLC	Oregon	Pope & Talbot, Inc. – 100%	NONE
Mackenzie Pulp Land Ltd.	British Columbia	Pope & Talbot Ltd. – 100%	NONE
P&T LFP Investment Limited Partnership	British Columbia	Pope & Talbot Ltd. – 99.9% L.P. P&T Funding Ltd. – 0.1% G.P.	NONE

Company Name	Jurisdiction of Organization	Percentage of Capital Stock Owned by Each Loan Party and Subsidiaries	Outstanding Subscriptions, Options, etc.
P&T Factoring Limited Partnership	British Columbia	Pope & Talbot, Inc. – 89.9% L.P. Pope & Talbot Pulp Sales U.S., Inc. – 10% G.P. Pope & Talbot Ltd. – 0.1% L.P.	NONE
P&T Funding Ltd.	British Columbia	Pope & Talbot, Inc. – 100%	NONE
Pope & Talbot Pulp Sales Europe LLC	Belgium	Pope & Talbot Pulp Sales U.S., Inc. – 89% Pope & Talbot, Inc. – 11%	NONE

SCHEDULE 4.18: Environmental Matters

1.	Pope & Talbot Ltd. – Mackenzie Pulp Operations: In June 2002, Pope & Talbot, Inc. was requested by Environment Canada, based on detection of environmental contamination in an effluent treatment pond at the Mackenzie pulp mill, to remediate the basin. The environmental contamination occurred before Pope & Talbot, Inc. acquired the mill as a result of a manufacturing process that was discontinued at the mill in 1993. Pope & Talbot, Inc. has worked with British Columbia’s Ministry of Environment to develop an appropriate remediation strategy. Pope & Talbot, Inc. performed site testing and a series of partial basin dredges in 2003 and extensive dredging in 2004 and in 2005. The liability balance was $0.7 million at December 31, 2005, representing the estimated cost of removing the remaining sources of water contamination. Remediation costs charged to the liability in 2005 totaled $0.3 million. Further dredges are planned for 2006 and 2007 to complete the remediation.

2.	St. Helens, Oregon: In 1992, the Oregon Department of Environmental Quality (ODEQ), based on detection of creosote and hydrocarbon contamination, determined that a vacant industrial site formerly owned by Pope & Talbot, Inc. in St. Helens, Oregon, required further investigation. Pope & Talbot, Inc. is currently participating in the investigation phase of this site and completed additional bioassay and sediment testing and site analysis in 2004 and 2005. The remediation liability balance was $2.8 million at December 31, 2005, representing the low end of the range of estimated future remediation and monitoring costs at this site. The liability is for the estimated costs of soil, sediment and groundwater remediation and post-remediation monitoring costs, and is based on Pope & Talbot, Inc.’s preliminary assessment of the nature and extent of site contamination and remediation methodology. Pope & Talbot, Inc. completed its sediment evaluation in 2005 and expects to establish site remedial action goals with ODEQ in 2006 upon their approval of Pope & Talbot, Inc.’s ecological assessment. If ODEQ requires more extensive remediation or monitoring for any other reason, it is reasonably possible that up to $3.0 million of additional remediation and monitoring costs could be incurred based on currently available information and analysis. Site testing costs charged against the liability in 2005 totaled $0.1 million and the reserve was decreased $0.8 million to reflect an updated estimate of the low end of the range of environmental costs. Pope & Talbot, Inc. currently expects the majority of the remediation costs ($2.8 million to $5.8 million) to be incurred in 2007 thru 2009, with post-remediation monitoring costs to begin in 2010 and to continue for 20 years.

3.

Port Gamble, Washington: Pope & Talbot, Inc. is working with the Washington Department of Ecology (WDOE) to remediate Pope & Talbot, Inc.’s former mill site sediments and surrounding area at Port Gamble, Washington. WDOE requested that Pope & Talbot, Inc. perform an investigation of sediments in the bay adjacent to the mill site to determine the extent of wood waste accumulation. Remediation dredging was completed in 2003 as part of the sediment clean up action plan submitted to WDOE. Pope & Talbot, Inc. received approval of its remediation plan from WDOE in April 2004 and submitted a sediment baseline study in October 2004. The sediment baseline study indicated that the site was approximately 80 percent recovered to-date. In November 2004, Pope & Talbot,

Inc. received a request from WDOE to perform additional study and analysis of the mill site sediments. Pope & Talbot, Inc. submitted a rebuttal to WDOE’s request for further study and is currently in discussions with WDOE to identify further remediation steps for the site. The liability balance for this site was $0.4 million at December 31, 2005, primarily for future monitoring costs related to the approved clean-up action plan. Remediation costs charged against the liability in 2005 totaled $0.1 million and Pope & Talbot anticipates remediation costs to be $150,000 in 2006. Pope & Talbot, Inc. expects to incur remediation costs of $200,000 to $5,350,000 through 2014, with the high end of the range covering the costs of dredging.

Pope & Talbot, Inc. formerly leased a 72-acre site adjacent to the Port Gamble sawmill site as a log raft holding area from the Washington Department of Natural Resources (DNR). In 2003, the WDOE issued a “no further action” letter for the site declaring that there were negligible environmental effects from wood debris sediments at the log raft holding area. In 2004, DNR advised Pope & Talbot, Inc. that it was proposing additional site investigations as a condition precedent to final termination of the lease. Pope & Talbot, Inc. continues to discuss resolution of this issue with DNR and WDOE, but does not anticipate resolution until wood sediment standards for the state of Washington are established by WDOE, which could take many years. Pope & Talbot anticipates the total costs associated with this 72-acre site to be $100,000 in 2006 and $150,000 in 2007 and beyond.

4.	Those “Recognized Environmental Conditions” and “environmental compliance” issues identified in the Executive Summary of the Draft Phase I Environmental Site Assessment for Pope & Talbot, 1510 West Oliver Street, Spearfish, South Dakota prepared for Schulte Roth & Zabel LLP dated May 2006.

5.	Those “Recognized Environmental Conditions” and “best management practice and compliance issues: identified in the Executive Summary of the Draft Phase I Environmental Site Assessment for Pope & Talbot, Inc., Halsey Pulp Mill, Halsey, Oregon prepared for Schulte Roth & Zabel LLP dated May 2006.

6.	Those “significant actual or potential environmental liability issues” and “potential environmental operational compliance issues” identified in the Executive summaries of the following reports:

•	Draft Phase I Environmental Site Assessment for Pope & Talbot Ltd., Castlegar Division, 2700 Arrow Lakes Drive, Castlegar, British Columbia prepared for Schulte Roth & Zabel LLP dated May 2006;

•	Draft Phase I Environmental Site Assessment for Pope & Talbot Ltd., Fort St. James Division, 300 Takla Road, Fort St. James, British Columbia prepared for Schulte Roth & Zabel LLP dated May 2006;

•	Draft Phase I Environmental Site Assessment for Pope & Talbot Ltd., Grand Forks Division, 570 68th Avenue, Grand Forks, British Columbia prepared for Schulte Roth & Zabel LLP dated May 2006;

•	Draft Phase I Environmental Site Assessment for Pope & Talbot Ltd., Harmac Pulp Operations, Nanaimo, British Columbia prepared for Schulte Roth & Zabel LLP dated May 2006;

•	Draft Phase I Environmental Site Assessment for Pope & Talbot Ltd., Mackenzie Pulp Operations, Mackenzie, British Columbia prepared for Schulte Roth & Zabel LLP dated May 2006; and

•	Draft Phase I Environmental Site Assessment for Pope & Talbot Ltd., Midway Division, 1160 Highway 3 West, Midway, British Columbia prepared for Schulte Roth & Zabel LLP dated May 2006.

SCHEDULE 4.20(a)-1: UCC and PPSA Filing Jurisdictions

1.	Delaware Secretary of State

a)	Pope & Talbot, Inc.

b)	Pope & Talbot Pulp Sales U.S., Inc.

c)	Pope & Talbot Lumber Sales, Inc.

2.	Oregon Secretary of State

a)	P&T Power Company

b)	Penn Timber, Inc.

c)	Pope & Talbot Relocation Services, Inc.

d)	Pope & Talbot Ltd.

e)	P&T Finance One Limited Partnership

f)	P&T Finance Two Limited Partnership

g)	Mackenzie Pulp Land Ltd.

h)	P&T LFP Investment Limited Partnership

i)	P&T Factoring Limited Partnership

j)	P&T Funding Ltd.

k)	P&T Finance Three LLC

3.	South Dakota Secretary of State

a)	Pope & Talbot Spearfish Limited Partnership

4.	District of Columbia Department of Consumer and Regulatory Affairs

a)	Pope & Talbot Ltd.

b)	P&T Finance One Limited Partnership

c)	P&T Finance Two Limited Partnership

d)	Mackenzie Pulp Land Ltd.

e)	P&T LFP Investment Limited Partnership

f)	P&T Factoring Limited Partnership

g)	P&T Funding Ltd.

5.	British Columbia

a)	Pope & Talbot Ltd.

b)	P&T Finance One Limited Partnership

c)	P&T Finance Two Limited Partnership

d)	Mackenzie Pulp Land Ltd.

e)	P&T LFP Investment Limited Partnership

f)	P&T Factoring Limited Partnership

g)	P&T Funding Ltd.

h)	Pope & Talbot, Inc.

i)	Pope & Talbot Spearfish Limited Partnership

j)	Penn Timber, Inc.

k)	Pope & Talbot Relocation Services, Inc.

l)	P&T Power Company

m)	Pope & Talbot Pulp Sales U.S., Inc.

n)	Pope & Talbot Lumber Sales, Inc.

o)	P&T Finance Three LLC

6.	Ontario

a)	Pope & Talbot Ltd.

b)	P&T Finance One Limited Partnership

c)	P&T Finance Two Limited Partnership

d)	Mackenzie Pulp Land Ltd.

e)	P&T LFP Investment Limited Partnership

f)	P&T Factoring Limited Partnership

g)	P&T Funding Ltd.

h)	Pope & Talbot, Inc.

i)	Pope & Talbot Spearfish Limited Partnership

j)	Penn Timber, Inc.

k)	Pope & Talbot Relocation Services, Inc.

l)	P&T Power Company

m)	Pope & Talbot Pulp Sales U.S., Inc.

n)	Pope & Talbot Lumber Sales, Inc.

o)	P&T Finance Three LLC

SCHEDULE 4.20(a)-2: UCC and PPSA Financing Statements to be Terminated

UNITED STATES

DEBTOR	Secured Party	COLLATERAL	STATE	Jurisdiction	Original File Date and Number
POPE & TALBOT, INC.	Wells Fargo Bank Northwest, NA, as Indenture Trustee	All rights, title and interest in connection with that certain License Agreement between Debtor and Sterling Canada	DE	Secretary of State	1/04/2002 #20026058

POPE & TALBOT, INC.	Wells Fargo Bank Northwest, NA, as Indenture Trustee	Fixture Filing	DE	Secretary of State	1/04/2002 #20026207

POPE & TALBOT, INC.	Wells Fargo Business Credit, Inc.	All accounts and inventory	DE	Secretary of State	3/18/2004 #40764961

POPE & TALBOT, INC.	Wilmington Trust Company, as Owner Trustee	Fixture Filing	DE	Secretary of State	12/30/2005 #54074267

P&T POWER COMPANY	Wells Fargo Business Credit, Inc.	All accounts and inventory	OR	Secretary of State	3/18/2004 #6507315

DEBTOR	Secured Party	COLLATERAL	STATE	Jurisdiction	Original File Date and Number
PENN TIMBER, INC.	Wells Fargo Business Credit, Inc.	All accounts and inventory	OR	Secretary of State	3/18/2004 #6507309

POPE & TALBOT RELOCATION SERVICES INC.	Wells Fargo Business Credit, Inc.	All accounts and inventory	OR	Secretary of State	3/18/2004 #6507337

POPE & TALBOT PULP SALES U.S., INC.	Wells Fargo Business Credit, Inc.	All accounts and inventory	DE	Secretary of State	3/18/2004 #40764615

POPE & TALBOT LUMBER SALES INC.	Wells Fargo Business Credit, Inc.	All accounts and inventory	DE	Secretary of State	3/18/2004 #40765380

POPE & TALBOT LUMBER SALES INC.	US Bank, NA	Blanket Filing	MD	Department of Assessments and Taxation	11/06/2000 #181064502

POPE & TALBOT SPEARFISH LIMITED PARTNERSHIP	Wells Fargo Bank Northwest, NA	Fixture Filing	SD	Lawrence County	1/3/2006 #2006-0003

DEBTOR	Secured Party	COLLATERAL	STATE	Jurisdiction	Original File Date and Number
POPE & TALBOT, INC.	Wells Fargo Bank Northwest, NA, as Indenture Trustee	Fixture Filing	OR	Linn County	10/1/1999 Vol. 1065; Pg. 138

POPE & TALBOT, INC.	Wells Fargo Bank Northwest, NA	Fixture Filing	SD	Lawrence County	1/3/2006 #2006-00030

HALSEY C102 LIMITED PARTNERSHIP	Wells Fargo Bank Northwest, NA, as Indenture Trustee	All rights, title and interest in connection with that certain Output Agreement and Operations Agreement	OR	Secretary of State	1/4/2002 #574454

HALSEY C102 LIMITED PARTNERSHIP	Wells Fargo Bank Northwest, NA, as Indenture Trustee	Fixture Filing	OR	Secretary of State	1/4/2002 #574457

HALSEY C102 LIMITED PARTNERSHIP	Wells Fargo Bank Northwest, NA, as Indenture Trustee	Fixture Filing	OR	Linn County	12/27/2001 Vol. 1248; Pg. 655

HALSEY C102 LIMITED PARTNERSHIP	Wells Fargo Bank Northwest, NA, as Indenture Trustee	Fixture Filing	OR	Linn County	1/9/2002/ Vol 1252; Pg. 891

DEBTOR	Secured Party	COLLATERAL	STATE	Jurisdiction	Original File Date and Number
HALSEY C102 LIMITED PARTNERSHIP	Wells Fargo Bank Northwest, NA, as Indenture Trustee	Fixture Filing	OR	Linn County	1/9/2002/ Vol 1252; Pg. 902

POPE & TALBOT LTD.	The Toronto-Dominion Bank, as Agent	Inventory, accounts, proceeds Amendment restates collateral which remains accounts, intangibles & proceeds	OR	Secretary of State	06/14/2001 #555578

POPE & TALBOT LTD.	The Toronto-Dominion Bank, as Agent	Accounts, intangibles, proceeds	OR	Secretary of State	01/17/02 #575828

POPE & TALBOT LTD.	The Toronto-Dominion Bank, as Agent	Accounts, intangibles, proceeds	OR	Secretary of State	07/26/05 #6990178

POPE & TALBOT LTD. AND P&T FUNDING LTD.	The Toronto-Dominion Bank	Accounts sold pursuant to Purchase Acceptance dated 10-15-2003	OR	Secretary of State	10/30/03 #6384713

POPE & TALBOT LTD.	The Toronto-Dominion Bank, as Agent	Accounts, intangibles, proceeds	OR	Secretary of State	6/10/04 #6595592

DEBTOR	Secured Party	COLLATERAL	STATE	Jurisdiction	Original File Date and Number
P&T FACTORING LIMITED PARTNERSHIP	The Toronto-Dominion Bank	Accounts sold pursuant to Purchase Acceptance dated 10-15-2003	OR	Secretary of State	12/02/2004 #6764410

P&T FACTORING LIMITED PARTNERSHIP	The Toronto-Dominion Bank, as Agent	Accounts, intangibles, proceeds	OR	Secretary of State	11/30/04 #6761896

P&T FINANCE TWO LIMITED PARTNERSHIP	The Toronto-Dominion Bank, as Agent	Accounts, intangibles, proceeds	OR	Secretary of State	04/16/04 #6537592

CANADA

DEBTOR	Secured Party	COLLATERAL (Summary - for full description see search results)	PROV.	Jurisdiction	Original File Date and Number
POPE & TALBOT LTD.	The Toronto-Dominion Bank	Goods and chattels forming inventory; book debts, accounts and proceeds	BC	BC	3/28/2000 #8789321

POPE & TALBOT LTD.	The Toronto-Dominion Bank, as agent	Goods and chattels forming inventory; book debts, accounts and proceeds	BC	BC	6/13/2001 #9507262

POPE & TALBOT LTD.	The Toronto-Dominion Bank, as agent	All present and after acquired personal property in connection with the pulp mill and related facilities and operations located in Mackenzie, BC and proceeds	BC	BC	12/28/2001 #145106A

POPE & TALBOT LTD.	The Toronto-Dominion Bank	All debts, accounts claims, monies & choses in action due to or owing to or owned by the debtors, that are sold to the secured party together with (1) all guarantees, indemnities and other security, (2) all contracts, books, records and other documents, (3) policies of insurance, & (4) proceeds in respect thereof	BC	BC	10/29/2003 #355446B amended on 11/25/04 by #058845C

POPE & TALBOT LTD.	The Toronto-Dominion Bank, as agent	All present and after acquired personal property in connection with the Harmac pulp mill and related facilities and operations located in Nanaimo, BC and proceeds	BC	BC	6/09/2004 #754962B

POPE & TALBOT LTD.	The Toronto-Dominion Bank	All present and after acquired personal property	BC	BC	11/25/2004 #060533C

POPE & TALBOT LTD.	The Toronto-Dominion Bank	All present and after acquired personal property in connection with the sawmill and related facilities and operations located in Fort St. James, BC and proceeds	BC	BC	7/25/2005 #483612C

POPE & TALBOT LTD.	The Toronto-Dominion Bank	All present and after acquired property of the debtor, except personal property held by the debtor as general partner of Pope & Talbot Spearfish Limited Partnership	BC	BC	04/03/2006 #926027C

P&T FACTORING LIMITED PARTNERSHIP	The Toronto-Dominion Bank	All debts, accounts claims, monies & choses in action due to or owing to or owned by the debtors, that are sold to the secured party together with (1) all guarantees, indemnities and other security, (2) all contracts, books, records and other documents, (3) policies of insurance, & (4) proceeds in respect thereof	BC	BC	10/29/2003 #355446B amended on 11/25/04 by #058845C

P&T FACTORING LIMITED PARTNERSHIP	The Toronto-Dominion Bank	All present and after acquired property	BC	BC	11/25/2004 #060533C

MACKENZIE PULP LAND LTD.	The Toronto-Dominion Bank, as agent	All present and after acquired property	BC	BC	6/13/2001 #9506626

POPE & TALBOT PULP SALES U.S., INC.	The Toronto-Dominion Bank	All present and after acquired property	BC	BC	11/25/2004 #060533C

PENN TIMBER, INC.	The Toronto-Dominion Bank, as agent	All present and after acquired property	BC	BC	4/07/2004 #635008B

P&T FINANCE TWO LIMITED PARTNERSHIP	The Toronto-Dominion Bank, as agent	All present and after acquired property	BC	BC	4/07/2004 #635008B

P&T FUNDING LIMITED PARTNERSHIP	The Toronto-Dominion Bank	All debts, accounts claims, monies & choses in action due to or owing to or owned by the debtors, that are sold to the secured party together with (1) all guarantees, indemnities and other security, (2) all contracts, books, records and other documents, (3) policies of insurance, & (4) proceeds in respect thereof	BC	BC	10/29/2003 #355446B amended on 11/25/04 by #058845C

POPE & TALBOT, INC.	The Toronto-Dominion Bank	The principal amount of any indebtedness owed by Pope & Talbot Spearfish Limited Partnership to the debtor together with any interest thereon or fees associated therewith	BC	BC	05/10/2006 #995237C

POPE & TALBOT, INC	The Toronto-Dominion Bank	The principal amount of any indebtedness owed by Pope & Talbot Ltd. to the debtor together with any interest thereon or fees associated therewith	BC	BC	05/10/2006 #995229C

SCHEDULE 4.22: Insurance Maintained*

Property and Marine Insurance Program

Property/Boiler & Machinery	$2,814,458,000	Any one occurrence
	$100,000,000	Earth movement (aggregate) Except Harmac ($200,000,000)
	$250,000,000	Flood (aggregate)
	$100,000,000	Extra Expense/Expediting Expense
	$10,000,000	Misc. Unnamed Locations
Deductibles

$250,000 Property Damage (PD) and 5 days Time Element (TE) except:

•      7 day equivalent TE at Halsey, Harmac & MacKenzie

Other Deductibles

•      3% PD and TE – Earthquake

•      $1,000,000 – Flood

•      10 days TE – Black Liquor Boilers

Ocean Marine Cargo	$10,000,000	By any one vessel, aircraft or connecting conveyance
	$250,000	Any one metal barge or any one tow except $1,000,00 between ports in BC
	$50,000	Any one international transit package via mail or parcel delivery service
	$500,000	Any one truck or railroad car–international transit
	$250,000	Any one conveyance–domestic transit
	$25,000	Any one domestic transit package via mail or parcel delivery service
	$10,000,000	Any one Scheduled Foreign Warehouse Location
	$1,000,000	Any one Unscheduled Foreign (excluding Canada) Warehouse Location

*	As of June 15, 2006.

	$5,000,000	Annual Aggregate as respects loss or damage caused by or resulting from earthquake, excluding California
	$500,000	Equipment shipments any one truck/trailer, rail car, aircraft or waterborne conveyance to/from Harmac, Halsey, and Mackenzie locations
	$250,000	Any one unscheduled U.S./Canada Warehouse Location

	Deductibles	• $10,000 Per occurrence • except $100,000 as respects to loss or damage caused by or resulting from earthquake under storage coverage

Marine Liabilities (stevedores and landing owners legal liability)

Total Limits: $30,000,000

2nd Excess Marine Liability

$15,000,000 Excess of

$15,000,000 Primary & 1st excess

1st Excess Marine Liability

$14,000,000 excess of

$1,000,000 primary

Primary Marine Liability

$1,000,000

Deductibles: $10,000 All Claims

Canadian Vessels Hull & Machinery	US $4,427,696	Hull & Machinery
Deductibles (US$): $18,600 Except Ice & Freezing Claims ($37,200)

Halsey Hull & Machinery	$15,500	Hull & Machinery

Trade Credit Insurance	$35,000,000	Per policy period subject to per country sublimits Credit Limits Vary by Buyer and by Country

	Deductible	$500,000 Aggregate

Casualty and Workers Compensation Insurance Program

Umbrella and Excess Liability	Total Limits: $75,000,000 each occurrence/aggregate

Primary Umbrella: $25 million each occurrence/aggregate

1st Excess: $25 million each occurrence/aggregate excess of underlying $25 million

2nd Excess: $25 million each occurrence/aggregate excess of underlying $50 million

General Liability with Global Territory Extension

$1,000,000 Per Occurrence

$1,000,000 Personal Injury &

Advertising Injury aggregate

$2,000,000 General Aggregate

$2,000,000 Products/completed

operations aggregate

$1,000,000/$1,000,000

Employee Benefits Liability (claims made)

$2,000,000/$2,000,000/$2,000,000

Stop Gap Liability

Deductibles: $10,000 Except Employee Benefits Liability ($1,000)

Auto Liability	$1,000,000 Each Accident	Deductibles: $5,000 Per Accident Liability $500 Comprehensive ACV $1,000 Collision ACV

Marine Protection & Indemnity	Canadian Vessels US $5,000,000 Total Limits ($1,000,000 primary and $4,000,000 excess of primary) Halsey Vessels US $1,000,000	Deductibles: Canadian Vessels $3,700 Each Accident or Occurrence Halsey Vessels $2,500

Workers’ Compensation and Employers Liability (OR & NE)	Workers’ Compensation: Statutory Employers Liability: $2,000,000 Each Accident $2,000,000 Policy Limit-Disease $2,000,000 Each Employee-Disease

Workers’ Compensation Excess Employers Liability (South Dakota)	Workers’ Compensation: Statutory Employers’ Liability: $2,000,000 Each Accident	Retention: $600,000

Canadian Vessel Pollution Insurance	US $1,000,000

Pollution Legal Liability (claims made form)	$50,000,000 Policy Aggregate (inclusive of defense costs)	Retention: $500,000 Each Incident

Executive Protection

Fiduciary Liability (claims made form):

$10,000,000   Each Loss

$10,000,000 Each Policy Period

Inclusive of defense costs

Crime:

$4,000,000   Employee Theft

$4,000,000   Premises

$4,000,000   Depositors Forgery

$4,000,000   Computer Theft & Funds Fraud Transfer

Deductibles: Fiduciary: $10,000 Crime: $50,000

Directors & Officers Liability (claims made form) $25,000,000 Total Limits inclusive of defense costs	Primary 1st Layer $10,000,000 Each Loss $10,000,000 Each Policy Period 2nd Layer Excess D&O $10,000,000 Excess of $10,000,000 3rd Layer Excess D&O $5,000,000 Excess of $20,000,000	Retentions: $500,000 securities claims $100,000 claims other than securities claims

Corporate Aircraft (umbrella and excess liability policies provide excess liability coverage)	$50,000,000 Liability Per Occurrence Hull Coverage: $1,500,000

SCHEDULE 4.23: Owned and Leased Property

Company	Location	Leasehold or Fee	Lessor (L) or Mortgagee (M)	Other Liens
Pope & Talbot Spearfish Limited Partnership	1510 West Oliver Street Spearfish, SD 57783	Fee	Ableco Finance LLC, as Collateral Agent (M)	None

Pope & Talbot, Inc.	30480 American Drive Halsey, OR 97348	Fee	Ableco Finance LLC, as Collateral Agent (M)	None

Pope & Talbot, Inc.	200 Faye Ave. Newcastle, WY	Fee		None

Pope & Talbot, Inc.	Northport, WA	Fee		None

Pope & Talbot Lumber Sales Inc.	3808 N. Sullivan Road Spokane, WA	Leasehold	Park SPE, LLC (L)	None

Pope & Talbot, Inc.	1500 S.W. First Ave., Suite 200, Portland, OR 97201	Leasehold	Urban Office & Parking Facilities (L)	None

Pope & Talbot, Inc.	10 Railroad Spur Street Curlew, WA	Leasehold	Burlington Northern, Inc. (L)	None

Pope & Talbot Ltd.	30480 American Drive Halsey, OR 97348	Leasehold	Pope & Talbot, Inc. (L)	None

Pope & Talbot Ltd.	Please see Annex A

Mackenzie Pulp Land Ltd.	Please see Annex A

ANNEX A

to Schedule 4.23

A.	HARMAC MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE

A1.	00459	008-627-100	That part of Section 22, Range 1, Cedar District, outlined in red on Plan 1499R	Millsite – Main Mill	Major Industry	(Included in Assessment No. 3)[8]

A2.	00481	023-922-877	Lot 1, Section 1, Range 8, Nanaimo District, Section 21, Range 1, Cedar District, Plan VIP65621	Millsite – Entrance Lot	Major Industry & Managed Forest	$18,600

A3.	00459	023-922-893	Lot 3, Sections 21, 22 and 23, Range 1, Sections 21, 22 and 23, Range 2, Cedar District and District Lots 137 and 385, Nanaimo District, Plan VIP65621	Millsite – HP Main Mill	Major Industry	$87,054

A4.	00459	003-926-516	West 60 acres of Section 22, Range 1, Cedar District except that Part shown outlined in red on Plan 1499R and except Part in Plan VIP74868	Millsite – Main mill	Major Industry	(Included in Assessment No. 3)

A5.	00463	003-924-424	The East half of Section 2, Range 8, Nanaimo District, except Plans 32333, 37427 and VIP74868	Millsite – Far South Nexen	Major Industry & Managed Forest	$655,400

A6.	00464	009-779-159	Section 3, Range 8, Nanaimo District, except those Parts in Plans 16106 and 32333	Millsite – South of Nexen	Major Industry & Managed Forest	$893,300

A7.		009-779-442	Section 4, Range 8, Nanaimo District, except Parcel A (DD 35951I) and except those Parts in Plans 16106 and 17640	Millsite		(included in Assessment No. 6)

[8]	The BC Assessment office of the Central Vancouver Island Area omitted PID 008-627-100 from folio 250-03236.000 in error for the 2006 Property Tax Assessment.

A.	HARMAC MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE

A8.	00462	008-747-695	Section 20, Range 2, Cedar District	Millsite – New Landfill Far South	Business/ Other & Managed Forest	$1,449,000

A9.	00465	000-102-946	Lot 3, Sections 3 and 4, Range 8 and District Lot 137, Nanaimo District, Plan 32333	West of Nexen bare land on west border of Pope & Talbot properties	Business/ Other	$456,000

A10.	00466	Lease #103441 LBF #0175350	Block A, DL 215, Range 1, Nanaimo Dist. ex. 9.03 acres subleased to Canadian Oxy. partnership, fronting Sec 23, Rge 1, Cedar Lake Dist Lease #103441 - 8/1/90 for 30 years Nanaimo Land Dist. 32, LBF #1075350	Water Lot 215	Major Industry	$413,000

A11.	00467	009-045-872	District Lot 17, Dunsmuir District containing 557.8 acres, more or less	Fourth Lake. Land in conjunction with Lake Fourth Dam (A12.)	Residential	$27,600

A12.	00468	008-475-431	That part of Block 68, Dunsmuir District, Plan 789, shown outlined in red on Plan 1580R	Fourth Lake Dam site	Major Industry	$1,445,900

A13.	00469	006-007-805	Section 13, Range 1, Cedar District, except Parcel A (DD 6974N), and except Parcel B (DD 71270N), and except that part lying to the south and east of Plan 7914, and except those parts in Plan 573RW, 1997RW, 1572-R, 7914, 8955, 15443 and 23683	Residential Lot. Land only.	Residential	$82,800

A14.	00470	004-226-216	That Part of Lot 4, Section 11, Range 1, Cedar District, Plan 15311, shown outlined in red on Plan 1997 R.W.	Cedar Pipeline ROW S	Major Industry	$485,800

A.	HARMAC MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE

A15.	00470	004-226-224	That Part of Lot 3, Section 11, Range 1, Cedar District, Plan 15311, shown outlined in red on Plan 1997 R.W.	Cedar Pipeline ROW S	Major Industry	(included in Assessment No. 14)

A16.	00470	008-758-786	That Part of Section 12, Range 1, Cedar District, outlined in red on Plan 1997 RW	Cedar Pipeline ROW S	Major Industry	(included in Assessment No. 14)

A17.	00470	008-752-133	That Part of Section 11, Range 1, Cedar District, outlined in red on Plan 657 RW	Cedar Pipeline ROW S	Major Industry	(included in Assessment No. 14)

A18.	00470	008-754-144	That Part of Section 7, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW S	Major Industry	(included in Assessment No. 14)

A19.	00470	008-754-187	That Part of Section 8, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW S	Major Industry	(included in Assessment No. 14)

A20.	00470	008-758-174	That Part of Section 11, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW S	Major Industry	(included in Assessment No. 14)

A21.	00470	008-759-243	That Part of Parcel A (DD 15075N) of Section 6, Range 1, Cedar District, outlined in red on Plan 1523R	Cedar Pipeline ROW S	Major Industry	(included in Assessment No. 14)

A22.	00470	008-759-251	That Part of Parcel B (DD 15075N) of Section 6, Range 1, Cedar District, outlined in red on Plan 1523R	Cedar Pipeline ROW S	Major Industry	(included in Assessment No. 14)

A23.	00470	008-759-359	That Part of Parcel A (DD 15075N) of Section 6, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW S	Major Industry	(included in Assessment No. 14)

A.	HARMAC MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE

A24.	00470	008-759-367	That Part of Parcel B (DD 15075N) of Section 6, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW S	Major Industry	(included in Assessment No. 14)

A25.	00470	008-751-846	That Part of Section 9, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW S	Major Industry	(included in Assessment No. 14)

A26.	00471	006-285-601	That Part of Lot 3, Section 17, Range 1, Cedar District, Plan 3119, included in Plan 573RW	Cedar Pipeline ROW N	Major Industry	$1,949,000

A27.	00471	006-285-651	That Part of Lot 5, Section 17, Range 1, Cedar District, Plan 3119, included in Plan 573RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A28.	00471	006-285-619	That Part of Lot 4, Section 17, Range 1, Cedar District, Plan 3119, included in Plan 573RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A29.	00471	006-285-694	That Part of Lot 6, Section 16, Range 1, Cedar District, Plan 3119, shown outlined in red on Plan 573 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A30.	00471	006-285-627	That Part of Lot 3, Section 17, Range 1, Cedar District, Plan 3119, included in Plan 1694RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A31.	00471	006-285-635	That Part of Lot 4, Section 17, Range 1, Cedar District, Plan 3119, included in Plan 1694RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A32.	00471	008-751-919	That Part of Section 10, Range 1, Cedar District, containing 1.44 acres more or less and shown outlined in red on Plan 657 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A.	HARMAC MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE

A33.	00471	008-751-811	That Part of Section 12, Range 1, Cedar District, shown outlined in red on Plan 657RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A34.	00471	008-753-806	That Part of Section 10, Range 1, Cedar District, coloured red on Plan deposited in DD 20845F, included within the area shown outlined in red on Plan 573 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A35.	00471	008-758-212	That Part of Section 10, Range 1, Cedar District, containing 1.56 acres more or less, shown outlined in red on Plan 573 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A36.	00471	008-758-042	That Part of Parcel C (DD 6974N) of Section 15, Range 1, Cedar District, coloured red on Plan 1227R	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A37.	00471	008-754-012	That Part of Section 14, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A38.	00471	008-754-128	That Part of Section 13, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A39.	00471	008-754-101	That Part of Section 12, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A40.	00471	008-758-280	That Part of Section 18, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A41.	00471	008-758-301	That Part of Section 19, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A.	HARMAC MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE

A42.	00471	008-758-433	That Part of Section 10, Range 1, Cedar District, coloured red on Plan deposited in DD 20845F, and outlined in red on Plan 657 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A43.	00471	008-758-387	That Part of Section 15, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A44.	00471	008-758-778	That Part of Section 13, Range 1, Cedar District, outlined in red on Plan 1997 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A45.	00471	008-758-786	That Part of Section 12, Range 1, Cedar District, outlined in red on Plan 1997 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A46.	00471	008-758-794	That Part of Section 18, Range 1, Cedar District, outlined in red on Plan 1694 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A47.	00471	008-759-260	That Part of Parcel A (DD 392261I) of Section 10, Range 1, Cedar District, outlined in red on Plan 1873R	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A48.	00471	008-758-328	That Part of Section 20, Range 1, Cedar District, outlined in red on Plan 573 RW	Cedar Pipeline ROW N	Major Industry	(included in Assessment No. 26)

A49.	00472	005-432-928	Lot 1, Section 4, Range 7, Cranberry District, Plan 8718 except Part in Plan 12762	Cranberry Pipeline ROW Wells Area	Major Industry	$1,873,100

A50.	00472	005-564-549	Lot A, Sections 4 and 5, Range 8, Cranberry District, Plan 8575	Cranberry Pipeline ROW Wells Area	Major Industry	(included in Assessment No. 49)

A51.	00472	009-002-413	That Part of Section 5, Range 8, Cranberry District, outlined in red on Plan 1447R	Cranberry Pipeline ROW Wells Area	Major Industry	(included in Assessment No. 49)

A.	HARMAC MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE

A52.	00472	009-002-421	That Part of Section 5, Range 8, Cranberry District (including part of Plan 1364R), shown outlined in red on Plan 1517R	Cranberry Pipeline ROW Wells Area	Major Industry	(included in Assessment No. 49)

A53.	00472	008-996-504	That Part of Section 5, Range 8, Cranberry District, outlined in red on Plan DD 16767N and included within the area outlined in red on Plan 588 RW	Cranberry Pipeline ROW Wells Area	Major Industry	(included in Assessment No. 49)

A54.	00472	006-347-134	That Part of Lot 1, Section 4, Ranges 7 and 8, Cranberry District, Plan 2700, included in red on Plan 588 RW	Cranberry Pipeline ROW Wells Area	Major Industry	(included in Assessment No. 49)

A55.	00472	008-996-431	That Part of Section 5, Range 8, Cranberry District, shown outlined in red on Plan 588RW, except Part included in the area outlined in red on Plan DD 16767N, and except Part in Plan 8330	Cranberry Pipeline ROW Wells Area	Major Industry	(included in Assessment No. 49)

A56.	00472	008-996-458	That Part of the east 60 acres of Section 6, Range 8, Cranberry District, included within the area outlined in red on Plan 588 RW	Cranberry Pipeline ROW Wells Area	Major Industry	(included in Assessment No. 49)

A57.	00472	006-347-282	That Part of Lot 1, Section 4, Range 7, Cranberry District, Plan 2700, included in red on Plan 1486-R	Cranberry Pipeline ROW Wells Area	Major Industry	(included in Assessment No. 49)

A58.	00472	008-996-296	That Part of Section 4, Range 7, Cranberry District, outlined in red on Plan 1358R	Cranberry Pipeline ROW Wells Area	Major Industry	(included in Assessment No. 49)

A59.	00472	009-002-456	That Part of Section 5, Range 7, Cranberry District, outlined in red on Plan 1351R	Cranberry Pipeline ROW Wells Area	Major Industry	(included in Assessment No. 49)

A.	HARMAC MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE

A60.	00473	008-758-182	That Part of Section 18, Range 2, Cedar District, lying to the North of that part coloured red on Plan deposited under DD 29718I, and to the East of the production Northerly of the West boundary of said part	Landfill 10 Acre Lot; old landfill; treed lot kitty corner to new landfill	Unmanaged Forest	$7,900

A61.	00472	005-091-730	Lot 1, Section 4, Range 7, and of Sections 3 and 4, Range 8, Cranberry District, Plan 2700, except those parts of said Lot shown outlined in red on Plans 588 RW, 1357 R, 1486 R, 8718, 12014 and 12762, except that part of said Lot included within the boundaries of Plan 8330 and except those parts of said Lot shown outlined in red and marked D and E on Plan 1485 R	Land on which wells have been driven; treed lots; essential to Mill Water System	Residential	$249,000 (Note: Pty also included in Assessment No. 49)

A62.	00475	006-347-151	That Part of Lot 1, Section 4, Range 8, Cranberry District, Plan 2700, included in red on Plan 1357-R	Land on which wells have been driven; treed lots; essential to Mill Water System	Unmanaged Forest	$3,100

A63.	00476	006-347-312	Those Part of Lot 1, Section 4, Ranges 7 and 8, Cranberry District, Plan 2700, included in red and marked “D” and “E” on Plan 1485-R	Land on which wells have been driven; treed lots; essential to Mill Water System	Unmanaged Forest	$6,900

A64.	00477	006-347-509	Lot 6, Section 3, Range 8, Cranberry District, Plan 2700	Back Road Lot	Unmanaged Forest	$900

A65.	00478	008-996-202	That Part of Section 5, Range 8, Cranberry District, outlined in red on Plan 1350R	South of Pond; border area surrounding Pope & Talbot land	Unmanaged Forest	$20,500

A.	HARMAC MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE

A66.	00478	008-996-245	That Part of Section 6, Range 8, Cranberry District, outlined in red on Plan 1350R	South of Pond; border area surrounding Pope & Talbot lot	Unmanaged Forest	(included in Assessment No. 66)

A67.	00479	009-796-673	That Part of the East 60 acres of Section 6, Range 8, Cranberry District, lying to the North of a boundary extending due East from the most Northerly iron pin of the area shown on Plan 1350R	Sixty Acres North of Pond; border area surrounding Pope & Talbot lot	Unmanaged Forest	$17,300

A68.	00472	005-500-605	Lot 1, Section 5, Range 7, and of Sections 3, 4 and 5, Range 8, Cranberry District, Plan 8330	West Side Wells Area; border area surrounding Pope & Talbot lot	Unmanaged Forest	$34,000 (Note: Pty also included in Assessment No. 49)

A69.	00482	024-089-320	That Part of Nanaimo District being part of the bed of Northumberland Channel, shown on Plan 3078 RW	Outfall Discharge Pipe; part of production process Note: Owned by Crown. P&T has Statutory Right of Way	Major Industry	$15,200

A70.	00494	Lease	PL 304C – Nanaimo Port Authority	Nanaimo River Estuary Lease	Light Industry	$51,200

CHARGES IN FAVOUR OF POPE & TALBOT LTD.

	REF. NO.	PID	LEGAL DESCRIPTION	TYPE OF CHARGE AND REGISTRATION NO.	CLASS	2006 ASSESSED VALUE

I4.		004-674-006	The South Part of Section 3, Range 7, Nanaimo District, containing 21 Acres more or less as shown on a Plan deposited under DD22536	Assignment of Option to Purchase No. R69305, registered under No. EH70652	N/A	N/A

		004-678-478	That Part of Section 2, Range 6, Nanaimo District, lying West of the East branch of the Nanaimo River

		004-678-486	That Part of Section 3, Range 6, Nanaimo District, lying West of the East branch of the Nanaimo River

CHARGES IN FAVOUR OF POPE & TALBOT LTD.

	REF. NO.	PID	LEGAL DESCRIPTION	TYPE OF CHARGE AND REGISTRATION NO.	CLASS	2006 ASSESSED VALUE

I5.		024-089-320

That part of Nanaimo District being part of the bed of Northumberland Channel, shown on Plan 3078 RW

NOTE: Statutory Right of Way indicated description for property as follows: No PID, Right of Way of the bed of Northumberland Channel, Nanaimo District, shown outlined on Plan 3078 R.W. on file in the Land Title Office Victoria

				Statutory Right of Way registered under No. EM24688	N/A	N/A

I6.		002-308-151	Lot 2, Plan 28354, Sections 3 and 4, Range 7, Cranberry District	Statutory Right of Way registered under No. EN39180	N/A	N/A

I7.		002-308-151	Lot 2, Plan 28354, Sections 3 and 4, Range 7, Cranberry District	Assignment of Statutory Right of Way No. EH54371, registered under No. EH70653	N/A	N/A

I8.		008-996-369	The West 25 Acres of Section 6, Range 8, Cranberry District	Statutory Right of Way registered under No. EH70648	N/A	N/A

		008-996-318	Section 7, Range 8, Cranberry District

CHARGES IN FAVOUR OF POPE & TALBOT LTD.

	REF. NO.	PID	LEGAL DESCRIPTION	TYPE OF CHARGE AND REGISTRATION NO.	CLASS	2006 ASSESSED VALUE

I9.		023-922-893	Lot 3 of Sections 21, 22 and 23 Range 1 and Sections 21, 22 and 23 Range 2 Cedar District and District Lot 137 and 385 Nanaimo District Plan VIP65621	Statutory Right of Way registered under No. EH70647	N/A	N/A

		023-922-907	Lot 4, Sections 21, 22 and 23, Range 2 and Section 21, Range 3, Cedar District, Plan VIP65621

		023-922-915	Lot 5, Sections 22 and 23, Range 2, Cedar District and District Lots 137 and 216 Nanaimo District Plan VIP65621

		008-753-822	Section 22, Range 2, Cedar District

		008-753-831	Section 22, Range 2, Cedar District

I10.		025-586-840	That Part of the West 60 Acres of Section 22, Range 1, Cedar District, and that Part of the East 1/2 of Section 2, Range 8, Nanaimo District contained within VIP74868	Option to Purchase registered under No. EV16970	N/A	N/A

B.	CASTLEGAR MILL SITE

	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
B1.		005-881-579	Lot 1 District Lots 4268, 5636, 5953, 7373 and 13028 Kootenay District Plan 17216	Millsite – Main Mill and all surrounding areas; appealed 3/99; main site	Major Industry	$9,099,600

B2.	00178	014-015-455	Sublot 2, District Lot 4599 Plan X-35	Castlegar (unloading Crane)	Major Industry	$339,700

B3.	00179	Foreshore Lease LBF# 0279107	District Lot 3183 Kootenay Land District Foreshore Lease #402782	Robson Foreshore Lease 402782	Major Industry	$32,100

B4.	00180	010-223-479	District Lot 7373 Kootenay District except (1) Parts included in Plans 4352 and 17216 (2) Part included in SRW Plan 8215	Castlegar; bare land	Business/ Other	$13,500

B5.	00182	010-223-606	District Lot 4268 Kootenay District except (1) part included in Plan 4352 (2) Parts included in SRW Plans 8215 and 9270 (3) part included in Plan 17216	Castlegar; bare land - dumpsite	Business/ Other	$23,800

B6.	183	010-224-033	District Lot 6885 Kootenay District except parts included in SRW Plans 8215 and 9270	Castlegar; gravel pit and dumpsite	Business/ Other	$34,100

B7.	00184	010-228-268	Lot 1 District Lots 4268, 5636, 5953 and 6885 Kootenay District Plan 9273 except part included in Plan 17217	Castlegar - dumpsite	Major Industry & Light Industry	$121,100

B8.	00185		Kootenay Land District CPR Lease TV 125 Road encroachment Mile 30.0-30.6 Boundary Subdivision GBMK028-0105	CPR Rd Enc. mile 30.0-30.6	Major Industry	$3,700

B.	CASTLEGAR MILL SITE

	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
B9.	00186	Waterlot Lease LBF #0353961	District Lot 4087 Kootenay Land District Lease No. 401675 Water Lot on unsurveyed crown land (Columbia River) Reman Castlegar (Crain)) LBF No. 0353961	Reman Lease 401675	Major Industry	$45,200

B10.	00187	017-821-002	District Lot 16269 Kootenay District except Block C	Lease 402000 (remainder of dl 16269 not included in lease #401153) (unregistered) s.73	Major Industry	$29,200

B11.	00188		Kootenay Land District Road & Storage Site on CPR R/W Mile 29.9 Boundary Sub Leas No. GBMK-028-0115	CPR MILE 29.9	Major Industry	$31,000

B12.	Intentionally Deleted – Expired lease replaced by Lease #341103 (H7)

B13.	00190	014-015-471	Lot L District Lot 4589 Kootenay District Plan 4589	Castlegar; bare land	Residential	$4,300

C.	FORT ST. JAMES MILL SITE

	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
C1.	00495	026-468-646	Lot A District Lots 4749, 4750, 4751 and 4752 Range 5 Coast District Plan BCP20449	Fort St. James - Millsite	Major Industry	$8,989,000

C1.1		LBF #0314782	District Lot 1299, Range 5, Land District, Breakwater Wharf Boat docking & recreational site on Stuart Lake, Lease No. 701558	Marineway		$17,700

C1.2		LBF #7407494	LIC 703775 Covering unsruveyed crown land in the vicinity of Mt. Blanchet for 30 years commencing June 15/99 for communication site purposes	Radio/Tower		$3,000

C1.3		LBF #7406887	Coast Range 5, District Lot 4026, Range 5 for limestone quarry purposes. Spad Lake	Quarry		$31,900

C2.	00495	008-234-086	Lot C, Block 3, Plan 3736, Dist. Lot 4932, Range 05, Coast Range 5 Land District	Cabin - Stones Bay Rd.	Residential	$105,000

C3.	00496	008-234-060	Lot A, Block 2, Plan 3652, Dist. Lot 4932, Range 05, Coast Range 5 Land District	Stones Bay sub Road; adjoining property to C1	Residential	$45,900

C4.		009-215-441	Lot 4 District Lot 314 Range 5 Coast District Plan 7468	Fort St. James – House	Residential	$258,300

D.	MACKENZIE MILL SITE [owned by Mackenzie Pulp Land Ltd. in bare trust for Pope & Talbot Ltd.]

	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
D1.	00483	024-184-489	Lot B District Lot 12478 Cariboo District Plan PGP42628	Mill Site	Major Industry & Business/ Other	$43,750,100

D2.	00485	023-271-299	Lot A District Lot 12479 Cariboo District Plan PGP39531	Fly Ash Disposal Site	Major Industry	$415,800

D3.	00484	024-184-501	Lot D, District Lot 12478 Cariboo District Plan PGP42628	Vacant Parcel N of Millsite	Major Industry & Business/ Other	$100,500

D4.	00486	004-350-448	Lot 8, District Lot 12463, Cariboo Dist. Plan 17642	Mill Manager’s House	Residential	$160,700

D5.	00487	015-219-208	District Lot 3470, Cariboo Dist. except Pl 21721 & 22417	Residential Prop. in Town of Mackenzie; vacant	Residential	$28,100

D6.	00488	PGP37858 BCRP Lease 2926 024-252-255	Lot A, DLs 12478 and 12479, Cariboo District Plan PGP42967, Remarks on Lease: Part on Plan PGP39816 with a Right of Renewal	BCRP Site for construction campsite ‘Camp Watters’; lodging for construction crews	Residential	$2,608,000

D7.	00489	BCR Lease 2509 023-623-951	BCRP Lease 2509, Lot 2 District Lot 12478 and 12479 Cariboo District Plan PGP 40739 except plan PGP 45388 (unregistered)	Chip Storage - Cariboo Chip Storage site	Light Industry	$144,000

D8.		024-184-497	Statutory Right of Way over PID 024-184-497 Lot C District Lot 12478 Cariboo District Plan PGP42628

D.	MACKENZIE MILL SITE [owned by Mackenzie Pulp Land Ltd. in bare trust for Pope & Talbot Ltd.]

	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
D9.		010-908-005	Undivided 1/2 interest in possibility of reverter E14788 PID 010-908-005 Lot A District Lot 12478 Cariboo District Plan 18789

D10.		023-366-583	Statutory Right of Way PK28849 that part of Unsurveyed Crown Land within Cariboo District and Being the Bed of Williston Lake shown on Plan PGP39849

E.	GRAND FORKS MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
E1.	00034	016-341-911	Lot 1, District Lots 382 and 534, Similkameen Division, Yale District, Plan 43597	Millsite	Major Industry	$4,613,000

E2.	00503	012-774-308	Lot 1, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$45,100

E3.	00503	012-774-316	Lot 2, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	(included in Assessment No. 2)

E4.	00504	004-480-911	Lot 3, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Business/ Other	$37,700

E5.	00504	004-480-945	Lot 4, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Business/ Other	(included in Assessment No. 4)

E6.	00504	004-480-961	Lot 5, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Business/ Other	(included in Assessment No. 4)

E7.	00505	004-480-996	Lot 6, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Light Industry	$13,500

E8.	00505	004-481-020	Lot 7, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Light Industry	(included in Assessment No. 7)

E9.	00505	004-481-046	Lot 8, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Light Industry	(included in Assessment No. 7)

E.	GRAND FORKS MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
E10.	00506	004-481-062	Lot 9, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Business/ Other	$7,600

E11.	00506	004-481-101	Lot 10, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Business/ Other	(included in Assessment No. 10)

E12.	00507	012-774-324	Lot 11, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$7,600

E13.	00507	012-774-332	Lot 12, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	(included in Assessment No. 12)

E14.	00508	004-481-135	Lot 13, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Business/ Other	$7,600

E15.	00508	004-481-143	Lot 14, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Business/ Other	(included in Assessment No. 14)

E16.	00509	004-481-178	Lot 15, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Business/ Other	$13,500

E17.	00509	004-481-194	Lot 16, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Business/ Other	(included in Assessment No. 16)

E18.	00509	004-481-224	Lot 17, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Business/ Other	(included in Assessment No. 16)

E19.	00510	004-481-241	Lot 18, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$40,500

E20.	00510	004-481-259	Lot 19, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	(included in Assessment No. 19)

E.	GRAND FORKS MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
E21.	00511	004-481-267	Lot 20, Block 19, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$2,500

E22.	00524	012-776-106	Lot 7, Block 31, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$62,400

E23.	00524	012-776-114	Lot 8, Block 31, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	(included in Assessment No. 22)

E24.	00525	009-032-177	Lot 9, Block 31, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$51,500

E25.	00525	009-032-207	Lot 10, Block 31, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	(included in Assessment No. 24)

E26.	00040	012-992-704	Parcel A (KC9084), Block 31, District Lot 534, Similkameen Division, Yale District, Plan 36	Millsite; original millsite	Residential	$34,300

E27.	00037	024-886-319	Lot 1 District Lot 534 Similkameen Division Yale District Plan 67835	Millsite	Business/ Other	$35,900

E28.	00517	010-829-008	Parcel A (X254677) Block 27, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$76,200

E29.	00518	007-087-705	Lot A, Block 27, District Lot 534, Similkameen Division, Yale District, Plan 37967	Proposed Millsite Expansion	Residential	$122,200

E.	GRAND FORKS MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
E30.	00519	012-775-631	Lot 1, Block 28, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$10,600

E31.	00520	012-775-649	Lot 2, Block 28, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$40,600

E32.	00520	012-775-657	Lot 3, Block 28, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	(included in Assessment No. 31)

E33.	00521	012-775-681	Lot 4, Block 28, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$11,300

E34.	00522	012-775-711	Lot 5, Block 28, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$9,300

E35.	00523	012-775-720	Lot 6, Block 28, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$28,500

E36.	00526	012-777-633	Block A, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$20,500

E37.	00512	002-325-250	Lot 7, Block 24, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$10,600

E38.	00513	002-325-268	Lot 8, Block 24, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$7,900

E39.	00514	002-325-276	Lot 9, Block 24, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$9,300

E.	GRAND FORKS MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
E40.	00515	002-325-284	Lot 10, Block 24, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$9,300

E41.	00516	002-325-292	Lot 11, Block 24, District Lot 534, Similkameen Division, Yale District, Plan 36	Proposed Millsite Expansion	Residential	$19,000

E42.	00502	003-473-104	Lot A, District Lot 382, Similkameen Division, Yale District, Plan 32378	Newly acquired Grand Forks property	Residential	$73,400

E43.		026-249-944	Parcel A, District Lot 534, Similkameen Division, Yale District, Plan KAP77809	Newly acquired Grand Forks property

E44.	00111	014-781-751	That part of District Lot 423 shown red on Plan DD682, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential (Rural)	$4,300

E45.	00113	014-926-890	Parcel A (Plan B4302) of District Lot 1012, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$10,800

E46.	00126	011-767-332	That part of Lot 1 coloured red on Plan DD 6011, District Lot 2703, Similkameen Division, Yale District, Plan 1185	School Dist. #12; Boundary Timber Logging Lands	Residential	$13,000

E47.	00127	015-120-091	That part of District Lot 2703 outlined red on Plan DD4938, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$20,200

E48.	Intentionally Deleted – Expired lease no longer relevant to operations

E49.	00130	LBF#4400653	SDYD RADIO,TV,MICROWAVE,SATELITE WORKS BLUE JOINT MTN LICENSE NO. 403111 LBF4401653	For Purpose of constructing and communications for Pope & Talbot works	Business/Other	$17,800

E.	GRAND FORKS MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
E50.	00100	014-727-552	That part of District Lot 125S shown on Plan DD 7954, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$194,000

E51.	00101	014-726-785	That part of District Lot 125S shown on Plan DD 8861, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$21,700

E52.	00102	014-727-579	District Lot 126S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$21,700

E53.	00103	014-727-595	District Lot 127S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$24,000

E54.	00104	013-282-085	District Lot 128S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Managed Forest Land	$35,400

E55.	00105	014-727-587	District Lot 183S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$19,800

E56.	00106	014-956-250	That part of District Lot 500 shown on Plan attached to DD 63480F, Similkameen Division, Yale District, except (1) part lying to the South of right of way shown on Plan DD9487, and (2) Plans 19939 and 26314	School Dist. #12; Boundary Timber Logging Lands	Residential (Rural)	$3,300

E57.	00107	014-788-691	District Lot 587S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$106,000

E58.	00108	014-969-815	District Lot 1133S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$24,700

E.	GRAND FORKS MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
E59.	00109	014-969-840	District Lot 1134S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$30,800

E60.	00110	015-222-055	District Lot 2960S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$128,000

E61.	00112	014-885-310	District Lot 618S, Similkameen Division, Yale District, except Parcel G on Plan A166	School Dist. #12; Boundary Timber Logging Lands	Residential	$195,000

E62.	00114	014-983-303	District Lot 1206S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Managed Forest Land	$38,700

E63.	00115	014-983-320	District Lot 1207S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Managed Forest Land	$35,300

E64.	00116	014-885-841	District Lot 1274S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Managed Forest Land	$14,400

E65.	00117	014-885-883	The East 1/2 of District Lot 1277S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$54,400

E66.	00118	014-885-930	The Easterly 80.26 acres of District Lot 1278S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$54,600

E67.	00119	014-886-120	District Lot 1289S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential (Rural)	$337,000

E68.	00120	014-994-020	District Lot 1402S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential (Rural)	$177,900

E69.	00121	016-701-488	District Lot 1579S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Managed Forest Land	$79,100

E.	GRAND FORKS MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
E70.	00122	015-050-360	District Lot 1820S, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential (Rural)	$175,700

E71.	00124	015-111-393	District Lot 2577, Similkameen Division, Yale District, except Parcel F (Plan A164) thereof	School Dist. #12; Boundary Timber Logging Lands	Residential (Rural)	$146,700

E72.	00125	015-120-066	That part of District Lot 2637 shown on Plan DD1343, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$5,300

E73.	00128	015-223-132	District Lot 3307, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$162,000

E74.	00123	015-120-031	That part of District Lot 2453 shown on Plan DD1344, Similkameen Division, Yale District	School Dist. #12; Boundary Timber Logging Lands	Residential	$20,800

E75.	00041	004-671-490	Lot 5, Block 34, District Lot 534, Similkameen Division, Yale District, Plan 108	School Dist. #12; Boundary Timber Logging Lands	Residential	$18,400

F.	MIDWAY MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
F1.	00061	016-358-198	Lot A DL 273S, 637, 2647, 4170S Similkameen Div Yale District, Plan 43625	Millsite	Major Industry	(included in Assessment No. 2)

F2.	00061	014-781-549	Parcel B on Plan B6079 District Lot 424 Similkameen Division Yale District	Millsite	Major Industry	$5,877,000

F3.	00061	014-782-049	That Part District Lot 424 shown red on Plan B3932 Similkameen Division Yale District [Note: Registered Owner “Pope & Talbot”]	Millsite	Major Industry	(included in Assessment No. 2)

F4.	00067	014-781-557	Parcel D on Plan B7088 District Lot 424 Similkameen Division Yale District	Millsite	Major Industry	$116,000

F5.	00070	017-654-467	That portion of District Lot 637 on Parcel A, Plan B-5388 Land District 54 Similkameen Division Yale District	Millsite	Major Industry	$88,400

F6.	00058	004-293-771	PLN B5171,DL 637, SDYD,PID-004-293-771-ACRES UNDER 00253.060	Related to Midway mill for access purposes	Major Industry	$25,800

F7.	00060	012-585-092	PCL C PLN A149,DL637,SDYD,PID-012-585-092 INC AC&COSTS-20029	Related to Midway mill for access purposes	Major Industry	$74,900

F.	MIDWAY MILL SITE
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
F8.	00439	LBF: 3409797	Plan A149, Dist. Lot 637 Lease No: 33458	Village of Midway – Port Leased for Access Road	Major Industry	$29,600

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G1.	00147	014-045-443	Parcel A (Sketch Plan 5961), District Lot 811, Kootenay District, except Plans NEP22294 and NEP65710	Revelstoke Rural; part of logging operation TFL 23	Managed Forest Land	$883,000

G2.	00153	014-045-508	District Lot 860, Kootenay District, except Part in Plan NEP21101	Revelstoke CAN HYDRO SITE; part of logging operation TFL 23	Residential & Utilities & Managed Forest Land	$17,075,400

G3.	00156	014-045-826	District Lot 7045, Kootenay District	Revelstoke Rural; part of logging operation TFL 23	Managed Forest Land	$11,400

G4.	00157	014-045-842	District Lot 7046, Kootenay District	Revelstoke Rural; part of logging operation TFL 23	Managed Forest Land	$12,400

G5.	00160	014-046-482	District Lot 7959, Kootenay District, except (1) Parcel 1 (Reference Plan 5828I) and (2) Part included in Plan 1321	Revelstoke Rural; part of logging operation TFL 23	Managed Forest Land	$40,700

G6.	00161	014-045-907	District 8653, Kootenay District	Revelstoke Rural; part of logging operation TFL 23	Managed Forest Land	$10,500

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G7.	00163	014-046-571	Fractional Legal Subdivision 13, Section 27, Township 21, Range 1, West of the 6th Meridian, Kootenay District	Revelstoke Rural; part of logging operation	Residential	$30,600

G8.	00163	014-046-601	Fractional Legal Subdivision 14, Section 27, Township 21, Range 1, West of the 6th Meridian, Kootenay District	Revelstoke Rural; part of logging operation	Residential	(included in Assessment No. 7)

G9.	00164	014-040-701	Lot 1, Block 29, District Lot 502, Kootenay District, Plan 756	Revelstoke Rural; part of logging operation	Residential	$6,100

G10.	00165	014-040-735	Lot 1, Block A, District Lot 505, Kootenay District, Plan 756	Revelstoke Rural; part of logging operation	Residential	$6,600

G11.	00166	014-040-875	Block C, District Lot 505, Kootenay District, Plan 756	Revelstoke Rural; part of logging operation	Residential	$700

G12.	00167	014-040-867	Block B, District Lot 505, Kootenay District, Plan 756	Revelstoke Rural; part of logging operation	Residential	$500

G13.	00168	014-042-266	Lot 3, Block 29, District Lot 505, Kootenay District, Plan 756	Nakusp Rural; part of logging operation	Residential	$6,000

G14.	00169	014-042-428	Lot 9, District Lot 505, Kootenay District, Plan 756A	Revelstoke Rural; part of logging operation	Residential	$25,800

G15.	00170	014-042-436	Lot 10, District Lot 505, Kootenay District, Plan 756A, except Plan NEP74466	Revelstoke Rural; part of logging operation	Residential	$28,300

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G16.	00171	014-042-452	Lot 11, District Lot 505, Kootenay District, Plan 756A	Revelstoke Rural; part of logging operation	Residential	$8,800

G17.	00172	014-042-461	Lot 12, District Lot 505, Kootenay District, Plan 756A	Nakusp Rural; part of logging operation	Residential	$16,600

G18.	00173	014-042-479	Lot 12A, District Lot 505, Kootenay District, Plan 756A	Revelstoke Rural; part of logging operation	Residential	$300

G19.	00174	014-042-509	Lot 13, District Lot 505, Kootenay District, Plan 756A	Revelstoke Rural; part of logging operation	Residential	$19,700

G20.	00175	014-046-725	Lot 1, District Lot 505, Kootenay District, Plan 5144	Revelstoke Rural; part of logging operation	Light Industry	$35,500

G21.	00220	014-014-874	Parcel 1 (See 12756I) of Lot F, District Lot 864, Kootenay District, Plan 812, except Plan 7686	Nakusp Rural; part of logging operation	Light Industry	$9,100

G22.	00221	014-014-891	Parcel 1 (Reference Plan 94063I) of Lot G, District Lot 864, Kootenay District, Plan 812	Nakusp Rural; part of logging operation	Light Industry	$10,500

G23.	00221	014-014-912	Lot G, District Lot 864, Kootenay District, Plan 812, except Parcel 1 (Reference Plan 94063I)	Vernon Assessment Area; part of logging operation	Light Industry	(included in Assessment No. 22)

G24.	00222	014-014-939	Parcel 1 (Reference Plan 94063I), Lot H, District Lot 864, Kootenay District, Plan 812	Nakusp Rural; part of logging operation	Light Industry	$356,900

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G25.	00223	014-014-947	Lot J, District Lot 864, Kootenay District, Plan 812, except Parts included in Plans 2795, 7160 and 7686	Nakusp Rural; part of logging operation	Light Industry	$6,700

G26.	00224	014-014-971	Lot L, District Lot 864, Kootenay District, Plan 812, except Plan 7686	Nakusp Rural; part of logging operation	Light Industry	$22,700

G27.	00225	014-015-005	Lot M, District Lot 864, Kootenay District, Plan 812, except Part included in Plans 4875 and 7686	Nakusp Rural; part of logging operation	Light Industry	$16,800

G28.	00226	014-015-013	Lot N, District Lot 864, Kootenay District, Plan 812, except Plans 7686 and NEP68994	Nakusp Rural; part of logging operation	Business/Other	$27,000

G29.	00227	014-015-056	Lot S, District Lot 864, Kootenay District, Plan 812, except Plan 7686	Nakusp Rural; part of logging operation	Light Industry	$5,600

G30.	00228	014-015-081	Parcel 1 (Reference Plan 94063I), Lot T, District Lot 864, Kootenay District, Plan 812	Nakusp Rural; part of logging operation	Light Industry	$8,100

G31.	00228	014-015-145	Lot T, District Lot 864, Kootenay District, Plan 812, except Parcel 1 (Reference Plan 94063I) and Plan 7686	Vernon Assessment Area; part of logging operation	Light Industry	(included in Assessment No. 30)

G32.	00229	014-015-510	Lot A, District Lot 864, Kootenay District, Plan 4112	Nakusp Rural; part of logging operation	Light Industry	$10,100

G33.	00230	014-015-552	Lot B, District Lot 864, Kootenay District, Plan 4112	Nakusp Rural; part of logging operation	Light Industry	$10,600

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G34.	00231	014-015-579	Lot C, District Lot 864, Kootenay District, Plan 4112	Nakusp Rural; part of logging operation	Light Industry	$11,100

G35.	00240	014-020-131	Lot 80, District Lot 7675, Kootenay District, Plan 1129	Nakusp Rural; part of logging operation	Residential	$28,500

G36.	00241	014-020-157	Lot 81, District Lot 7675, Kootenay District, Plan 1129	Nakusp Rural; part of logging operation	Residential	$28,700

G37.	00242	014-020-173	Lot 82, District Lot 7675, Kootenay District, Plan 1129	Nakusp Rural; part of logging operation	Residential	$28,600

G38.	00243	014-020-203	Lot 83, District Lot 7675, Kootenay District, Plan 1129	Nakusp Rural; part of logging operation	Residential	$28,600

G39.	00244	014-020-211	Lot 84, District Lot 7675, Kootenay District, Plan 1129	Nakusp Rural; part of logging operation	Residential	$28,800

G40.	00245	014-020-246	Lot 85, District Lot 7675, Kootenay District, Plan 1129	Nakusp Rural; part of logging operation	Residential	$8,000

G41.	00246	014-020-262	Lot 86, District Lot 7675, Kootenay District, Plan 1129	Nakusp Rural; part of logging operation	Residential	$7,900

G42.	00247	014-020-289	Lot 90, District Lot 7675, Kootenay District, Plan 1129	Nakusp Rural; part of logging operation	Light Industry	$7,500

G43.	00248	014-020-327	Lot 55, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$9,200

G44.	00249	014-020-351	Lot 56, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$9,100

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G45.	00250	014-020-360	Lot 57, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$8,600

G46.	00251	014-020-386	Lot 58, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$45,500

G47.	00252	014-020-408	Lot 59, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$48,000

G48.	00253	014-020-424	Lot 61, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$49,200

G49.	00254	014-020-441	Lot 62, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$6,500

G50.	00255	014-020-467	Lot 65, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$45,800

G51.	00256	014-020-483	Lot 68, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$5000

G52.	00257	014-020-491	Lot 69, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$40,900

G53.	00258	014-020-513	Lot 70, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$4,700

G54.	00259	014-020-572	Lot 71, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$4,700

G55.	00260	014-020-599	Lot 72, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$4,700

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G56.	00261	014-020-629	Lot 75, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$4,700

G57.	00262	014-020-645	Lot 76, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$3,500

G58.	00263	014-020-670	Lot 78, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Residential	$37,300

G59.	00264	014-020-696	Lot 79, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Residential	$23,700

G60.	00265	014-020-700	Lot 87, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$10,300

G61.	00266	014-020-718	Lot 88, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$10,600

G62.	00267	014-020-726	Lot 89, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$9,600

G63.	00268	014-020-734	Lot 91, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$15,400

G64.	00269	014-020-742	Lot 92, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$11,400

G65.	00270	014-020-751	Lot 93, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$9,500

G66.	00271	014-020-769	Lot 94, District Lot 7675, Kootenay District, Plan 1133	Nakusp Rural; part of logging operation	Light Industry	$9,500

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G67.	00272	014-019-825	Lot 1, District Lot 7675, Kootenay District, Plan 3084	Nakusp Rural; part of logging operation	Light Industry	$12,300

G68.	00273	014-019-833	Lot 2, District Lot 7675, Kootenay District, Plan 3084	Nakusp Rural; part of logging operation	Light Industry	$63,800

G69.	00274	014-019-841	Lot 3, District Lot 7675, Kootenay District, Plan 3084	Nakusp Rural; part of logging operation	Light Industry	$42,600

G70.	00275	014-019-850	Lot 4, District Lot 7675, Kootenay District, Plan 3084	Nakusp Rural; part of logging operation	Light Industry	$3,200

G71.	00276	014-019-868	Lot 5, District Lot 7675, Kootenay District, Plan 3084	Nakusp Rural; part of logging operation	Light Industry	$3,000

G72.	00277	013-370-782	Lot 1, District Lot 7675, Kootenay District, Plan 8169	Nakusp Rural; part of logging operation	Light Industry	$72,700

G73.	00279	014-030-187	Lot 7, District Lot 8563, Kootenay District, Plan 1482	Nakusp Rural; part of logging operation	Residential	$63,900

G74.	00280	014-030-209	Lot 8, District Lot 8563, Kootenay District, Plan 1482	Nakusp Rural; part of logging operation	Residential	$116,000

G75.	00281	012-490-679	Block A, District Lot 8566, Kootenay District, except Part in Plan NEP21711 and Plan NEP61848	Nakusp Rural; part of logging operation	Residential & Light Industry	$289,000

G76.	00282	014-030-292	Lot 6, District Lot 9321, Kootenay District, Plan 1429, except Plan NEP61848	Nakusp Rural; part of logging operation	Residential (Rural)	$44,000

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G77.	00289	014-030-373	Amended Block B, Lot 15, District Lot 9321, Kootenay District, Plan 1429	Nakusp Rural; part of logging operation	Light Industry	$48,100

G78.	00293	014-015-595	District Lot 870, Kootenay District, except Part included in Plan NEP20563	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$160,000

G79.	00294	014-015-617	District Lot 5069, Kootenay District, except Part included in Plans 10811 and NEP20562	Nakusp Rural; part of logging operation TFL 23	Light Industry & Managed Forest Land	$98,600

G80.	00295	014-029-235	Lot 20, District Lot 8029, Kootenay District, Plan 822	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$6,900

G81.	00295	014-029-286	Lot 21, District Lot 8029, Kootenay District, Plan 822	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	(included in Assessment No. 80)

G82.	00295	014-029-316	Lot 22, District Lot 8029, Kootenay District, Plan 822	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	(included in Assessment No. 80)

G83.	00296	012-490-628	Assigned Parcel 4, District Lot 373, Kootenay District, Plan X13, except Parcel 1 (Reference Plan 110363I)	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$25,900

G84.	00297	014-015-609	District Lot 2719, Kootenay District	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$28,100

G85.	00298	014-045-699	Lot 6, District Lot 6549, Kootenay District, Plan 853	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,100

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G86.	00299	014-018-217	Lot 1, District Lot 6549, Kootenay District, Plan 1605	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,100
G87.	00300	014-018-241	Lot 2, District Lot 6549, Kootenay District, Plan 1605	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,400
G88.	00301	014-018-268	Lot 3, District Lot 6549, Kootenay District, Plan 1605	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,300
G89.	00302	014-018-284	Lot 4, District Lot 6549, Kootenay District, Plan 1605	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,400
G90.	00303	014-018-306	Lot 5, District Lot 6549, Kootenay District, Plan 1605	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,200
G91.	00304	014-018-322	Lot 7, District Lot 6549, Kootenay District, Plan 1605	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,800
G92.	00305	014-018-357	Lot 8, District Lot 6549, Kootenay District, Plan 1605	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,800
G93.	00306	014-018-390	Lot 9, District Lot 6549, Kootenay District, Plan 1605	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,100
G94.	00307	014-018-403	Lot 10, District Lot 6549, Kootenay District, Plan 1605	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,200
G95.	00308	014-018-420	Lot 11, District Lot 6549, Kootenay District, Plan 1605, except that Part in Plan 8798	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,000

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G96.	00309	014-018-438	Lot 12, District Lot 6549, Kootenay District, Plan 1605, except that Part in Plan 8798	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$1,800

G97.	00310	014-025-001	District Lot 7682, Kootenay District, except Part included in Plan NEP20435	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$12,600

G98.	00311	014-025-191	Lot 17, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,600

G99.	00312	014-025-221	Lot 18, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,600

G100.	00313	014-025-256	Lot 20, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,600

G101.	00314	014-025-299	Lot 21, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,600

G102.	00315	014-025-311	Lot 22, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$4,500

G103.	00316	014-025-361	Lot 23, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,600

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G104.	00317	014-025-396	Lot 24, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$4,500

G105.	00318	014-025-434	Lot 25, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,300

G106.	00319	014-025-451	Lot 26, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$4,500

G107.	00320	014-025-477	Lot 27, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,900

G108.	00321	014-025-515	Lot 28, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$4,500

G109.	00322	014-025-558	Lot 29, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,700

G110.	00323	014-025-639	Lot 30, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$4,400

G111.	00324	014-025-663	Lot 31, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,900

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G112.	00325	014-025-680	Lot 32, District Lots 7893 and 7894, Kootenay District, Plan 1194, except Part included in Plan NEP22023	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$4,100

G113.	00326	014-025-701	Lot 33, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,900

G114.	00327	014-025-728	Lot 34, District Lots 7893 and 7894, Kootenay District, Plan 1194, except Part included in Plan NEP22023	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,900

G115.	00328	014-025-752	Lot 35, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,700

G116.	00329	014-025-779	Lot 36, District Lots 7893 and 7894, Kootenay District, Plan 1194, except Part included in Plan NEP22023	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,900

G117.	00330	014-025-787	Lot 37, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,000

G118.	00331	014-025-795	Lot 40, District Lot 7893, Kootenay District, Plan 1194, except Part included in Plan NEP22023	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,300

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G119.	00332	014-025-809	Lot 42, District Lot 7893, Kootenay District, Plan 1194, except Part included in Plan NEP22023	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$1,400

G120.	00333	014-025-817	Lot 43, District Lot 7893, Kootenay District, Plan 1194, except Part included in Plan NEP22023	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$1,900

G121.	00334	014-025-825	Lot 44, District Lot 7893, Kootenay District, Plan 1194, except Part included in Plan NEP22023	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$1,900

G122.	00335	008-288-984	Lot 49, District Lots 7893 and 7894, Kootenay District, Plan 1194, except Part included in Plan NEP22214	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,000

G123.	00336	014-025-841	Lot 50, District Lots 7893 and 7894, Kootenay District, Plan 1194, except Part included in Plan NEP22214	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$2,000

G124.	00337	014-025-868	Lot 77, District Lots 7893 and 7894, Kootenay District, Plan 1194, except Part included in Plan NEP22214	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$3,500

G125.	00338	014-025-892	Lot 83, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$4,500

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G126.	00339	014-025-914	Lot 85, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$4,500

G127.	00340	014-025-949	Lot 86, District Lots 7893 and 7894, Kootenay District, Plan 1194	Nakusp Rural; part of logging operation TFL 23	Managed Forest Land	$4,500

G128.	00341	005-543-894	District Lot 7896, Kootenay District, except Part included in Plans 5875 and 17277	Nakusp Rural; part of logging operation	Managed Forest Land	$18,700

G129.	00342	014-028-051	District Lot 9149, Kootenay District	Nakusp Rural; part of logging operation	Managed Forest Land	$37,800

G130.	00343	014-028-085	District Lot 9152, Kootenay District, except Part included in Plan NEP23532	Nakusp Rural; part of logging operation	Managed Forest Land	$12,300

G131.	00344	014-028-158	District Lot 12767, Kootenay District	Nakusp Rural; part of logging operation	Managed Forest Land	$16,700

G132.	00345	014-028-174	District Lot 12768, Kootenay District	Nakusp Rural; part of logging operation	Managed Forest Land	$33,800

G133.	00415	014-040-727	Lot 2, Block 29, District Lot 502, Kootenay District, Plan 756	Nakusp Rural; part of logging operation	Residential	$6,000

G134.	00416	014-040-760	Lot 2, Block A, District Lot 505, Kootenay District, Plan 756	Nakusp Rural; part of logging operation	Residential	$5,100

G135.	00417	014-040-778	Lot 3, Block A, District Lot 505, Kootenay District, Plan 756	Nakusp Rural; part of logging operation	Residential	$5,500

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G136.	00418	014-040-794	Lot 4, Block A, District Lot 505, Kootenay District, Plan 756	Nakusp Rural; part of logging operation	Residential	$6,600

G137.	00419	014-040-824	Lot 5, Block A, District Lot 505, Kootenay District, Plan 756	Nakusp Rural; part of logging operation	Residential	$6,800

G138.	00437	014-040-841	Lot 6, Block A, District Lot 505, Kootenay District, Plan 756	Nakusp Rural; part of logging operation	Residential	$6,800

G139.	00438	014-042-282	Lot 4, Block 29, District Lot 505, Kootenay District, Plan 756	Nakusp Rural; part of logging operation	Residential	$6,200

G140.	00440	016-494-911	District Lot 11333, Kootenay District	Beaton Property; part of logging operation	Residential	$37,300

G141.	00455	015-949-737	Lot 9, District Lot 7805, Kootenay District, Plan 1127	Chilton Property; part of logging operation	Residential	$26,800

G142.	00144	014-044-471	The East half of District Lot 770, Kootenay District	Revelstoke Rural; part of logging operation TFL 23	Managed Forest Lands	$26,700

G143.	00145	014-044-544	The West half of District Lot 770, Kootenay District	Revelstoke Rural; part of logging operation TFL 23	Managed Forest Lands	$26,700

G144.	00158	014-046-407	Parcel A (See 13449I), District Lot 7648, Kootenay District	Revelstoke Rural; part of logging operation TFL 23	Managed Forest Land	$500

G145.	00159	014-046-458	District Lot 7648, Kootenay District, except Parcel A (See 13449I)	Revelstoke Rural; part of logging operation TFL 23	Managed Forest Land	$17,600

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G146.	00218	014-036-002	Sublot 6, District Lot 4599, Kootenay District, Plan X35, except Plans NEP21141, NEP64728 and 7442	Rossland Rural — Partial sale; part of logging operation TFL 23	Managed Forest Land	$54,500

G147.	00162	014-045-869	District Lot 9126, Kootenay District	Revelstoke Rural; part of logging operation TFL 23	Managed Forest Land	$6,300

G148.	00146	014-045-346	District Lot 772, Kootenay District	Revelstoke Rural; part of logging operation TFL 23	Managed Forest Lands	$20,700

G149.	00191	014-031-680	Lot 131, District Lot 400, Kootenay District, Plan 656A	Rossland Rural; part of logging operation	Residential & Light Industry	$254,000

G150.	00192	014-031-710	Lot 134, District Lot 400, Kootenay District, Plan 656A	Rossland Rural; part of logging operation	Residential & Light Industry	$125,400

G151.	00193	014-035-596	Lot 1, District Lot 4599, Kootenay District, Plan 842, except Part included in (1) Plan 8895 and (2) Plan NEP21141	Rossland Rural; part of logging operation	Residential	$112,000

G152.	00194	014-035-600	Lot 2, District Lot 4599, Kootenay District, Plan 842, except Part included in Plan 8895	Rossland Rural; part of logging operation	Residential	$106,000

G153.	00195	014-035-642	Lot 3, District Lot 4599, Kootenay District, Plan 842, except Part included in Plan 8895	Rossland Rural; part of logging operation	Residential	$106,000

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G154.	00196	014-035-651	Lot 4, District Lot 4599, Kootenay District, Plan 842, except Part included in Plan 8895	Rossland Rural; part of logging operation	Residential	$44,800

G155.	00197	014-035-669	Lot 5, District Lot 4599, Kootenay District, Plan 842, except Part included in Plan 8895	Rossland Rural; part of logging operation	Residential	$36,900

G156.	00198	014-035-693	Lot 6, District Lot 4599, Kootenay District, Plan 842, except Part included in Plan 8895	Rossland Rural; part of logging operation	Residential	$36,200

G157.	00199	014-035-707	Lot 7, District Lot 4599, Kootenay District, Plan 842, except Part included in Plan 8895	Rossland Rural; part of logging operation	Residential	$38,100

G158.	00200	014-035-715	Lot 8, District Lot 4599, Kootenay District, Plan 842, except Part included in Plan 8895	Rossland Rural; part of logging operation	Residential	$40,400

G159.	00201	014-035-723	Lot 9, District Lot 4599, Kootenay District, Plan 842, except Part included in Plan 8895	Rossland Rural; part of logging operation	Residential	$21,900

G160.	00202	014-035-731	Lot 10, District Lot 4599, Kootenay District, Plan 842, except Part included in Plan 8895	Rossland Rural; part of logging operation	Residential	$18,100

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G161.	00203	014-019-744	District Lot 7603, Kootenay District, except Parts included in Plans 2267, 4108, 4324 and 8589	Rossland Rural; part of logging operation	Residential & Light Industry	$425,600

G162.	00204	014-019-469	Lot 1, District Lot 7603, Kootenay District, Plan 4324	Rossland Rural; part of logging operation	Residential & Light Industry	$41,800

G163.	00205	014-019-493	Lot 2, District Lot 7603, Kootenay District, Plan 4324	Rossland Rural; part of logging operation	Residential & Light Industry	$32,300

G164.	00206	014-019-515	Lot 3, District Lot 7603, Kootenay District, Plan 4324	Rossland Rural; part of logging operation	Residential & Light Industry	$26,100

G165.	00207	014-019-523	Lot 4, District Lot 7603, Kootenay District, Plan 4324	Rossland Rural; part of logging operation	Residential & Light Industry	$22,700

G166.	00208	014-019-540	Lot 5, District Lot 7603, Kootenay District, Plan 4324	Rossland Rural; part of logging operation	Residential & Light Industry	$24,200

G167.	00278	014-031-582	Block A, District Lot 8097, Kootenay District	Nakusp Rural; part of logging operation	Residential (Rural) (waterfront property)	$216,000

G168.	00283	014-030-322	Lot 10, District Lot 9321, Kootenay District, Plan 1429	Nakusp Rural; part of logging operation	Light Industry	$97,600

G169.	00284	014-030-331	Lot 11, District Lot 9321, Kootenay District, Plan 1429	Nakusp Rural	Light Industry	$82,200

G170.	00285	014-030-349	Lot 12, District Lot 9321, Kootenay District, Plan 1429	Nakusp Rural	Light Industry	$94,300

G.	TIMBERLANDS
		PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
G171.	00286	014-030-357	Lot 13, District Lot 9321, Kootenay District, Plan 1429	Nakusp Rural	Light Industry	$97,200

G172.	00287	NULL	BLK 14 DL 9321 PLAN 1429 ARROW PARK DUMP	Arrow Park Dump Area

G173.	00288	014-030-365	Lot 14, District Lot 9321, Kootenay District, Plan 1429	Nakusp Rural – Arrow Park Dump	Light Industry	$8,900

G174.	00292		BARNES CK FROM N BNDRY OF DL 8188 SLY TO 7 CHNS S OF NE CRNR BLK 0 OF LOT 864 lbf#0234262	Nakusp Rural - done 12/01

G175.	00420	015-773-698	Lot 1, District Lot 8069, Kootenay District, Plan 18757	Rossland Rural; part of logging operation	Residential (Rural) & Light Industry	$149,600

G176.	00423		Plan R/W7686, DL 864, Kootenay Land Dist. Occ. of Crown Land	scalehouse needles log dump Nakusp Rural	Light Industry	$37,700

G177.	00950	014-029-332	Lot 23, District Lot 8029, Kootenay District, Plan 822	Nelson/Trail Assessment area TFL 23	Managed Forest Land	$6,900

G178.	00455	015-949-761	Lot 23, District Lot 7805, Kootenay District, Plan 1127	Nelson/Trail Assessment area	Residential	$29,300

CHARGES IN FAVOUR OF POPE & TALBOT LTD.
	REF. NO.	PID	LEGAL DESCRIPTION	TYPE OF CHARGE AND REGISTRATION NO.	CLASS	2006 ASSESSED VALUE

I1.		016-372-786	District Lot 2448 Kootenay District	Statutory Right of Way registered under No. XK29142	N/A	N/A

I2.		011-631-228	District Lot 2449 Kootenay District	Statutory Right of Way registered under No. XK29143	N/A	N/A

		011-631-210	District Lot 1144 Kootenay District

		016-395-271	District Lot 4730 Kootenay District

I3.		011-126-124	District Lot 10591 Kootenay District	Statutory Right of Way registered under No. KL82569	N/A	N/A

I11.		005-270-987	Block 95, District Lot 400, Kootneay District, Plan 656A	Assignment of Statutory Right of Way Nos. XF5859 and XF1564, registered under Nos. XF11032	N/A	N/A

		005-271-011	Block 96, District Lot 400, Kootenay District, Plan 656A

I12.		016-605-497	The North 1/2 of Legal Subdivision 6, Section 19, Township 22, Range 26, West of the 5th Meridian, Kootenay District	Assignment of Statutory Right of Way Nos. XF5859 and XF1564, registered under Nos. XF11033 (filed with XF11032, see tab I11 for a copy)	N/A	N/A

CHARGES IN FAVOUR OF POPE & TALBOT LTD.
	REF. NO.	PID	LEGAL DESCRIPTION	TYPE OF CHARGE AND REGISTRATION NO.	CLASS	2006 ASSESSED VALUE

		016-605-501	Parcel A (SEE 174512I) of Legal Subdivision 10, Section 19, Township 22, Range 26, West of the 5th Meridian, Kootenay District

		016-605-527	That part of legal Subdivision 11, Section 19, Township 22, Range 26, West of the 5th Meridian, Kootenay District lying South of the left bank of the Incommappleaux River

I13.		015-781-798	Lot A, District Lot 8548, Kootenay District, Plan 1536 except part included in plan NEP19125	Assignment of Statutory Right of Way No. XE30228 (being various rights of ways) registered under No. XF11034	N/A	N/A

		016-612-302	Block B, District Lot 8548, Kootenay District except part included in Plan NEP19125

		012-059-706	District Lot 3498, Kootenay District

		012-476-790	Lot 64, District Lot 373, Kootenay District, Plan 827

CHARGES IN FAVOUR OF POPE & TALBOT LTD.
REF. NO.	PID	LEGAL DESCRIPTION	TYPE OF CHARGE AND REGISTRATION NO.	CLASS	2006 ASSESSED VALUE

	016-210-913	Lot 106, District Lot 400, Kootenay District, Plan 656A

	016-210-808	Lot 104, District Lot 400, Kootenay District, Plan 656A

	016-210-816	Lot 105, District Lot 400, Kootenay District, Plan 656A

	014-747-383	Lot 3, District Lot 9146, Kootenay District, Plan 1269

	014-546-124	Lot 5, District Lot 9146, Kootenay District, Plan 1269

	014-747-880	Lot 6, District Lot 9144, Kootenay District, Plan 1269

	014-747-961	Lot 7, District Lot 9144, Kootenay District, Plan 1269

	011-825-065	Lot 14, District Lot 502, Kootenay District, Plan 756 except (1) Parcel A (Explanatory Plan 103613I) and (2) Part included in Plan 13641

	007-894-082	Lot 6, District Lots 502 and 505, Kootenay District Plan 756A

CHARGES IN FAVOUR OF POPE & TALBOT LTD.
REF. NO.	PID	LEGAL DESCRIPTION	TYPE OF CHARGE AND REGISTRATION NO.	CLASS	2006 ASSESSED VALUE

	009-443-096	Lot 2, District Lot 505, Kootenay District, Plan 15725

	009-443-011	Lot 1, District Lot 505, Kootenay District Plan 15725

	015-994-945	Lot 63, District Lot 373, Kootenay District, Plan 827

	008-000-832	Block A, District Lot 2445, Kootenay District, except part included in Plan 9406

	006-915-957	District Lot 1138, Kootenay District

	016-051-718	Lot 8, District Lot 505, Kootenay District, Plan 756A

	014-011-140	Parcel B (See T20883), District Lot 505, Kootenay District, Plan 756A

	015-829-570	Lot 2, District Lot 301A, Kootenay District, Plan 2149

CHARGES IN FAVOUR OF POPE & TALBOT LTD.
	REF. NO.	PID	LEGAL DESCRIPTION	TYPE OF CHARGE AND REGISTRATION NO.	CLASS	2006 ASSESSED VALUE

		010-625-275	Lot 21, District Lot 8069, Kootenay District, Plan 824 except (1) Parcel A (See 158900I) (2) Part included in Plan 2999 (3) Part included in SRW Plan 17048 and (4) part included in plans 18701 and 18757

I14.		016-427-840	The East half of District Lot 6020, Kootenay District	Assignment of Statutory Right of Way No. K8306 registered under No. XG1360	N/A	N/A

G83.		012-490-628	Assigned Parcel 4, District Lot 373, Kootenay District, Plan X13, except Parcel 1 (Reference Plan 110363I)	Undersurface and other exceptions and reservations

H.	MISCELLANEOUS LEASES
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
H1.	Intentionally Deleted – Expired lease no longer relevant to operations

H2.	00143	Shelter Bay Dump Lease #403669	DL 16284 LEASE #403669	Lease		$101,000

H3.	Intentionally Deleted – Expired lease no longer relevant to operations

H4.	Intentionally Deleted – Expired lease no longer relevant to operations

H5.	Intentionally Deleted – Expired lease no longer relevant to operations

H6.	Intentionally Deleted – Expired lease replaced by Lease #341103 (H7)

H7.	00213	Lebarthe Lease #341103 LBF #0306539	DL 3484 AND 3456 PT. OF LSD WATERLOT O/S CASTLEGAR MOE LEASE #341103 SEE ALSO PCL 213	Waterlot lease [Castlegar]	Light Industry	$44,600

H8.	00214	Johnson Crk Lease #403311 LBF #0320645	DL 3495 LEASE #403311	Foreshore Lease for Log booming and storage purpaose (at Snag Bay)	Light Industry	$29,500

H9.	00215	McCormick Lease # 401737 LBF #0233844	DL 3483 LEASED WATERLOT FROM LAND MGMT BRANCH LEASE #401737	Foreshore Lease for log handling & storage purposes relating to a waterlot	Light Industry	$58,900

H10.	00216	Renata Tie Up Lease 402715 LBF #0320644	DL 2425 LEASE #4042715	Foreshore Lease for log dump, booming & storage	Light Industry	$21,500

H.	MISCELLANEOUS LEASES
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
H11.	00217	Cayuse Dump Lease 402843 LBF# 0313119	DL 6942 LEASE #402843	Foreshore Lease log dumping ground for log handling and storage purposes	Light Industry	$47,900

H12.	00232	Fosthall Ferry Lease 400273 LBF#0297503	DL 2269 LEASE #400273	Fosthall Ferry Landing West Foreshore Lease	Light Industry	$9,700

H13.	00233	Cape Horn Lease #401868 LBF#0306533	DL 2680 LEASE #401868	Fosthall Ferry Landing East foreshore lease for landing a cable ferry	Light Industry	$600

H14.	00234	Rockslide Tie Up- Lease #339491 LBF# 0306675	DL 2875 #339491, Lease #339491	Log storing and booming purposes	Light Industry	$32,200

H15.	00235	Smith Bay- Lease 402716 LBF#0308452	DL 3067 #402716 Lease #402716	Foreshore Lease, Smith Bay tie-up for Log booming and storage	Light Industry	$28,800

H16.	00236	Vipond Dump Lease #403636 LBF# 0306532	DL 3080 #403636	Lease for log handling and storage purposes	Light Industry	$20,000

H.	MISCELLANEOUS LEASES
	REF. NO.	PID	LEGAL DESCRIPTION	PROPERTY DESCRIPTION	CLASS	2006 ASSESSED VALUE
H17.	00237	Arrow Park - Lease# 402779 LBF# 0308451	DL 3215 LEASE #402779	log booming & storage	Light Industry	$55,100

H18.	00238	Halfway Dump- Lease 403695 LBF# 0233614	DL 3482 #403695	log booming & storage ground lease	Light Industry	$15,700

H19.	00239	Fostall Dump- Lease 402717 LBF# 0308455	DL 6941 LEASE #402717	log booming and storage foreshore lease	Light Industry	$28,700

H20.	Intentionally Deleted – Not a lease (item previously described herein is a special use permit)

H21.	Intentionally Deleted – Not a lease (item previously described herein is a special use permit)

H22.	Intentionally Deleted – Expired lease no longer relevant to operations

H23.	00422	Octopus Dump #403027 LBF# 4401680	DL 8062, Kootenay Land Dist, License #403027 together with part of bed of Lower Arrow Lake		Light Industry	$119,900

H24.	00457	Island Point Lease #402735 LBF# 4402033	Foreshore being part of bed of Lower Arrow Lakes fronting unsurveyed Crown Land. Lots 1 & 4 DL 8068 Plan 894 LBF #4402033	Foreshore/Land covered by water lease	Light Industry	$52,300

H25.	Intentionally Deleted – Not a lease (item previously described herein is a special use permit)

SCHEDULE 4.24: Post-Closing Transactions

Step 1 – P&T Finance Three LLC (“LLC”) has been formed as a wholly-owned subsidiary of the Parent.

Step 2 – The Borrower borrows funds up to a maximum aggregate amount of $90,000,000 from a bank as a daylight loan.

Step 3 – The Borrower pays a dividend to the Parent using the (a) funds borrowed from the bank, and (b) additional amounts required to pay Canadian withholding tax.

Step 4 – The Parent lends the proceeds from the dividend to the Borrower evidenced by an unsecured note at a small spread over the rate of interest on the Existing Notes and a term equal to the remaining term of the Existing Notes.

Step 5 – The Borrower repays bank with the proceeds of the note.

Step 6 – The Parent transfers the note and other intercompany loans to LLC in consideration for LLC assuming the Parent’s 8 3/8% Debentures, the Parent’s 8 3/8% Senior Notes, or both.

Step 7 – The Parent and LLC enter into intercreditor arrangements with the Lenders with respect to the Borrower intercompany debt payable to the Borrower.

Notes

Steps 2-4 may need to be repeated depending on the size of the daylight loan that the Borrower is able to obtain.

Steps 2-6 may need to be repeated if the Debentures and the Notes are assumed separately.

The aggregate amount of each of (a) funds borrowed from the bank in Step 2, (b) the dividends paid in Step 3 and (c) the notes issued in Step 4 will not exceed $135,000,000.

SCHEDULE 4.25: Locations of Bank Accounts

Company	Bank or Broker	Address	Transit No.	Account No.	Account Type	Balance Date
Pope & Talbot, Inc.	Wells Fargo Bank, N.A.	MAC P6101-144 14th Floor 1300 S.W. Fifth Ave. Portland, OR 97201		4100161074	Lockbox Collection Account for U.S. Dollars (Domestic sales)	$0 June 23, 2006

	Wells Fargo Bank, N.A.	MAC P6101-144 14th Floor 1300 S.W. Fifth Ave. Portland, OR 97201		9600043847	Payroll	$0 June 23, 2006

	Wells Fargo Bank, N.A.	MAC P6101-144 14th Floor 1300 S.W. Fifth Ave. Portland, OR 97201		9600043851	Payables	$0 June 23, 2006

	Wells Fargo Bank, N.A.	MAC P6101-144 14th Floor 1300 S.W. Fifth Ave. Portland, OR 97201		4100161090	Relocation	$0 June 23, 2006

	Wells Fargo Bank, N.A.	MAC P6101-144 14th Floor 1300 S.W. Fifth Ave. Portland, OR 97201		4100161082	Spearfish Workers’ Compensation	$0 June 23, 2006

	Wells Fargo Bank, N.A.	MAC P6101-144 14th Floor 1300 S.W. Fifth Ave. Portland, OR 97201		4121336200	General	$2,848,515.75 June 23, 2006

Company	Bank or Broker	Address	Transit No.	Account No.	Account Type	Balance Date
	Wells Fargo Bank, N.A.	MAC P6101-144 14th Floor 1300 S.W. Fifth Ave. Portland, OR 97201		0440020976	Spearfish Mill - General	$23,208.55 May 31, 2006

	PNC Bank	PFPC, Inc. P.O. Box 8950 Wilmington, DE 19885-9628		28569	Cash Investment (Safeco)*	Not Available Safeco has Statements

	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	0363948	General/ Intercompany Transfers (Canadian Dollars)	$53,879.86 June 23, 2006

	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	7315545	General/ Intercompany Transfers (U.S. Dollars)	$0 June 23, 2006

Pope & Talbot Pulp Sales U.S., Inc.	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	5248495	General/ Intercompany Transfers	$0 June 23, 2006

Pope & Talbot Spearfish Limited Partnership	Wells Fargo Bank, N.A.	MAC P6101-144 14th Floor 1300 S.W. Fifth Ave. Portland, OR 97201		4121183859	Intercompany Transfers/Payables for lumber mill and pellet mill only	$315,046.31 June 23, 2006

Pope & Talbot Ltd.	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	0349619	Lockbox Account for Canadian Dollars	$0 June 23, 2006

* Not being pledged

Company	Bank or Broker	Address	Transit No.	Account No.	Account Type	Balance Date
	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	0349627	Accounts Payable/ Main Disbursement	$0 June 23, 2006

	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	0349724	Payroll	$0 June 23, 2006

	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	5217425	FIA Arrow Timber*	$21,554.53 June 23, 2006

	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	5217433	FIA Boundary Timber*	$59,472.52 June 23, 2006

	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	7311078	Lockbox Account for U.S. Dollars (Foreign sales)	$1,325,952.66 June 23, 2006

	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	7328159	Disbursing	$0 June 27, 2006 (new account)

*	Not being pledged

Company	Bank or Broker	Address	Transit No.	Account No.	Account Type	Balance Date
	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	5277355	General	$0 June 27, 2006 (new account)

	Canadian Imperial Bank	Commerce Place 400 Burrard Street Vancouver, BC V6C 3A6		10-0009105	Concentration	$13,735.89 May 31, 2006

	Bank of Montreal	595 Burrard Street Vancouver, BC V7X 3A6		00041324925	Payroll	$8,141.89 April 30, 2006

P&T Funding Ltd.	The Toronto-Dominion Bank	The Toronto-Dominion Bank 77 King Street West, 18th Fl. Toronto, Ontario M5K 1A2	9400	0362755	General/ Intercompany Transfers	$104,869.56 June 23, 2006

P&T Finance One Limited Partnership	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	5241504	General/ Intercompany Transfers	$0 June 23, 2006

P&T Finance Two Limited Partnership	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	5241512	General/ Intercompany Transfers	$0 June 23, 2006

P&T Factoring Limited Partnership	The Toronto-Dominion Bank	The Toronto-Dominion Bank 700 West Georgia Street, Suite 1700 Vancouver, BC V7Y 1B6	9400	5249092	General/ Intercompany Transfers	$0 June 23, 2006

SCHEDULE 4.26: Loan Party Identification

Company Name	Jurisdiction of Organization	Federal Employer I.D.	Organizational I.D.	States where Qualified to do Business	Chief Executive Office

Pope & Talbot, Inc.	Delaware	94-0777139	0869737	South Dakota, Delaware, Montana, Nebraska, California, Oregon, Washington, Wyoming	1500 S.W. First Ave., Suite 200 Portland, OR 97201

P&T Power Company	Oregon	93-1222710	536987-84	Oregon	1500 S.W. First Ave., Suite 200 Portland, OR 97201

Penn Timber, Inc.	Oregon	93-0727380 BC Reg. No.: A-61150	133366-15	Oregon, British Columbia	1500 S.W. First Ave., Suite 200 Portland, OR 97201

Pope & Talbot Spearfish Limited Partnership	South Dakota	34-2052569	DP001669	South Dakota	1500 S.W. First Ave., Suite 200 Portland, OR 97201

Pope & Talbot Relocation Services, Inc.	Oregon	93-1029015	208172-84	Oregon	1500 S.W. First Ave., Suite 200 Portland, OR 97201

Pope & Talbot Pulp Sales U.S., Inc.	Delaware	93-1252041 BC Reg No.: A-63632	2936076	California, Delaware, Idaho, Illinois, Nevada, Oregon, Pennsylvania, Wisconsin, British Columbia	1500 S.W. First Ave., Suite 200 Portland, OR 97201

Company Name	Jurisdiction of Organization	Federal Employer I.D.	Organizational I.D.	States where Qualified to do Business	Chief Executive Office

Pope & Talbot Lumber Sales, Inc.	Delaware	93-1297029	3238366	Alabama, Arkansas, Arizona, California, Colorado, Delaware, Florida, Idaho, Indiana, Illinois, Maryland, Michigan, Missouri, Minnesota, Nevada, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Vermont, West Virginia	1500 S.W. First Ave., Suite 200 Portland, OR 97201

P & T Finance Three LLC	Oregon	11-3782468	362273-95	Oregon	1500 S.W. First Ave., Suite 200 Portland, OR 97201

Pope & Talbot Ltd.	Canada	12-2383102	Can. 618511-8 BC A0061149	British Columbia, Canada	900 Waterfront Centre, 200 Burrard Street, PO Box 48600, Vancouver, BC V7X 1T2 1500 S.W. First Ave., Suite 200 Portland, OR 97201

P&T Finance One Limited Partnership	British Columbia	98-0418395	04-0364730	British Columbia	1200-200 Burrard Street, PO Box 48600, Vancouver, BC, V7X 1T2 1500 S.W. First Ave., Suite 200 Portland, OR 97201

P&T Finance Two Limited Partnership	British Columbia	98-0417960	04-0364821	British Columbia	1200-200 Burrard Street, PO Box 48600, Vancouver, BC, V7X 1T2 1500 S.W. First Ave., Suite 200 Portland, OR 97201

Mackenzie Pulp Land Ltd.	British Columbia	BC Reg. No. 625473	BC0625473	British Columbia	1200-200 Burrard Street, PO Box 48600, Vancouver, BC, V7X 1T2 1500 S.W. First Ave., Suite 200 Portland, OR 97201

Company Name	Jurisdiction of Organization	Federal Employer I.D.	Organizational I.D.	States where Qualified to do Business	Chief Executive Office

P&T LFP Investment Limited Partnership	British Columbia	98-0467476	05-0407638	British Columbia	1200-200 Burrard Street, PO Box 48600, Vancouver, BC, V7X 1T2 1500 S.W. First Ave., Suite 200 Portland, OR 97201

P&T Factoring Limited Partnership	British Columbia	65-1241538	04-0384564	British Columbia	1200-200 Burrard Street, PO Box 48600, Vancouver, BC, V7X 1T2 1500 S.W. First Ave., Suite 200 Portland, OR 97201

P&T Funding Ltd.	British Columbia	N/A	0622497	British Columbia	1200-200 Burrard Street PO Box 48600 Vancouver, BC V7X 1T2 1500 S.W. First Ave., Suite 200 Portland, OR 97201

SCHEDULE 6.2(c)

		1Q	2Q	3Q	4Q
	FY 2006 Budget EBITDA Delivered to Board	4,921	12,741	16,422	16,220
	80% Cushion on FY 2006 Budget EBITDA Delivered to Board	3,937	10,193	13,138	12,976
	Actual EBITDA Prior Year (FY 2005)	12,900	3,900	(1,800)	(6,000)
	Actual FY 2006 Quarterly EBITDA	3,200	N/A	N/A	N/A
	FY 2006 Budgeted LTM EBITDA Delivered to Board	1,021	9,862	28,084	50,304
A	FY 2006 Budgeted LTM EBITDA with cushion Delivered to Board	37	6,330	21,267	40,243
B	Actual LTM EBITDA as of FY 2006 respective Quarter End	(700)	#VALUE!	#VALUE!	#VALUE!
	If Row B< Row A, then Term Loan Margin increases by 1%	Increase Rate	#VALUE!	#VALUE!	#VALUE!

SCHEDULE 6.2(h): Collateral Reporting and Foreign Credit Insurance Reporting

Provide Administrative Agent (and if so requested by Administrative Agent, with copies for each Lender) with each of the documents set forth below for the Borrowing Base Parties at the following times in form satisfactory to the Administrative Agent:

Monthly (no later than the 20th day of each month)

(a) a Borrowing Base Certificate,

(b) a detailed aging, by total, of Borrowing Base Parties’ Accounts, together with a reconciliation (including supporting documentation for any reconciling items noted) to related general ledger accounts,

(c) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records, tied to the beginning and ending account receivable balances of Borrowing Base Parties’ general ledgers,

(d) a detailed calculation of those Accounts that are not eligible for the Borrowing Base,

(e) Inventory system/perpetual reports specifying the cost and the wholesale market value of Borrowing Base Parties’ Inventory, by category, together with a reconciliation to related general ledger accounts,

(f) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base,

(g) a summary aging, by vendor, of Borrowing Base Parties’ accounts payable, accrued expenses, book overdrafts, and any held checks, together with a reconciliation to related general ledger accounts,

(h) a detailed report regarding Borrowing Base Parties’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash,

(i) a reconciliation of Accounts, trade accounts payable, and Inventory of Borrowing Base Parties’ general ledger accounts to their monthly financial statements including any book reserves related to each category,

(j) a report summarizing intercompany activity for the prior month, and,

(k) copies of any reporting provided to the insurer under the Eligible Foreign Accounts Credit Insurance policy.

Quarterly	(l) proof of payment or accrual for applicable taxes, including real estate, ad valorem, and Canadian taxes (including any deemed dividend liability).

Upon request by Administrative Agent

(m) a detailed list of Borrowing Base Parties’ customers, with address and contact information,

(n) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation,

(o) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrowing Base Parties’ Accounts, and,

(p) such other reports as to the Collateral or the financial condition of Borrowing Base Parties, as the Administrative Agent may reasonably request.

Schedule 6.16: Change in Collateral

U.S. Facilities

Oregon Office

1500 S.W. First Ave.

Suite 200

Portland, OR 97201

Spearfish Mill

1510 West Oliver Street

Spearfish, SD 57783

Halsey Mill

30480 American Drive

Halsey, OR 97348

Spokane Reload Facility

3808 N. Sullivan Road

Spokane, WA

Northport Reload Facility

113 3rd Street

Northport, WA 99157

Newcastle Reload Facility

200 Faye Ave.

Newcastle, WY

Curlew Reload Facility

10 Railroad Spur Street

Curlew, WA

Canadian Facilities

Harmac Pulp Mill

1000 Wave Place

P.O. Box 1800

Nanaimo, British Columbia

V9R 5M5

Mackenzie Pulp Mill

1000 Coquawaldy Road

Mackenzie, British Columbia

VOJ 2CO

Fort St. James Sawmill

P.O. Box 254

300 Takla Rd.

Fort St. James, BC VOJ 1PO

Grand Forks Sawmill

P.O. Box 39

570 68th Avenue

Grand Forks, British Columbia

Castlegar Sawmill

Box 2000 Celgar Road

Castlegar, British Columbia

V1N 4G4

Midway Sawmill

P.O. Box 70

Highway 3

Midway, British Columbia VOH 1MO

Schedule 6.16: Change in Collateral

Company Name	Warehouse Name	Address	City, State, Country

Agenzia Tripcovich SRL	Monfalcone Warehouse	Via L. Einaudi 1	34121 Trieste, Italy

Aguilar Warehousing	PTPS Fontana	8938 Etiwanda Avenue	Rancho Cucamonga, CA

A.M.T. SRL	Naples Warehouse	Piazza Municipio 84	Naples, Italy

Ancon Service Reload	Riverside, CA	1151 Palmyrita Avenue	Riverside, CA 92507

Babcock Lbr Co. (pine)	Gassaway	204 Little Buffalo Road	Gassaway, WV

Babcock Lbr Co (pine)	Hubbard	6472 Mt. Everett Rd. SE	Hubbard, OH 44425

BlueLinx Corp	Denver (Rocky Mtn) - 3rd Party	5800 Pecos Street	Denver, CO 80221

BlueLinx Corp	Memphis	4287 Pilot Drive	Memphis, TN 38108

BlueLinx Corp	Nashville	331 28th Ave. North	Nashville, TN 37209

BlueLinx Corp	Pensacola	4601 McCoy Drive	Pensacola, FL 32503

BlueLinx Corp	Indianapolis (Ruby Park) - 3rd Party	3705 E 21st Street	Indianapolis, IN 46218

BlueLinx Corp	Charleston	4290 Atlanta Street	Charleston, SC 29418

BlueLinx Corp	Minneapolis (Mid America) - 3rd Party	4607 Humboldt Ave North	Minneapolis, MN 55412

BlueLinx Corp	Springfield	3220 E Cherry Street	Springfield, MO 65802

Company Name	Warehouse Name	Address	City, State, Country

BlueLinx Corp	Buffalo	3720 Jeffrey Blvd	Blasdell, NY

BlueLinx Corp	Rockford (Reload Inc) - 3rd Party	1165 Prairie Hill Road	Rockford, IL

BlueLinx Corp	Island Pond (RCP ) - 3rd Party	C/O RCP Transit, 230 E Brighton Road	Island Pond, VT 05246

BlueLinx Corp	Lackawanna (National Dist) - 3rd Party	C/O South Buffalo Dist. 1951 Hamburg Turnpike	Lackaswanna, NY 14218

Boise Bldg Solutions	Fort Meade	8960 Henkels Lane	Annapolis Jct, MD 20701

Boise Bldg Solutions	Boise	4300 Enterprise	Boise, ID

Brown Lumber Sales Co	Denver (Rocky Mtn) - 3rd Party	5800 Pecos Street	Denver, CO 80221

California Cartage	Mira Loma, CA	3401 Etiwanda Ave. Bldg 831-D	Mira Loma, CA 97152

Cogema	La Pallice Inventory	100 Boulevard Emile-Delmas	LaPallice, Dedex, France 17009

Corey Brothers Tilbury	Tilbury Warehouse	21 Berth, Tilbury Dock	Tilbury, UK

Cory Brothers Sheerness	Sheerness Inventory	Main Road, Sheerness Dock	Kent, United Kingdom

Columbia River Logistics	PTPS Columbia River	3900 SE Columbia Way	Vancouver, WA

Cosco Terminals	Centerm	555 Centennail Road	Vancouver, BC

Dodero & Dodero	Savona Warehouse	Via Chiodo 1/3,	Savona, Italy 17100

Company Name	Warehouse Name	Address	City, State, Country

Donnelley Logistics	P&TPS Donnelley	1141 E. Glendale Avenue	Sparks, NV

East Fraser Fibre	Analog Warehouse	Corner Richey Road	Mackenzie, BC

Epperson Lumber Sales, Inc.	Statesville	128 Foothills Drive	Statesville, NC 28677

Felix Ribera E Hijos SA	Palamos Warehouse	Mille, Sussi Guerrero C/Pages Ortiz 94	Palamos, Girona Spain 17230

Fraser River Terminals	Fraser River	9311 River Drive	Richmond, BC

Fraser Surrey Docks	Fraser Surrey Warehouse	1160 Elevator Road	Surrey, BC

Harbour Warehouse	Harbour Warehouse	1427 Lougar Street	Sarnia, Ontario

HNN Logistics N.V.	Antwerp Inventory	Kruisweg Haven 650	Antwerp, Belgium B-2040

IEDS - Spokane Reload	Spokane, WA	3808 N Sullivan Road, Bldg N3	Spokane, WA 99216

Interior Warehousing Ltd.	Interior Warehouse	1955 River Road	Prince George, BC

J. Muller Terminals	Brake Warehouse	Nordstrasse 2	Brake, Germany D26919

Jennifer Enterprises	Chicory Warehouse	P.O. Box 610273	Port Huron, MI

Leicht Warehouse	P&TPS Leicht Warehouse	1500 Donald Street	Green Bay, WI

Lignum	Campo, AZ - 3rd Party	C/O PCI, 1820 S 35th Avenue	Campo, AZ

Company Name	Warehouse Name	Address	City, State, Country

Lignum	Getz, AZ - 3rd Party	C/O Luck Seven, 2500 E Andy Devine	Getz, AZ

Lignum	Glendale, AZ - 3rd Party	C/O Schuck Components, 8205 N 67	Glendale, AZ

Lignum	Las Vegas, NV - 3rd Party	C/O SW Reload, 4740 E Tropical Parkway	Las Vegas, NV

Lignum	Loveland, CO - 3rd Party	C/O All Weather Wood, 715 Denver Ave.	Loveland, CO

Lignum	Winona, AZ - 3rd Party	C/O Western Truss 7145 Leupp Road	Winona, AZ

Lignum	St. Louis, MO - 3rd Party	C/O Reload Inc, 1221 South 39th Street	St. Louis, MO

MLP 2000 Inc	Delson, PQ	338 St Francois Xavier	Delson, PQ J5B 1Y3

Nanaimo Harbour Commission	GAW Nanaimo	P.O. Box 131	Nanaimo, BC

National Distribution Services	Elsdon, IL	3501 West 51st Street	Elsdon, IL 60632

Naviport S.R.L.	Livorno Warehouse	Via Salvatore Orlando 3 1st floor	Livorno, Italy 57126

North Pacific	Indianapolis	310 S Kitley Ave	Indianapolis, IN 46219

North Pacific	Wyoming	5836 Clay Avenue SW	Wyoming, MI 49548

North Pacific	Mason	805 Hull road	Mason, MI

North Vancouver Distribution	Nvan Distribution	1777 West 1st Street	North Vancouver, BC

Company Name	Warehouse Name	Address	City, State, Country
Northgate Terminals Ltd	Northgate	1331 McKeen Avenue	North Vancouver, BC

Partners Warehouse	PTPS Peru	26634 S. Center Point Drive	Elwood, IL 60421

Port of Longview	Port of Longview	10 Port Way	Longview, WA 98632

Port of Portland	Port of Portland	7201 N Marine Drive	Portland, OR 97203

Port of Squamish	Squamish Port	Squamish Terminal	Squamish, BC

Port of Vancouver	Port of Vancouver	3103 Lower River Road	Vancouver, WA

Potlatch Corp	P&TPS Potlatch	3901 North Donna Street	Las Vegas, NV

Potlatch Idaho Pulp & Paperboard	P&TPS Lewiston	Inland Warehouse, 1730 3rd Avenue North	Lewiston, Id

Potlatch Idaho Pulp & Paperboard	P&TPS Lewiston	803 Mill Road	Lewiston, Id

Puget Sound Railroad	P&TPS Grays Harbour	C/O Puget Sound Rail Road, 801 23 Rd Avenue	Hoquiam, Wa

Quebacor World	P&TPS Fernley	2200 E. Newlands Drive	Fernley, NV 89408

RCP Transit	Island Pond, VT	230 Route 105 East Brighton Road	Island Pond, VT 05846

Riverside Reload Center	Riverside, VT	46 Steam Town Road	Bellows Falls, VT 05101

Sea-Invest France	Sete Warehouse	3,Quai De La Republique	Sete, France

Company Name	Warehouse Name	Address	City, State, Country
Stanton Grove	Liverpool Warehouse	Alexandria House	Liverpool Terminal Bottle, UK

Stuart Channel Wharves	Crofton, BC	8359 Crofton Road	Crofton, BC

Tangent Industrial Park	Tangent Warehouse	Bldg 41	Tangent, OR

Transload Limited Inc	Birmingham, AL	3433 35th Street, North	Birmingham, AL

Verbrugge Zeeland Terminals	HDL/Sappi/Flushing Inventory	Engelandweg 12, Haven 1054	Vlissingen, Netherlands

Warehouse Specialists Inc.	P&T WSI	2455 NW 26th Avenue	Portland, OR 97210

Warehouse Specialists Inc.	PTPS JH Blandon	7144 Daniels Drive	Allentown, PA 18106

Westend Storage	Westend Storage	560 Wallrich Avenue	Cornwall, Ontario

Western Stevedoring Co.	Lynnterm East/West	15 Mountain Way	North Vancouver, BC

SCHEDULE 7.1

Financial Covenants

1. Consolidated EBITDA. Permit Consolidated EBITDA of the Parent and its Subsidiaries for:

a. the four consecutive fiscal quarters of the Parent ending June 30, 2006 and September 30, 2006, to be less than $0;

b. the four consecutive fiscal quarters ended on December 31, 2006 to be less than $25,000,000; and

c. the preceding four consecutive fiscal quarters calculated at the end of each fiscal quarter set forth in the table below, beginning with the end of FQ1 2007 of the Parent, to be less than the applicable amount set forth below:

Fiscal Quarter	Amount
FQ1 2007	$25,000,000
FQ2 2007	$35,000,000
FQ3 2007	$35,000,000
FQ4 2007	$45,000,000
FQ1 2008	$45,000,000
FQ2 2008	$52,500,000
FQ3 2008	$52,500,000
FQ4 2008	$60,000,000
FQ1 2009	$60,000,000
FQ2 2009	$65,000,000
FQ3 2009	$65,000,000
FQ4 2009	$70,000,000
FQ1 2010	$70,000,000
FQ2 2010	$70,000,000
FQ3 2010	$70,000,000
FQ4 2010	$70,000,000
FQ1 2011	$70,000,000
FQ2 2011	$70,000,000
FQ3 2011	$70,000,000
FQ4 2011	$70,000,000
FQ1 2012	$70,000,000
FQ2 2012	$70,000,000

2. Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio for the preceding four consecutive fiscal quarters calculated at the end of each fiscal quarter of the Parent and its Subsidiaries ending on or after March 31, 2009 to be greater than 2.75 to 1.00.

SCHEDULE 7.2(d): Existing Indebtedness

Indentures

Document	Parties	Term

Indenture, dated as of June 2, 1993	Chemical Trust Company of California, as Trustee; Pope & Talbot, Inc.	8 3/8% Debentures due 2013

Indenture, dated July 30, 2002	JP Morgan Trust Company, N.A., as Trustee; Pope & Talbot, Inc.	8 3/8% Senior Notes due 2013

Intercompany Debt

Debtor	Creditor	Document	Initial Principal Amount	Document Dated As of
Pope & Talbot Spearfish Limited Partnership	Pope & Talbot, Inc.	Amended and Restated Pope & Talbot Spearfish Limited Partnership Non-Negotiable Subordinated Promissory Note	US$27,500,000	June 28, 2006

Pope & Talbot Ltd.	P&T Finance One Limited Partnership	Amended and Restated Pope & Talbot Ltd. Promissory Note	C$22,979,070	June 28, 2006

Pope & Talbot Ltd.	P&T Finance Two Limited Partnership	Amended and Restated Pope & Talbot Ltd. Promissory Note	C$232,112	June 28, 2006

Pope & Talbot Ltd.	P&T Factoring Limited Partnership	Amended and Restated Term Loan Agreement	C$19,715,312	June 28, 2006

Pope & Talbot Ltd.	P&T Factoring Limited Partnership	Amended and Restated Term Loan Note	C$19,715,312	June 28, 2006

P&T Factoring Limited Partnership	Pope & Talbot Ltd.	Pope & Talbot Demand Promissory Note	C$6,494,949.67	June 28, 2006

P&T Factoring Limited Partnership	Pope & Talbot Ltd.	Pope & Talbot Demand Promissory Note	C$20,000	June 28, 2006

P&T Factoring Limited Partnership	Pope & Talbot Ltd.	Pope & Talbot Demand Promissory Note	US$15,142,483.52	June 28, 2006

SCHEDULE 7.3(f): Existing Liens

NONE

SCHEDULE 7.8: Existing Investments

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	Certificate No.	Par Value
Pope & Talbot, Inc.	P&T Power Company	Corporation	1,000	1,000	1	No par
Pope & Talbot, Inc.	Penn Timber Inc.	Corporation	680	2,000	3	$1/share
Pope & Talbot, Inc.	Penn Timber Inc.	Corporation	1320	2,000	2	$1/share
Pope & Talbot, Inc.	Halsey ClO2 Limited Partnership	Limited Partnership	1% (general partner)	100% of partnership interests are outstanding	uncertificated	N/A
Pope & Talbot, Inc.	Pope & Talbot Lumber Sales, Inc.	Corporation	100	100	2	$.01/share
Pope & Talbot, Inc.	Pope & Talbot Pulp Sales U.S., Inc.	Corporation	100	100	1	$.01/share
Pope & Talbot, Inc.	Pope & Talbot Relocation Services, Inc.	Corporation	100	100	1	$10/share
Pope & Talbot, Inc.	Pope & Talbot Ltd.	Corporation	100	100	CB-1	No par value
Pope & Talbot, Inc.	P & T Finance Three LLC	Limited Liability Company	100%	100% of membership interests are outstanding	1	N/A
P&T Funding Ltd.	Pope & Talbot Spearfish Limited Partnership	Limited Partnership	0.1% (limited partner)	100% of partnership interests are outstanding	2	N/A
Pope & Talbot Ltd.	Pope & Talbot Spearfish Limited Partnership	Limited Partnership	99.9% (general partner)	100% of partnership interests are outstanding	1	N/A
Pope & Talbot, Inc.	P&T Finance One Limited Partnership	Limited Partnership	99% (limited partner)	100% of partnership interests are outstanding	LP-1	N/A

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	Certificate No.	Par Value

Penn Timber Inc.	P&T Finance One Limited Partnership	Limited Partnership	1% (general partner)	100% of partnership interests are outstanding	GP-1	N/A

Penn Timber Inc.	P&T Finance Two Limited Partnership	Limited Partnership	1% (general partner)	100% of partnership interests are outstanding	GP-1	N/A

P&T Finance One Limited Partnership	P&T Finance Two Limited Partnership	Limited Partnership	99% (limited partner)	100% of partnership interests are outstanding	LP-1	N/A

Pope & Talbot Ltd.	Mackenzie Pulp Land Ltd.	Corporation	1	1	C-3	No par value

P&T Funding Ltd.	P&T LFP Investment Limited Partnership	Limited Partnership	0.1% (general partner)	100% of partnership interests are outstanding	Unit Certificate No. GP001	N/A

Pope & Talbot Ltd.	P&T LFP Investment Limited Partnership	Limited Partnership	99.9% (limited partner)	100% of partnership interests are outstanding	Unit Certificate No. LP001	N/A

P&T LFP Investment Limited Partnership	Lignum Forest Products LLP	Limited Liability Partnership	20%	100% of partnership interests are outstanding	uncertificated	N/A

Pope & Talbot, Inc.	P&T Factoring Limited Partnership	Limited Partnership	89.9% (limited partner)	100% of partnership interests are outstanding	LP-1	N/A

Pope & Talbot Pulp Sales, Inc.	P&T Factoring Limited Partnership	Limited Partnership	10% (general partner)	100% of partnership interests are outstanding	GP-1	N/A

Pope & Talbot Ltd.	P&T Factoring Limited Partnership	Limited Partnership	0.1% (general partner)	100% of partnership interests are outstanding	GP-2	N/A

Pope & Talbot, Inc.	P&T Funding Ltd.	Corporation	1	1	C-3	No par value

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	Certificate No.	Par Value
Pope & Talbot Pulp Sales U.S., Inc.	Pope & Talbot Pulp Sales Europe, LLC	Limited Liability Company	890	1,000	uncertificated	$.00/share
Pope & Talbot, Inc.	Pope & Talbot Pulp Sales Europe, LLC	Limited Liability Company	110	1,000	uncertificated	$.00/share

Note: de minimis shares of stock held in various companies for the purpose of obtaining annual reports not included in this Schedule.

Guaranteed Investment Contracts

Pope & Talbot Ltd.	Canadian Imperial Bank of Commerce	Box 670 Grand Forks, BC VOH 1H0	38-7869875

Pope & Talbot Ltd.	Canadian Imperial Bank of Commerce	Box 670 Grand Forks, BC VOH 1H0	37-9659875

Pope & Talbot Ltd.	Canadian Imperial Bank of Commerce	Box 670 Grand Forks, BC VOH 1H0	94-0992671

Pope & Talbot Ltd.	Canadian Imperial Bank of Commerce	Box 670 Grand Forks, BC VOH 1H0	35-0400571

Pope & Talbot Ltd.	Canadian Imperial Bank of Commerce	Commerce Place 400 Burrard St. Vancouver, BC V6C 3A6	22-4839675

EXECUTION VERSION

EXHIBIT A-1

FORM OF U.S. PLEDGE AND SECURITY AGREEMENT

U.S. PLEDGE AND SECURITY AGREEMENT, dated as of June 28, 2006 (this “Agreement”), made by each of the Grantors referred to below, in favor of Ableco Finance LLC, in its capacity as collateral agent for the Secured Parties (as defined in the Credit Agreement referred to below) party to the Credit Agreement referred to below (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Pope & Talbot, Inc., a Delaware corporation (the “Parent”), Pope & Talbot Ltd., a Canadian corporation (the “Borrower”), the several lenders from time to time parties to the Credit Agreement referred to below (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), the Collateral Agent and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”), are parties to a Credit Agreement, dated as of the date hereof (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Credit Agreement”);

WHEREAS, the Parent and each subsidiary of the Parent listed on the signature pages to the Guaranty referred to below (together with each other Person (as defined in the Credit Agreement) that guarantees all or any portion of the Obligations (as defined in the Credit Agreement) from time to time, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”, and together with the Borrower, each a “Grantor” and collectively, the “Grantors”), are parties to that certain Guaranty, dated as of the date hereof (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Guaranty”);

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make certain term loans and revolving loans (each a “Loan” and collectively, the “Loans”), which revolving loans will include a subfacility for the issuance of Letters of Credit (as defined in the Credit Agreement) and Bank Products (as defined in the Credit Agreement), to the Borrower;

WHEREAS, it is a condition precedent to the Lenders making any Loan and providing any other financial accommodation to the Borrower pursuant to the Credit Agreement that each Grantor shall have executed and delivered to the Collateral Agent a pledge to the Collateral Agent, for the benefit of the Secured Parties, and a grant to the Collateral Agent, for the benefit of the Secured Parties, of (a) a security interest in and Lien on the outstanding shares of Capital Stock (as defined in the Credit Agreement) and indebtedness from time to time owned by such Grantor of each Person now or hereafter existing and in which such Grantor has any interest at any time, and (b) a security interest in all other personal property and fixtures of such Grantor;

WHEREAS, the Grantors are mutually dependent on each other in the conduct of their respective businesses as an integrated operation, with the credit needed from time to time by each Grantor often being provided through financing obtained by the other Grantors and the ability to obtain such financing being dependent on the successful operations of all of the Grantors as a whole; and

WHEREAS, each Grantor has determined that the execution, delivery and performance of this Agreement directly benefit, and are in the best interest of, such Grantor;

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Lenders to make and maintain the Loans and to assist in the provision of any Letters of Credit and Bank Products and to provide other financial accommodations to the Borrower pursuant to the Credit Agreement, the Grantors hereby jointly and severally agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

Section 1. Definitions.

(a) Reference is hereby made to the Credit Agreement for a statement of the terms thereof. All capitalized terms used in this Agreement and the recitals hereto which are defined in the Credit Agreement or in Article 8 or 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Collateral Agent may otherwise determine.

(b) The following terms shall have the respective meanings provided for in the UCC: “Accounts”, “Account Debtor”, “Cash Proceeds”, “Certificate of Title”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contracts”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Noncash Proceeds”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Record”, “Security Account”, “Software”, “Supporting Obligations” and “Tangible Chattel Paper”.

(c) As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Additional Collateral” has the meaning specified therefor in Section 4(a)(i) hereof.

“Canadian Vessels” means Canadian vessels or other boats registered under the Canada Shipping Act.

“Copyright Licenses” means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensee or licensor and providing for the grant of any right to use or sell any works covered by any Copyright (including, without limitation, all Copyright Licenses set forth in Schedule II hereto).

“Copyrights” means all domestic and foreign copyrights, whether registered or unregistered, including, without limitation, all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship fixed in any tangible medium of expression (including computer software and internet website content) now or hereafter owned, acquired, developed or used by any Grantor (including, without limitation, all copyrights described in Schedule II hereto), all applications, registrations and recordings in connection therewith (including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Issuer” has the meaning specified therefor in the definition of the term “Pledged Shares”.

“Intellectual Property” means all Copyrights, Patents, Trademarks and Other Intellectual Property.

“Licenses” means the Copyright Licenses, the Patent Licenses and the Trademark Licenses.

“Other Intellectual Property” means all trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, rights of publicity and privacy and other general intangibles of like nature, now or hereafter acquired, owned, developed or used by any Grantor.

“Patent Licenses” means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensee or licensor and providing for the grant of any right to manufacture, use or sell any invention covered by any Patent (including, without limitation, all Patent Licenses set forth in Schedule II hereto).

“Patents” means all domestic and foreign letters patent, design patents, utility patents, industrial designs and inventions, now existing or hereafter acquired (including, without limitation, all domestic and foreign letters patent, design patents, utility patents, industrial designs and inventions described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

“Pledged Debt” means the indebtedness described in Schedule VII hereto and all other indebtedness from time to time required to be pledged to the Collateral Agent pursuant to the terms of this Agreement and the Credit Agreement, the promissory notes and other Instruments evidencing any or all of such indebtedness, and all interest, cash, Instruments, Investment Property, financial assets, securities, Capital Stock, and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness.

“Pledged Interests” means collectively, (a) the Pledged Debt, (b) the Pledged Shares and (c) all security entitlements in any and all of the foregoing.

“Pledged Issuer” has the meaning specified therefor in the definition of the term “Pledged Shares”.

“Pledged Shares” means (a) the shares of Capital Stock described in Schedule VIII hereto, whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, issued by the Persons described in such Schedule VIII (the “Existing Issuers”), (b) the shares of Capital Stock at any time and from time to time acquired by a Grantor of any and all Persons now or hereafter existing (such Persons, together with the Existing Issuers, being hereinafter referred to collectively as the “Pledged Issuers” and each individually as a “Pledged Issuer”), whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, and (c) the certificates representing such shares of Capital Stock, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, Instruments, Investment Property financial assets, securities, Capital Stock, other equity interests, stock options and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property (including, but not limited to, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock.

“PPSA” means the Personal Property Security Act (British Columbia) or the equivalent in any other province or territory of Canada, as in effect from time to time.

“Secured Obligations” has the meaning specified therefor in Section 3 hereof.

“Titled Collateral” means all Collateral for which the title to such Collateral is governed by a Certificate of Title or certificate of ownership, excluding Canadian Vessels but including, without limitation, all motor vehicles (including, without limitation, all trucks, trailers, tractors, service vehicles, automobiles and other mobile equipment) for which the title to such motor vehicles is governed by a Certificate of Title or certificate of ownership.

“Trademark Licenses” means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensor or licensee and providing for the grant of any right concerning any Trademark, together with any goodwill connected with and symbolized by any such trademark licenses, contracts or agreements and the right to prepare for sale or lease and sell or lease any and all Inventory now or hereafter owned by any Grantor and now or hereafter covered by such licenses (including, without limitation, all Trademark Licenses described in Schedule II hereto).

“Trademarks” means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, Internet domain names, trade dress, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted, acquired or used by any Grantor (including, without limitation, all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, Internet domain names, trade dress, designs, logos and other source or business identifiers described in Schedule II hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof), and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by such marks and all customer lists, formulae and other Records of any Grantor relating to the distribution of products and services in connection with which any of such marks are used.

Section 2. Grant of Security Interest. As collateral security for the payment, performance and observance of all of the Secured Obligations, each Grantor hereby pledges to the Collateral Agent (and its agents and designees), and grants to the Collateral Agent (and its agents and designees), for the benefit of the Secured Parties, a continuing security interest in, all personal property and Fixtures of such Grantor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible, including, without limitation, the following (all being collectively referred to herein as the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper (whether tangible or electronic);

(c) the Commercial Tort Claims specified on Schedule VI hereto (as such schedule may be amended from time to time);

(d) all Deposit Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of any Secured Party or any affiliate, representative, agent or correspondent of any Secured Party;

(e) all Documents;

(f) all General Intangibles (including, without limitation, all Payment Intangibles, Intellectual Property and Licenses);

(g) all Goods, including, without limitation, all Equipment, Fixtures and Inventory;

(h) all Instruments (including, without limitation, Promissory Notes);

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Pledged Interests;

(l) all Supporting Obligations;

(m) all other tangible and intangible personal property of such Grantor (whether or not subject to the UCC), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 2 hereof (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and all books, correspondence, files and other Records, including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2 hereof or are otherwise necessary or helpful in the collection or realization thereof; and

(n) all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral; in each case howsoever such Grantor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Notwithstanding anything herein to the contrary, the term “Collateral” shall not include, and no Grantor is pledging, nor granting a security interest hereunder in, (i) any of such Grantor’s right, title or interest in any license, contract or agreement to which such Grantor is a party on or after the date hereof or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the express terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, such license, contract or agreement (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 of the UCC or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that (x) immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such right, title and interest as if such provision had never been in effect and (y) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing security interest in and liens upon any rights or interests of a Grantor in or to the proceeds of, or any monies due or to become due under, any such license, contract or agreement, or (ii) any intent-to-use United States trademark or service-mark applications to the extent and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use application under applicable federal law.

Section 3. Security for Secured Obligations. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, whether now existing or hereafter incurred (the “Secured Obligations”):

(a) the prompt payment by each Grantor, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts from time to time owing by it in respect of the Credit Agreement and/or the other Loan Documents, including, without limitation, (i) all Obligations, (ii) all Letter of Credit Obligations, (iii) all Bank Product Obligations, (iv) all amounts from time to time owing by such Grantor in respect of its Guaranty, including all obligations guaranteed by such Grantor and (v) all interest, fees, commissions, charges, expense reimbursements, indemnifications and all other amounts due or to become due under any Loan Document (including, without limitation, all interest, fees, commissions, charges, expense reimbursements, indemnifications and other amounts that accrue after the commencement of any Insolvency Proceeding of any Loan Party, whether or not the payment of such interest, fees, commissions, charges, expense reimbursements, indemnifications and other amounts are unenforceable or are not allowable, in whole or in part, due to the existence of such Insolvency Proceeding); and

(b) the due performance and observance by each Grantor of all of its other obligations from time to time existing in respect of the Loan Documents.

Section 4. Delivery of the Pledged Interests.

(a) (i) All promissory notes currently evidencing the Pledged Debt and all certificates currently representing the Pledged Shares, other than certificates representing the Capital Stock of an Issuer which is not a Grantor and of which the Grantors own, individually and in the aggregate, less than 5 shares, provided, that the fair market value of the shares of all such Issuers owned by all of the Grantors is less than $25,000 in the aggregate (each such certificate, a “De Minimus Certificate”), shall be delivered to the Collateral Agent on or prior to the execution and delivery of this Agreement. All other promissory notes, certificates and Instruments constituting Pledged Interests, other than De Minimus Certificates, from time to time required to be pledged to the Collateral Agent pursuant to the terms of this Agreement or the Credit Agreement (the “Additional Collateral”) shall be delivered to the Collateral Agent promptly upon, but in any event within fifteen (15) days of, receipt thereof by or on behalf of any of the Grantors. All such promissory notes, certificates and Instruments shall be held by or on behalf of the Collateral Agent pursuant hereto and shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment or undated stock powers executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent. If any Pledged Interests consist of uncertificated securities, unless the immediately following sentence is applicable thereto, such Grantor shall cause the Collateral Agent (or its designated custodian or nominee) to become the registered holder thereof, or cause each issuer of such securities to agree that it will comply with instructions originated by the Collateral Agent with respect to such securities without further consent by such Grantor. If any Pledged Interests consist of security entitlements, such Grantor shall transfer such security entitlements to the Collateral Agent (or its custodian, nominee or other designee), or cause the applicable securities intermediary to agree that it will comply with entitlement orders by the Collateral Agent without further consent by such Grantor.

(ii) Within fifteen (15) days of the receipt by a Grantor of any Additional Collateral, a Pledge Amendment, duly executed by such Grantor, in substantially the form of Exhibit A hereto (a “Pledge Amendment”), shall be delivered to the Collateral Agent in respect of the Additional Collateral which must be pledged pursuant to this Agreement and the Credit Agreement. The Pledge Amendment shall from and after delivery thereof constitute part of Schedules VII and VIII hereto. Each Grantor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all promissory notes, certificates or Instruments listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder constitute Pledged Interests and such Grantor shall be deemed upon delivery thereof to have made the representations and warranties set forth in Section 5 hereof with respect to such Additional Collateral.

(b) If any Grantor shall receive, by virtue of such Grantor’s being or having been an owner of any Pledged Interests, any (i) stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off, but excluding any De Minimus Certificates), promissory note or other Instrument, (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Pledged Interests, or otherwise, (iii) dividends payable in cash (except such dividends permitted to be retained by any such Grantor pursuant to Section 7 hereof) or in securities or other property or (iv) dividends, distributions, cash, Instruments, Investment Property and other property in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, such Grantor shall receive such stock certificate, promissory note, Instrument, option, right, payment or distribution and hold the same for the benefit of the Collateral Agent, shall segregate it from such Grantor’s other property and shall deliver it promptly to the Collateral Agent, in the exact form received, with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations.

Section 5. Representations and Warranties. Each Grantor jointly and severally represents and warrants as follows:

(a) Schedule I hereto sets forth (i) the exact legal name of each Grantor, (ii) the state or jurisdiction of organization of each Grantor, (iii) the type of organization of each Grantor and (iv) the organizational identification number of each Grantor or states that no such organizational identification number exists. The Perfection Certificate, dated June 28, 2006 (the “Perfection Certificate”), a copy of which has been previously delivered by the Loan Parties to the Collateral Agent, is true and correct in all material respects.

(b) This Agreement is, and each other Loan Document to which any Grantor is or will be a party, when executed and delivered, will be, a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(c) There is no pending or, to the knowledge of any Responsible Officer of any Grantor, threatened action, suit, proceeding or claim before any court or other Governmental Authority or any arbitrator, or any order, judgment or award by any court or other Governmental Authority or any arbitrator, that may materially adversely affect the grant by any Grantor, or the perfection, of the security interest purported to be created hereby in the Collateral, or the exercise by the Collateral Agent of any of its rights or remedies hereunder.

(d) Other than Inventory in transit from one address specified on Schedule III hereto to another address specified on Schedule III hereto (“Inventory in Transit”), Inventory in the possession of customers, and Equipment that is being repaired by a third party in the ordinary course of business consistent with past practice for a period not to exceed 60 days (“Equipment Under Repair”), all Equipment, Fixtures, Inventory and other Goods now existing are, and all Equipment, Fixtures, Inventory and other Goods hereafter existing will be, located at the addresses specified therefor in Schedule III hereto (as amended, supplemented or otherwise modified from time to time in accordance with Section 6(b) hereof). Each Grantor’s chief place of business and chief executive office, the place where such Grantor keeps its Records concerning Accounts and all originals of all Chattel Paper are located at the addresses specified therefor in Schedule III hereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof). None of the Accounts is evidenced by Promissory Notes or other Instruments except for Promissory Notes evidencing indebtedness of not more than $50,000 in the aggregate. Set forth in Schedule IV hereto is a complete and accurate list, as of the date of this Agreement, of each Deposit Account, Securities Account and Commodities Account of each Grantor, together with the name and address of each institution at which each such Account is maintained, the account number for each such Account and a description of the purpose of each such Account. Set forth in Schedule II hereto is (i) a complete and correct list of each trade name used by each Grantor and (ii) the name of, and each trade name used by, each Person from which such Grantor has acquired any substantial part of the Collateral within five years of the date hereof.

(e) Each Grantor has delivered to the Collateral Agent complete and correct copies of each written License and material non-written License, if any, described in Schedule II hereto, including all schedules and exhibits thereto, which represents all of the written Licenses and material non-written Licenses, if any, existing on the date of this Agreement. Each such License sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby or the rights of any Grantor or any of its Affiliates in respect thereof. Each written License and material non-written License, if any, now existing is, and each other such License will be, the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws. No default under any material License by any such party has occurred, nor does any defense, offset, deduction or counterclaim exist thereunder in favor of any such party under any material License. No party to any such License has given any Grantor notice of its intention to cancel, terminate or fail to renew any such License.

(f) The Grantors own and control, or otherwise possess adequate rights to use, all Intellectual Property necessary to conduct their business in substantially the same manner as conducted as of the date hereof. Schedule II hereto sets forth a true and complete list of all Intellectual Property and written Licenses and material non-written Licenses owned or used by each Grantor as of the date hereof. All such Intellectual Property is subsisting and in full force and effect, has not been adjudged invalid or unenforceable, is valid and enforceable and has not been abandoned in whole or in part. Except as set forth in Schedule II hereto, no such Intellectual Property is the subject of any licensing or franchising agreement. No Grantor has any knowledge of any conflict caused by any Grantor with respect to the rights of others to any Intellectual Property and, to the knowledge of each Responsible Officer of each Grantor, no Grantor’s Intellectual Property is now infringing or in conflict with any such rights of others, and to the knowledge of each Responsible Officer of each Grantor, no other Person is now infringing or in conflict in any material respect with any such properties, assets and rights owned or used by any Grantor. No Grantor has received any notice that it is violating or has violated the Intellectual Property rights of any third party.

(g) To the knowledge of any Responsible Officer of any Grantor: (i) None of the Other Intellectual Property of any Grantor has been used, divulged, disclosed or appropriated to the material detriment of such Grantor for the benefit of any other Person other than such Grantor; (ii) no employee, independent contractor or agent of any Grantor has misappropriated any Other Intellectual Property of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (iii) no employee, independent contractor or agent of any Grantor is in material default or material breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement, or contract relating an any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property.

(h) The Existing Issuers identified opposite each Grantor’s name in Schedule VIII hereto are such Grantor’s only Subsidiaries existing on the date hereof. The Pledged Shares of such Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as noted in Schedule VIII hereto, the Pledged Shares constitute 100% of the issued shares of Capital Stock of the Pledged Issuers as of the date hereof. All other shares of Capital Stock constituting Pledged Interests will be duly authorized and validly issued, fully paid and nonassessable.

(i) The promissory notes that have been issued by a Grantor currently evidencing the Pledged Debt have been duly authorized, executed and delivered by the respective makers thereof, and all such promissory notes are legal, valid and binding obligations of such makers, enforceable against such makers in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(j) The Grantors are and will be at all times the sole and exclusive owners of, or otherwise have and will have adequate rights in, the Collateral free and clear of any Lien except for the Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording or filing office except such as may have been filed to perfect or protect any Permitted Lien.

(k) The exercise by the Collateral Agent of any of its rights and remedies hereunder will not contravene any material law or any material contractual restriction binding on or otherwise affecting any Grantor or any of its properties and will not result in, or require the creation of, any Lien upon or with respect to any of its properties.

(l) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body, or any other Person, is required for (i) the due execution, delivery and performance by any Grantor of this Agreement, (ii) the grant by any Grantor of the security interest purported to be created hereby in the Collateral or (iii) the exercise by the Collateral Agent of any of its rights and remedies hereunder, except, in the case of this clause (iii), as may be required in connection with any sale of any Pledged Interests by laws affecting the offering and sale of securities generally. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body, or any other Person, is required for the perfection of the security interest purported to be created hereby in the Collateral, except (A) for the filing under the Uniform Commercial Code or the PPSA as in effect in the applicable jurisdiction of the financing statements described in Schedule V hereto, all of which financing statements have been duly filed and are in full force and effect, (B) with respect to the perfection of the security interest created hereby in the United States Intellectual Property, for the recording of the appropriate Grant of Security Interest, substantially in the form of Exhibit B hereto in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, (C) with respect to the perfection of the security interest created hereby in foreign Intellectual Property and Licenses, for registrations and filings in jurisdictions located outside of the United States and covering rights in such jurisdictions relating to such foreign Intellectual Property and Licenses, (D) with respect to the perfection of the security interest created hereby in Titled Collateral, for the submission of an appropriate application requesting that the Lien of the Collateral Agent be noted on the Certificate of Title or certificate of ownership, completed and authenticated by the applicable Grantor, together with the Certificate of Title or certificate of ownership, with respect to such Titled Collateral, to the appropriate state agency, (E) with respect to any action that may be necessary to obtain control of Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights, the taking of such actions, (F) the Collateral Agent’s having possession of all Documents, Chattel Paper, Instruments and cash constituting Collateral, and (G) with respect to the Canadian Vessels, for the registration of the mortgages on the Canadian Vessels with the applicable Canadian Ship’s Registry.

(m) This Agreement creates a legal, valid and enforceable security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral, as security for the Secured Obligations. The Collateral Agent’s having possession of all Instruments, Documents, Chattel Paper and cash constituting Collateral from time to time and obtaining control of all Deposit Accounts, Electronic Chattel Paper, Investment Property and Letter-of-Credit Rights constituting Collateral from time to time, the recording of the appropriate Grant of Security Interest executed pursuant hereto in the United States Patent and Trademark Office and the United States Copyright Office and registrations and filings in jurisdictions located outside of the United States and covering rights in such jurisdictions relating to such foreign Intellectual Property and Licenses, as applicable, the submission of an appropriate application requesting that the Lien of the Collateral Agent be noted on the Certificate of Title or certificate of ownership, completed and authenticated by the applicable Grantor, together with the Certificate of Title or certificate of ownership, with respect to Titled Collateral, to the applicable state agency, and the filing of the financing statements described in Schedule V hereto and, with respect to the Intellectual Property hereafter existing and not covered by an applicable Grant of Security Interest, the recording in the United States Patent and Trademark Office or the United States Copyright Office or registrations and filings in jurisdictions located outside of the United States and covering rights in such jurisdictions relating to such foreign Intellectual Property and Licenses, as applicable, of appropriate instruments of security, and with respect to the Canadian Vessels, the registration of the mortgages on the Canadian Vessels with the applicable Canadian Ship’s Registry, result in the perfection of such security interests. Such security interests are, or in the case of Collateral in which any Grantor obtains rights after the date hereof, will be, subject to the following sentence, perfected, first priority security interests, subject in priority only to the Permitted Liens that, pursuant to the definition of the term “Permitted Liens”, are not prohibited from being prior to the Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, and the recording of such instruments of assignment described above. Such recordings and filings and all other action reasonably necessary to perfect and protect such security interest have been duly made or taken, except for (i) the Collateral Agent’s having possession of all Instruments, Documents, Chattel Paper and cash constituting Collateral after the date hereof, (ii) the Collateral Agent’s having control of all Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights constituting Collateral after the date hereof, and (iii) the other filings and recordations and actions described in Section 5(l) hereof.

(n) As of the date hereof, no Grantor holds any Commercial Tort Claims or is aware of any such pending claims, except for such claims described in Schedule VI.

(o) The partnership interests or membership interests of each Grantor in each of its Subsidiaries that is a partnership or a limited liability company are (i) securities for purposes of Article 8 of the UCC (except for interests in Subsidiaries formed under the laws of Canada) and (ii) evidenced by a certificate.

Section 6. Covenants as to the Collateral. So long as any of the Secured Obligations (other than Unasserted Contingent Obligations) shall remain unpaid or any Lender shall have any Commitment under the Credit Agreement, unless the Collateral Agent shall otherwise consent in writing:

(a) Further Assurances. Each Grantor will at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be reasonably necessary or that the Collateral Agent may reasonably request in order (i) to perfect and protect, or maintain the perfection of, the security interest and Lien purported to be created hereby; (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) otherwise to effect the purposes of this Agreement, including, without limitation: (A) marking conspicuously all Chattel Paper, Instruments and written Licenses and, at the request of the Collateral Agent, all of its Records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such Chattel Paper, Instrument, License or Collateral is subject to the security interest created hereby, (B) if any Account shall be evidenced by a Promissory Note or other Instrument or Chattel Paper, delivering and pledging to the Collateral Agent such Promissory Note, Instrument or Chattel Paper, duly endorsed and accompanied by executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent, (C) executing and filing (to the extent, if any, that such Grantor’s signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, and with respect to Intellectual Property hereafter existing and not covered by an appropriate security interest grant, the executing and recording in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, appropriate instruments granting a security interest, as may be reasonably necessary or that the Collateral Agent may reasonably request in order to perfect and preserve the security interest purported to be created hereby, (D) delivering to the Collateral Agent irrevocable proxies in respect of the Pledged Interests, (E) furnishing to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail, (F) if any Collateral is located on any real property of a Grantor (whether such real property is now existing or acquired after the Closing Date) which is not owned by a Grantor, either (y) obtain a Collateral Access Agreement, under which the applicable landlord or owner of such real property agrees to (I) subordinate all present and future Liens which the owner or lessor of such premises may be entitled to assert against the Collateral and (II) provide access to Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default or (z) inform the Administrative Agent that it has decided not to seek a Collateral Access Agreement, in which case the Administrative Agent may, in its Permitted Discretion, establish such reserves to the Borrowing Base as it deems necessary with respect to any such Collateral, (G) if at any time after the date hereof, any Grantor acquires or holds any Commercial Tort Claim, promptly notifying the Collateral Agent in a writing signed by such Grantor setting forth a brief description of such Commercial Tort Claim and granting to the Collateral Agent a security interest therein and in the proceeds thereof, which writing shall incorporate the provisions hereof and shall be in form and substance reasonably satisfactory to the Collateral Agent, (H) upon the acquisition after the date hereof by any Grantor of any Titled Collateral or Canadian Vessel with a value in excess of $50,000 (other than Equipment that is subject to a purchase money security interest to the extent permitted by the Credit Agreement), promptly notifying the Collateral Agent of such acquisition, setting forth a description of the Title Collateral or Canadian Vessel acquired and a good faith estimate of the current value of such Titled Collateral or Canadian Vessel, and if so requested by the Collateral Agent, promptly causing the Collateral Agent to be listed as the lienholder on such Certificate of Title or certificate of ownership and delivering evidence of the same to the Collateral Agent, and (I) taking all actions required by law in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction. No Grantor shall take or fail to take any action which would in any manner impair the validity or enforceability of the Collateral Agent’s security interest in and Lien on any Collateral.

(b) Location of Equipment and Inventory. Each Grantor will keep the Equipment and Inventory (other than Equipment and Inventory sold in the ordinary course of business in accordance with Section 6(h) hereof, Inventory in Transit, Inventory in the possession of customers and Equipment Under Repair) at the locations specified in Schedule III hereto or, upon not less than thirty (30) days’ prior written notice to the Collateral Agent accompanied by a new Schedule III hereto indicating each new location of the Equipment and

Inventory, at such other locations in the continental United States as the Grantors may elect, provided that (i) all action has been taken to grant to the Collateral Agent a perfected, first priority security interest in such Equipment and Inventory (subject in priority only to Permitted Liens that, pursuant to the definition of the term “Permitted Liens,” are not prohibited from being prior to the Liens in favor of the Collateral Agent, for the benefit of the Secured Parties), and (ii) the Collateral Agent’s rights in such Equipment and Inventory, including, without limitation, the existence, perfection and priority of the security interest created hereby in such Equipment and Inventory, are not materially adversely affected thereby.

(c) Condition of Equipment. Each Grantor will maintain or cause the Equipment which is necessary in the proper conduct of its business to be maintained and preserved in good condition, repair and working order as when acquired and substantially in accordance with the applicable manufacturer’s manual, ordinary wear and tear excepted, and will promptly, or in the case of any loss or damage to any Equipment promptly after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith which are reasonably necessary, consistent with past practice, or which the Collateral Agent may reasonably request to such end. Each Grantor will promptly furnish to the Collateral Agent a statement describing in reasonable detail any loss or damage in excess of $250,000 to any Equipment.

(d) Taxes, Etc. Each Grantor jointly and severally agrees to pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory, except to the extent otherwise provided in the Credit Agreement.

(e) Insurance.

(i) Each Grantor will, at its own expense, maintain insurance (including, without limitation, comprehensive general liability, hazard, rent, property and business interruption insurance) with respect to all of its properties, including, without limitation, its Equipment and Inventory and all real properties leased or owned by it in such amounts, against such risks, in such form and with responsible and reputable insurance companies or associations as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event, in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. Each policy for liability insurance shall provide for all losses to be paid to the Collateral Agent for the benefit of the Secured Parties as its interests may appear, and each policy for property damage insurance shall provide for all losses to be adjusted with, and paid directly to, the Collateral Agent for the benefit of the Secured Parties. In addition, each such policy shall (A) name each Grantor and the Collateral Agent (and such other Persons as the Collateral Agent may designate from time to time) as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent or such other Person) as their interests may appear, (B) contain an agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent on its own account notwithstanding any action, inaction or breach of representation or warranty by any Grantor, (C) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (D) provide that at least thirty (30) days’ prior written notice of cancellation (or 10 days’ prior written notice in the case of cancellation for failure to pay premium), lapse, expiration or other material adverse change shall be given to the Collateral Agent by the insurer. Each Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate insurance policies and, as often as the Collateral Agent may reasonably request, a certificate or certificates from a reputable insurance broker or other evidence reasonably satisfactory to the Administrative Agent outlining all material insurance maintained. Each Grantor will also, at the request of the Collateral Agent, execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment.

(ii) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 5(e) may be paid directly to the Person who shall have incurred liability covered by such insurance. In the case of any loss involving damage to Equipment or Inventory, any proceeds of insurance maintained by a Grantor pursuant to this Section 6(e) shall be paid to the Collateral Agent in accordance with the Credit Agreement.

(iii) Upon the occurrence and during the continuance of an Event of Default or except as otherwise expressly provided in the Credit Agreement, upon any insurance payment in respect of any Equipment or Inventory, all insurance payments in respect of such Equipment or Inventory shall be paid to the Collateral Agent and applied as specified in Section 9(d) hereof.

(f) Provisions Concerning the Accounts and the Licenses.

(i) Each Grantor will, except as otherwise provided in this subsection (f), continue to collect, at its own expense, all amounts due or to become due under the Accounts. In connection with such collections, each Grantor may (and, at the Collateral Agent’s direction, will) take such action as such Grantor (or, if applicable, the Collateral Agent) may deem reasonably necessary to enforce collection or performance of the Accounts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the Account Debtors or obligors under any Accounts of the assignment of such Accounts to the Collateral Agent and to direct such Account Debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent or its designated agent and, upon such notification and at the expense of such Grantor and to the extent permitted by law, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by any Grantor of a notice from the Collateral Agent that the Collateral Agent has notified, intends to notify, or has enforced or intends to enforce a Grantor’s rights against the Account Debtors or obligors under any Accounts as referred to in the proviso to the immediately preceding sentence, (A) all amounts and proceeds (including Instruments) received by such Grantor in respect of the Accounts shall be held by such Grantor for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be promptly paid over to the Collateral Agent or its designated agent in the same form as so received (with any necessary endorsement) to be held as cash collateral and either (I) credited to the Loan Account so long as no Event of Default shall have occurred and be continuing or (II) if any Event of Default shall have occurred and be continuing, applied as specified in Section 9(d)

hereof, and (B) such Grantor will not adjust, settle or compromise the amount or payment of any Account or release wholly or partly any Account Debtor or obligor thereof or allow any credit or discount thereon. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may (in its sole and absolute discretion) direct any or all of the banks and financial institutions with which any Grantor either maintains a Deposit Account or a lockbox or deposits the proceeds of any Accounts to send immediately to the Collateral Agent or its designated agent by wire transfer (to such account as the Collateral Agent shall specify, or in such other manner as the Collateral Agent shall direct) all or a portion of such securities, cash, investments and other items held by such institution. Any such securities, cash, investments and other items so received by the Collateral Agent or its designated agent shall (in the sole and absolute discretion of the Collateral Agent) be held as additional Collateral for the Secured Obligations or distributed in accordance with Section 9 hereof.

(ii) Upon the occurrence and during the continuance of any breach or default under any material License referred to in Schedule II hereto by any party thereto other than a Grantor, (A) the relevant Grantor will, promptly after obtaining knowledge thereof, give the Collateral Agent written notice of the nature and duration thereof, specifying what action, if any, it has taken and proposes to take with respect thereto, and (B) such Grantor shall take such action as such Grantor deems appropriate under the circumstances.

(iii) Each Grantor will, at its expense, promptly deliver to the Collateral Agent a copy of each notice or other communication received by it by which any other party to any material License referred to in Schedule II hereto (A) declares a breach or default by a Grantor of any material term thereunder, (B) terminates such License or (C) purports to exercise any of its rights or affect any of its obligations thereunder, together with a copy of any reply by such Grantor thereto.

(iv) Each Grantor will exercise promptly and diligently each and every right which it may have under each License (other than any right of termination) to the extent deemed appropriate by such Grantor under the circumstances and will duly perform and observe in all respects all of its obligations under each License and will take all action necessary to maintain the Licenses material to its business in full force and effect. No Grantor will, without the prior written consent of the Collateral Agent, cancel, terminate, amend or otherwise modify in any respect, or waive any provision of, any License material to its business referred to in Schedule II hereto in any manner that would be materially adverse to the Secured Parties.

(g) Provisions Concerning the Pledged Interests. Each Grantor will

(i) at the Grantors’ joint and several expense, promptly deliver to the Collateral Agent a copy of each notice or other communication received by it in respect of the Pledged Interests;

(ii) at the Grantors’ joint and several expense, defend the Collateral Agent’s right, title and security interest in and to the Pledged Interests against the claims of any Person;

(iii) not make or consent to any amendment or other modification or waiver with respect to any Pledged Interests or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests other than pursuant to the Loan Documents; and

(iv) not permit the issuance of (A) any additional shares of any class of Capital Stock of any Pledged Issuer, (B) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such shares of Capital Stock or (C) any warrants, options, contracts or other commitments entitling any Person to purchase or otherwise acquire any such shares of Capital Stock, in each case unless such items are pledged to the Collateral Agent.

(h) Transfers and Other Liens.

(i) Except to the extent expressly permitted by Section 7.5 of the Credit Agreement, no Grantor will sell, assign (by operation of law or otherwise), lease, license, exchange or otherwise transfer or dispose of any of the Collateral.

(ii) Except to the extent expressly permitted by Section 7.3 of the Credit Agreement, no Grantor will create, suffer to exist or grant any Lien upon or with respect to any Collateral.

(i) Intellectual Property.

(i) If applicable, each Grantor has duly executed and delivered the applicable Grant of Security Interest in the form attached hereto as Exhibit B. Each Grantor (either itself or through licensees) will, and will use commercially reasonable efforts to cause each licensee thereof to, take all action necessary to maintain all of the Intellectual Property in full force and effect, including, without limitation, using the proper statutory notices and markings and using each Trademark in such a manner as to maintain the validity of such Trademark and avoid any claim of abandonment for non-use, and no Grantor will (nor permit any licensee thereof to) do any act or knowingly omit to do any act whereby any Intellectual Property may become invalidated; provided, however, that so long as no Event of Default has occurred and is continuing, no Grantor shall have an obligation to use or to maintain any Intellectual Property (A) that relates solely to any product or work, that has been, or is in the process of being, discontinued, abandoned or terminated, (B) that is being replaced with Intellectual Property substantially similar to the Intellectual Property that may be abandoned or otherwise become invalid, so long as the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such replacement Intellectual Property is subject to the Lien created by this Agreement or (C) that is substantially the same as any other Intellectual Property that is in full force, so long as the failure to use or maintain such Intellectual Property does not materially adversely affect the validity of such replacement Intellectual Property and so long as such other Intellectual Property is subject to the Lien and security interest created by this Agreement. Each Grantor will cause to be taken all necessary steps in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office or any similar office or agency in any other country or political subdivision thereof to maintain each registration of the Intellectual Property

(other than the Intellectual Property described in the proviso to the immediately preceding sentence), including, without limitation, filing of renewals, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and payment of maintenance fees, filing fees, taxes or other governmental fees. If any Intellectual Property material to any Grantor’s business is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, the Grantors shall (x) upon obtaining knowledge of such infringement, misappropriation, dilution or other violation, promptly notify the Collateral Agent and (y) to the extent the Grantors shall deem appropriate under the circumstances, promptly sue for infringement, misappropriation, dilution or other violation, seek injunctive relief where appropriate and recover any and all damages for such infringement, misappropriation, dilution or other violation, or take such other actions as the Grantors shall deem appropriate under the circumstances to protect such Intellectual Property. Each Grantor shall furnish to the Collateral Agent statements and schedules further identifying and describing the Intellectual Property and Licenses and such other reports in connection with the Intellectual Property and Licenses as the Collateral Agent may reasonably request in writing, all in reasonable detail and promptly upon request of the Collateral Agent, following receipt by the Collateral Agent of any such statements, schedules or reports, the Grantors shall modify this Agreement by amending Schedule II hereto to include any Intellectual Property, written Licenses and material non-written Licenses, as the case may be, which become part of the Collateral under this Agreement, and shall execute and authenticate such documents and do such acts as shall be reasonably necessary to subject such Intellectual Property and such Licenses to the Lien and security interest created by this Agreement. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, no Grantor may abandon or otherwise permit any Intellectual Property to become invalid without the prior written consent of the Collateral Agent, and if any Intellectual Property is infringed, misappropriated, diluted or otherwise violated in any material respect by a third party, the Grantors will take such action as the Collateral Agent shall deem appropriate under the circumstances to protect such Intellectual Property.

(ii) In the event that any Grantor shall (A) obtain rights to any new Trademarks necessary for the operation of its business, or any reissue, renewal or extension of any existing Trademark necessary for the operation of its business, (B) obtain rights to or develop any new patentable inventions, or become entitled to the benefit of any Patent, or any reissue, division, continuation, renewal, extension or continuation-in-part of any existing Patent or any improvement thereof (whether pursuant to any license or otherwise), (C) obtain rights to or develop any new works protectable by Copyright, or become entitled to the benefit of any rights with respect to any Copyright or any registration or application therefor, or any renewal or extension of any existing Copyright or any registration or application therefor, or (D) obtain rights to or develop new Other Intellectual Property, the provisions of Section 2 hereof shall automatically apply thereto and such Grantor shall give to the Collateral Agent notice thereof in accordance with the terms of this Agreement and the Credit Agreement. Except as otherwise provided herein or in the Credit Agreement each Grantor, either itself or through any agent, employee, licensee or designee, shall give the Collateral Agent written notice of each application for the registration of any Trademark or Copyright or the issuance of any Patent with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or in any similar office or agency of the United States or any country or any political subdivision thereof.

(iii) Each Grantor shall execute, authenticate and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest hereunder in such Intellectual Property and the General Intangibles of such Grantor relating thereto or represented thereby, and each Grantor hereby appoints the Collateral Agent its attorney-in-fact to execute and/or authenticate and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed, and such power (being coupled with an interest) shall be irrevocable until the date on which all of the Secured Obligations have been indefeasibly paid in full in cash (other than Unasserted Contingent Obligations) after the termination of each Lender’s Commitment and each of the Loan Documents.

(j) Deposit, Commodities and Securities Accounts. Prior to the date hereof, each Grantor shall cause each bank and other financial institution with an account referred to in Schedule IV hereto to execute and deliver to the Collateral Agent (or its designee) a control agreement, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by such Grantor and such bank or financial institution, or enter into other arrangements in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which such institution shall irrevocably agree, among other things, that (i) it will comply at any time with the instructions originated by the Collateral Agent (or its designee) to such bank or financial institution directing the disposition of cash, Commodity Contracts, securities, Investment Property and other items from time to time credited to such account, without further consent of such Grantor, which instructions the Collateral Agent (or its designee) will not give to such bank or other financial institution in the absence of a continuing Event of Default, (ii) all cash, Commodity Contracts, securities, Investment Property and other items of such Grantor deposited with such institution shall be subject to a perfected, first priority security interest in favor of the Collateral Agent (or its designee), (iii) any right of set off, banker’s Lien or other similar Lien, security interest or encumbrance shall be fully waived or subordinated as against the Collateral Agent (or its designee), and (iv) upon receipt of written notice from the Collateral Agent during the continuance of an Event of Default, such bank or financial institution shall, in accordance with the applicable control agreement, send to the Collateral Agent (or its designee) by wire transfer (to such account as the Collateral Agent (or its designee) shall specify, or in such other manner as the Collateral Agent (or its designee) shall direct) all such cash, the value of any Commodity Contracts, securities, Investment Property and other items held by it. Without the prior written consent of the Collateral Agent, no Grantor shall make or maintain any Deposit Account, Commodity Account or Securities Account except for the accounts set forth in Schedule IV hereto. The provisions of this Section 6(j) shall not apply to (i) Deposit Accounts for which the Collateral Agent is the depositary and (ii) Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Grantor’s salaried employees, provided that the funds on deposit in such Deposit Accounts shall at no time exceed the actual payroll, payroll taxes and other employee wage and benefit payments then owing by such Grantor.

(k) Titled Collateral.

(i) Each Grantor shall (A) cause all Collateral, now owned or hereafter acquired by any Grantor, which under applicable law is required to be registered, to be properly registered in the name of such Grantor, (B) cause all Titled Collateral and Canadian

Vessels, to be properly titled in the name of such Grantor, and if requested by the Collateral Agent with respect to any Titled Collateral or Canadian Vessel with a value in excess of $50,000, with the Collateral Agent’s Lien noted thereon and (C) if requested by the Collateral Agent, promptly deliver to the Collateral Agent (or its custodian) originals of all such Certificates of Title or certificates of ownership for such Titled Collateral referred to in clause (B) above, with the Collateral Agent’s Lien noted thereon.

(ii) Upon the acquisition after the date hereof by any Grantor of any Titled Collateral or Canadian Vessel with a value in excess of $50,000 (other than Equipment to be acquired that is subject to a purchase money security interest to the extent permitted by the Credit Agreement), such Grantor shall promptly notify the Collateral Agent of such acquisition, set forth a description of such Titled Collateral or Canadian Vessel acquired and a good faith estimate of the current value of such Titled Collateral or Canadian Vessel, and if so requested by the Collateral Agent, promptly deliver to the Collateral Agent (or its custodian) originals of the Certificates of Title or certificates of ownership for such Titled Collateral, together with the manufacturer’s statement of origin, and an application duly executed by the appropriate Grantor to evidence the Collateral Agent’s Lien thereon.

(iii) Each Grantor hereby appoints the Collateral Agent as its attorney-in-fact, effective the date hereof and terminating upon the termination of this Agreement, for the purpose of (A) executing on behalf of such Grantor title or ownership applications for filing with appropriate governmental agencies to enable Titled Collateral now owned or hereafter acquired by such Grantor to be retitled and the Collateral Agent listed as lienholder thereof, (B) filing such applications with such governmental agencies, and (C) executing such other documents and instruments on behalf of, and taking such other action in the name of, such Grantor as the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (including, without limitation, for the purpose of creating in favor of the Collateral Agent a perfected Lien on such Titled Collateral or any Canadian Vessel and exercising the rights and remedies of the Collateral Agent hereunder). This appointment as attorney-in-fact is coupled with an interest and is irrevocable until the date on which all of the Secured Obligations have been paid in full in cash (other than Unasserted Contingent Obligations) after the termination of each Lender’s Commitment and each of the Loan Documents.

(iv) With respect to motor vehicles, any certificates of title or ownership delivered pursuant to the terms hereof shall be accompanied by odometer statements for each motor vehicle covered thereby.

(v) So long as no Event of Default shall have occurred and be continuing, upon the request of any Grantor, the Collateral Agent shall execute and deliver to such Grantor such instruments as such Grantor shall reasonably request to remove the notation of the Collateral Agent as lienholder on any Certificate of Title or certificate of ownership for any Titled Collateral or Canadian Vessel; provided that any such instruments shall be delivered, and the release effective, only upon receipt by the Collateral Agent of a certificate from such Grantor, stating that the Titled Collateral or Canadian Vessel, the Lien on which is to be released, is to be sold in accordance with the terms of the Credit Agreement or has suffered a casualty loss (with title thereto passing to the casualty insurance company therefor in settlement of the claim for such loss), the amount that such Grantor will receive as sale proceeds or insurance proceeds and whether or not such sale proceeds or insurance proceeds are required by the Credit Agreement to be paid to the Collateral Agent to be applied to the Secured Obligations and, to the extent required by the Credit Agreement, any proceeds of such sale or casualty loss shall be paid to the Collateral Agent hereunder to be applied to the Secured Obligations in accordance with the terms of the Credit Agreement.

(l) Control. Each Grantor hereby agrees to take any or all action that may be reasonably necessary or that the Collateral Agent may reasonably request in order for the Collateral Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the UCC with respect to the following Collateral: (i) Deposit Accounts (excluding Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Grantor’s salaried employees, provided that the funds on deposit in such Deposit Accounts shall at no time exceed the actual payroll, payroll taxes and other employee wage and benefit payments then owing by such Grantor), (ii) Electronic Chattel Paper, (iii) Investment Property and (iv) Letter-of-Credit Rights. Each Grantor hereby acknowledges and agrees that any agent or designee of the Collateral Agent shall be deemed to be a “secured party” with respect to the Collateral under the control of such agent or designee for all purposes.

(m) Records; Inspection and Reporting.

(i) Each Grantor shall keep adequate records concerning the Accounts, Chattel Paper and Pledged Interests. Each Grantor shall permit the Collateral Agent, or any agents or representatives thereof or such professionals or other Persons as the Collateral Agent may designate (A) to examine and make copies of and abstracts from such Grantor’s books and records, (B) to visit and inspect its properties, (C) to verify materials, leases, notes, Accounts, Inventory and other assets of such Grantor from time to time, (D) to conduct audits, physical counts, appraisals and/or valuations, Phase I and Phase II Environmental Site Assessments or examinations at the locations of such Grantor and (E) to discuss such Grantor’s affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives, in each case as provided in the Credit Agreement.

(ii) No Grantor shall, without providing at least 10 Business Days prior written notice to the Collateral Agent, change (A) its name, identity or organizational structure, (B) its jurisdiction of incorporation or organization as set forth in Schedule I hereto or (C) its chief executive office as set forth in Schedule III hereto, in each of cases (A), (B) and (C) above, unless it shall have taken all actions necessary to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby or in any other Loan Document. Each Grantor shall promptly notify the Collateral Agent upon obtaining an organizational identification number, if on the date hereof such Grantor did not have such identification number.

(n) Certification of Partnership and Limited Liability Company Interests. Each interest in any limited liability company or partnership controlled by any Grantor and pledged hereunder shall be (i) represented by a certificate, (ii) deemed a “security” within the meaning of Article 8 of the UCC and (iii) shall be governed by Article 8 of the UCC.

SECTION 7. Voting Rights, Dividends, Etc. in Respect of the Pledged Interests.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) each Grantor may exercise any and all voting and other consensual rights pertaining to any Pledged Interests for any purpose not inconsistent with the terms of this Agreement, the Credit Agreement or the other Loan Documents; provided, however, that (A) none of the Grantors will exercise or refrain from exercising any such right, as the case may be, if the Collateral Agent gives a Grantor notice that, in the Collateral Agent’s judgment, such action (or inaction) is reasonably likely to have a Material Adverse Effect and (B) each Grantor will give the Collateral Agent at least five (5) Business Days’ notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right which is reasonably likely to have a Material Adverse Effect;

(ii) each of the Grantors may receive and retain any and all dividends, interest or other distributions paid in respect of the Pledged Interests to the extent permitted by the Credit Agreement; provided, however, that any and all (A) dividends and interest paid or payable other than in cash in respect of, and Instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, any Pledged Interests, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Interests in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, and (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Interests, together with any dividend, interest or other distribution or payment which at the time of such payment was not permitted by the Credit Agreement, shall be, and shall promptly be delivered to the Collateral Agent to hold as Pledged Interests and shall, if received by any of the Grantors, be held by such Grantor for the benefit of the Collateral Agent, shall be segregated from the other property or funds of the Grantors, and shall be promptly delivered to the Collateral Agent in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations; and

(iii) the Collateral Agent will execute and deliver (or cause to be executed and delivered) to a Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 7(a)(i) hereof and to receive the dividends, interest and/or other distributions which it is authorized to receive and retain pursuant to Section 7(a)(ii) hereof.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) all rights of each Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7(a)(i) hereof, and to receive the dividends, distributions, interest and other payments that it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) hereof, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Interests such dividends, distributions and interest payments;

(ii) the Collateral Agent is authorized to notify each debtor with respect to the Pledged Debt to make payment directly to the Collateral Agent (or its designee) and may collect any and all moneys due or to become due to any Grantor in respect of the Pledged Debt, and each of the Grantors hereby authorizes each such debtor to make such payment directly to the Collateral Agent (or its designee) without any duty of inquiry;

(iii) without limiting the generality of the foregoing, the Collateral Agent may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Interests as if it were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of the Pledged Interests upon the merger, consolidation, reorganization, recapitalization or other adjustment of any Pledged Issuer, or upon the exercise by any Pledged Issuer of any right, privilege or option pertaining to any Pledged Interests, and, in connection therewith, to deposit and deliver any and all of the Pledged Interests with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine; and

(iv) all dividends, distributions, interest and other payments that are received by any of the Grantors contrary to the provisions of Section 7(b)(i) hereof shall be held by such Grantor for the benefit of the Collateral Agent, shall be segregated from other funds of the Grantors, and shall be promptly paid over to the Collateral Agent as Pledged Interests in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations.

SECTION 8. Additional Provisions Concerning the Collateral.

(a) To the maximum extent permitted by applicable law, and for the purpose of taking any action that the Collateral Agent may reasonably deem necessary to accomplish the purposes of this Agreement, each Grantor hereby (i) authorizes the Collateral Agent to execute any such agreements, instruments or other documents, including, without limitation, any documents to be executed in connection with the assignment of the right of payment of any Duty Refunds to which such Grantor is or may become entitled, in such Grantor’s name and to file such agreements, instruments or other documents in such Grantor’s name and in any appropriate filing office, to the extent that any Grantor fails to promptly execute such agreements, instruments or other documents upon the request of the Collateral Agent, (ii) authorizes the Collateral Agent at any time and from time to time to file, one or more financing or continuation statements and amendments thereto relating to the Collateral (including, without limitation, any such financing statements that (A) describe the Collateral as “all assets” or “all personal property” (or words of similar effect) or that describe or identify the Collateral by type or in any other manner as the Collateral Agent may determine, regardless of whether any particular asset of such Grantor falls within the scope of Article 9 of the Uniform Commercial Code or the PPSA, and (B) contain any other information required by Part 5 of Article 9 of the UCC or required by the PPSA for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including, without limitation, whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor) and (iii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing statements, continuation statements, or amendments thereto, prior to the date hereof. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(b) Each Grantor hereby irrevocably appoints the Collateral Agent as its attorney-in-fact and proxy, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of a Grantor under Section 6 hereof and Section 7(a) hereof), including, without limitation, (i) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to the Credit Agreement, (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral, (iii) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper in connection with clause (i) or (ii) above, (iv) to receive, indorse and collect all Instruments made payable to such Grantor representing any dividend, interest payment or other distribution in respect of any Pledged Interests and to give full discharge for the same, (v) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of the Secured Parties with respect to any Collateral, (vi) to execute assignments, licenses and other documents to enforce the rights of the Secured Parties with respect to any Collateral, (vii) to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its reasonable discretion, and such payments made by the Collateral Agent to become Obligations of such Grantor to the Collateral Agent, due and payable immediately without demand, and (viii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper and other documents relating to the Collateral. This power is coupled with an interest and is irrevocable until the date on which all of the Secured Obligations have been indefeasibly paid in full in cash (other than Unasserted Contingent Obligations) after the termination of each Lender’s Commitment and each of the Loan Documents. Anything in this Section 8(b) to the contrary notwithstanding, the Collateral Agent agrees that, other than to the extent it is expressly permitted to do so elsewhere in this Agreement or in any other Loan Document, it will not take any actions or exercise any rights permitted under the power of attorney provided for in this Section 8(b) unless an Event of Default shall have occurred and be continuing.

(c) For the purpose of enabling the Collateral Agent to exercise rights and remedies hereunder and for no other purpose, following the occurrence and during the continuation of an Event of Default, each Grantor hereby (i) grants to the Collateral Agent (or its designee) an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, assign, license or sublicense any Intellectual Property now or hereafter owned by any Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; and (ii) assigns to the Collateral Agent (or its designee), to the extent assignable, all of its rights to any Intellectual Property now or hereafter licensed or used by any Grantor. Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Credit Agreement that limit the right of a Grantor to dispose of its property and Section 6(i) hereof, so long as no Event of Default shall have occurred and be continuing, each Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of its business. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the request of a Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, which such Grantor shall have certified are appropriate (in such Grantor’s judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to this clause (c) as to any Intellectual Property). Further, upon the date on which all of the Secured Obligations have been paid in full in cash (other than Unasserted Contingent Obligations) after the termination of each Lender’s Commitment and each of the Loan Documents, the Collateral Agent (subject to Section 14(e) hereof) shall release and reassign to the Grantors all of the Collateral Agent’s right, title and interest in and to the Intellectual Property, and the Licenses, all without recourse, representation or warranty whatsoever and at the Grantors’ sole expense. The exercise of rights and remedies hereunder by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Grantor in accordance with the second sentence of this clause (c). Each Grantor hereby releases the Collateral Agent from any claims, causes of action and demands at any time arising out of or with respect to any actions taken or omitted to be taken by the Collateral Agent under the powers of attorney granted herein other than actions taken or omitted to be taken through the Collateral Agent’s gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

(d) If any Grantor fails to perform any agreement or obligation contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement or obligation, in the name of such Grantor or the Collateral Agent, and the expenses of the Collateral Agent incurred in connection therewith shall be jointly and severally payable by the Grantors pursuant to Section 10 hereof and shall be secured by the Collateral.

(e) The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Other than the exercise of reasonable care to assure the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and shall be relieved of all responsibility for any Collateral in its possession upon surrendering it or tendering surrender of it to any of the Grantors (or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct). The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, it being understood that the Collateral Agent shall not have responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters. The Collateral Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith.

(f) Anything herein to the contrary notwithstanding (i) each Grantor shall remain liable under the Licenses and otherwise with respect to any of the Collateral to the extent set forth therein to perform all of its obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its obligations under the Licenses or otherwise in respect of the Collateral, and (iii) the Collateral Agent shall not have any obligation or liability by reason of this Agreement under the Licenses or with respect to any of the other Collateral, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(g) The Collateral Agent may at any time following the occurrence and during the continuation of an Event of Default in its discretion (i) without notice to any Grantor, transfer or register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Interests, subject only to the revocable rights of such Grantor under Section 7(a) hereof, and (ii) exchange certificates or Instruments constituting Pledged Interests for certificates or Instruments of smaller or larger denominations.

SECTION 9. Remedies Upon Default. If any Event of Default shall have occurred and be continuing, subject to the terms of the Credit Agreement:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) take absolute control of the Collateral, including, without limitation, transfer into the Collateral Agent’s name or into the name of its nominee or nominees (to the extent the Collateral Agent has not theretofore done so) and thereafter receive, for the benefit of the Secured Parties, all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon the request of the Collateral Agent promptly, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place or places to be designated by the Collateral Agent that is reasonably convenient to both parties, and the Collateral Agent may enter into and occupy any premises owned or leased by any Grantor where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Collateral Agent’s rights and remedies hereunder or under law, without obligation to any Grantor in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices, at any exchange or broker’s board or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable and/or (B) lease, license or otherwise dispose of the Collateral or any part thereof upon such terms as the Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale or any other disposition of the Collateral shall be required by law, at least five (5) Business Days’ prior notice to the applicable Grantor of the time and place of any public sale or the time after which any private sale or other disposition of the Collateral is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale or other disposition of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree, and waives all rights that such Grantor may have to require that all or any part of the Collateral be marshaled upon any sale (public or private) thereof. Each Grantor hereby acknowledges that (i) any such sale of the Collateral by the Collateral Agent shall be made without warranty, (ii) the Collateral Agent may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, (iii) the Collateral Agent may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness), if permitted by law, for the purchase, lease, license or other disposition of the Collateral or any portion thereof for the account of the Collateral Agent (on behalf of itself and the Lenders) and (iv) such actions set forth in clauses (i), (ii) and (iii) above shall not adversely affect the commercial reasonableness of any such sale of the Collateral. In addition to the foregoing, (i) upon written notice to any Grantor from the Collateral Agent, each Grantor shall cease any use of the Intellectual Property or any trademark, patent or copyright similar thereto for any purpose described in such notice; (ii) the Collateral Agent may, at any time and from time to time, upon five (5) Business Days’ prior notice to any Grantor, license, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any of the Intellectual Property, throughout the universe for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (iii) the Collateral Agent may, at any time, pursuant to the authority granted in Section 8 hereof (such authority being effective upon the occurrence and during the continuance of an Event of Default), execute and deliver on behalf of a Grantor, one or more instruments of assignment of the Intellectual Property (or any application or registration thereof), in form suitable for filing, recording or registration in any country.

(b) In the event that the Collateral Agent determines to exercise its right to sell all or any part of the Pledged Interests pursuant to Section 9(a) hereof, each Grantor will, at such Grantor’s expense and upon request by the Collateral Agent: (i) execute and deliver, and cause each issuer of such Pledged Interests and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be reasonably necessary or, in the reasonable opinion of the Collateral Agent, advisable to register such Pledged Interests under the provisions of the Exchange Act, and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Exchange Act and the rules and regulations of the SEC applicable thereto, (ii) cause each issuer of such Pledged Interests to qualify such Pledged Interests under the state securities or “Blue Sky” laws of each jurisdiction, and to obtain all necessary governmental approvals for the sale of the Pledged Interests, as requested by the Collateral Agent, (iii) cause each Pledged Issuer to make available to its securityholders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Exchange Act, and (iv) do or cause to be done all such other acts and things as may be necessary to make such sale of such Pledged Interests valid and binding and in compliance with applicable law. Each Grantor acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Collateral Agent by reason of the failure by any Grantor to perform any of the covenants contained in this Section 9(b) and, consequently, agrees that, if any Grantor fails to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Pledged Interests on the date the Collateral Agent demands compliance with this Section 9(b); provided, however, that the payment of such amount shall not release any Grantor from any of its obligations under any of the other Loan Documents.

(c) Notwithstanding the provisions of Section 9(b) hereof, each Grantor recognizes that the Collateral Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Shares or any other securities constituting Pledged Interests and that the Collateral Agent may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sales shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Exchange Act. Each Grantor further acknowledges and agrees that any offer to sell such securities which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such an offer may be so advertised without prior registration under the Exchange Act) or (ii) made privately in the manner described above to not less than fifteen bona fide offerees shall be deemed to involve a “public disposition” for the purposes of Section 9-610(c) of the UCC (or any successor or similar, applicable statutory provision) as then in effect in the State of New York, notwithstanding that such sale may not constitute a “public offering” under the Exchange Act, and that the Collateral Agent may, in such event, bid for the purchase of such securities.

(d) Any cash held by the Collateral Agent (or its agents or designee) as Collateral and all Cash Proceeds received by the Collateral Agent in respect of any sale of or collection from, or other realization upon, all or any part of the Collateral shall be held by the Collateral Agent as collateral for the Secured Obligations and, to the extent required pursuant to Section 2.13 of the Credit Agreement and after the occurrence and during the continuation of an Event of Default applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 10 hereof) in whole or in part by the Collateral Agent against, all or any part of the Secured Obligations, in a manner consistent with the provisions of the Credit Agreement. Any surplus of such cash or Cash Proceeds held by the Collateral Agent and remaining after the date on which all of the Secured Obligations have been indefeasibly paid in full in cash (other than Unasserted Contingent Obligations) after the termination of each Lender’s Commitment and each of the Loan Documents, shall be paid over to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

(e) In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Secured Parties are legally entitled, the Grantors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Loan Document for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs, expenses and other client charges of any attorneys employed by the Collateral Agent to collect such deficiency.

(f) Each Grantor hereby acknowledges that if the Collateral Agent complies with any applicable provincial, state or federal law requirements in connection with a disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

(g) The Collateral Agent shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Collateral Agent’s rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that any Grantor lawfully may, such Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

SECTION 10. Indemnity and Expenses.

(a) Each Grantor jointly and severally agrees to defend, protect, indemnify and hold harmless the Collateral Agent and each other Indemnitee from and against any and all claims, losses, damages, liabilities, obligations, penalties, fees, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by the Collateral Agent or such Indemnitee to the extent that they arise out of or otherwise result from or relate to or are in connection with this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from Collateral Agent’s or such Indemnitee’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(b) Each Grantor jointly and severally agrees to pay to the Collateral Agent upon demand the amount of all reasonable, out-of-pocket costs and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for the Collateral Agent and of any experts and agents (including, without limitation, any collateral trustee which may act as agent of the Collateral Agent), which the Collateral Agent may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

SECTION 11. Notices, Etc. All notices and other communications provided for hereunder shall be given in accordance with the notice provision of the Credit Agreement.

SECTION 12. Security Interest Absolute; Joint and Several Obligations.

(a) All rights of the Collateral Agent, the Lenders and the Issuing Lender, all Liens and all obligations of each of the Grantors hereunder shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Credit Agreement or any other Loan Document, (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Secured Obligations, or any other amendment or waiver of or consent to any departure from the Credit Agreement or any other Loan Document, (iii) any exchange or release of, or non-perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations, or (iv) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any of the Grantors in respect of the Secured Obligations (other than payment in full of the Secured Obligations). All authorizations and agencies contained herein with respect to any of the Collateral are irrevocable and are powers coupled with an interest.

(b) All of the obligations of the Grantors hereunder are joint and several. The Collateral Agent may, in its sole and absolute discretion, enforce the provisions hereof against any of the Grantors and shall not be required to proceed against all Grantors jointly or seek payment from the Grantors ratably. In addition, the Collateral Agent may, in its sole and absolute discretion, select the Collateral of any one or more of the Grantors for sale or application to the Secured Obligations, without regard to the ownership of such Collateral, and shall not be required to make such selection ratably from the Collateral owned by all of the Grantors. The release or discharge of any Grantor by the Collateral Agent shall not release or discharge any other Grantor from the obligations of such Person hereunder.

Section 13. Consent to Pledge. Each Grantor, in its capacity as a Grantor and a Pledged Issuer hereunder and in its capacity, if any, as a shareholder, member, partner or manager of any other Pledged Issuer, hereby acknowledges and consents to the grant of the security interest in the Collateral set forth herein as collateral security for the payment and performance of all of the Secured Obligations and agrees that: (i) notwithstanding the security interests of the Collateral Agent in the Collateral, the Collateral Agent shall have no obligation or liability whatsoever to any Grantor or Pledged Issuer, or (as between the Collateral Agent and such Grantor or Pledged Issuer) to any shareholder, member, partner or manager thereof or any creditor or other Person having any relationship, contractual or otherwise, with such Grantor or Pledged Issuer, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor or Pledged Issuer under the Constituent Documents of any Grantor or Pledged Issuer (unless and until the Collateral Agent is admitted as a partner or member of such Grantor or Pledged Issuer), or to take any action to collect or enforce any claim for payment due any Grantor arising thereunder, and (ii) in the event that the Collateral Agent forecloses or otherwise realizes on the Collateral or the interest of any other shareholder, member or partner, as the case may be, of any Pledged Issuer, notwithstanding anything to the contrary in the Constituent Documents of any Pledged Issuer, the Collateral Agent, its designee or the purchaser at any sale in connection with such foreclosure or realization, at such Person’s option, to the extent admission as a shareholder, member or partner, as the case may be, is subject to the consent of such undersigned, shall be admitted and/or substituted as a shareholder, member or partner, as the case may be, of such Pledged Issuer (and, to the extent required by the Constituent Documents of such Pledged Issuer, such Pledged Issuer hereby consents to such transfer, admission and/or substitution) and shall be entitled to receive all benefits and exercise all rights in connection therewith pursuant to the Constituent Documents of such Pledged Issuer; provided, however, that neither the Collateral Agent (nor any of its successors or assigns), its designee or such purchaser shall have any liability for matters in connection with the Pledged Interests arising or occurring, directly or indirectly, prior to such Person’s becoming a shareholder, member or partner, as the case may be, of such Pledged Issuer.

SECTION 14. Miscellaneous.

(a) No amendment of any provision of this Agreement (including any Schedule attached hereto) shall be effective unless it is in writing and signed by each Grantor and the Collateral Agent, and no waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall be effective unless it is in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure on the part of the Collateral Agent, the Lenders or the Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Collateral Agent, the Lenders and the Issuing Lender provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Collateral Agent, the Lenders and the Issuing Lender under any Loan Document against any party thereto are not conditional or contingent on any attempt by such Person to exercise any of its rights under any other Loan

Document against such party or against any other Person, including but not limited to, any Grantor.

(c) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to paragraph (e) below, until the date on which all of the Secured Obligations have been paid in full in cash (other than Unasserted Contingent Obligations) after the termination of each Lender’s Commitment and each of the Loan Documents and (ii) be binding on each Grantor and all other Persons who become bound as debtor to this Agreement in accordance with Section 9-203(d) of the UCC, and shall inure, together with all rights and remedies of the Collateral Agent, the Lenders and the Issuing Lender hereunder, to the benefit of the Collateral Agent, the Lenders and the Issuing Lender and their respective successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, the Collateral Agent, the Lenders and the Issuing Lender may assign or otherwise transfer their respective rights and obligations under this Agreement and any other Loan Document to any other Person pursuant to the terms of the Credit Agreement, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Collateral Agent, the Lenders and the Issuing Lender herein or otherwise. Upon any such assignment or transfer, all references in this Agreement to the Collateral Agent, any such Lender or the Issuing Lender shall mean the assignee of the Collateral Agent, such Lender or such Issuing Lender. None of the rights or obligations of any Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Collateral Agent, and any such assignment or transfer shall be null and void.

(d) Upon the date on which all of the Secured Obligations have been paid in full in cash (other than Unasserted Contingent Obligations) after the termination of each Lender’s Commitment and each of the Loan Documents, (i) subject to paragraph (e) below, this Agreement and the security interests and licenses created hereby shall terminate and all rights to the Collateral shall revert to the Grantors and (ii) the Collateral Agent will, upon the Grantors’ request and at the Grantors’ expense, without any representation, warranty or recourse whatsoever, (A) return to the Grantors (or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct) such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (B) execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination, including termination letters with respect to any cash management agreements that were executed in connection with this Agreement and the other Loan Documents.

(e) This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY AND PERFECTION OR THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(g) In addition to and without limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document and shall otherwise be subject to all of terms and conditions contained in Sections 10.13 and 10.17 of the Credit Agreement, mutatis mutandis.

(h) Each Grantor irrevocably and unconditionally waives any right it may have to claim or recover in any legal action, suit or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

(i) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(j) Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(k) This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

GRANTORS:

POPE & TALBOT LTD.

By:
	Name:	Maria M. Pope
	Title:	President and Chief Financial Officer

POPE & TALBOT, INC.

By:
	Name:	Maria M. Pope
	Title:	Vice President – General Manager Wood Products Division, Chief Financial Officer and Secretary

POPE & TALBOT SPEARFISH LIMITED PARTNERSHIP

By:	POPE & TALBOT LTD., as General Partner

By:
	Name:	DeeAnn Lindsley
	Title:	Assistant Secretary

PENN TIMBER, INC.

By:
	Name:	DeeAnn Lindsley
	Title:	Assistant Secretary

Signature page to US Pledge and Security

Agreement

POPE & TALBOT RELOCATION SERVICES, INC.

By:
	Name:	John Shepherd
	Title:	Assistant Secretary

P&T POWER COMPANY

By:
	Name:	DeeAnn Lindsley
	Title:	Assistant Secretary

POPE & TALBOT PULP SALES U.S., INC.

By:
	Name:	John Shepherd
	Title:	Assistant Secretary

POPE & TALBOT LUMBER SALES, INC.

By:
	Name:	John Shepherd
	Title:	Assistant Secretary

MACKENZIE PULP LAND LTD.

By:
	Name:	DeeAnn Lindsley
	Title:	Assistant Secretary

Signature page to US Pledge and Security

Agreement

P&T LFP INVESTMENT LIMITED PARTNERSHIP

By:	P&T FUNDING LTD., as General Partner

By:
	Name:	John Shepherd
	Title:	Assistant Secretary

P&T FUNDING LTD.

By:
	Name:	John Shepherd
	Title:	Assistant Secretary

P&T FINANCE ONE LIMITED PARTNERSHIP

By:	PENN TIMBER, INC., as General Partner

By:
	Name:	DeeAnn Lindsley
	Title:	Assistant Secretary

P&T FINANCE TWO LIMITED PARTNERSHIP

By:	PENN TIMBER, INC., as General Partner

By:
	Name:	DeeAnn Lindsley
	Title:	Assistant Secretary

Signature page to US Pledge and Security

Agreement

P&T FACTORING LIMITED PARTNERSHIP

By:	POPE & TALBOT PULP SALES U.S., INC., as Managing General Partner

By:
	Name:	John Shepherd
	Title:	Assistant Secretary

P&T FINANCE THREE LLC

By:	POPE & TALBOT LTD., as Manager

By:
	Name:	DeeAnn Lindsley
	Title:	Assistant Secretary

Signature page to US Pledge and Security

Agreement

SCHEDULE I

LEGAL NAMES; ORGANIZATIONAL IDENTIFICATION NUMBERS; STATES OR

JURISDICTIONS OF ORGANIZATION

Sched. I-1

SCHEDULE II

INTELLECTUAL PROPERTY AND LICENSES; TRADE NAMES

A.	COPYRIGHTS

1.	Registered Copyrights

2.	Copyright Applications

3.	Copyright Licenses

B.	PATENTS

1.	Registered Patents

2.	Patents Applications

3.	Patents Licenses

C.	TRADEMARKS

1.	Registered Trademarks

2.	Trademark Applications

3.	Trademark Licenses

D.	OTHER INTELLECTUAL PROPERTY

E.	TRADENAMES

F.	NAME OF, AND EACH TRADENAME USED BY, EACH PERSON FROM WHICH A GRANTOR HAS ACQUIRED ANY SUBSTANTIAL PART OF THE COLLATERAL WITHIN THE PRECEDING FIVE YEARS

Sched. II-1

SCHEDULE III

LOCATIONS OF GRANTORS

LOCATION	Description of Location (state if Location
(i) contains Equipment, Fixtures, Inventory or other Goods
(ii) is chief place of business and chief executive office, or
(iii) contains Records concerning Accounts and originals of Chattel Paper)

Sched. III-1

SCHEDULE IV

DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND COMMODITIES ACCOUNTS

Name and Address of Institution Maintaining Account	Account Number	Type of Account

Sched. IV-1

SCHEDULE V

UCC-1 and PPSA FINANCING STATEMENTS

UCC and PPSA Financing Statements have been filed in the jurisdictions below against the Grantors:

Name of Grantor	Jurisdiction

Sched. V-1

SCHEDULE VI

COMMERCIAL TORT CLAIMS

Sched. VI-1

SCHEDULE VII

PLEDGED DEBT

Grantor	Name of Maker	Description	Principal Amount Outstanding as of

Sched. VII-1

SCHEDULE VIII

PLEDGED SHARES

Grantor	Name of Pledged Issuer	Number of Shares	Percentage of Outstanding Shares	Class	Certificate Number

Sched. VIII-1

EXHIBIT A

PLEDGE AMENDMENT

This Pledge Amendment, dated _________ __, ___, is delivered pursuant to Section 4 of the US Pledge and Security Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the US Pledge and Security Agreement, dated as of June 28, 2006, as it may heretofore have been or hereafter may be amended, restated or otherwise modified or supplemented from time to time (the “US Pledge Agreement”) and that the promissory notes or shares listed on this Pledge Amendment shall be hereby pledged and assigned to the Collateral Agent and become part of the Pledged Interests referred to in such Pledge Agreement and shall secure all of the Secured Obligations referred to in such Pledge Agreement.

Pledged Debt

Grantor	Name of Maker	Description	Principal Amount Outstanding as of

Pledged Shares

Grantor	Name of Pledged Issuer	Number of Shares	Percentage of Outstanding Shares	Class	Certificate Number

[GRANTOR]

By:
Name:
Title:

ABLECO FINANCE LLC, as Collateral Agent

By:
Name:
Title:

Signature Page to US Pledge Amendment

EXHIBIT B

GRANT OF SECURITY INTEREST

[TRADEMARKS] [PATENTS] [COPYRIGHTS]

WHEREAS, ____________________ (the “Grantor”) [has adopted, used and is using, and holds all right, title and interest in and to, the trademarks and service marks listed on the attached Schedule A, which trademarks and service marks are registered or applied for in the United States Patent and Trademark Office (the “Trademarks”)] [holds all right, title and interest in the letter patents, design patents and utility patents listed on the attached Schedule A, which patents are issued or applied for in the United States Patent and Trademark Office (the “Patents”)] [holds all right, title and interest in the copyrights listed on the attached Schedule A, which copyrights are registered in the United States Copyright Office (the “Copyrights”)];

WHEREAS, the Grantor has entered into a US Pledge and Security Agreement, dated as of June 28, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “US Pledge and Security Agreement”), in favor of Ableco Finance LLC, as Collateral Agent for itself and certain lenders (in such capacity, together with its successors and assigns, if any, the “Collateral Agent”); and

WHEREAS, pursuant to the US Pledge and Security Agreement, the Grantor has granted to the Collateral Agent for the benefit of the Secured Parties (as defined in the US Pledge and Security Agreement) a continuing security interest in all right, title and interest of the Grantor in, to and under the [Trademarks, together with, among other things, the good-will of the business symbolized by the Trademarks] [Patents] [Copyrights] and the applications and registrations thereof, and all proceeds thereof, including, without limitation, any and all causes of action which may exist by reason of infringement thereof and any and all damages arising from past, present and future violations thereof (the “Collateral”), to secure the payment, performance and observance of the Secured Obligations (as defined in the US Pledge and Security Agreement);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor does hereby grant to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in the Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the Collateral are more fully set forth in the US Pledge and Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

Exh. B-1

IN WITNESS WHEREOF, the Grantor has caused this Grant of Security Interest to be duly executed by its officer thereunto duly authorized as of _____________ __, 20__.

[GRANTOR]

By:
Name:
Title:

STATE OF	_______________
ss.:
COUNTY OF	_______________

On this ____ day of _______________, 20__, before me personally came ________________, to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that s/he is the ________________ of _______________________________________, a ____________________, and that s/he executed the foregoing instrument in the firm name of _______________________________________, and that s/he had authority to sign the same, and s/he acknowledged to me that he executed the same as the act and deed of said firm for the uses and purposes therein mentioned.

Signature Page to US IP Assignments for

Security

SCHEDULE A TO GRANT OF SECURITY INTEREST

[Trademarks and Trademark Applications]

[Patent and Patent Applications]

[Copyright and Copyright Applications]

Owned by ______________________________

Exh. B-3

EXHIBIT A-2

FORM OF CANADIAN GENERAL SECURITY AGREEMENT

PARTIES

Debtor

Name:	POPE & TALBOT LTD., a corporation formed under the federal laws of Canada

Address:	1200 Waterfront Centre, 200 Burrard Street
Vancouver, BC V7X 1T2

Attention:	Chief Financial Officer

Fax No.:	(604) 687-1415

Address:	1500 S.W. First Avenue, Suite 200
Portland, Oregon 97201

Attention:	Chief Financial Officer

Fax No.:	(503) 220-2722

(the “Debtor”)

Secured Party

Name:	ABLECO FINANCE LLC, as Collateral Agent under the Credit Agreement (hereinafter defined)

Address:	299 Park Avenue, Floors 21-23, New York, New York 10171

Attention:	Mr. Seth Fink

Fax No.:

(the “Secured Party”)

EFFECTIVE DATE

June 28, 2006 (the “Effective Date”)

WHEREAS:

A. Pursuant to a credit agreement (as amended, restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into as of the date hereof, by and among, inter alia, the Debtor as borrower, Pope & Talbot, Inc. (the “Parent”), a

Delaware corporation, as parent, the Secured Party, a Delaware limited liability company, in such capacity as Collateral Agent for and on behalf of the Lenders, the Agents and the Bank Product Providers (the Lenders, the Agents and the Bank Product Providers are, collectively, the “Credit Parties”), and the lenders from time to time that are party thereto (collectively, the “Lenders”) as lenders, the Lenders have agreed to make available to the Debtor certain credit facilities on the terms and conditions set out in the Credit Agreement.

B. To secure the payment and performance of the Secured Obligations (as hereinafter defined), the Debtor has agreed to grant to the Secured Party for and on behalf of the Credit Parties, a security interest in respect of the Collateral (as hereinafter defined) in accordance with the terms of this Agreement.

C. In this Agreement and Recitals, all capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

THEREFORE for consideration, the receipt and adequacy of which are acknowledged by the Debtor, the Debtor agrees with the Secured Party as follows:

1.	Grant of Security Interest

1.1 The Debtor hereby:

(a)	grants to the Secured Party, for the benefit of the Credit Parties, a security interest in; and

(b)	grants, mortgages and charges as and by way of a fixed and specific mortgage and charge to and in favour of the Secured Party, for the benefit of the Credit Parties,

all of the Debtor’s right, title and interest in and to all of the present and after-acquired personal property of the Debtor including, without limitation, each and every property described or referred to in Section 2 of this Agreement and any proceeds derived directly or indirectly from any dealing with such property or any proceeds therefrom;

(c)	charges as and by way of a floating charge, and grants to the Secured Party for the benefit of the Credit Parties, a security interest in and to:

(i)	all the Debtor’s right, title and interest in and to all its presently owned or held and after acquired or held real, immovable and leasehold property and all interests therein, and all easements, rights-of-way, privileges, benefits, licences, improvements and rights whether connected therewith or appurtenant thereto or separately owned or held, including all structures, plant and other fixtures (collectively, the “Real Property”); and

(ii)

all assets and undertakings of the Debtor, of whatsoever nature or kind and wheresoever situate, and all proceeds thereof and therefrom, other than such of its assets and undertakings as are otherwise validly and effectively subject to the charges and security interests in favour of the Secured Party created pursuant to this Section 1;

all pursuant to and in accordance with this Agreement.

The grants, mortgages and charges and security interests created pursuant to this Section 1 are collectively the “Security Interest” and the property subject to the Security Interest and all property, assets and undertakings, expressed to be granted, mortgaged, charged or secured by any instruments supplemental hereto or in implementation hereof are collectively the “Collateral”.

1.2 Notwithstanding anything else contained herein, the Security Interest granted hereby does not and shall not extend to, and Collateral shall not include: (i) any agreement, contract, lease, instrument, right, franchise, licence or permit (the “Contractual Rights”) to which the Debtor is a party or of which the Debtor has the benefit, to the extent that the creation of the Security Interest herein would constitute a breach of the terms thereof or permit any person to terminate the Contractual Rights for failure to obtain the consent of that person, but the Debtor shall stand possessed of its interest therein in trust for the Secured Party for the benefit of the Credit Parties for the purposes and subject to the terms hereof to assign and dispose thereof as the Secured Party shall direct; (ii) the last day of the term of any lease or sublease, oral or written, or any agreement therefor, but upon the enforcement of the Security Interest contemplated herein, the Debtor shall stand possessed of such last day in trust to assign the same to any person acquiring such term; (iii) any consumer goods; (iv) the timber processing and manufacturing facilities and related goods (other than inventory) located on or related to the real property described in Schedule D (the “Midway Lands”), together with all present and after-acquired goods (other than inventory), chattel paper, documents of title, instruments and intangibles (other than accounts, accounts receivables or other debts, obligations or amounts owing to the Debtor with respect thereto and all choses in action with respect thereto) situate on, arising from or relating to, the Midway Lands; or (v) the Midway Lands.

1.3 Upon the request of the Secured Party, the Debtor will take any and all actions reasonably required to provide the Secured Party with the benefit of a security interest in such Contractual Rights and shall assign and grant a security interest in such Contractual Rights in favour of the Secured Party forthwith upon obtaining the consent to such assignment and security interest as required of the other parties thereto. The Debtor agrees that it shall, upon the request of the Secured Party, use all commercially reasonable efforts to obtain any consent required to permit any Contractual Rights to be subjected to the Security Interest.

2.	Description of Collateral

Subject to Section 1.2 herein, the Collateral of the Debtor includes all of the following property and fixtures:

(a)

all goods now or hereafter comprising part of the inventory of the Debtor and all interests, rights and benefits, both present and future of the Debtor in or to inventory including, without limitation, goods now or hereafter held for sale or lease or furnished or to be furnished under a contract of service or that are raw materials, work in process or materials used or consumed in a business or profession or finished goods or that are trees severed from the ground;

(b)	all goods which are not inventory or consumer goods now or hereafter owned by the Debtor and all interests, rights and benefits, both present and future, of the Debtor in or to such goods including, without limitation, all equipment, office, warehouse and other furniture, fixtures, machinery, tools, rolling stock, vehicles, accessories, spare parts, supplies and other tangible personal property;

(c)	all fixtures now or hereafter owned by the Debtor and all interests, rights and benefits, both present and future, of the Debtor in or to fixtures;

(d)	all chattel paper now or hereafter owned or held by the Debtor and all interests, rights and benefits, both present and future, of the Debtor in, under or to chattel paper;

(e)	each and every document of title now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder, whether negotiable or non-negotiable, including, without limitation, each and every warehouse receipt and bill of lading, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every document of title;

(f)	each and every instrument now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every instrument;

(g)	each and every security and ownership interest now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder including, without limitation, all shares, stocks, warrants, bonds, debentures, debenture stock or the like issued by a corporation or other Person, or a partnership, association or government, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every security and interest;

(h)	all money of the Debtor and all money hereafter acquired by the Debtor and each and every account, debt, claim and demand of every nature and kind which is now due, owing or accruing due or which may hereafter become due, owing or accruing due to the Debtor, or which the Debtor now has or may hereafter have and all interests, rights and benefits, both present and future of the Debtor in or to each and every account, debt, claim and demand including, without limitation, claims against the Crown and claims under insurance policies;

(i)

all patents, industrial designs, trademarks, trade secrets and know-how in which the Debtor now or hereafter has an interest including without limitation, confidential information, trade-names, goodwill, copyrights, personalty rights, software and all other forms of intellectual and industrial property, and any registrations and applications for registration of any of the foregoing (collectively, the “Intellectual Property”);

(j)	each and every lease, agreement to lease and leasehold interest of the Debtor and all interests, rights and benefits, both present and future, of the Debtor, in, under or to the same;

(k)	each and every licence (including a “licence” as defined in the PPSA), permit, order, approval and authorization granted to or held by the Debtor and all interests, rights and benefits, both present and future, of the Debtor, in, under or to the same;

(l)	each and every intangible now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every intangible;

(m)	with respect to the property described in each of subparagraphs 2(a) to 2(l) inclusive, all substitutions and replacements thereof, improvements, increases, additions and accessions thereto and all interests, rights and benefits, both present and future, of the Debtor in, under or to the same;

(n)	with respect to the property described in each of subparagraphs 2(a) to 2(m) inclusive, identifiable or traceable personal property in any form derived directly or indirectly from any dealing with such property or the proceeds therefrom and includes any payment representing indemnity or compensation for loss of or damage to such property or proceeds therefrom; and

(o)	with respect to the property described in each of subparagraphs 2(a) to 2(n) inclusive, all books, accounts, invoices, letters, deeds, contracts, security, securities, instruments, bills, notes, writings, papers, documents and records in any form evidencing or relating thereto, and all other rights and benefits to which the Debtor is now or may hereafter become entitled in respect thereof.

In this Agreement, the words “goods”, “inventory”, “equipment”, “chattel paper”, “consumer goods”, “document of title”, “instrument”, “security”, “money”, “account”, “motor vehicle”, “proceeds”, “intangible” and “accessions” shall have the same meanings as their defined meanings in the Personal Property Security Act (British Columbia) (the “PPSA”). In this Agreement, each reference to “Collateral” shall, unless the context otherwise requires, include and be read as “Collateral or any part thereof”.

Without limiting the generality of the foregoing, the Collateral shall include all tangible personal property of the Debtor now or hereafter located on or about or in transit to or from the locations set out in Schedule B hereto.

3.	Secured Obligations

The Security Interest created hereby secures the payment and performance of all present and future debts, liabilities and obligations of the Debtor (whether direct or indirect, absolute or contingent, liquidated or unliquidated wheresoever and howsoever incurred) to the Secured Party and the Credit Parties existing from time to time arising pursuant to the Loan Documents, including, without limitation, all Obligations (as defined in the Credit Agreement) and all interest and other monies payable in connection with any and all of the foregoing (collectively, the “Secured Obligations”).

4.	Attachment

The Debtor acknowledges and confirms that the Security Interest granted hereby shall attach:

(a)	forthwith upon the Effective Date with respect to each and every property included in the Collateral and in which the Debtor then has rights; and

(b)	forthwith upon the Debtor acquiring rights in each and every property included in the Collateral subsequent to the Effective Date.

For greater certainty, without in any way limiting the above, the Debtor acknowledges and confirms that it has not agreed to postpone the time for attachment of the Security Interest.

5.	Debtor’s Representations and Warranties

The Debtor acknowledges that the Secured Party and the Credit Parties are, in part, relying upon the representations, warranties and covenants made by or relating to the Debtor and set out in the Credit Agreement in accepting the Security Interest granted upon the terms of this Agreement, and hereby further represents and warrants to and covenants with the Secured Party and the Credit Parties as follows:

(a)	Motor Vehicles: A description of all motor vehicles and other “serial numbered goods” (i.e. trailers, manufactured homes, aircraft, boats and vessels) (including vehicle identification numbers) presently owned by the Debtor is set out in Schedule A to this Agreement.

(b)

Locations of Collateral: Any Collateral that is tangible personal property is located at the locations identified in Schedule B to this Agreement (other than equipment and inventory sold in the ordinary course of business in accordance with Section 7.5 of the Credit Agreement, inventory in transit, inventory in the possession of customers and equipment under repair) and the Debtor agrees that such tangible personal property will not be moved to any other location except, upon not less than 30 days’ prior written notice to the Secured Party accompanied by a new Schedule B indicating each new location of tangible personal property, at such other locations in Canada as the Debtor may elect, and provided that (i) all action has been taken to grant the Secured Party a perfected, first priority security interest in such tangible personal property (subject in priority only to Permitted Liens that pursuant to the definition of the term “Permitted Liens” are not prohibited from prior Liens in favour of the Secured Party, for the benefit of the Credit Parties), and (ii) the Secured Party’s rights in such tangible personal property, including, without limitation, the existence, perfection and priority of the Security Interest created hereby in such tangible personal property, are not materially adversely affected thereby.

(c)	No Consumer Goods: The Debtor does not own any consumer goods which are material in value or which are material to the business, operations, property, condition or prospects (financial or otherwise) of the Debtor.

(d)	Intellectual Property: The particulars of: (i) all registrations and applications for registration of any Intellectual Property owned by the Debtor with respect to Intellectual Property material to the Debtor’s business; (ii) any licensed Intellectual Property material to the Debtor’s business; and (iii) any unregistered Intellectual Property material to the Debtor’s business are described in Schedule C to this Agreement. Each such Intellectual Property is valid, subsisting, unexpired, enforceable and has not been abandoned. Except as set out in such Schedule, none of such Intellectual Property has been licensed or franchised by the Debtor to any Person.

All agreements, representations warranties and covenants made by the Debtor in this Agreement are material, will be considered to have been relied on by the Secured Party and the Credit Parties and will survive the execution and delivery of this Agreement or any investigation made at any time by or on behalf of the Secured Party and the Credit Parties and any disposition or payment of the Secured Obligations until repayment and performance in full of the Secured Obligations and termination of all the rights of the Debtor that, if exercised, would result in the existence of Secured Obligations.

6.	Debtor’s Covenants

The Debtor agrees with the Secured Party that:

(a)	The Debtor shall pay, perform, satisfy, fulfil and discharge the Secured Obligations when due.

(b)	The Debtor shall, if requested by the Secured Party, deliver forthwith to the Secured Party such further details respecting the Collateral as may reasonably be requested from time to time by the Secured Party. Such further details so delivered shall be deemed to be contained in and form part of this Agreement.

(c)	Except those that have become affixed on or before the Effective Date, the Debtor shall not permit any material Collateral to be affixed to real or personal property not owned by the Debtor so as to become a fixture or accession, without prior written notice to the Secured Party.

(d)	Except as permitted by the Credit Agreement, the Debtor shall not convey, sell, lease, license, assign, transfer or otherwise dispose of any of the Collateral.

(e)	In the event that any Collateral, including, without limitation, proceeds thereof, is evidenced by or consists of chattel paper, instruments, securities or negotiable documents of title (collectively, the “Negotiable Collateral”), and if and to the extent that the Secured Party determines that perfection or priority of the Secured Party’s security interest is dependent on or enhanced by possession, the Debtor, promptly upon the request of the Secured Party, shall endorse and deliver physical possession of such Negotiable Collateral to the Secured Party.

(f)	The Secured Party may, at any time after the occurrence and during the continuation of an Event of Default, (i) notify any Person obligated to the Debtor on any debt, account or chattel paper or any obligor to the Debtor on an instrument to make payment thereunder to the Secured Party, whether or not the Debtor was theretofore making collections thereon, and (ii) assume control of any proceeds arising from such Collateral. The Debtor agrees that, subject to the terms of any cash management agreement entered into by the Debtor, after the occurrence and during the continuance of an Event of Default, it will hold for the benefit of the Secured Party, any of its or its Subsidiaries’ collections that it receives and immediately will deliver such collections to the Secured Party or a cash management bank in their original form as received by the Debtor or its Subsidiaries.

(g)	The Debtor will not create, incur or permit to exist, and will defend the Collateral against, and will take such other action as is necessary to remove, any and all security interests in and other claims affecting the Collateral, other than the Security Interest created by this Agreement, Permitted Liens, or such security interests or other claims as permitted in writing by the Secured Party, and subject to the foregoing, the Debtor will defend the right, title and interest of the Secured Party in and to the Collateral against the claims and demands of all Persons.

(h)	The Debtor will promptly, following demand from time to time by the Secured Party, authorize, execute and deliver any and all agreements, instruments, documents and papers that the Secured Party may reasonably request to evidence the Secured Party’s Security Interest in any Intellectual Property and, where applicable, the goodwill of the business of the Debtor connected with the use of, and symbolized by, any such Intellectual Property.

7.	Rights and Remedies/Events of Default

Forthwith upon the occurrence and during the continuance of an Event of Default, the Security Interest shall be enforceable and the Secured Party shall have, in addition to any other rights and remedies provided by law, the rights and remedies of a secured party under the PPSA and those provided by this Agreement and the Credit Agreement. In addition, upon the occurrence and during the continuance of an Event of Default, the Secured Party may take possession of the

Collateral and enforce any rights of the Debtor in respect of the Collateral by any method available in or permitted by law and may require the Debtor to assemble the Collateral and to deliver or make the Collateral available to the Secured Party at any place as may be designated by the Secured Party.

For the purposes of Section 203.1 of the Land Title Act (British Columbia), the floating charge created by this Agreement over Real Property shall become a fixed charge thereon upon the earliest of:

(a)	the occurrence of an event described in Section 8(f) of the Credit Agreement; or

(b)	the Secured Party taking any action pursuant to Section 7 or Section 8 of this Agreement to enforce and realize on the Security Interest.

8.	Receiver – Appointment

Following the occurrence and during the continuance of an Event of Default, the Secured Party may take proceedings in any court of competent jurisdiction for the appointment of a receiver or a receiver and manager (the “receiver”) of the Collateral or may by instrument in writing appoint any Person to be a receiver of the Collateral or of any part thereof and may remove any receiver so appointed by the Secured Party and appoint another in his stead. To the extent permitted by applicable law, any receiver appointed by the Secured Party will (for purposes relating to responsibility for the receiver’s acts or omissions) be considered to be the agent of the Debtor and not of the Secured Party.

9.	Receiver – Powers

Any receiver appointed hereunder by instrument in writing shall have power (a) to take possession of the Collateral or any part thereof and to maintain, preserve and protect the same; (b) to carry on or concur in carrying on all or any part of the business or businesses of the Debtor; (c) to borrow money on the security of the Collateral in priority to the Security Interest granted by this Agreement, which such receiver, in its reasonable discretion, determines is required in connection with either or both of the powers provided for in paragraphs (a) and (b); and (d) to dispose of the Collateral in whole or in part, and any such disposition may be by public sale (whether by auction, tender or otherwise), private sale, lease or otherwise, and at such time and place and on such terms and for such price and manner of payment thereof, all as such receiver may, in its reasonable discretion, determine; provided that any such receiver shall be and is deemed to be the agent of the Debtor and the Secured Party shall not in any way be responsible for any misconduct, negligence or nonfeasance of any such receiver reasonably selected by the Secured Party.

10.	Consultants

Following the occurrence and during the continuance of an Event of Default, the Secured Party may require the Debtor to engage a consultant of the Secured Party’s choice, or engage a consultant on its own behalf, such consultant to receive the full cooperation and support of the

Debtor and its employees, including unrestricted access to the premises, books and records of the Debtor; all reasonable fees and expenses of such consultant shall be for the account of the Debtor and the Debtor hereby authorizes any such consultant to report directly to the Secured Party and to disclose to the Secured Party any and all information obtained in the course of such consultant’s employment.

11.	Disposition of Collateral

The Secured Party may exercise any or all of the rights and remedies contained herein without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except as required by applicable law) to or on the Debtor or any other person, and the Debtor by this Agreement waives each such demand, presentment, protest, advertisement and notice to the extent permitted by applicable law. None of the above rights or remedies will be exclusive of or dependent on or merge in any other right or remedy, and one or more of such rights and remedies may be exercised independently or in combination from time to time. Without prejudice to the ability of the Secured Party or a receiver to dispose of the Collateral in any manner which is commercially reasonable, the Debtor acknowledges that a disposition of Collateral by the Secured Party or a receiver which takes place substantially in accordance with the following provisions will be deemed to be commercially reasonable:

(a)	Collateral may be disposed of in whole or in part;

(b)	Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any purchaser or lessee of Collateral may be a customer of any member of the Secured Party or the Credit Parties;

(d)	a disposition of Collateral may be on such terms and conditions as to credit or otherwise as the Secured Party or a receiver, in its sole discretion, may deem advantageous; and

(e)	the Secured Party or a receiver may establish an upset or reserve bid or price in respect of Collateral.

12.	Proceeds of Disposition/Deficiency

Any proceeds of any disposition of any of the Collateral shall be applied by the Secured Party or a receiver on account of the Secured Obligations in accordance with the provisions of the Credit Agreement. If such proceeds fail to satisfy the Secured Obligations, the Debtor shall be liable for the full amount of the deficiency resulting to the Secured Party and the Credit Parties.

13.	Amalgamation

The Debtor acknowledges that if it amalgamates with any other corporation or corporations, to the extent permitted in the Credit Agreement, then (i) the Collateral and the Security Interest created by this Agreement will extend to and include all the property and assets of the amalgamated corporation and to any property or assets of the amalgamated corporation thereafter owned or acquired, (ii) the term “Debtor”, where used in this Agreement, will extend to and include the amalgamated corporation, and (iii) the term “Secured Obligations”, where used in this Agreement, will extend to and include the Secured Obligations of the amalgamated corporation.

14.	General Provisions

(a)	Discharge: The Debtor shall not be discharged from the Secured Obligations by any extension of time, additional advances, renewals, amendments or extensions to this Agreement, any waiver by or failure of the Secured Party or the Credit Parties to enforce any provision of this Agreement or any other Loan Document, the taking of further security, releasing security, extinguishment of the Security Interest as to all or any part of the Collateral, or any other act except an express written release or discharge by the Secured Party or the Credit Parties of the Security Interest granted hereby or upon the full payment and performance of the Secured Obligations, at which time the Secured Party shall, at the Debtor’s expense, deliver to the Debtor all necessary discharges and releases of the Security Interest.

(b)	Accounts and Contractual Rights: Notwithstanding any provision of this Agreement, the Debtor will remain liable under each of the documents giving rise to the accounts and under each of the Contractual Rights to observe and perform all the conditions and obligations to be observed and performed by the Debtor thereunder, all in accordance with the terms of each such document and Contractual Rights. The Secured Party or the Credit Parties will have no obligation or liability under any account (or any document giving rise thereto) or Contractual Rights by reason of or arising out of this Agreement or the receipt by the Secured Party or the Credit Parties of any payment relating to such account or Contractual Rights pursuant hereto, and in particular (but without limitation), the Secured Party or the Credit Parties will not be obligated in any manner to perform any of the obligations of the Debtor under or pursuant to any account (or any document giving rise thereto) or under or pursuant to any Contractual Rights, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any account (or any document giving rise thereto) or under any Contractual Rights, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time.

(c)	Other Security: The security constituted by this Agreement is in addition to and not in substitution for any other security, guarantee or right from time to time held by the Secured Party or the Credit Parties and:

(i)	the Secured Party may realize upon or enforce all or part of any security, guarantee or right from time to time held by it in any order it desires and any realization by any means upon any security, guarantee or right shall not bar realization upon any other security, guarantee or right; and

(ii)	the taking of any action or proceeding or refraining from so doing or any other dealings with or in respect of any other security, guarantee or right from time to time held by the Secured Party shall not release or affect the security provided for in this Agreement and the taking of the security hereby granted or any proceedings hereunder for the realization of the security hereby granted shall not release or affect any other security, guarantee or right from time to time held by the Secured Party.

(d)	Waiver, etc.: No failure or delay on the part of the Secured Party or the Credit Parties to exercise any right provided for in or contemplated by this Agreement and no waiver as to any Event of Default in the Credit Agreement shall operate as a waiver of any other Event of Default unless made in writing and signed by the Secured Party and, in that event, such waiver shall operate only as a waiver of the right or Event of Default expressly referred to therein. Nothing in this Agreement and nothing referred to in the Secured Obligations shall preclude any other remedy by action or otherwise for the enforcement of this Agreement or the payment and performance in full of the Secured Obligations.

(e)	Secured Party Assignment: All rights and obligations of the Secured Party hereunder shall be assignable in whole or in part in accordance with the Credit Agreement.

(f)	Entire Agreement: This Agreement and the other Loan Documents set forth the entire intent and understanding of the parties relating to the subject matter hereof and supersede and replace all prior agreements and commitments, whether written or oral, made between the parties and all earlier discussions and negotiations between them. The parties are not relying upon and there are no collateral or other representations, warranties, agreements or covenants made by any of the parties hereto which are not contained herein or in the other Loan Documents.

(g)	Further Assurances: Each of the parties hereto shall and will, from time to time and at all times hereafter upon every reasonable written request so to do, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further papers, acts, deeds, assurances and things as may be necessary or desirable in the opinion of any party or counsel for any party, acting reasonably, for implementing and carrying out more effectually the true intent and meaning of this Agreement including, without limitation, to perfect or better perfect the Security Interest of the Secured Party in the Collateral or any part thereof.

(h)

Severability: In the event that any provision or part of a provision contained in this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby and all such remaining provisions or the remainder of such provision shall continue in full force and effect. All provisions hereof are declared to be separate and distinct provisions, as the case may be.

(i)	Headings: All headings and titles in this Agreement are for convenience of reference only and shall not affect the interpretation of the terms hereof.

(j)	Gender, etc.: In construing this Agreement, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require. Words such as “hereunder”, “hereto”, “hereof’, “herein” and other words commencing with “here” shall, unless the context clearly indicates the contrary, refer to the whole of this Agreement and not to any particular paragraph or part thereof.

(k)	Binding Effect: All rights of the Secured Party hereunder shall enure to the benefit of its successors and assigns and all obligations of the Debtor hereunder shall bind the Debtor, its successors and assigns.

(l)	Governing Law: This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of British Columbia and New York with respect to any matter arising hereunder or related hereto.

(m)	Notice: Subject to the specific requirements of the PPSA, any demand, notice, request, consent, approval or other communication required or permitted to be made by any party hereto to any other party hereto in connection with this Agreement shall be made or given in accordance with the notice procedures set out in Section 10.2 of the Credit Agreement.

(n)	Failure to Perfect: The Secured Party shall not be liable or accountable for any negligence or failure to perfect the Security Interest granted herein or to seize, collect, realize, sell or obtain possession or payment of or for the Collateral or any part thereof and shall not be bound to institute proceedings for the purpose of seizing, collecting, realizing, selling or obtaining possession or payment of the same or, for the purpose of preserving the rights of a Debtor or any other Person, firm or corporation in respect of same.

(o)	No Amendment: This Agreement may not be amended, altered or qualified except by a written agreement executed by the parties hereto.

(p)

Power of Attorney: The Secured Party, or any receiver or agent appointed hereunder, is hereby irrevocably constituted as the duly appointed lawful attorney of the Debtor, with full power (including full power of substitution), following the occurrence and during the continuance of an Event of Default, to make, do, execute and deliver all such documents, assignments, acts, matters or things on behalf of the Debtor with the right to use the name of the Debtor whenever and wherever it may be deemed necessary or expedient. The power of attorney hereby granted is a power coupled with an interest and shall survive the dissolution, liquidation, winding-up or other termination of existence of the Debtor. The Debtor agrees to and does hereby ratify all acts done and all documents executed and delivered by the Secured Party following the occurrence and during the continuance of an Event of Default, pursuant to the power of attorney hereby granted and the Debtor hereby confirms that the Secured Party and all third parties are entitled to rely upon such ratification.

(q)	Time of Essence: Time shall be strictly of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

(r)	Debtor’s Receipt: The Debtor hereby acknowledges receipt of a fully signed copy of this Agreement.

(s)	Financing Statement: To the extent permitted by applicable law, the Debtor hereby waives its entitlement to receive a copy of any financing statements registered by the Secured Party or statements confirming registration of a financing statement by the Secured Party with respect to this Agreement.

(t)	Conflict: In the event of a conflict or inconsistency between the provisions of this Agreement and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall govern.

(u)	Secured Party as Agent: Each reference herein to any right granted to, benefit conferred upon, or power exercisable, exercised, or action taken by, the Secured Party shall be deemed to be a reference to the right granted to, benefit conferred upon, and power exercisable, exercised, and action taken by, the Secured Party in its capacity as agent for the benefit of the Credit Parties all as more fully set forth in the Credit Agreement.

IN WITNESS WHEREOF the Debtor has executed this Agreement and agrees to be bound thereby as of the Effective Date set out above.

POPE & TALBOT LTD.

By:
Name:	Maria M. Pope
Title:	President and Chief Financial Officer

SCHEDULE A

SERIAL NUMBER GOODS

SCHEDULE B

LOCATIONS

Harmac Pulp Mill

1000 Wave Place

P.O. Box 1800

Nanaimo, British Columbia V9R 5M5

Mackenzie Pulp Mill

1000 Coquawaldy Road

Mackenzie, British Columbia V0J 2C0

Fort St. James Sawmill

P.O. Box 254

300 Takla Rd.

Fort St. James, British Columbia V0J 1P0

Grand Forks Sawmill

P.O. Box 39

570 68th Avenue

Grand Forks, British Columbia

Castlegar Sawmill

Box 2000 Celgar Road

Castlegar, British Columbia V1N 4G4

Midway Sawmill

P.O. Box 70

Highway 3

Midway, British Columbia V0H 1M0

Arrow Lakes Timber

Box 2000

926 Highway 6 West

Nakusp, British Columbia V0G 1R0

Boundary Timber

P.O. Box 70

Highway 3

Midway, British Columbia V0H 1M0

SCHEDULE C

INTELLECTUAL PROPERTY

NIL

SCHEDULE D

MIDWAY FACILITY

1.	Parcel Identifier: 004-293-771

That part of district lot 637 shown red on plan B5171, Similkameen Division, Yale District

2.	Parcel Identifier: 012-585-092

Parcel C (Plan A149) of district lot 637, Similkameen Division, Yale District

3.	Parcel Identifier: 014-781-549

Parcel B on plan B6079, district lot 424, Similkameen Division, Yale District

4.	Parcel Identifier: 016-358-198

Lot A, district lots 273S, 637, 2647 and 4170S, Similkameen Division, Yale District, plan 43625

5.	Parcel Identifier: 014-782-049

That part district lot 424 shown red on plan B3932, Similkameen Division, Yale District

6.	Parcel Identifier: 014-781-557

Parcel D on plan B7088, district lot 424, Similkameen Division, Yale District

7.	Parcel Identifier: 017-654-467

That part of district lot 637, Similkameen Division, Yale District shown as parcel A on plan B5388

8.	Parcel Identifier: 012-585-050

Parcel B (plan A149) of district lot 637, Similkameen Division, Yale District

EXHIBIT A-2

FORM OF CANADIAN GENERAL SECURITY AGREEMENT

PARTIES

Debtor

Name:	MACKENZIE PULP LAND LTD., a corporation formed under the laws of British Columbia

Address:	1200 Waterfront Centre, 200 Burrard Street
Vancouver, BC V7X 1T2

Attention:	Chief Financial Officer

Fax No.:	(604) 687-1415

Address:	1500 S.W. First Avenue, Suite 200
Portland, Oregon 97201

Attention:	Chief Financial Officer

Fax No.:	(503) 220-2722

(the “Debtor”)

Secured Party

Name:	ABLECO FINANCE LLC, as Collateral Agent under the Credit Agreement (hereinafter defined)

Address:	299 Park Avenue, Floors 21-23, New York, New York 10171

Attention:	Mr. Seth Fink

Fax No.:

(the “Secured Party”)

EFFECTIVE DATE

June 28, 2006 (the “Effective Date”)

WHEREAS:

A. Pursuant to a credit agreement (as amended, restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into as of the date hereof, by and among, inter alia, Pope & Talbot Ltd. (the “Borrower”), a corporation formed under the federal laws of Canada, as borrower, Pope & Talbot, Inc. (the “Parent”), a Delaware corporation, as parent, the Secured Party, a Delaware limited liability company, in such capacity as Collateral Agent for and on behalf of the Lenders, the Agents and the Bank Product Providers (the Lenders, the Agents and the Bank Product Providers are, collectively, the “Credit Parties”), and the lenders from time to time that are party thereto (collectively, the “Lenders”) as lenders, the Lenders have agreed to make available to the Borrower certain credit facilities on the terms and conditions set out in the Credit Agreement.

B. Pursuant to a guaranty (the “Guaranty”) dated as of the date hereof made by the Debtor and the other Loan Parties (as defined in the Credit Agreement) party thereto, the Debtor has guaranteed all Loans, Letters of Credit and all other Obligations (as defined in the Credit Agreement) of the Borrower under the Credit Agreement.

C. The Debtor has determined that the execution, delivery and performance of this Agreement directly benefits and is in the best interest of the Debtor.

D. To secure the payment and performance of the Secured Obligations (as hereinafter defined), the Debtor has agreed to grant to the Secured Party for and on behalf of the Credit Parties, a security interest in respect of the Collateral (as hereinafter defined) in accordance with the terms of this Agreement.

E. In this Agreement and Recitals, all capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

THEREFORE for consideration, the receipt and adequacy of which are acknowledged by the Debtor, the Debtor agrees with the Secured Party as follows:

1.	Grant of Security Interest

1.1 The Debtor hereby:

(a)	grants to the Secured Party, for the benefit of the Credit Parties, a security interest in; and

(b)	grants, mortgages and charges as and by way of a fixed and specific mortgage and charge to and in favour of the Secured Party, for the benefit of the Credit Parties,

all of the Debtor’s right, title and interest in and to all of the present and after-acquired personal property of the Debtor including, without limitation, each and every property described or referred to in Section 2 of this Agreement and any proceeds derived directly or indirectly from any dealing with such property or any proceeds therefrom;

(c)	charges as and by way of a floating charge, and grants to the Secured Party for the benefit of the Credit Parties, a security interest in and to:

(i)	all the Debtor’s right, title and interest in and to all its presently owned or held and after acquired or held real, immovable and leasehold property and all interests therein, and all easements, rights-of-way, privileges, benefits, licences, improvements and rights whether connected therewith or appurtenant thereto or separately owned or held, including all structures, plant and other fixtures (collectively, the “Real Property”); and

(ii)	all assets and undertakings of the Debtor, of whatsoever nature or kind and wheresoever situate, and all proceeds thereof and therefrom, other than such of its assets and undertakings as are otherwise validly and effectively subject to the charges and security interests in favour of the Secured Party created pursuant to this Section 1;

all pursuant to and in accordance with this Agreement.

The grants, mortgages and charges and security interests created pursuant to this Section 1 are collectively the “Security Interest” and the property subject to the Security Interest and all property, assets and undertakings, expressed to be granted, mortgaged, charged or secured by any instruments supplemental hereto or in implementation hereof are collectively the “Collateral”.

1.2 Notwithstanding anything else contained herein, the Security Interest granted hereby does not and shall not extend to, and Collateral shall not include: (i) any agreement, contract, lease, instrument, right, franchise, licence or permit (the “Contractual Rights”) to which the Debtor is a party or of which the Debtor has the benefit, to the extent that the creation of the Security Interest herein would constitute a breach of the terms thereof or permit any person to terminate the Contractual Rights for failure to obtain the consent of that person, but the Debtor shall stand possessed of its interest therein in trust for the Secured Party for the benefit of the Credit Parties for the purposes and subject to the terms hereof to assign and dispose thereof as the Secured Party shall direct; (ii) the last day of the term of any lease or sublease, oral or written, or any agreement therefor, but upon the enforcement of the Security Interest contemplated herein, the Debtor shall stand possessed of such last day in trust to assign the same to any person acquiring such term; or (iii) any consumer goods.

1.3 Upon the request of the Secured Party, the Debtor will take any and all actions reasonably required to provide the Secured Party with the benefit of a security interest in such Contractual Rights and shall assign and grant a security interest in such Contractual Rights in favour of the Secured Party forthwith upon obtaining the consent to such assignment and security interest as required of the other parties thereto. The Debtor agrees that it shall, upon the request of the Secured Party, use all commercially reasonable efforts to obtain any consent required to permit any Contractual Rights to be subjected to the Security Interest.

2.	Description of Collateral

Subject to Section 1.2 herein, the Collateral of the Debtor includes all of the following property and fixtures:

(a)	all goods now or hereafter comprising part of the inventory of the Debtor and all interests, rights and benefits, both present and future of the Debtor in or to inventory including, without limitation, goods now or hereafter held for sale or lease or furnished or to be furnished under a contract of service or that are raw materials, work in process or materials used or consumed in a business or profession or finished goods or that are trees severed from the ground;

(b)	all goods which are not inventory or consumer goods now or hereafter owned by the Debtor and all interests, rights and benefits, both present and future, of the Debtor in or to such goods including, without limitation, all equipment, office, warehouse and other furniture, fixtures, machinery, tools, rolling stock, vehicles, accessories, spare parts, supplies and other tangible personal property;

(c)	all fixtures now or hereafter owned by the Debtor and all interests, rights and benefits, both present and future, of the Debtor in or to fixtures;

(d)	all chattel paper now or hereafter owned or held by the Debtor and all interests, rights and benefits, both present and future, of the Debtor in, under or to chattel paper;

(e)	each and every document of title now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder, whether negotiable or non-negotiable, including, without limitation, each and every warehouse receipt and bill of lading, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every document of title;

(f)	each and every instrument now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every instrument;

(g)	each and every security and ownership interest now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder including, without limitation, all shares, stocks, warrants, bonds, debentures, debenture stock or the like issued by a corporation or other Person, or a partnership, association or government, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every security and interest;

(h)	all money of the Debtor and all money hereafter acquired by the Debtor and each and every account, debt, claim and demand of every nature and kind which is now due, owing or accruing due or which may hereafter become due, owing or accruing due to the Debtor, or which the Debtor now has or may hereafter have and all interests, rights and benefits, both present and future of the Debtor in or to each and every account, debt, claim and demand including, without limitation, claims against the Crown and claims under insurance policies;

(i)	all patents, industrial designs, trademarks, trade secrets and know-how in which the Debtor now or hereafter has an interest including without limitation, confidential information, trade-names, goodwill, copyrights, personalty rights, software and all other forms of intellectual and industrial property, and any registrations and applications for registration of any of the foregoing (collectively, the “Intellectual Property”);

(j)	each and every lease, agreement to lease and leasehold interest of the Debtor and all interests, rights and benefits, both present and future, of the Debtor, in, under or to the same;

(k)	each and every licence (including a “licence” as defined in the PPSA), permit, order, approval and authorization granted to or held by the Debtor and all interests, rights and benefits, both present and future, of the Debtor, in, under or to the same;

(l)	each and every intangible now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every intangible;

(m)	with respect to the property described in each of subparagraphs 2(a) to 2(l) inclusive, all substitutions and replacements thereof, improvements, increases, additions and accessions thereto and all interests, rights and benefits, both present and future, of the Debtor in, under or to the same;

(n)	with respect to the property described in each of subparagraphs 2(a) to 2(m) inclusive, identifiable or traceable personal property in any form derived directly or indirectly from any dealing with such property or the proceeds therefrom and includes any payment representing indemnity or compensation for loss of or damage to such property or proceeds therefrom; and

(o)	with respect to the property described in each of subparagraphs 2(a) to 2(n) inclusive, all books, accounts, invoices, letters, deeds, contracts, security, securities, instruments, bills, notes, writings, papers, documents and records in any form evidencing or relating thereto, and all other rights and benefits to which the Debtor is now or may hereafter become entitled in respect thereof.

In this Agreement, the words “goods”, “inventory”, “equipment”, “chattel paper”, “consumer goods”, “document of title”, “instrument”, “security”, “money”, “account”, “motor vehicle”, “proceeds”, “intangible” and “accessions” shall have the same meanings as their defined meanings in the Personal Property Security Act (British Columbia) (the “PPSA”). In this Agreement, each reference to “Collateral” shall, unless the context otherwise requires, include and be read as “Collateral or any part thereof”.

Without limiting the generality of the foregoing, the Collateral shall include all tangible personal property of the Debtor now or hereafter located on or about or in transit to or from the locations set out in Schedule B hereto.

3.	Secured Obligations

The Security Interest created hereby secures the payment and performance of all present and future debts, liabilities and obligations of each of the Borrower and each of the Loan Parties in respect of the Credit Agreement and the other Loan Documents, including, without limitation, (i) all Obligations, (ii) all amounts from time to time owing by the Debtor in respect of the Guaranty, including all obligations guaranteed by the Debtor and (iii) all interest, fees, commissions, charges, expense reimbursements, indemnifications and all other amounts due or to become due under any Loan Document (including, without limitation, all interest, fees, commissions, charges, expense reimbursements, indemnifications and other amounts that accrue after the commencement of any Insolvency Proceeding of any Loan Party, whether or not the payment of such interest, fees, commissions, charges, expense reimbursements, indemnifications and other amounts are unenforceable or are not allowable, in whole or in part, due to the existence of such Insolvency Proceeding) (collectively, the “Secured Obligations”).

4.	Attachment

The Debtor acknowledges and confirms that the Security Interest granted hereby shall attach:

(a)	forthwith upon the Effective Date with respect to each and every property included in the Collateral and in which the Debtor then has rights; and

(b)	forthwith upon the Debtor acquiring rights in each and every property included in the Collateral subsequent to the Effective Date.

For greater certainty, without in any way limiting the above, the Debtor acknowledges and confirms that it has not agreed to postpone the time for attachment of the Security Interest.

5.	Debtor’s Representations and Warranties

The Debtor acknowledges that the Secured Party and the Credit Parties are, in part, relying upon the representations, warranties and covenants made by or relating to the Debtor and set out in the Credit Agreement in accepting the Security Interest granted upon the terms of this Agreement, and hereby further represents and warrants to and covenants with the Secured Party and the Credit Parties as follows:

(a)	Motor Vehicles: A description of all motor vehicles and other “serial numbered goods” (i.e. trailers, manufactured homes, aircraft, boats and vessels) (including vehicle identification numbers) presently owned by the Debtor is set out in Schedule A to this Agreement.

(b)	Locations of Collateral: Any Collateral that is tangible personal property is located at the locations identified in Schedule B to this Agreement (other than equipment and inventory sold in the ordinary course of business in accordance with Section 7.5 of the Credit Agreement, inventory in transit, inventory in the possession of customers and equipment under repair) and the Debtor agrees that such tangible personal property will not be moved to any other location except, upon not less than 30 days’ prior written notice to the Secured Party accompanied by a new Schedule B indicating each new location of tangible personal property, at such other locations in Canada as the Debtor may elect, and provided that (i) all action has been taken to grant the Secured Party a perfected, first priority security interest in such tangible personal property (subject in priority only to Permitted Liens that pursuant to the definition of the term “Permitted Liens” are not prohibited from prior Liens in favour of the Secured Party, for the benefit of the Credit Parties), and (ii) the Secured Party’s rights in such tangible personal property, including, without limitation, the existence, perfection and priority of the Security Interest created hereby in such tangible personal property, are not materially adversely affected thereby.

(c)	No Consumer Goods: The Debtor does not own any consumer goods which are material in value or which are material to the business, operations, property, condition or prospects (financial or otherwise) of the Debtor.

(d)	Intellectual Property: The particulars of: (i) all registrations and applications for registration of any Intellectual Property owned by the Debtor with respect to Intellectual Property material to the Debtor’s business; (ii) any licensed Intellectual Property material to the Debtor’s business; and (iii) any unregistered Intellectual Property material to the Debtor’s business are described in Schedule C to this Agreement. Each such Intellectual Property is valid, subsisting, unexpired, enforceable and has not been abandoned. Except as set out in such Schedule, none of such Intellectual Property has been licensed or franchised by the Debtor to any Person.

All agreements, representations warranties and covenants made by the Debtor in this Agreement are material, will be considered to have been relied on by the Secured Party and the Credit Parties and will survive the execution and delivery of this Agreement or any investigation made at any time by or on behalf of the Secured Party and the Credit Parties and any disposition or payment of the Secured Obligations until repayment and performance in full of the Secured Obligations and termination of all the rights of the Debtor that, if exercised, would result in the existence of Secured Obligations.

6.	Debtor’s Covenants

The Debtor agrees with the Secured Party that:

(a)	The Debtor shall pay, perform, satisfy, fulfil and discharge the Secured Obligations when due.

(b)	The Debtor shall, if requested by the Secured Party, deliver forthwith to the Secured Party such further details respecting the Collateral as may reasonably be requested from time to time by the Secured Party. Such further details so delivered shall be deemed to be contained in and form part of this Agreement.

(c)	Except those that have become affixed on or before the Effective Date, the Debtor shall not permit any material Collateral to be affixed to real or personal property not owned by the Debtor so as to become a fixture or accession, without prior written notice to the Secured Party.

(d)	Except as permitted by the Credit Agreement, the Debtor shall not convey, sell, lease, license, assign, transfer or otherwise dispose of any of the Collateral.

(e)	In the event that any Collateral, including, without limitation, proceeds thereof, is evidenced by or consists of chattel paper, instruments, securities or negotiable documents of title (collectively, the “Negotiable Collateral”), and if and to the extent that the Secured Party determines that perfection or priority of the Secured Party’s security interest is dependent on or enhanced by possession, the Debtor, promptly upon the request of the Secured Party, shall endorse and deliver physical possession of such Negotiable Collateral to the Secured Party.

(f)	The Secured Party may, at any time after the occurrence and during the continuation of an Event of Default, (i) notify any Person obligated to the Debtor on any debt, account or chattel paper or any obligor to the Debtor on an instrument to make payment thereunder to the Secured Party, whether or not the Debtor was theretofore making collections thereon, and (ii) assume control of any proceeds arising from such Collateral. The Debtor agrees that, subject to the terms of any cash management agreement entered into by the Debtor, after the occurrence and during the continuance of an Event of Default, it will hold for the benefit of the Secured Party, any of its or its Subsidiaries’ collections that it receives and immediately will deliver such collections to the Secured Party or a cash management bank in their original form as received by the Debtor or its Subsidiaries.

(g)	The Debtor will not create, incur or permit to exist, and will defend the Collateral against, and will take such other action as is necessary to remove, any and all security interests in and other claims affecting the Collateral, other than the Security Interest created by this Agreement, Permitted Liens, or such security interests or other claims as permitted in writing by the Secured Party, and subject to the foregoing, the Debtor will defend the right, title and interest of the Secured Party in and to the Collateral against the claims and demands of all Persons.

(h)

The Debtor will promptly, following demand from time to time by the Secured Party, authorize, execute and deliver any and all agreements, instruments, documents and papers that the Secured Party may reasonably request to evidence the Secured Party’s Security Interest in any Intellectual Property and, where applicable, the goodwill of the business of the Debtor connected with the use of, and symbolized by, any such Intellectual Property.

7.	Rights and Remedies/Events of Default

Forthwith upon the occurrence and during the continuance of an Event of Default, the Security Interest shall be enforceable and the Secured Party shall have, in addition to any other rights and remedies provided by law, the rights and remedies of a secured party under the PPSA and those provided by this Agreement and the Credit Agreement. In addition, upon the occurrence and during the continuance of an Event of Default, the Secured Party may take possession of the Collateral and enforce any rights of the Debtor in respect of the Collateral by any method available in or permitted by law and may require the Debtor to assemble the Collateral and to deliver or make the Collateral available to the Secured Party at any place as may be designated by the Secured Party.

For the purposes of Section 203.1 of the Land Title Act (British Columbia), the floating charge created by this Agreement over Real Property shall become a fixed charge thereon upon the earliest of:

(a)	the occurrence of an event described in Section 8(f) of the Credit Agreement; or

(b)	the Secured Party taking any action pursuant to Section 7 or Section 8 of this Agreement to enforce and realize on the Security Interest.

8.	Receiver – Appointment

Following the occurrence and during the continuance of an Event of Default, the Secured Party may take proceedings in any court of competent jurisdiction for the appointment of a receiver or a receiver and manager (the “receiver”) of the Collateral or may by instrument in writing appoint any Person to be a receiver of the Collateral or of any part thereof and may remove any receiver so appointed by the Secured Party and appoint another in his stead. To the extent permitted by applicable law, any receiver appointed by the Secured Party will (for purposes relating to responsibility for the receiver’s acts or omissions) be considered to be the agent of the Debtor and not of the Secured Party.

9.	Receiver – Powers

Any receiver appointed hereunder by instrument in writing shall have power (a) to take possession of the Collateral or any part thereof and to maintain, preserve and protect the same; (b) to carry on or concur in carrying on all or any part of the business or businesses of the Debtor; (c) to borrow money on the security of the Collateral in priority to the Security Interest granted by this Agreement, which such receiver, in its reasonable discretion, determines is required in connection with either or both of the powers provided for in paragraphs (a) and (b); and (d) to dispose of the Collateral in whole or in part, and any such disposition may be by public sale (whether by auction, tender or otherwise), private sale, lease or otherwise, and at such time and place and on such terms and for such price and manner of payment thereof, all as such receiver may, in its reasonable discretion, determine; provided that any such receiver shall be and is deemed to be the agent of the Debtor and the Secured Party shall not in any way be responsible for any misconduct, negligence or nonfeasance of any such receiver reasonably selected by the Secured Party.

10.	Consultants

Following the occurrence and during the continuance of an Event of Default, the Secured Party may require the Debtor to engage a consultant of the Secured Party’s choice, or engage a consultant on its own behalf, such consultant to receive the full cooperation and support of the Debtor and its employees, including unrestricted access to the premises, books and records of the Debtor; all reasonable fees and expenses of such consultant shall be for the account of the Debtor and the Debtor hereby authorizes any such consultant to report directly to the Secured Party and to disclose to the Secured Party any and all information obtained in the course of such consultant’s employment.

11.	Disposition of Collateral

The Secured Party may exercise any or all of the rights and remedies contained herein without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except as required by applicable law) to or on the Debtor or any other person, and the Debtor by this Agreement waives each such demand, presentment, protest, advertisement and notice to the extent permitted by applicable law. None of the above rights or remedies will be exclusive of or dependent on or merge in any other right or remedy, and one or more of such rights and remedies may be exercised independently or in combination from time to time. Without prejudice to the ability of the Secured Party or a receiver to dispose of the Collateral in any manner which is commercially reasonable, the Debtor acknowledges that a disposition of Collateral by the Secured Party or a receiver which takes place substantially in accordance with the following provisions will be deemed to be commercially reasonable:

(a)	Collateral may be disposed of in whole or in part;

(b)	Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any purchaser or lessee of Collateral may be a customer of any member of the Secured Party or the Credit Parties;

(d)	a disposition of Collateral may be on such terms and conditions as to credit or otherwise as the Secured Party or a receiver, in its sole discretion, may deem advantageous; and

(e)	the Secured Party or a receiver may establish an upset or reserve bid or price in respect of Collateral.

12.	Proceeds of Disposition/Deficiency

Any proceeds of any disposition of any of the Collateral shall be applied by the Secured Party or a receiver on account of the Secured Obligations in accordance with the provisions of the Credit Agreement. If such proceeds fail to satisfy the Secured Obligations, the Debtor shall be liable for the full amount of the deficiency resulting to the Secured Party and the Credit Parties.

13.	Amalgamation

The Debtor acknowledges that if it amalgamates with any other corporation or corporations, to the extent permitted in the Credit Agreement, then (i) the Collateral and the Security Interest created by this Agreement will extend to and include all the property and assets of the amalgamated corporation and to any property or assets of the amalgamated corporation thereafter owned or acquired, (ii) the term “Debtor”, where used in this Agreement, will extend to and include the amalgamated corporation, and (iii) the term “Secured Obligations”, where used in this Agreement, will extend to and include the Secured Obligations of the amalgamated corporation.

14.	General Provisions

(a)	Discharge: The Debtor shall not be discharged from the Secured Obligations by any extension of time, additional advances, renewals, amendments or extensions to this Agreement, any waiver by or failure of the Secured Party or the Credit Parties to enforce any provision of this Agreement or any other Loan Document, the taking of further security, releasing security, extinguishment of the Security Interest as to all or any part of the Collateral, or any other act except an express written release or discharge by the Secured Party or the Credit Parties of the Security Interest granted hereby or upon the full payment and performance of the Secured Obligations, at which time the Secured Party shall, at the Debtor’s expense, deliver to the Debtor all necessary discharges and releases of the Security Interest.

(b)

Accounts and Contractual Rights: Notwithstanding any provision of this Agreement, the Debtor will remain liable under each of the documents giving rise to the accounts and under each of the Contractual Rights to observe and perform all the conditions and obligations to be observed and performed by the Debtor thereunder, all in accordance with the terms of each such document and Contractual Rights. The Secured Party or the Credit Parties will have no obligation or liability under any account (or any document giving rise thereto) or Contractual Rights by reason of or arising out of this Agreement or the receipt by the Secured Party or the Credit Parties of any payment relating to such account or Contractual Rights pursuant hereto, and in particular (but without limitation), the Secured Party or the Credit Parties will not be obligated in any manner to perform any of the obligations of the Debtor under or pursuant to any account (or any document giving rise thereto) or under or pursuant to any Contractual Rights, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any account (or any document giving rise thereto) or under any Contractual Rights, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time.

(c)	Other Security: The security constituted by this Agreement is in addition to and not in substitution for any other security, guarantee or right from time to time held by the Secured Party or the Credit Parties and:

(i)	the Secured Party may realize upon or enforce all or part of any security, guarantee or right from time to time held by it in any order it desires and any realization by any means upon any security, guarantee or right shall not bar realization upon any other security, guarantee or right; and

(ii)	the taking of any action or proceeding or refraining from so doing or any other dealings with or in respect of any other security, guarantee or right from time to time held by the Secured Party shall not release or affect the security provided for in this Agreement and the taking of the security hereby granted or any proceedings hereunder for the realization of the security hereby granted shall not release or affect any other security, guarantee or right from time to time held by the Secured Party.

(d)	Waiver, etc.: No failure or delay on the part of the Secured Party or the Credit Parties to exercise any right provided for in or contemplated by this Agreement and no waiver as to any Event of Default in the Credit Agreement shall operate as a waiver of any other Event of Default unless made in writing and signed by the Secured Party and, in that event, such waiver shall operate only as a waiver of the right or Event of Default expressly referred to therein. Nothing in this Agreement and nothing referred to in the Secured Obligations shall preclude any other remedy by action or otherwise for the enforcement of this Agreement or the payment and performance in full of the Secured Obligations.

(e)	Secured Party Assignment: All rights and obligations of the Secured Party hereunder shall be assignable in whole or in part in accordance with the Credit Agreement.

(f)	Entire Agreement: This Agreement and the other Loan Documents set forth the entire intent and understanding of the parties relating to the subject matter hereof and supersede and replace all prior agreements and commitments, whether written or oral, made between the parties and all earlier discussions and negotiations between them. The parties are not relying upon and there are no collateral or other representations, warranties, agreements or covenants made by any of the parties hereto which are not contained herein or in the other Loan Documents.

(g)	Further Assurances: Each of the parties hereto shall and will, from time to time and at all times hereafter upon every reasonable written request so to do, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further papers, acts, deeds, assurances and things as may be necessary or desirable in the opinion of any party or counsel for any party, acting reasonably, for implementing and carrying out more effectually the true intent and meaning of this Agreement including, without limitation, to perfect or better perfect the Security Interest of the Secured Party in the Collateral or any part thereof.

(h)	Severability: In the event that any provision or part of a provision contained in this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby and all such remaining provisions or the remainder of such provision shall continue in full force and effect. All provisions hereof are declared to be separate and distinct provisions, as the case may be.

(i)	Headings: All headings and titles in this Agreement are for convenience of reference only and shall not affect the interpretation of the terms hereof.

(j)	Gender, etc.: In construing this Agreement, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require. Words such as “hereunder”, “hereto”, “hereof’, “herein” and other words commencing with “here” shall, unless the context clearly indicates the contrary, refer to the whole of this Agreement and not to any particular paragraph or part thereof.

(k)	Binding Effect: All rights of the Secured Party hereunder shall enure to the benefit of its successors and assigns and all obligations of the Debtor hereunder shall bind the Debtor, its successors and assigns.

(l)	Governing Law: This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of British Columbia and New York with respect to any matter arising hereunder or related hereto.

(m)	Notice: Subject to the specific requirements of the PPSA, any demand, notice, request, consent, approval or other communication required or permitted to be made by any party hereto to any other party hereto in connection with this Agreement shall be made or given in accordance with the notice procedures set out in Section 10.2 of the Credit Agreement.

(n)

Failure to Perfect: The Secured Party shall not be liable or accountable for any negligence or failure to perfect the Security Interest granted herein or to seize, collect, realize, sell or obtain possession or payment of or for the Collateral or any part thereof and shall not be bound to institute proceedings for the purpose of seizing, collecting, realizing, selling or obtaining possession or payment of the same or, for the purpose of preserving the rights of a Debtor or any other Person, firm or corporation in respect of same.

(o)	No Amendment: This Agreement may not be amended, altered or qualified except by a written agreement executed by the parties hereto.

(p)	Power of Attorney: The Secured Party, or any receiver or agent appointed hereunder, is hereby irrevocably constituted as the duly appointed lawful attorney of the Debtor, with full power (including full power of substitution), following the occurrence and during the continuance of an Event of Default, to make, do, execute and deliver all such documents, assignments, acts, matters or things on behalf of the Debtor with the right to use the name of the Debtor whenever and wherever it may be deemed necessary or expedient. The power of attorney hereby granted is a power coupled with an interest and shall survive the dissolution, liquidation, winding-up or other termination of existence of the Debtor. The Debtor agrees to and does hereby ratify all acts done and all documents executed and delivered by the Secured Party following the occurrence and during the continuance of an Event of Default, pursuant to the power of attorney hereby granted and the Debtor hereby confirms that the Secured Party and all third parties are entitled to rely upon such ratification.

(q)	Time of Essence: Time shall be strictly of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

(r)	Debtor’s Receipt: The Debtor hereby acknowledges receipt of a fully signed copy of this Agreement.

(s)	Financing Statement: To the extent permitted by applicable law, the Debtor hereby waives its entitlement to receive a copy of any financing statements registered by the Secured Party or statements confirming registration of a financing statement by the Secured Party with respect to this Agreement.

(t)	Conflict: In the event of a conflict or inconsistency between the provisions of this Agreement and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall govern.

(u)	Secured Party as Agent: Each reference herein to any right granted to, benefit conferred upon, or power exercisable, exercised, or action taken by, the Secured Party shall be deemed to be a reference to the right granted to, benefit conferred upon, and power exercisable, exercised, and action taken by, the Secured Party in its capacity as agent for the benefit of the Credit Parties all as more fully set forth in the Credit Agreement.

IN WITNESS WHEREOF the Debtor has executed this Agreement and agrees to be bound thereby as of the Effective Date set out above.

MACKENZIE PULP LAND LTD.

By:
Name:	DeeAnn Lindsley
Title:	Assistant Secretary

SCHEDULE A

SERIAL NUMBER GOODS

NIL

SCHEDULE B

LOCATIONS

1500 S. W. First Avenue, Suite 200

Portland, OR

97201

SCHEDULE C

INTELLECTUAL PROPERTY

NIL

EXHIBIT A-2

FORM OF CANADIAN GENERAL SECURITY AGREEMENT

PARTIES

Debtor

Name:	P&T FINANCE ONE LIMITED PARTNERSHIP, a limited partnership formed under the laws of British Columbia, by its general partner, PENN TIMBER, INC., a corporation formed under the laws of Oregon

Address:	1200 Waterfront Centre, 200 Burrard Street
Vancouver, BC V7X 1T2

Attention:	Chief Financial Officer

Fax No.:	(604) 687-1415

Address:	1500 S.W. First Avenue, Suite 200
Portland, Oregon 97201

Attention:	Chief Financial Officer

Fax No.:	(503) 220-2722

(the “Debtor”)

Secured Party

Name:	ABLECO FINANCE LLC, as Collateral Agent under the Credit Agreement (hereinafter defined)

Address:	299 Park Avenue, Floors 21-23, New York, New York 10171

Attention:	Mr. Seth Fink

Fax No.:

(the “Secured Party”)

EFFECTIVE DATE

June 28, 2006 (the “Effective Date”)

WHEREAS:

A. Pursuant to a credit agreement (as amended, restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into as of the date hereof, by and among, inter alia, Pope & Talbot Ltd. (the “Borrower”), a corporation formed under the federal laws of Canada, as borrower, Pope & Talbot, Inc. (the “Parent”), a Delaware corporation, as parent, the Secured Party, a Delaware limited liability company, in such capacity as Collateral Agent for and on behalf of the Lenders, the Agents and the Bank Product Providers (the Lenders, the Agents and the Bank Product Providers are, collectively, the “Credit Parties”), and the lenders from time to time that are party thereto (collectively, the “Lenders”) as lenders, the Lenders have agreed to make available to the Borrower certain credit facilities on the terms and conditions set out in the Credit Agreement.

B. Pursuant to a guaranty (the “Guaranty”) dated as of the date hereof made by the Debtor and the other Loan Parties party thereto, the Debtor has guaranteed all Loans, Letters of Credit and all other Obligations of the Borrower under the Credit Agreement.

C. The Debtor has determined that the execution, delivery and performance of this Agreement directly benefits and is in the best interest of the Debtor.

D. To secure the payment and performance of the Secured Obligations (as hereinafter defined), the Debtor has agreed to grant to the Secured Party for and on behalf of the Credit Parties, a security interest in respect of the Collateral (as hereinafter defined) in accordance with the terms of this Agreement.

E. In this Agreement and Recitals, all capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

THEREFORE for consideration, the receipt and adequacy of which are acknowledged by the Debtor, the Debtor agrees with the Secured Party as follows:

1.	Grant of Security Interest

1.1 The Debtor hereby:

(a)	grants to the Secured Party, for the benefit of the Credit Parties, a security interest in; and

(b)	grants, mortgages and charges as and by way of a fixed and specific mortgage and charge to and in favour of the Secured Party, for the benefit of the Credit Parties,

all of the Debtor’s right, title and interest in and to all of the present and after-acquired personal property of the Debtor including, without limitation, each and every property described or referred to in Section 2 of this Agreement and any proceeds derived directly or indirectly from any dealing with such property or any proceeds therefrom;

(c)	charges as and by way of a floating charge, and grants to the Secured Party for the benefit of the Credit Parties, a security interest in and to:

(i)	all the Debtor’s right, title and interest in and to all its presently owned or held and after acquired or held real, immovable and leasehold property and all interests therein, and all easements, rights-of-way, privileges, benefits, licences, improvements and rights whether connected therewith or appurtenant thereto or separately owned or held, including all structures, plant and other fixtures (collectively, the “Real Property”); and

(ii)	all assets and undertakings of the Debtor, of whatsoever nature or kind and wheresoever situate, and all proceeds thereof and therefrom, other than such of its assets and undertakings as are otherwise validly and effectively subject to the charges and security interests in favour of the Secured Party created pursuant to this Section 1;

all pursuant to and in accordance with this Agreement.

The grants, mortgages and charges and security interests created pursuant to this Section 1 are collectively the “Security Interest” and the property subject to the Security Interest and all property, assets and undertakings, expressed to be granted, mortgaged, charged or secured by any instruments supplemental hereto or in implementation hereof are collectively the “Collateral”.

1.2 Notwithstanding anything else contained herein, the Security Interest granted hereby does not and shall not extend to, and Collateral shall not include: (i) any agreement, contract, lease, instrument, right, franchise, licence or permit (the “Contractual Rights”) to which the Debtor is a party or of which the Debtor has the benefit, to the extent that the creation of the Security Interest herein would constitute a breach of the terms thereof or permit any person to terminate the Contractual Rights for failure to obtain the consent of that person, but the Debtor shall stand possessed of its interest therein in trust for the Secured Party for the benefit of the Credit Parties for the purposes and subject to the terms hereof to assign and dispose thereof as the Secured Party shall direct; (ii) the last day of the term of any lease or sublease, oral or written, or any agreement therefor, but upon the enforcement of the Security Interest contemplated herein, the Debtor shall stand possessed of such last day in trust to assign the same to any person acquiring such term; or (iii) any consumer goods.

1.3 Upon the request of the Secured Party, the Debtor will take any and all actions reasonably required to provide the Secured Party with the benefit of a security interest in such Contractual Rights and shall assign and grant a security interest in such Contractual Rights in favour of the Secured Party forthwith upon obtaining the consent to such assignment and security interest as required of the other parties thereto. The Debtor agrees that it shall, upon the request of the Secured Party, use all commercially reasonable efforts to obtain any consent required to permit any Contractual Rights to be subjected to the Security Interest.

2.	Description of Collateral

Subject to Section 1.2 herein, the Collateral of the Debtor includes all of the following property and fixtures:

(a)	all goods now or hereafter comprising part of the inventory of the Debtor and all interests, rights and benefits, both present and future of the Debtor in or to inventory including, without limitation, goods now or hereafter held for sale or lease or furnished or to be furnished under a contract of service or that are raw materials, work in process or materials used or consumed in a business or profession or finished goods or that are trees severed from the ground;

(b)	all goods which are not inventory or consumer goods now or hereafter owned by the Debtor and all interests, rights and benefits, both present and future, of the Debtor in or to such goods including, without limitation, all equipment, office, warehouse and other furniture, fixtures, machinery, tools, rolling stock, vehicles, accessories, spare parts, supplies and other tangible personal property;

(c)	all fixtures now or hereafter owned by the Debtor and all interests, rights and benefits, both present and future, of the Debtor in or to fixtures;

(d)	all chattel paper now or hereafter owned or held by the Debtor and all interests, rights and benefits, both present and future, of the Debtor in, under or to chattel paper;

(e)	each and every document of title now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder, whether negotiable or non-negotiable, including, without limitation, each and every warehouse receipt and bill of lading, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every document of title;

(f)	each and every instrument now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every instrument;

(g)	each and every security and ownership interest now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder including, without limitation, all shares, stocks, warrants, bonds, debentures, debenture stock or the like issued by a corporation or other Person, or a partnership, association or government, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every security and interest;

(h)

all money of the Debtor and all money hereafter acquired by the Debtor and each and every account, debt, claim and demand of every nature and kind which is now due, owing or accruing due or which may hereafter become due, owing or accruing due to the Debtor, or which the Debtor now has or may hereafter have and all interests, rights and benefits, both present and future of the Debtor in or to each and every account, debt, claim and demand including, without limitation, claims against the Crown and claims under insurance policies;

(i)	all patents, industrial designs, trademarks, trade secrets and know-how in which the Debtor now or hereafter has an interest including without limitation, confidential information, trade-names, goodwill, copyrights, personalty rights, software and all other forms of intellectual and industrial property, and any registrations and applications for registration of any of the foregoing (collectively, the “Intellectual Property”);

(j)	each and every lease, agreement to lease and leasehold interest of the Debtor and all interests, rights and benefits, both present and future, of the Debtor, in, under or to the same;

(k)	each and every licence (including a “licence” as defined in the PPSA), permit, order, approval and authorization granted to or held by the Debtor and all interests, rights and benefits, both present and future, of the Debtor, in, under or to the same;

(l)	each and every intangible now or hereafter owned by the Debtor or of which the Debtor is or becomes a holder, and all interests, rights and benefits, both present and future, of the Debtor in, under or to each and every intangible;

(m)	with respect to the property described in each of subparagraphs 2(a) to 2(l) inclusive, all substitutions and replacements thereof, improvements, increases, additions and accessions thereto and all interests, rights and benefits, both present and future, of the Debtor in, under or to the same;

(n)	with respect to the property described in each of subparagraphs 2(a) to 2(m) inclusive, identifiable or traceable personal property in any form derived directly or indirectly from any dealing with such property or the proceeds therefrom and includes any payment representing indemnity or compensation for loss of or damage to such property or proceeds therefrom; and

(o)	with respect to the property described in each of subparagraphs 2(a) to 2(n) inclusive, all books, accounts, invoices, letters, deeds, contracts, security, securities, instruments, bills, notes, writings, papers, documents and records in any form evidencing or relating thereto, and all other rights and benefits to which the Debtor is now or may hereafter become entitled in respect thereof.

In this Agreement, the words “goods”, “inventory”, “equipment”, “chattel paper”, “consumer goods”, “document of title”, “instrument”, “security”, “money”, “account”, “motor vehicle”, “proceeds”, “intangible” and “accessions” shall have the same meanings as their defined meanings in the Personal Property Security Act (British Columbia) (the “PPSA”). In this

Agreement, each reference to “Collateral” shall, unless the context otherwise requires, include and be read as “Collateral or any part thereof”.

Without limiting the generality of the foregoing, the Collateral shall include all tangible personal property of the Debtor now or hereafter located on or about or in transit to or from the locations set out in Schedule B hereto.

3.	Secured Obligations

The Security Interest created hereby secures the payment and performance of all present and future debts, liabilities and obligations of each of the Borrower and each of the Loan Parties in respect of the Credit Agreement and the other Loan Documents, including, without limitation, (i) all Obligations, (ii) all amounts from time to time owing by the Debtor in respect of the Guaranty, including all obligations guaranteed by the Debtor and (iii) all interest, fees, commissions, charges, expense reimbursements, indemnifications and all other amounts due or to become due under any Loan Document (including, without limitation, all interest, fees, commissions, charges, expense reimbursements, indemnifications and other amounts that accrue after the commencement of any Insolvency Proceeding of any Loan Party, whether or not the payment of such interest, fees, commissions, charges, expense reimbursements, indemnifications and other amounts are unenforceable or are not allowable, in whole or in part, due to the existence of such Insolvency Proceeding) (collectively, the “Secured Obligations”).

4.	Attachment

The Debtor acknowledges and confirms that the Security Interest granted hereby shall attach:

(a)	forthwith upon the Effective Date with respect to each and every property included in the Collateral and in which the Debtor then has rights; and

(b)	forthwith upon the Debtor acquiring rights in each and every property included in the Collateral subsequent to the Effective Date.

For greater certainty, without in any way limiting the above, the Debtor acknowledges and confirms that it has not agreed to postpone the time for attachment of the Security Interest.

5.	Debtor’s Representations and Warranties

The Debtor acknowledges that the Secured Party and the Credit Parties are, in part, relying upon the representations, warranties and covenants made by or relating to the Debtor and set out in the Credit Agreement in accepting the Security Interest granted upon the terms of this Agreement, and hereby further represents and warrants to and covenants with the Secured Party and the Credit Parties as follows:

(a)	Motor Vehicles: A description of all motor vehicles and other “serial numbered goods” (i.e. trailers, manufactured homes, aircraft, boats and vessels) (including vehicle identification numbers) presently owned by the Debtor is set out in Schedule A to this Agreement.

(b)	Locations of Collateral: Any Collateral that is tangible personal property is located at the locations identified in Schedule B to this Agreement (other than equipment and inventory sold in the ordinary course of business in accordance with Section 7.5 of the Credit Agreement, inventory in transit, inventory in the possession of customers and equipment under repair) and the Debtor agrees that such tangible personal property will not be moved to any other location except, upon not less than 30 days’ prior written notice to the Secured Party accompanied by a new Schedule B indicating each new location of tangible personal property, at such other locations in Canada as the Debtor may elect, and provided that (i) all action has been taken to grant the Secured Party a perfected, first priority security interest in such tangible personal property (subject in priority only to Permitted Liens that pursuant to the definition of the term “Permitted Liens” are not prohibited from prior Liens in favour of the Secured Party, for the benefit of the Credit Parties), and (ii) the Secured Party’s rights in such tangible personal property, including, without limitation, the existence, perfection and priority of the Security Interest created hereby in such tangible personal property, are not materially adversely affected thereby.

(c)	No Consumer Goods: The Debtor does not own any consumer goods which are material in value or which are material to the business, operations, property, condition or prospects (financial or otherwise) of the Debtor.

(d)	Intellectual Property: The particulars of: (i) all registrations and applications for registration of any Intellectual Property owned by the Debtor with respect to Intellectual Property material to the Debtor’s business; (ii) any licensed Intellectual Property material to the Debtor’s business; and (iii) any unregistered Intellectual Property material to the Debtor’s business are described in Schedule C to this Agreement. Each such Intellectual Property is valid, subsisting, unexpired, enforceable and has not been abandoned. Except as set out in such Schedule, none of such Intellectual Property has been licensed or franchised by the Debtor to any Person.

All agreements, representations warranties and covenants made by the Debtor in this Agreement are material, will be considered to have been relied on by the Secured Party and the Credit Parties and will survive the execution and delivery of this Agreement or any investigation made at any time by or on behalf of the Secured Party and the Credit Parties and any disposition or payment of the Secured Obligations until repayment and performance in full of the Secured Obligations and termination of all the rights of the Debtor that, if exercised, would result in the existence of Secured Obligations.

6.	Debtor’s Covenants

The Debtor agrees with the Secured Party that:

(a)	The Debtor shall pay, perform, satisfy, fulfil and discharge the Secured Obligations when due.

(b)	The Debtor shall, if requested by the Secured Party, deliver forthwith to the Secured Party such further details respecting the Collateral as may reasonably be requested from time to time by the Secured Party. Such further details so delivered shall be deemed to be contained in and form part of this Agreement.

(c)	Except those that have become affixed on or before the Effective Date, the Debtor shall not permit any material Collateral to be affixed to real or personal property not owned by the Debtor so as to become a fixture or accession, without prior written notice to the Secured Party.

(d)	Except as permitted by the Credit Agreement, the Debtor shall not convey, sell, lease, license, assign, transfer or otherwise dispose of any of the Collateral.

(e)	In the event that any Collateral, including, without limitation, proceeds thereof, is evidenced by or consists of chattel paper, instruments, securities or negotiable documents of title (collectively, the “Negotiable Collateral”), and if and to the extent that the Secured Party determines that perfection or priority of the Secured Party’s security interest is dependent on or enhanced by possession, the Debtor, promptly upon the request of the Secured Party, shall endorse and deliver physical possession of such Negotiable Collateral to the Secured Party.

(f)	The Secured Party may, at any time after the occurrence and during the continuation of an Event of Default, (i) notify any Person obligated to the Debtor on any debt, account or chattel paper or any obligor to the Debtor on an instrument to make payment thereunder to the Secured Party, whether or not the Debtor was theretofore making collections thereon, and (ii) assume control of any proceeds arising from such Collateral. The Debtor agrees that, subject to the terms of any cash management agreement entered into by the Debtor, after the occurrence and during the continuance of an Event of Default, it will hold for the benefit of the Secured Party, any of its or its Subsidiaries’ collections that it receives and immediately will deliver such collections to the Secured Party or a cash management bank in their original form as received by the Debtor or its Subsidiaries.

(g)	The Debtor will not create, incur or permit to exist, and will defend the Collateral against, and will take such other action as is necessary to remove, any and all security interests in and other claims affecting the Collateral, other than the Security Interest created by this Agreement, Permitted Liens, or such security interests or other claims as permitted in writing by the Secured Party, and subject to the foregoing, the Debtor will defend the right, title and interest of the Secured Party in and to the Collateral against the claims and demands of all Persons.

(h)

The Debtor will promptly, following demand from time to time by the Secured Party, authorize, execute and deliver any and all agreements, instruments, documents and papers that the Secured Party may reasonably request to evidence the Secured Party’s Security Interest in any Intellectual Property and, where applicable, the goodwill of the business of the Debtor connected with the use of, and symbolized by, any such Intellectual Property.

7.	Rights and Remedies/Events of Default

Forthwith upon the occurrence and during the continuance of an Event of Default, the Security Interest shall be enforceable and the Secured Party shall have, in addition to any other rights and remedies provided by law, the rights and remedies of a secured party under the PPSA and those provided by this Agreement and the Credit Agreement. In addition, upon the occurrence and during the continuance of an Event of Default, the Secured Party may take possession of the Collateral and enforce any rights of the Debtor in respect of the Collateral by any method available in or permitted by law and may require the Debtor to assemble the Collateral and to deliver or make the Collateral available to the Secured Party at any place as may be designated by the Secured Party.

For the purposes of Section 203.1 of the Land Title Act (British Columbia), the floating charge created by this Agreement over Real Property shall become a fixed charge thereon upon the earliest of:

(a)	the occurrence of an event described in Section 8(f) of the Credit Agreement; or

(b)	the Secured Party taking any action pursuant to Section 7 or Section 8 of this Agreement to enforce and realize on the Security Interest.

8.	Receiver – Appointment

Following the occurrence and during the continuance of an Event of Default, the Secured Party may take proceedings in any court of competent jurisdiction for the appointment of a receiver or a receiver and manager (the “receiver”) of the Collateral or may by instrument in writing appoint any Person to be a receiver of the Collateral or of any part thereof and may remove any receiver so appointed by the Secured Party and appoint another in his stead. To the extent permitted by applicable law, any receiver appointed by the Secured Party will (for purposes relating to responsibility for the receiver’s acts or omissions) be considered to be the agent of the Debtor and not of the Secured Party.

9.	Receiver – Powers

Any receiver appointed hereunder by instrument in writing shall have power (a) to take possession of the Collateral or any part thereof and to maintain, preserve and protect the same; (b) to carry on or concur in carrying on all or any part of the business or businesses of the Debtor; (c) to borrow money on the security of the Collateral in priority to the Security Interest granted by this Agreement, which such receiver, in its reasonable discretion, determines is required in connection with either or both of the powers provided for in paragraphs (a) and (b); and (d) to dispose of the Collateral in whole or in part, and any such disposition may be by public sale (whether by auction, tender or otherwise), private sale, lease or otherwise, and at such time and place and on such terms and for such price and manner of payment thereof, all as such receiver may, in its reasonable discretion, determine; provided that any such receiver shall be and is deemed to be the agent of the Debtor and the Secured Party shall not in any way be responsible for any misconduct, negligence or nonfeasance of any such receiver reasonably selected by the Secured Party.

10.	Consultants

Following the occurrence and during the continuance of an Event of Default, the Secured Party may require the Debtor to engage a consultant of the Secured Party’s choice, or engage a consultant on its own behalf, such consultant to receive the full cooperation and support of the Debtor and its employees, including unrestricted access to the premises, books and records of the Debtor; all reasonable fees and expenses of such consultant shall be for the account of the Debtor and the Debtor hereby authorizes any such consultant to report directly to the Secured Party and to disclose to the Secured Party any and all information obtained in the course of such consultant’s employment.

11.	Disposition of Collateral

The Secured Party may exercise any or all of the rights and remedies contained herein without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except as required by applicable law) to or on the Debtor or any other person, and the Debtor by this Agreement waives each such demand, presentment, protest, advertisement and notice to the extent permitted by applicable law. None of the above rights or remedies will be exclusive of or dependent on or merge in any other right or remedy, and one or more of such rights and remedies may be exercised independently or in combination from time to time. Without prejudice to the ability of the Secured Party or a receiver to dispose of the Collateral in any manner which is commercially reasonable, the Debtor acknowledges that a disposition of Collateral by the Secured Party or a receiver which takes place substantially in accordance with the following provisions will be deemed to be commercially reasonable:

(a)	Collateral may be disposed of in whole or in part;

(b)	Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any purchaser or lessee of Collateral may be a customer of any member of the Secured Party or the Credit Parties;

(d)	a disposition of Collateral may be on such terms and conditions as to credit or otherwise as the Secured Party or a receiver, in its sole discretion, may deem advantageous; and

(e)	the Secured Party or a receiver may establish an upset or reserve bid or price in respect of Collateral.

12.	Proceeds of Disposition/Deficiency

Any proceeds of any disposition of any of the Collateral shall be applied by the Secured Party or a receiver on account of the Secured Obligations in accordance with the provisions of the Credit Agreement. If such proceeds fail to satisfy the Secured Obligations, the Debtor shall be liable for the full amount of the deficiency resulting to the Secured Party and the Credit Parties.

13.	Amalgamation

The Debtor acknowledges that if it amalgamates with any other corporation or corporations, to the extent permitted in the Credit Agreement, then (i) the Collateral and the Security Interest created by this Agreement will extend to and include all the property and assets of the amalgamated corporation and to any property or assets of the amalgamated corporation thereafter owned or acquired, (ii) the term “Debtor”, where used in this Agreement, will extend to and include the amalgamated corporation, and (iii) the term “Secured Obligations”, where used in this Agreement, will extend to and include the Secured Obligations of the amalgamated corporation.

14.	General Provisions

(a)	Discharge: The Debtor shall not be discharged from the Secured Obligations by any extension of time, additional advances, renewals, amendments or extensions to this Agreement, any waiver by or failure of the Secured Party or the Credit Parties to enforce any provision of this Agreement or any other Loan Document, the taking of further security, releasing security, extinguishment of the Security Interest as to all or any part of the Collateral, or any other act except an express written release or discharge by the Secured Party or the Credit Parties of the Security Interest granted hereby or upon the full payment and performance of the Secured Obligations, at which time the Secured Party shall, at the Debtor’s expense, deliver to the Debtor all necessary discharges and releases of the Security Interest.

(b)

Accounts and Contractual Rights: Notwithstanding any provision of this Agreement, the Debtor will remain liable under each of the documents giving rise to the accounts and under each of the Contractual Rights to observe and perform all the conditions and obligations to be observed and performed by the Debtor thereunder, all in accordance with the terms of each such document and Contractual Rights. The Secured Party or the Credit Parties will have no obligation or liability under any account (or any document giving rise thereto) or Contractual Rights by reason of or arising out of this Agreement or the receipt by the Secured Party or the Credit Parties of any payment relating to such account or Contractual Rights pursuant hereto, and in particular (but without limitation), the Secured Party or the Credit Parties will not be obligated in any manner to perform any of the obligations of the Debtor under or pursuant to any account (or any document giving rise thereto) or under or pursuant to any Contractual Rights, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any account (or any document giving rise thereto) or under any Contractual Rights, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time.

(c)	Other Security: The security constituted by this Agreement is in addition to and not in substitution for any other security, guarantee or right from time to time held by the Secured Party or the Credit Parties and:

(i)	the Secured Party may realize upon or enforce all or part of any security, guarantee or right from time to time held by it in any order it desires and any realization by any means upon any security, guarantee or right shall not bar realization upon any other security, guarantee or right; and

(ii)	the taking of any action or proceeding or refraining from so doing or any other dealings with or in respect of any other security, guarantee or right from time to time held by the Secured Party shall not release or affect the security provided for in this Agreement and the taking of the security hereby granted or any proceedings hereunder for the realization of the security hereby granted shall not release or affect any other security, guarantee or right from time to time held by the Secured Party.

(d)	Waiver, etc.: No failure or delay on the part of the Secured Party or the Credit Parties to exercise any right provided for in or contemplated by this Agreement and no waiver as to any Event of Default in the Credit Agreement shall operate as a waiver of any other Event of Default unless made in writing and signed by the Secured Party and, in that event, such waiver shall operate only as a waiver of the right or Event of Default expressly referred to therein. Nothing in this Agreement and nothing referred to in the Secured Obligations shall preclude any other remedy by action or otherwise for the enforcement of this Agreement or the payment and performance in full of the Secured Obligations.

(e)	Secured Party Assignment: All rights and obligations of the Secured Party hereunder shall be assignable in whole or in part in accordance with the Credit Agreement.

(f)	Entire Agreement: This Agreement and the other Loan Documents set forth the entire intent and understanding of the parties relating to the subject matter hereof and supersede and replace all prior agreements and commitments, whether written or oral, made between the parties and all earlier discussions and negotiations between them. The parties are not relying upon and there are no collateral or other representations, warranties, agreements or covenants made by any of the parties hereto which are not contained herein or in the other Loan Documents.

(g)	Further Assurances: Each of the parties hereto shall and will, from time to time and at all times hereafter upon every reasonable written request so to do, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further papers, acts, deeds, assurances and things as may be necessary or desirable in the opinion of any party or counsel for any party, acting reasonably, for implementing and carrying out more effectually the true intent and meaning of this Agreement including, without limitation, to perfect or better perfect the Security Interest of the Secured Party in the Collateral or any part thereof.

(h)	Severability: In the event that any provision or part of a provision contained in this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby and all such remaining provisions or the remainder of such provision shall continue in full force and effect. All provisions hereof are declared to be separate and distinct provisions, as the case may be.

(i)	Headings: All headings and titles in this Agreement are for convenience of reference only and shall not affect the interpretation of the terms hereof.

(j)	Gender, etc.: In construing this Agreement, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require. Words such as “hereunder”, “hereto”, “hereof’, “herein” and other words commencing with “here” shall, unless the context clearly indicates the contrary, refer to the whole of this Agreement and not to any particular paragraph or part thereof.

(k)	Binding Effect: All rights of the Secured Party hereunder shall enure to the benefit of its successors and assigns and all obligations of the Debtor hereunder shall bind the Debtor, its successors and assigns.

(l)	Governing Law: This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of British Columbia and New York with respect to any matter arising hereunder or related hereto.

(m)	Notice: Subject to the specific requirements of the PPSA, any demand, notice, request, consent, approval or other communication required or permitted to be made by any party hereto to any other party hereto in connection with this Agreement shall be made or given in accordance with the notice procedures set out in Section 10.2 of the Credit Agreement.

(n)

Failure to Perfect: The Secured Party shall not be liable or accountable for any negligence or failure to perfect the Security Interest granted herein or to seize, collect, realize, sell or obtain possession or payment of or for the Collateral or any part thereof and shall not be bound to institute proceedings for the purpose of seizing, collecting, realizing, selling or obtaining possession or payment of the same or, for the purpose of preserving the rights of a Debtor or any other Person, firm or corporation in respect of same.

(o)	No Amendment: This Agreement may not be amended, altered or qualified except by a written agreement executed by the parties hereto.

(p)	Power of Attorney: The Secured Party, or any receiver or agent appointed hereunder, is hereby irrevocably constituted as the duly appointed lawful attorney of the Debtor, with full power (including full power of substitution), following the occurrence and during the continuance of an Event of Default, to make, do, execute and deliver all such documents, assignments, acts, matters or things on behalf of the Debtor with the right to use the name of the Debtor whenever and wherever it may be deemed necessary or expedient. The power of attorney hereby granted is a power coupled with an interest and shall survive the dissolution, liquidation, winding-up or other termination of existence of the Debtor. The Debtor agrees to and does hereby ratify all acts done and all documents executed and delivered by the Secured Party following the occurrence and during the continuance of an Event of Default, pursuant to the power of attorney hereby granted and the Debtor hereby confirms that the Secured Party and all third parties are entitled to rely upon such ratification.

(q)	Time of Essence: Time shall be strictly of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

(r)	Debtor’s Receipt: The Debtor hereby acknowledges receipt of a fully signed copy of this Agreement.

(s)	Financing Statement: To the extent permitted by applicable law, the Debtor hereby waives its entitlement to receive a copy of any financing statements registered by the Secured Party or statements confirming registration of a financing statement by the Secured Party with respect to this Agreement.

(t)	Conflict: In the event of a conflict or inconsistency between the provisions of this Agreement and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall govern.

(u)	Secured Party as Agent: Each reference herein to any right granted to, benefit conferred upon, or power exercisable, exercised, or action taken by, the Secured Party shall be deemed to be a reference to the right granted to, benefit conferred upon, and power exercisable, exercised, and action taken by, the Secured Party in its capacity as agent for the benefit of the Credit Parties all as more fully set forth in the Credit Agreement.

IN WITNESS WHEREOF the Debtor has executed this Agreement and agrees to be bound thereby as of the Effective Date set out above.

P&T FINANCE ONE LIMITED PARTNERSHIP, by its general partner, PENN TIMBER, INC.

By:
Name:	DeeAnn Lindsley
Title:	Assistant Secretary

SCHEDULE A

SERIAL NUMBER GOODS

NIL

SCHEDULE B

LOCATIONS

1500 S. W. First Avenue, Suite 200

Portland, OR

97201

SCHEDULE C

INTELLECTUAL PROPERTY

NIL

EXECUTION VERSION

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:	ABLECO FINANCE LLC, as Collateral Agent

299 Park Avenue

Floors 21-23

New York, New York 10171

Attention: Mr. Seth Fink

Re:	Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of June 28, 2006 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Credit Agreement”), among Pope & Talbot, Inc., a Delaware corporation (the “Parent”), Pope & Talbot Ltd., a Canadian corporation (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), Ableco Finance LLC, as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”) and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Section 6.2 of the Credit Agreement, the undersigned Responsible Officer of the Parent hereby certifies that:

1. The financial information of the Parent and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of the Parent and its Subsidiaries.

2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 6 of the Credit Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action the Parent and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. The representations and warranties of the Parent and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct on and as of the date hereof (except to the extent that they relate to a specified earlier date in which case such representations and warranties are true and correct as of such earlier date), except as set forth on Schedule 3 attached hereto.

5. The Parent and its Subsidiaries are in compliance with the applicable covenants contained in the Credit Agreement as demonstrated on Schedule 4 attached hereto.

6. To the extent not previously disclosed to the Agents, Schedule 5 attached hereto contains a list which sets forth any jurisdiction where any Loan Party keeps inventory or equipment with a Book Value in excess of $500,000 at any one location and of any registered Intellectual Property acquired by any Loan Party since the date of the most recent list delivered to the Agents pursuant to clause (y) of Section 6.2(b)(ii) of the Credit Agreement (or, in the case of the first such list so delivered, since the Closing Date) and contains copies of all UCC or PPSA financing statements or other filings or actions to be taken with respect thereto as required by the Credit Agreement or any other Loan Document.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

POPE & TALBOT, INC.

By:
Name:
Title:

Signature Page to Compliance Certificate

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants

1.	Minimum EBITDA.

The Parent and its Subsidiaries’ Consolidated EBITDA, measured on a quarter-end basis, for the four consecutive fiscal quarters of the Parent ending on _________, ________ is $                    , which amount [is/is not] greater than or equal to the amount set forth in Section 7.1 of the Credit Agreement for the corresponding period.

2.	Consolidated Leverage Ratio.

The Parent and its Subsidiaries’ Consolidated Leverage Ratio, measured on a quarter-end basis, for the four consecutive fiscal quarters of the Parent ending on _________, ________ is __.__ to 1.

3.	Capital Expenditures.

The Parent and its Subsidiaries’ Capital Expenditures from the beginning of the Parent’s most recent fiscal year to the date hereof is ____________, which amount [is/is not] less than or equal to the amount set forth in Section 7.7 of the Credit Agreement for the corresponding period.

SCHEDULE 5

Collateral Locations and Financing Statements

EXECUTION VERSION

EXHIBIT C

FORM OF CLOSING CERTIFICATE

[Name of Loan Party]

The undersigned, , in his capacity as [Title of Responsible Officer] of , a ____________ [corporation] [limited liability company] [limited partnership] (the “Company”), is delivering this certificate pursuant to Section 5.1(h) of the Credit Agreement, dated as of June 28, 2006 (the “Credit Agreement”), among Pope & Talbot, Inc., a Delaware corporation (the “Parent”), Pope & Talbot Ltd., a Canadian corporation (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), Ableco Finance LLC, as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”) and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”). All capitalized terms used and not defined herein have the same meanings herein as set forth in the Credit Agreement.

As required by the Credit Agreement, I hereby certify that:

(a) attached hereto as Exhibit A is a true, correct and complete copy of the [certificate of incorporation] [certificate of formation] [certificate of limited partnership] of the Company, together with all amendments thereto, as in effect on and as of the date hereof;

(b) attached hereto as Exhibit B is a true, correct and complete copy of the [by-laws] [operating agreement] [limited partnership agreement] of the Company, together with all amendments thereto, as in effect on and as of the date hereof;

(c) attached hereto as Exhibit C is a true, correct and complete copy of the resolutions adopted by the [board of directors] [managing member] [general partner] authorizing (i) the borrowings and transactions contemplated by the Loan Documents to which the Company is or will be a party, and (ii) the execution, delivery and performance by the Company of each Loan Document to which the Company is or will be a party and the execution and delivery of the other documents to be delivered by the Company in connection therewith, which resolutions remain in full force and effect without amendment or modification on and as of the date hereof;

(d) the following persons have been duly elected are, qualified and are acting as officers of the Company on the date hereof, the signatures opposite their names are their true signatures and such persons are authorized to sign each Loan Document, the Borrowing Notice and any other notices, certificates or agreements to which the Company is or will be a party and the other documents to be executed and delivered by the Company in connection therewith:

Name	Office	Signature

(e) the representations and warranties of the Company contained in Section 4 of the Credit Agreement and in each other Loan Document and certificate or other writing delivered to any Secured Party pursuant to the Credit Agreement on or prior to the Closing Date are true and correct on and as of the Closing Date as though made on and as of such date;

(f) no Default or Event of Default has occurred and is continuing on the Closing Date or would result from the Credit Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms; and

(g) attached hereto as Exhibit D is a true, correct and complete copy of the good standing certificates of the Company, certified by the appropriate official(s) of the state or other applicable jurisdiction of organization and each state of foreign qualification of the Company.

[signature page follows]

Signature page to Closing Certificate for

[Name of Loan Party]

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate as of the 28th day of June, 2006.

By:
Name:
Title:

I,                                 , the [Title of another Responsible Officer] of the Company, hereby certify that                                  is the duly elected, qualified and acting [Title of Responsible Officer] of the Company and that the signature appearing above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: June 28, 2006

By:
Name:
Title:

Signature page to Closing Certificate for

[Name of Loan Party]

EXECUTION VERSION

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated _______ __, ____

Reference is made to the Credit Agreement, dated as of June 28, 2006 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefore, being hereinafter referred to as the “Credit Agreement”), among Pope & Talbot, Inc., a Delaware corporation (the “Parent”), Pope & Talbot Ltd., a Canadian corporation (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), Ableco Finance LLC, as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”) and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”). Capitalized terms defined in the Credit Agreement are used in this assignment and acceptance (this “Agreement”) as defined therein.

_____________ (solely in its capacity as a Lender under the Credit Agreement) (the “Assignor”) and _________ (the “Assignee”), agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, without recourse, representation or warranty, and the Assignee hereby purchases and assumes from the Assignor, on the Effective Date (as defined below), an interest as set forth in Exhibit A attached hereto (the “Assigned Interest”) in and to (i) all of the Assignor’s right, title and interest with respect to each Loan set forth in Exhibit A, and (ii) to the extent related thereto, all of the Assignor’s rights and obligations, solely as a Lender, under the Credit Agreement and any other Loan Document (including, without limitation, (A) if the Assignor’s Commitment with respect to any such Loan shall not have been terminated, the Assignor’s Commitment with respect to such Loan set forth in the Credit Agreement, (B) the outstanding principal amount of such Loan made by the Assignor, and (C) the Assignor’s Pro Rata Share of the obligations of each Loan Party under the Credit Agreement and the Loan Documents). The Assigned Interest (expressed as a percentage) in each Loan is set forth in Exhibit A opposite the name of the corresponding Loan.

2. The Assignor (i) represents and warrants as of the date hereof that its Commitment, or if its Commitment shall have been terminated, the outstanding principal amount, with respect to each Loan assigned hereunder is equal to or in excess of the Assigned Interest (without giving effect to assignments thereof which have not yet become effective); (ii) represents and warrants that it is the legal and beneficial owner of the interest it is assigning hereunder; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, or any other instrument or document furnished pursuant thereto and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

(a) The Assignee represents and warrants that it has become a party hereto solely in reliance upon its own independent investigation of the financial and other circumstances surrounding the Loan Parties, the Collateral, the Loans and all aspects of the transactions evidenced by or referred to in the Loan Documents, or has otherwise satisfied itself thereto, and that it is not relying upon any representation, warranty or statement (except any such representation, warranty or statement expressly set forth in this Agreement) of the Assignor in connection with the assignment made under this Agreement. The Assignee further acknowledges that the Assignee will, independently and without reliance upon the Assignor or any other Secured Party and based upon the Assignee’s review of such documents and information as the Assignee deems appropriate at the time, make and continue to make its own credit decisions in entering into this Agreement and taking or not taking action under the Loan Documents. The Assignor shall have no duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of the Assignee or to provide the Assignee with any credit or other information with respect thereto, whether coming into its possession before the making of the initial extension of credit under the Credit Agreement or at any time or times thereafter.

(b) The Assignee represents and warrants to the Assignor that it has experience and expertise in the making of loans such as the Loans or with respect to the other types of credit which may be extended under the Credit Agreement; that it has acquired its Assigned Interest for its own account and not with any intention of selling all or any portion of such interest; and that it has received, reviewed and approved copies of all Loan Documents.

(c) The Assignor shall not be responsible to the Assignee for the execution, effectiveness, accuracy, completeness, legal effect, genuineness, validity, enforceability, collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents made or furnished or made available by the Assignor to the Assignee or by or on behalf of the Loan Parties to the Assignor or the Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Loan Parties or any other Person liable for the payment of any Loan or payment of amounts owed in connection with other extensions of credit under the Credit Agreement or the value of the Collateral or any other matter. The Assignor shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or other extensions of credit under the Credit Agreement or as to the existence or possible existence of any Event of Default or Default.

(d) Each party to this Agreement represents and warrants to the other party to this Agreement that it has full power and authority to enter into this Agreement and to perform its obligations under this Agreement in accordance with the provisions of this Agreement, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

(e) Each party to this Agreement represents and warrants that the making and performance by it of this Agreement do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other law or regulation applicable to it.

(f) Each party to this Agreement represents and warrants that all consents, licenses, approvals, authorizations, exemptions, registrations, filings, opinions and declarations from or with any agency, department, administrative authority, statutory corporation or judicial entity necessary for the validity or enforceability of its obligations under this Agreement have been obtained, and no governmental authorizations other than any already obtained are required in connection with its execution, delivery and performance of this Agreement.

(g) The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned and that such interest is free and clear of any Lien.

(h) The Assignor makes no representation or warranty and assumes no responsibility with respect to the operations, condition (financial or otherwise), business or assets of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under the Credit Agreement or any other Loan Document.

(i) The Assignee appoints and authorizes the Agents to take such action as an agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agents by the terms thereof, together with such powers as are reasonably incidental thereto.

(j) The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and other Loan Documents are required to be performed by it as a Lender.

(k) The Assignee confirms that it has received all documents and information it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

(l) The Assignee specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

3. The effective date for this Agreement shall be (a) in the case of a Related Party Assignment, _______ and (b) in all other cases, the later of (i) ________ __, _____, which date is at least three (3) Business Days after (A) the execution of this Agreement, (B) the delivery of this Agreement to the Administrative Agent for acceptance, and (C) the payment of the processing and recordation fee of $3,500 to the Administrative Agent and (ii) the date on which the Assignor has received the payment, in immediately available funds, from the Assignee of $                    , which amount represents the purchase price for the Assigned Interest (such date, the “Effective Date”).

4. Upon such acceptance, as of the Effective Date (i) the Assignee shall, in addition to the rights and obligations under the Credit Agreement and the other Loan Documents held by it immediately prior to the Effective Date, have the rights and obligations under the Credit Agreement and the other Loan Documents that have been assigned to it pursuant to this Agreement, and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents that have been assigned by the Assignor to the Assignee pursuant to this Agreement.

5. Upon such acceptance, from and after the Effective Date and the delivery of a fully executed copy of this Agreement to the Collateral Agent in accordance with Section 10.6(e) of the Credit Agreement, the Agents shall make all payments under the Credit Agreement in respect of the rights assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. If the Assignor receives or collects any payment of interest or fees attributable to the interests assigned to Assignee by this Agreement which has accrued after the Effective Date, the Assignor shall distribute to the Assignee such payment. If the Assignee receives or collects any payment of interest or fees which is not attributable to the interests assigned to the Assignee by this Agreement or which has accrued on or prior to the Effective Date, the Assignee shall distribute to the Assignor such payment.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

6. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely therein without consideration as to choice of law.

[ASSIGNOR]

By:
Name:
Title:
Date:

[ASSIGNEE]

By:
Name:
Title:
Date:

NOTICE ADDRESS AND PAYMENT INSTRUCTIONS FOR ASSIGNEE

Wire Instructions:

Bank Name:	________________

ABA #:	________________

A/C:	________________

FFC:	________________

Ref:	________________

Attn:	________________

Notices:

________________

________________

________________

________________

Signature page to Assignment and

Acceptance

ACCEPTED this _____ day of _________ ______

[WELLS FARGO FINANCIAL CORPORATION CANADA, as Issuing Lender

By:
Name:
Title:]

[WELLS FARGO FINANCIAL CORPORATION CANADA, as Swingline Lender

By:
Name:
Title:]

[WELLS FARGO FINANCIAL CORPORATION CANADA, as Administrative Agent]

By:
Name:
Title:

ABLECO FINANCE LLC as Collateral Agent

By:
Name:
Title:

ABLECO FINANCE LLC, as Term Loan B Agent

By:
Name:
Title:

Signature page to Assignment and

Acceptance

EXHIBIT A

1.	Borrower:

Pope & Talbot Ltd.

2.	Name and Date of main Loan Document:

Credit Agreement, dated as of June 28, 2006, among Pope & Talbot, Inc., a Delaware corporation (the “Parent”), Pope & Talbot Ltd., a Canadian corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), Ableco Finance LLC, as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”) and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”).

3.

Type of Loans	Amount of Outstanding Loans owned by Assignor	Assignor’s Remaining Commitment for such Loans	Amount of Portion of Assignor’s Outstanding Loans to be assigned to Assignee	Amount of Assignor’s Commitment for such Loans to be assigned to Assignee	Percentage Interest of Portion of Assignor’s Loans and Commitment to be assigned to Assignee

EXECUTION COPY

EXHIBIT E-1

FORM OF OPINION

[Letterhead of Counsel to Loan Parties]

June 28, 2006

To each of the Agents and the Lenders party to the

Credit Agreement referred to below

Re:	Pope & Talbot, Inc. and its Subsidiaries

Ladies and Gentlemen:

We have acted as counsel to Pope & Talbot, Inc., a Delaware corporation (“Parent”), Pope & Talbot Ltd., a Canadian corporation (“Borrower”), each of the other Loan Parties (as defined in the Credit Agreement referred to below) organized under the laws of Canada (the “Canadian Loan Parties”), and each of the other Loan Parties (as defined in the Credit Agreement referred to below) organized under the laws of the United States (the “U.S. Loan Parties”), in connection with the making of Loans, the issuance of Letters of Credit and Bank Products (each of the foregoing as defined in the Credit Agreement referred to below) to the Borrower pursuant to the Credit Agreement, dated as of June 28, 2006 (the “Credit Agreement”), among the Loan Parties, the several lenders from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), Ableco Finance LLC, as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”) and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”). This opinion is being delivered to you pursuant to Section 5.1(j) of the Credit Agreement. All capitalized terms used and not defined herein have the same meanings herein as set forth in the Credit Agreement.

In connection with this opinion, we have reviewed (i) the organization and existence of the U.S. Loan Parties, (ii) the proceedings of the U.S. Loan Parties in relation to the Loan Documents, (iii) the Loan Documents, (iv) the financing statements which have been filed by the Collateral Agent pursuant to Section 4.20 of the Credit Agreement (the “Financing Statements”), and (v) such certificates and other documents of public officials, officers and other representatives of the Loan Parties as we have deemed relevant or proper as a basis for our opinions set forth herein. In this regard, we have relied as to factual matters on the representations and warranties contained in the Loan Documents. In addition, we have assumed the genuineness of signatures on original documents of all Persons other than officers and other representatives of the Loan Parties, and the conformity to the original of all copies submitted to us as photocopies or conformed copies.

Based upon the foregoing and such investigations as we deem advisable and proper, we are of the opinion that:

1. Each (a) U.S. Loan Party is a corporation, limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its organization, (b) U.S. Loan Party has all requisite power and authority to (i) conduct its business as now conducted and as presently contemplated, (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) consummate the transactions contemplated by the Loan Documents to which it is a party and, in the case of the Borrower, make the borrowings under the Credit Agreement, (c) U.S. Loan Party is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, and (d) Canadian Loan Party is duly qualified to do business and is in good standing in each jurisdiction in the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

2. The execution, delivery and performance by each (a) U.S. Loan Party of each Loan Document to which it is a party have been duly authorized by all necessary corporate or partnership action, (b) U.S. Loan Party of each Loan Document to which it is a party do not contravene any applicable statute, rule, regulation or law (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) or any judgment, writ, injunction, decree, order or ruling of which we have knowledge that names such U.S. Loan Party and is specifically directed to it or any of its properties, (c) Loan Party of each Loan Document to which it is a party do not breach, result in a default under or accelerate, or give any party the right to accelerate, any of the obligations of such Loan Party under any material contract, including, without limitation, the Indentures, (d) U.S. Loan Party of each Loan Document to which it is a party do not contravene any provision of its governing documents, (e) U.S. Loan Party of each Loan Document to which it is a party do not and will not result in or require the creation of any Lien (other than pursuant to the Loan Documents listed on Exhibit 1 hereto (the “U.S. Loan Documents”)) upon or with respect to any of its properties, and (f) U.S. Loan Party of each Loan Document to which it is a party do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

3. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required (a) in connection with the due execution, delivery and performance by any Loan Party of any U.S. Loan Document to which it is a party, (b) for the grant by any Loan Party pursuant to any U.S. Loan Document, or the perfection, of any Lien purported to be created thereby in any Collateral, or (c) for the exercise by any Secured Party of any of their rights and remedies under any U.S. Loan Document (except for the recordings and filings referred to in paragraph 5 below, all of which have been duly obtained or made and are in full force and effect and except as may be required in respect of any sale of any Pledged Interests (as defined in the Pledge and Security Agreement) by laws affecting the offering and sale of securities generally).

4. Each Loan Document has been duly executed and delivered by each U.S. Loan Party which is a party thereto. Each UCC financing statement has been duly authorized for filing by the applicable Loan Party. Each U.S. Loan Document constitutes the legal, valid and binding obligation of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and by general principles of equity.

5. Each of the Security Documents listed on Exhibit 2 hereto (the “U.S. Security Documents”) creates a valid security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral purported to be covered thereby as security for the obligations purported to be secured thereby. Each UCC financing statement is in appropriate form for filing and has been duly filed in the applicable office set forth on Schedule A hereto, which filings result in the perfection of the security interests in the Collateral covered by such UCC financing statements to the extent that such Collateral consists of the type of property in which a security interest may be created under Article 9 of the Uniform Commercial Code as currently in effect in the State of New York (the “UCC”) and in which a security interest may be perfected by the filing of a financing statement in the applicable state. The description of the Collateral set forth in each UCC financing statement is sufficient to perfect a security interest in the items and types of collateral in which a security interest may be perfected by the filing of a financing statement under the Uniform Commercial Code currently in effect in the applicable state. Other than nominal recording or filing fees, no fees, taxes or other charges are due or payable in any state in connection with the execution, delivery, filing or recordation of any UCC financing statement.

6. Each Loan Party that is a party to the U.S. Pledge and Security Agreement is the owner of the Pledged Interests which constitute interests in Persons organized under the laws of the United States (the “Pledged U.S. Interests”) and the Pledged Notes (each as defined in the U.S. Pledge and Security Agreement) in existence on the date hereof that are purportedly owned by such Loan Party. The Pledged U.S. Interests have been duly authorized and validly issued, are fully paid and nonassessable, are free from preemptive rights, and constitute 100% of the issued and outstanding shares or other interests of Stock of the Persons issuing such Pledged Interests.

7. The security interest of the Collateral Agent, for the benefit of the Secured Parties, in that portion of the Pledged U.S. Interests consisting of the certificates representing the shares of Stock identified on Schedule VIII to the U.S. Pledge and Security Agreement (the “Pledged Securities”) is a perfected security interest upon delivery of such certificates to the Collateral Agent. Assuming that each Pledged Security is either in bearer form or, if in registered form, registered in the name of the Collateral Agent or indorsed by an indorsement in the name of the Collateral Agent or in blank, the Collateral Agent acquired its perfected interest in the Pledged Securities free of adverse claims. The security interest of the Collateral Agent, for the benefit of the Secured Parties, in that portion of the Collateral consisting of the instruments identified on Schedule VII to the Pledge and Security Agreement (the “Pledged Instruments”) is a perfected security interest upon the Collateral Agent taking possession of the Pledged Instruments. The Collateral Agent’s perfected security interest in the Pledged Instruments is prior to any other security interest created under the UCC. The Collateral Agent has a perfected security interest in that portion of the Collateral consisting of general intangibles and other items in which a security interest may be perfected by the filing of a financing statement in the applicable state.

8. There is no restriction under Federal or [Oregon] [South Dakota] State law which would prohibit or prevent any Loan Party from mortgaging, owning, developing, operating and managing any Collateral which consists of real property (the “Real Property Collateral”). The Loan Parties have taken all steps, made all filings and obtained all permits, licenses and approvals to the extent required under Federal and [Oregon] [South Dakota] State law to enable them to mortgage, own, develop, operate and manage the Real Property Collateral.

9. The Real Property Collateral complies with all applicable zoning, use, setback, building code, occupancy, subdivision, land use, parking and development laws, rules and regulations and there is no legal action pending or threatened, or proposed change in zoning, which would affect the use and occupancy of the Real Property Collateral as a [                                                 ].

10. Each Mortgage is in a form satisfactory for recordation in the                      of                     , and upon such recordation it will create a valid and effective lien of record on and security interest in the Real Property Collateral (including fixtures) described therein. The Financing Statements are in appropriate form for filing in the State of [Oregon] [South Dakota], and upon such filing will create, in favor of Lender, a lien upon the collateral described in the Financing Statements to the extent such lien can be created under the UCC by filing.

11. The Mortgages, the acknowledgments thereto and the financing statements with respect thereto (the “Mortgage Financing Statements”) comply with the laws of the State of [Oregon] [South Dakota], including all applicable recording, filing, and registration laws and regulations, and are adequate and legally sufficient for the purposes intended to be accomplished thereby. The property description of the Real Property Collateral contained in the Mortgages, if accurate, is a legally sufficient description of such property for the purpose of creating and maintaining the Liens thereon purported to be created by the Mortgages and for the purposes of all applicable recording, filing and registration laws.

12. In a proceeding to enforce the Mortgages, a State court or a Federal court sitting in [Oregon] [South Dakota] as the forum state and applying [Oregon] [South Dakota] conflict of law rules (in either case, a “[Oregon] [South Dakota] Court”) will give effect to the designation by the parties of New York law as the governing law with respect to the Loan Documents unless the [Oregon] [South Dakota] Court involved were to determine that (i) the State of New York has no substantial relationship to the parties or transactions involved; (ii) there is no reasonable basis for choosing the law of New York; (iii) another state has a materially greater interest than the State of New York; or (iv) the result obtained from applying New York law would be contrary to [Oregon] [South Dakota] public policy.

13. The cash management agreements listed on Exhibit 3 hereto (the “U.S. Cash Management Agreements”) are effective to perfect the security interests granted to the Collateral Agent, for the benefit of the Secured Parties, in the deposit accounts and the funds deposited therein under the                  Uniform Commercial Code (the “[Applicable State] UCC”), with the consequences of perfection by control.

14. The control agreements listed on Exhibit 4 hereto (the “U.S. Control Agreements”) are effective to perfect the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, in all securities accounts, and in all securities entitlements (as defined in Section 8-102(a)(17) of the [Applicable State] UCC) with respect to all financial assets (as defined in Section 8-102(a)(9) of the [Applicable State] UCC) credited to the securities accounts from time to time, under the [Applicable State] UCC, and such perfected security interests have priority over all other security interests consensually created by each Loan Party in such Collateral, subject to Section 8-511 of the [Applicable State] UCC.

15. To the best of our knowledge there is no pending or threatened action, suit or proceeding (a) with respect to the Loan Documents or the transactions contemplated thereby, or (b) affecting any Loan Party before any United States court, United States arbitrator or United States Governmental Authority which may materially adversely affect the operations or condition, financial or otherwise, of any Loan Party or the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

16. None of the Loan Parties is (a) an “investment company” or a company “controlled by” an “investment company”, or an “affiliated person” of , or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, or (b) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

17. The making of the Loans and the other financial accommodations, the execution and delivery by the Secured Parties of the Credit Agreement and the other Loan Documents and the exercise by any Secured Party of any of its rights and remedies under the Loan Documents do not and will not (a) require any Secured Party to qualify or obtain any certificate of authority to do business in the State of [Oregon] [South Dakota], or (b) subject any Secured Party to any requirement to make any filings or pay any fees or taxes required of foreign corporations doing business in the State of [Oregon] [South Dakota].

18. The choice of New York law to govern the Credit Agreement and the other Loan Documents is a valid choice of law and will be upheld in a properly presented case by a court of competent jurisdiction in the State of [Oregon] [South Dakota]. The Loan Parties’ submission to the jurisdiction of the courts of the State of New York in the county of New York or the United States District Court for the Southern District of New York is legal, valid and binding under the laws of the State of [Oregon] [South Dakota].

19. If a court of the State of [Oregon] [South Dakota] were to apply the usury law of such jurisdiction to the Credit Agreement and the other Loan Documents, the Loans, as made, and the accrual and payment of interest on the Loans and the Obligations in respect of the Letters of Credit and Bank Products would not violate any applicable usury law of such jurisdiction, or other applicable laws regulating the interest rate, fees and other charges that may be collected with respect to the Credit Agreement or the other Loan Documents.

This opinion letter may not be relied upon or furnished to any other Person, except your attorneys and auditors, any state or federal governmental or other regulatory authority, bank examiners, pursuant to any legal process of any court or governmental or regulatory authority or to your successors, assigns and participants.

Very truly yours,

Signature Page to Opinion

Schedule A

FILINGS OF UCC FINANCING STATEMENTS

PERSON	STATE	OFFICE

Exhibit E-2

Form of opinion letter of Borden Ladner Gervais LLP

June 28, 2006

To each of the Agents and the Lenders party to the

Credit Agreement referred to below

Re:	Pope & Talbot, Inc. and its Subsidiaries

Ladies and Gentlemen:

We have acted as British Columbia and Ontario counsel to Pope & Talbot, Inc., a Delaware corporation (the “Parent”), Pope & Talbot Ltd., a Canadian corporation (the “Borrower”), each of the other Loan Parties (as defined in the Credit Agreement referred to below and as indicated in Annex A) organized under the laws of Canada (the “Canadian Loan Parties”), and each of the other Loan Parties (as defined in the Credit Agreement referred to below) organized under the laws of the United States (the “U.S. Loan Parties”), in connection with the making of Loans, the issuance of Letters of Credit and Bank Products (each of the foregoing as defined in the Credit Agreement referred to below) to the Borrower pursuant to the Credit Agreement, dated as of June 28, 2006 (the “Credit Agreement”), among the Loan Parties, the lenders from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), Ableco Finance LLC, as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”) and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”). This opinion is being delivered to you pursuant to Section 5.1(j) of the Credit Agreement. All capitalized terms used and not defined herein have the same meanings herein as set forth in the Credit Agreement.

A.	DOCUMENTS

In such capacity, we have reviewed executed counterparts or originals of the following documents, each dated as of June 28, 2006 unless indicated otherwise:

(a)	the Credit Agreement;

(b)	a general security agreement granted by the Borrower to and in favour of the Collateral Agent;

(c)	a general security agreement granted by Mackenzie to and in favour of the Collateral Agent;

(d)	a general security agreement granted by P&T Funding to and in favour of the Collateral Agent;

(e)	a general security agreement granted by P&T LFP to and in favour of the Collateral Agent;

(f)	a general security agreement granted by P&T Factoring to and in favour of the Collateral Agent;

(g)	a general security agreement granted by P&T Finance One to and in favour of the Collateral Agent;

(h)	a general security agreement granted by P&T Finance Two to and in favour of the Collateral Agent;

(i)	a mortgage and assignment of rents (the “P&T Mortgage”) granted by the Borrower dated as of June 19, 2006 to and in favour of the Collateral Agent over its registered interests in the real property described therein;

(j)	a mortgage and assignment of rents (the “Unregistered Interest Mortgage”) granted by the Borrower dated as of June 2, 2006 to and in favour of the Collateral Agent over its unregistered interests in the real property described therein;

(k)	a mortgage and assignment of rents (the “Beneficial Interest Mortgage”) granted by the Borrower dated as of June 19, 2006 to and in favour of the Collateral Agent over its beneficial interests in the real property described therein;

(l)	a mortgage and assignment of rents (the “Mackenzie Mortgage”) granted by Mackenzie dated as of June 19, 2006 to and in favour of the Collateral Agent over its interest in the real property described therein (all the subject real property herein and in the mortgages described in paragraphs (i) through (l) above are collectively, the “Real Property”);

(m)	twenty-eight ships mortgages (collectively, the “Ships Mortgages”) granted by the Borrower dated June 21, 2006 in connection with the vessel described in each (each a “Vessel” and collectively, the “Vessels”) to and in favour of the Collateral Agent;

(n)	a marine agreement (the “Marine Agreement”) granted by the Borrower in connection with the Vessels to and in favour of the Collateral Agent;

(o)	an intercompany subordination agreement entered into by the Loan Parties and the Collateral Agent (the “Intercompany Subordination Agreement”);

(p)	a guaranty granted by the Loan Parties (except the Borrower) to and in favour of the Collateral Agent;

(q)	a US pledge and security agreement (the “US GSA”) entered into by the Loan Parties to and in favour of the Collateral Agent;

(r)	an aircraft mortgage granted by the Parent to the Collateral Agent (the “Aircraft Mortgage”);

(s)	a lockbox agreement among the Borrower, the Administrative Agent and The Toronto-Dominion Bank (“TD”);

(t)	an account control agreement among the Borrower, the Administrative Agent and TD;

(u)	an account control agreement among the Parent, the Administrative Agent and TD;

(v)	an account control agreement among the P&T Funding, the Administrative Agent and TD;

(w)	an account control agreement among P&T Finance One, the Administrative Agent and TD;

(x)	an account control agreement among P&T Finance Two, the Administrative Agent and TD;

(y)	an account control agreement among Pulp Sales, the Administrative Agent and TD;

(z)	an Acknowledgment of Mortgage of Partnership Interest;

(aa)	the Perfection Certificate dated June 28, 2006 made by an officer of the Parent in favour of the Lenders (the “Perfection Certificate”);

(bb)	the Assistant Secretary’s Certificate dated June 28, 2006 made by an officer of each of the Loan Parties in favour of the Lenders;

(cc)	the Officer’s Certificates dated June 28, 2006 made by an officer of each of the Borrower, Mackenzie, P&T Funding, Penn Timber, Pulp Sales certifying the share and partnership registers of the Canadian Loan Parties;

(dd)	the Officer’s Certificate dated June 28, 2006 made by an officer of the Parent in respect of: (i) the purchase price for the Spearfish sawmill and (ii) the purchase price for the Halsey pulp mill (the “Acquisition Certificate”);

(ee)	Consents to the Unregistered Interest Mortgage as follows:

(i)	the consents to mortgage those leases governed by the Integrated Land Management Bureau (Cranbrook) each dated June 15, 2006 granted by Her Majesty the Queen in Right of The Province of British Columbia;

(ii)	the consents to mortgage those leases governed by the Integrated Land Management Bureau (Nanaimo) each dated June 14, 2006 granted by Her Majesty the Queen in Right of The Province of British Columbia; and

(iii)	the consent dated June 14, 2006 granted by Canadian Pacific Railway Company;

(ff)	the consent to the P&T Mortgage dated June 15, 2006 granted by BCR Properties Ltd.; and

(gg)	the letter from the Ministry of Forests dated June 7, 2006 granting consent to the private lands that are subject to Tree Farm Licence 23.

(the documents described in items (a) through (y) above are collectively referred to as the “Documents”; the documents described in items (b) through (h) above are each a “GSA” and collectively, the “GSAs”; the documents described in items (i) through (l) are each a “Mortgage” and collectively, the “Mortgages”; the GSAs, the US GSA, the Marine Agreement, the Intercompany Subordination Agreement and the Aircraft Mortgage are each a “PPSA Security Document” and collectively, the “PPSA Security Documents”; the GSAs, the US GSA, the Mortgages, the Ships Mortgages, the Marine Agreement and the documents described in items (s) through (y) are each a “Security Document” and collectively, the “Security Documents”; and the Credit Agreement and the documents described in items (o) through (r) above are collectively, the “US Documents”.

B.	SCOPE OF OPINION

In connection with the foregoing, we have also examined originals, or copies certified or otherwise identified to our satisfaction, of such certificates of public officials and of authorized representatives of each Canadian Loan Party, as we considered necessary or appropriate for the purpose of the opinions hereinafter expressed.

C.	ASSUMPTIONS

With respect to all documents examined by us and the opinions expressed herein, we have assumed:

(a)	(i) the genuineness of all signatures (whether on originals or copies of documents); (ii) the legal capacity of individuals signing any documents; (iii) the authenticity of all documents submitted to us as originals; and (iv) the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic, electronic or facsimile copies thereof and the authenticity of the originals of such documents;

(b)	in respect of all personal property security interests:

(i)	that each of the Loan Parties has rights in the personal property secured by the PPSA Security Documents (the “Collateral”); and

(ii)	that the parties have not agreed to postpone the time for attachment of such security interests.

(c)	that any floating charges created by the GSAs have not crystallized;

(d)	that each of the Loan Parties, other than the Canadian Loan Parties, validly exists, has the power and capacity to execute and deliver each of the Documents to which it is a party and to perform its obligations thereunder;

(e)	that each of the Loan Parties, other than the Canadian Loan Parties, has taken all necessary corporate or partnership action to authorize the execution and delivery of each of the Documents to which it is a party and the performance by each of its obligations thereunder;

(f)	that each of the Documents has been duly authorized, executed and delivered by each of the parties thereto, other than the Canadian Loan Parties, and that each Document constitutes a legal, valid and binding obligation of each such party, enforceable against such party in accordance with the terms thereof;

(g)	that each of the US Documents constitutes legal, valid and binding obligations of each of the Canadian Loan Parties a party thereto, enforceable against each such party in accordance with the terms thereof;

(h)	that Pulp Sales has the corporate power and capacity to act as the managing general partner of P&T Factoring, has taken all necessary corporate action to authorize the execution and delivery by it as the general partner of P&T Factoring of each of the Documents to which P&T Factoring is a party and the performance by it of its obligations thereunder;

(i)	that Penn Timber has the corporate power and capacity to act as the general partner of each of P&T Finance One and P&T Finance Two, has taken all necessary corporate action to authorize the execution and delivery by it as the general partner of each of P&T Finance One and P&T Finance Two of each of the Documents to which each of P&T Finance One and P&T Finance Two are a party and the performance by each of its obligations thereunder;

(j)

that (i) all formal legal requirements, if any, existing under the laws of the jurisdiction where the Documents have actually been signed, executed and delivered (other than to the extent the Documents have actually been signed, executed and delivered in British Columbia) have been complied with, and (ii) to the extent that execution and delivery of any of the Documents, including any formal requirements relating to execution and delivery thereof, are governed by the laws of any jurisdiction other than British Columbia (for example, where the governing law of a particular Document is expressed to be New York law and New York law imposes formal legal requirements governing the execution and delivery of such Document), that such laws have been complied with;

(k)	that the certificates referred to above with respect to the Canadian Loan Parties continue to be accurate as of the date of this Opinion, as if issued on the date hereof;

(l)	the accuracy, currency and completeness of the indices and filing systems maintained by the public offices and registries where we have searched or enquired or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein;

(m)	that the Collateral does not include consumer goods (as defined in the PPSA and the Ontario PPSA) (as hereinafter defined);

(n)	that where the Collateral Agent has taken possession of any Collateral from the Loan Parties, such possession is not as a result of seizure or repossession;

(o)	that the provisions of the US GSA and the Aircraft Mortgage would be interpreted in a similar manner under the laws of the State of New York as it would under the laws of the Provinces of British Columbia and Ontario; and

(p)	based on the Acquisition Certificate, (i) that the purchase price of the Spearfish sawmill payable by Pope & Talbot Spearfish Limited Partnership to the Parent did not exceed the fair market value of the Spearfish sawmill at the time that the Spearfish sawmill was acquired by Pope & Talbot Spearfish Limited Partnership and (ii) that the purchase price of the Halsey pulp mill payable by the Borrower to the Parent will not exceed the fair market value of the Halsey pulp mill at the time that the Halsey pulp mill is acquired by the Borrower.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of an assumption, limitation or qualification expressed in general terms that includes the subject matter of the specific assumption, limitation or qualification.

We have conducted or caused to be conducted searches, current as of the dates indicated in the attached Schedule C (which we note may not be the date of this opinion) and at the public offices maintained by governmental agencies specified in such Schedule, for filings, registrations or recordings against Loan Parties set out in such Schedule. Subject to the qualifications set forth below and in Schedule A, such offices are the only public offices maintained by governmental agencies in British Columbia and Ontario where mortgages, charges or security interests of the type expressed to be constituted by the PPSA Security Documents (with respect to the Intercompany Subordination Agreement, to the extent that the Intercompany Subordination Agreement creates a security interest under the laws of the Provinces of British Columbia and Ontario) would ordinarily or customarily be the subject of a filing, registration or recording in order to create, preserve and perfect the security constituted thereby. The only registrations, filings or recordings against the Loan Parties disclosed by such searches are set forth in the attached Schedule C.

Whenever any opinion herein is based on a state of facts and is qualified by the phrases “to the best of our knowledge”, “of which we have knowledge” or “of which we are aware”, it means the current actual knowledge of those lawyers in our firm who were involved in the preparation of this opinion and the transactions contemplated by the Documents, and it is intended to indicate that during the course of our representation of the Loan Parties, no information has come to the attention of such lawyers which would give them actual knowledge or notice that such opinion or any other matter is not accurate. However, except to the extent expressly set forth herein, we have not undertaken any special or independent investigation to determine the existence or absence of such facts or circumstances. No inference as to the existence or absence of such facts may be drawn merely from the fact of our representation of the Loan Parties.

The opinions expressed in this opinion letter relate to the laws of British Columbia (“British Columbia Law”) and the federal laws of Canada applicable therein, except for the opinions expressed in paragraphs 28, 29 and 32 which relate to the laws of Ontario and the federal laws of Canada applicable therein, and no opinions are expressed with respect to the laws of any other jurisdiction.

The opinions expressed in paragraphs 38, 39, 41, 42 and 44 below are based on the current provisions of the Income Tax Act (Canada) (the “ITA”) and the regulations thereunder in force on the date hereof, all specific proposals to amend the ITA and regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, our understanding of the current published administrative and assessing practices of the Canada Revenue Agency, in particular as those policies are reflected in the ruling described below and in part on an advance income tax ruling dated June 19, 2006 obtained from the Canada Revenue Agency (the “Ruling”).

The opinions expressed in paragraphs 40 and 43 are based on the current provisions of the Income Tax Act (British Columbia) (the “BCITA”) and the regulations thereunder in force on the date hereof, and all specific proposals to amend the BCITA and regulations publicly announced by or on behalf of the Minister of Finance (British Columbia) prior to the date hereof.

The opinion expressed in paragraph 45 below is based on the current provisions of the Excise Tax Act (Canada) (“ETA”) and the regulations thereunder in force on the date hereof, and on all specific proposals to amend the ETA and regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and our understanding of the current published administrative and assessing practices of the Canada Revenue Agency.

The opinion expressed in paragraph 46 below is based on the current provisions of the Social Services Tax Act (British Columbia) (“SSTA”) and the regulations thereunder in force on the date hereof, and on all specific proposals to amend the SSTA and regulations publicly announced by or on behalf of the Minister of Finance (British Columbia) prior to the date hereof.

We understand that the foregoing limitations, assumptions and qualifications are satisfactory to you.

D.	OPINION

Based and relying on the foregoing, and subject to the further qualifications set forth in Schedule A, we are of the opinion that:

Corporate Opinions and Partnership Status

1. The Borrower is (a) a subsisting corporation under the federal laws of Canada, and (b) is registered as an extra provincial company under the laws of the Province of British Columbia and in good standing with the Office of the British Columbia Registrar of Companies (the “Companies Office”) with respect to the filing of annual returns.

2. Mackenzie has been duly incorporated and is validly existing under the laws of British Columbia and is in good standing with the Companies Office with respect to the filing of annual returns.

3. P&T Funding has been duly incorporated and is validly existing under the laws of British Columbia and is in good standing with the Companies Office with respect to the filing of annual returns.

4. Penn Timber is registered as an extra provincial company under the laws of the Province of British Columbia and in good standing with the Companies Office with respect to the filing of annual returns.

5. P&T LFP is a limited partnership duly formed and subsisting under the laws of British Columbia.

6. P&T Factoring is a limited partnership duly formed and subsisting under the laws of British Columbia.

7. P&T Finance One is a limited partnership duly formed and subsisting under the laws of British Columbia.

8. P&T Finance Two is a limited partnership duly formed and subsisting under the laws of British Columbia.

Power and Capacity - Corporate

9. Each of the Borrower, Mackenzie and P&T Funding has the corporate power and capacity to own its properties and assets and to carry on business as now carried on by it and as presently contemplated by it.

10. Each of the Borrower, Mackenzie and P&T Funding has the corporate power and capacity to borrow money and to guarantee the obligations of others and to give security all as provided for in the Documents to which it is a party.

11. Each of the Borrower, Mackenzie and P&T Funding has the corporate power and capacity to execute and deliver the Documents to which it is a party and to perform its rights and obligations such Documents.

Power and Capacity – Limited Partnership

12. P&T Funding has the full corporate power to act as general partner of P&T LFP, has been given full power and authority pursuant to the amended and restated limited partnership agreement made the 21st day of June, 2006, to bind P&T LFP in the execution and delivery of each of the Documents executed by it for and on behalf of P&T LFP.

13. Pulp Sales has been given full power and authority pursuant to the partnership agreement made the 30th day of January, 2004, as amended by an amending agreement dated the 28th day of June, 2006, to bind P&T Factoring in the execution and delivery of each of the Documents executed by it for and on behalf of P&T Factoring.

14. Penn Timber has been given full power and authority pursuant to the partnership agreement made the 10th day of November, 2004, as amended by an amending agreement dated the 28th day of June, 2006, to bind P&T Finance One in the execution and delivery of each of the Documents executed by it for and on behalf of P&T Finance One.

15. Penn Timber has been given full power and authority pursuant to the partnership agreement made the 6th day of February, 2004, as amended by an amending agreement dated the 28th day of June, 2006, to bind P&T Finance Two in the execution and delivery of each of the Documents executed by it for and on behalf of P&T Finance Two.

Authorizations & Execution - Corporate

16. The execution, delivery and performance by each of the Borrower, Mackenzie and P&T Funding:

(a)	of each Document to which it is a party have been duly authorized by all necessary corporate action;

(b)	of each Document to which it is a party do not contravene any applicable statute, rule, regulation or law or any judgment, writ, injunction, decree, order or ruling of which we have knowledge that names the Borrower, Mackenzie and P&T Funding and is specifically directed to it or any of its properties;

(c)	of each Document to which it is a party do not, to the best of our knowledge, breach, result in a default under or accelerate, or give any party the right to accelerate, any of the obligations of the Borrower, Mackenzie and P&T Funding under any material contract, other than the Existing Credit Facilities and the Receivables Purchase Agreement;

(d)	of each Document to which it is a party do not contravene any provision of its constating documents;

(e)	of each Document to which it is a party do not and will not, to the best of our knowledge, result in or require the creation of any Lien (other than pursuant to the Documents) upon or with respect to any of its properties; and

(f)	of each Document to which it is a party do not and will not, to the best of our knowledge, result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

17. Each Document to which the Borrower, Mackenzie and P&T Funding is a party has been duly executed and delivered by it.

18. The Borrower has taken all necessary corporate action to authorize the execution and delivery by it as manager of P&T Finance Three LLC of each of the Documents to which P&T Finance Three LLC is a party and the performance by it of its obligations thereunder.

Authorizations & Execution – Limited Partnership

19. The execution, delivery and performance by each of P&T Funding, Pulp Sales, and Penn Timber by and on behalf of P&T LFP, P&T Factoring, P&T Finance One, and P&T Finance Two, respectively:

(a)	of each Document to which it is a party have been duly authorized by all necessary partnership action;

(b)	of each Document to which it is a party do not contravene any applicable statute, rule, regulation or law or any judgment, writ, injunction, decree, order or ruling of which we have knowledge that names P&T LFP, P&T Factoring, P&T Finance One, and P&T Finance Two and is specifically directed to it or any of its properties;

(c)

of each Document to which it is a party do not, to the best of our knowledge, breach, result in a default under or accelerate, or give any party the right to accelerate, any of the obligations of P&T LFP, P&T Factoring, P&T Finance One, and P&T Finance Two under any material contract, other than the Existing Credit Facilities and the Receivables Purchase Agreement;

(d)	of each Document to which it is a party do not contravene any provision of its partnership agreement;

(e)	of each Document to which it is a party do not and will not, to the best of our knowledge, result in or require the creation of any Lien (other than pursuant to the Documents) upon or with respect to any of its properties; and

(f)	of each Document to which it is a party do not and will not, to the best of our knowledge, result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

20. Each Document executed by P&T Funding for and on behalf of P&T LFP has been validly executed and delivered by P&T Funding as general partner of P&T LFP for and on behalf of P&T LFP.

21. Each Document executed by Pulp Sales for and on behalf of P&T Factoring has been validly executed and delivered by Pulp Sales as general partner of P&T Factoring for and on behalf of P&T Factoring.

22. Each Document executed by Penn Timber for and on behalf of P&T Finance One and P&T Finance Two has been validly executed and delivered by Penn Timber as general partner of each of P&T Finance One and P&T Finance Two Factoring for and on behalf of P&T Finance One, and P&T Finance Two.

Enforceability

23. Each of the Security Documents (other than the US GSA) to which each Canadian Loan Party is a party to constitutes a legal, valid and binding obligation of such party enforceable against it in accordance with its terms.

No Actions

24. To the best of our knowledge, there are no actions or proceedings pending (including appeals or applications for review) or overtly threatened in writing, before any court, arbitrator, or Governmental Authority (other than those disclosed in the Perfection Certificate) which are likely to be determined against any Loan Party and which, if so determined, would result in a Material Adverse Effect.

Approvals & Consents

25. Other than those which have been obtained and delivered to the Collateral Agent, no consents, authorizations, approvals, licences, permits or action by or filing with any arbitrator, Governmental Authority having jurisdiction or other Person is required in connection with the execution and delivery or performance by any Canadian Loan Party of the Documents to which it is a party or is required for the creation of any Lien created or purported to be created by any Security Document.

Security

26. Each GSA (a) creates, in favour of the Collateral Agent, for and on behalf of the Secured Parties, a valid security interest in the Collateral described therein in which a Canadian Loan Party has rights to which the Personal Property Security Act (British Columbia) (the “PPSA”) applies; and (b) is sufficient to create a valid security interest in any Collateral described therein in which a Canadian Loan Party hereafter acquires rights and to which the PPSA applies when those rights are acquired by such parties, in each case securing payment and performance of the Secured Obligations (as defined in each GSA).

27. The US GSA and the Aircraft Mortgage (a) creates, in favour of the Collateral Agent, for and on behalf of the Secured Parties, a valid security interest in the Collateral described therein in which a Loan Party has rights to which the PPSA applies; and (b) is sufficient to create a valid security interest in any Collateral described therein in which a Loan Party hereafter acquires rights and to which the PPSA applies when those rights are acquired by such parties, in each case securing payment and performance of the Secured Obligations (as defined in the US GSA and the Aircraft Mortgage).

28. Each GSA (a) creates, in favour of the Collateral Agent, for and on behalf of the Secured Parties, a valid security interest in the Collateral described therein in which a Canadian Loan Party has rights to which the Personal Property Security Act (Ontario) (the “Ontario PPSA”) applies; and (b) is sufficient to create a valid security interest in any Collateral described therein in which a Canadian Loan Party hereafter acquires rights and to which the Ontario PPSA applies when those rights are acquired by such parties, in each case securing payment and performance of the Secured Obligations (as defined in each GSA).

29. The US GSA (a) creates, in favour of the Collateral Agent, for and on behalf of the Secured Parties, a valid security interest in the Collateral described therein in which a Loan Party has rights to which the Ontario PPSA applies; and (b) is sufficient to create a valid security interest in any Collateral described therein in which a Loan Party hereafter acquires rights and to which the Ontario PPSA applies when those rights are acquired by such parties, in each case securing payment and performance of the Secured Obligations (as defined in the US GSA).

30. The security interest of the Collateral Agent, for the benefit of the Secured Parties, in that portion of the Pledged Canadian Interests consisting of the certificates representing the shares of Capital Stock identified on Schedule VIII to the US GSA (the “Pledged Securities”) will be a perfected security interest by possession under the PPSA upon delivery of such certificates to the Collateral Agent. The security interest of the Collateral Agent, for the benefit of the Secured Parties, in that portion of the Collateral consisting of the instruments identified on Schedule VII to the Pledge and Security Agreement (the “Pledged Instruments”) will be a perfected security interest by possession under the PPSA upon the Collateral Agent taking possession of the Pledged Instruments.

31. A financing statement in respect of each PPSA Security Document has been registered in all public offices provided for under the laws of the Province of British Columbia where such registration is necessary as at the date hereof, under the laws of British Columbia to preserve, protect or perfect any security interests expressed to be created thereby (with respect to the Intercompany Subordination Agreement, to the extent that the Intercompany Subordination Agreement creates a security interest under the laws of the Province of British Columbia) in favour of the Collateral Agent in the Collateral, except that (a) we have not registered the PPSA Security Documents or notice thereof in any land registry office or under any land registry statutes and (b) no registrations have been made nor are we making any registrations in respect of any interest in fixtures or in crops or coal, mineral, placer, mining or petroleum and natural gas leases, claims or rights and no registrations have been made in respect of the PPSA Security Documents under the Canada Shipping Act, under the Canada Transportation Act in respect to any rolling stock to which the provisions of those Acts may apply, the Copyright Act (Canada), the Patent Act (Canada), the Trade-marks Act (Canada), the Plant Breeders’ Rights Act (Canada), the Integrated Circuit Topography Act (Canada), or the Industrial Designs Act (Canada). The details of such filings, registrations or recordings, together with the requirements for renewals and other filings necessary to continue such protection, preservation and perfection, are set out in the attached Schedule B. Please note that any renewals of these registrations are the responsibility of the Collateral Agent as neither ourselves nor the Personal Property Registry or other registry offices diarize expiry dates or send reminders. Accordingly, please take the appropriate steps to ensure that a renewal is made in a timely fashion.

32. A financing statement in respect of each PPSA Security Document (other than the Intercompany Subordination Agreement) has been registered in all public offices provided for under the laws of the Province of Ontario where such registration is necessary as at the date hereof, under the laws of Ontario to preserve, protect or perfect any security interests expressed to be created thereby in favour of the Collateral Agent in the Collateral, except that (a) we have not registered the PPSA Security Documents or notice thereof in any land registry office or under any land registry statutes and (b) no registrations have been made in respect of the PPSA Security Documents under the Canada Shipping Act, under the Canada Transportation Act or the Railways Act (Ontario) in respect to any rolling stock to which the provisions of those Acts may apply, the Copyright Act (Canada), the Patent Act (Canada), the Trade-marks Act (Canada), the Plant Breeders’ Rights Act (Canada), the Integrated Circuit Topography Act (Canada), or the Industrial Designs Act (Canada). The details of such filings, registrations or recordings, together with the requirements for renewals and other filings necessary to continue such protection, preservation and perfection, are set out in the attached Schedule B. Please note that any renewals of these registrations are the responsibility of the Collateral Agent as neither ourselves nor the Personal Property Registry or other registry offices diarize expiry dates or send reminders. Accordingly, please take the appropriate steps to ensure that a renewal is made in a timely fashion.

Mortgages

33. Each Mortgage (except for the Unregistered Interest Mortgage and the Beneficial Interest Mortgage) creates in favour of the Collateral Agent, for and on behalf of the Secured Parties, a fixed and specific mortgage on all of the present legal, beneficial and equitable right, title, estate and interest of the Borrower and Mackenzie, as the case may be, in and to the Real Property specifically described therein, securing payment and performance of the Obligations (as defined in the Credit Agreement).

34. The Unregistered Interest Mortgage and the Beneficial Interest Mortgage create in favour the Collateral Agent, for and on behalf of the Secured Parties, a fixed and specific mortgage on all of the present legal, beneficial and equitable right, title, estate and interest of the Borrower and Mackenzie, as the case may be, in and to the Real Property specifically described therein (other than leases for which a consent to the Mortgage of lease has not been obtained), securing payment and performance of the Obligations (as defined in the Credit Agreement).

35. Except for the Unregistered Interest Mortgage and the Beneficial Interest Mortgage, the registrations and filings described in Schedule B constitute all the registrations and filings in all public offices provided for under the laws of the Province of British Columbia where such registrations or filings are necessary to preserve and protect the charge and interest created thereby and the registration particulars are set out in Schedule B.

Ships Mortgages

36. The Borrower is the registered owner of 64 shares in each Vessel described in the Marine Agreement.

37. The Borrower has granted the Ships Mortgages to the Collateral Agent, for and on behalf of the Secured Parties, and such Ships Mortgages have been registered at the Ship’s Registry at the Port of Vancouver as a charge on the Vessel described in each over each of the shares of such Vessel pursuant to the terms and conditions of the Marine Agreement. Each of the Ships Mortgages constitute a valid fixed mortgage and charge against the Vessels to and in favour of the Collateral Agent, for and on behalf of the Lenders.

Tax

38. No withholding tax will be payable under the ITA in respect of the payment or crediting of principal or interest on principal in respect of Term Loan B or the Applicable Prepayment Premium in respect of Term Loan B by the Borrower to the Lenders who, for purposes of the ITA, are non-residents of Canada and deal at arm’s length with the Borrower at the time of payment or crediting provided that the proceeds of the Term Loan B are used solely for the purposes specified in Section 4.17(b) of the Credit Agreement.

39. No withholding tax will be payable under the ITA in respect of the payment or crediting of principal or interest on principal in respect of Term Loan C or the Applicable Prepayment Premium in respect of Term Loan C by the Borrower to the Lenders who, for purposes of the ITA, are non-residents of Canada and deal at arm’s length with the Borrower at the time of payment or crediting.

40. No withholding tax will be payable under the BCITA in respect of the payment or crediting of principal or interest on principal in respect of the Term Loans or the Applicable Prepayment Premium in respect of the Term Loans by the Borrower to the Lenders.

41. No withholding tax will be payable under the ITA in respect of the payment or crediting of an amount by any Canadian Loan Party that is a Guarantor pursuant to the Loan Documents on account of principal or interest on principal in respect of Term Loan B or the Applicable Prepayment Premium in respect of Term Loan B to the Lenders who, for purposes of the ITA, are non-residents of Canada and deal at arm’s length with the Borrower and the Guarantors at the time of payment or crediting provided that the proceeds of Term Loan B are used solely for the purposes specified in Section 4.17(b) of the Credit Agreement.

42. No withholding tax will be payable under the ITA in respect of the payment or crediting of an amount by any Canadian Loan Party that is a Guarantor pursuant to the Loan Documents on account of principal or interest on principal in respect of Term Loan C or the Applicable Prepayment Premium in respect of Term Loan C to the Lenders who, for purposes of the ITA, are non-residents of Canada and deal at arm’s length with the Borrower and the Guarantors at the time of payment or crediting.

43. No withholding tax will be payable under the BCITA in respect of the payment or crediting of an amount by any Canadian Loan Party that is a Guarantor pursuant to the Loan Documents on account of principal or interest on principal in respect of the Term Loans or the Applicable Prepayment Premium in respect of the Term Loans to the Lenders.

44. No withholding tax will be payable under the ITA in respect of the payment or crediting of the fees contemplated in Section 2.10(b) of the Credit Agreement to the Lenders who (a) for purposes of the ITA, are each a non-resident of Canada and deal at arm’s length with the relevant payor at the time of payment or crediting, provided that any such fee is payable in respect of services rendered outside Canada by the Lenders that are performed by the Lenders in the ordinary course of business carried on by them that includes the performance of such services for a fee and the amount thereof is reasonable in the circumstances; or (b) is an “authorized foreign bank” (as defined in the ITA) provided that any such fee is payable in respect of the “Canadian banking business” (as defined in the ITA) of the authorized foreign bank.

45. No goods and services tax under the ETA will be collectible by the Lenders in respect of any amount paid or credited to any Lender on account of any arrangement fees or commitment fees contemplated in Section 2.10 of the Credit Agreement.

46. No taxes under the SSTA will be collectible by the Lenders in respect of the payment or crediting of the arrangement fees or commitment fees contemplated in Section 2.10 of the Credit Agreement.

47. No stamp duty, registration or documentary taxes or similar charges are or will be payable under the federal laws of Canada or the laws of British Columbia in connection with the authorization, execution and delivery of the Security Documents and the Credit Agreement or the performance by the obligors which are party thereto of their respective obligations thereunder.

Capital

48. The authorized capital of the Borrower consists of an unlimited number of Class A and Class B common shares and an unlimited number of Preferred shares of which 100 Class B common shares are issued and outstanding and registered in the name of the Parent.

49. The authorized capital of Mackenzie consists of 100,000,000 common shares of which 1 is issued and outstanding and registered in the name of the Borrower.

50. The authorized capital of P&T Funding consists of 100,000,000 common shares of which 1 is issued and outstanding and registered in the name of the Parent.

51. There are 1001 issued and outstanding units of P&T LFP, registered as follows:

(a)	P&T Funding – 1 general partnership unit; and

(b)	the Borrower – 1000 limited partnership units.

52. There are 1000 issued and outstanding units of P&T Factoring, registered as follows:

(a)	the Parent – 899 limited partnership units;

(b)	the Borrower – 1 general partnership unit; and

(c)	Pulp Sales – 100 general partnership units.

53. There are 101 issued and outstanding units of P&T Finance One, registered as follows:

(a)	Penn Timber – 1 general partnership unit; and

(b)	the Parent – 100 limited partnership units.

54. There are 101 issued and outstanding units of P&T Finance Two, registered as follows:

(a)	Penn Timber – 1 general partnership unit; and

(b)	P&T Finance One – 100 limited partnership units.

Choice of Law and Enforcement of Foreign Judgements

55. British Columbia courts would give effect to the choice of New York law as the law governing the US Documents, on appropriate evidence of that law being introduced, provided:

(a)	that choice was bona fide and legal, that is, either there was a connection between New York and the transaction or the parties did not choose New York law to avoid the application of the law of another jurisdiction with which the transaction had the closest connection;

(b)	that choice was not contrary to British Columbia’s public policy, that is, to its essential public or moral interest; and

(c)	the British Columbia legislature had not enacted legislation providing that the substantive law of British Columbia was to apply to the particular situation before the British Columbia courts,

and provided that the British Columbia courts would apply British Columbia procedural law in any British Columbia legal proceeding. We are not aware of any reason under British Columbia law, or the laws of Canada applicable in British Columbia, that the British Columbia courts would not give effect to the choice of New York law as the law governing the US Documents.

56. The laws of the province of British Columbia would permit a common law action to be brought in the Supreme Court of British Columbia on a subsisting, final, monetary, in personam judgment by a court in a civil proceeding in New York, which was not under appeal and for which the time limited for appeals had expired, within six years of the date of the New York judgment. In such an action the Court would not consider the merits of the New York proceeding. Provided that the judgment creditor proved on a balance of probabilities that:

(a)	the New York court had jurisdiction under New York law to deal with the New York proceeding and to require the judgment debtor to appear before it;

(b)	either there was a real and substantial connection between the parties, the cause of action and New York or the judgment debtor had attorned to the jurisdiction of the New York court, and

(c)	the New York court had in fact granted the New York judgment in the judgment creditor’s favour,

the Supreme Court of British Columbia would grant a judgment enforcing the New York judgment, unless the judgment debtor proved on a balance of probabilities that:

(a)	the judgment creditor had committed a fraud on the New York court leading to the New York court concluding it had jurisdiction under New York law when it did not;

(b)	there were new facts, which the judgment debtor could not previously have discovered exercising due diligence, suggesting the judgment creditor had obtained the New York judgment by fraud going to its merits;

(c)	the New York court’s procedure was contrary to British Columbia’s principles of natural or fundamental justice;

(d)	the New York judgment was contrary to British Columbia’s public policy, that is to its essential concepts of justice or its basic morality, for example because it enforced foreign revenue, tax, expropriatory or penal laws or was contrary to an order under the Foreign Extraterritorial Measures Act or the Competition Act; or

(e)	there was a manifest error on the face of the New York judgment.

The Supreme Court of British Columbia would apply British Columbia law with respect to the procedures for the enforcement of the New York judgment.

This opinion is delivered to you solely for your use and benefit and the use and benefit of the Collateral Agent’s and the Lenders’ successors, assigns and participants, and the lenders that may be a party from time to time under the Credit Agreement in connection with this transaction and may not be relied upon by or distributed to or used by third parties or used for any other purpose without our prior express written consent.

Yours very truly,

ANNEX A

1.	Pope & Talbot Ltd. (the “Borrower”);

2.	Mackenzie Pulp Land Ltd. (“Mackenzie”);

3.	P&T Funding Ltd. (“P&T Funding”);

4.	P&T LFP Investment Limited Partnership (“P&T LFP”);

5.	P&T Factoring Limited Partnership (“P&T Factoring”);

6.	P&T Finance One Limited Partnership (“P&T Finance One”);

7.	P&T Finance Two Limited Partnership (“P&T Finance Two”);

each a “Canadian Loan Party” and collectively, the “Canadian Loan Parties”;

8.	Pope & Talbot, Inc. (the “Parent”);

9.	Penn Timber, Inc. (“Penn Timber”);

10.	Pope & Talbot Relocation Services Inc.;

11.	Pope & Talbot Pulp Sales U.S., Inc. (“Pulp Sales”);

12.	Pope & Talbot Lumber Sales Inc.;

13.	P&T Power Company;

14.	P&T Finance Three LLC;

15.	Pope & Talbot Spearfish Limited Partnership,

each a “US Loan Party” and collectively, the “US Loan Parties”;

the Canadian Loan Parties and the US Loan Parties are collectively, the “Loan Parties”.

SCHEDULE A

QUALIFICATIONS

(a)	the enforceability of the Documents may be limited by applicable bankruptcy, insolvency, winding-up, reorganization, arrangement, moratorium or other laws affecting lenders’ rights generally;

(b)	the enforceability of the Documents may be limited by general principles of equity and the obligation to act in a reasonable manner, and no opinion is expressed regarding the availability of any equitable remedy (including those of specific performance and injunction) which remedies are only available in the discretion of a court of competent jurisdiction;

(c)	the enforcement of the Documents is subject to the discretion of a court of competent jurisdiction to impose restrictions on the rights of lenders to enforce immediate payment of amounts stated to be payable on demand;

(d)	a court may not treat as conclusive those certificates and determinations which the Documents state are to be so treated;

(e)	a Court in British Columbia may reserve to itself an inherent power to decline to hear an action if it is contrary to public policy (as such phrase is understood in British Columbia) for it to do so, or if it is not the proper forum to hear such action or concurrent proceedings are brought elsewhere;

(f)	the awarding of costs is in the discretion of a court of competent jurisdiction;

(g)	pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange in existence on a day other than the day of payment of such judgment. In respect of the enforcement of a foreign judgment, the Court’s judgment would be in Canadian dollars, converted from the currency of the foreign judgment at the rate of exchange applicable on a conversion date which would be in the discretion of the Court, unless the Court considered that the judgment creditor would be most truly and exactly compensated if all or part of the money payable under the British Columbia judgment were measured in the currency of the foreign judgment, in which case the Court would give judgment for the amount of Canadian dollars necessary to purchase the equivalent amount of the currency of the foreign judgment at a British Columbia chartered bank on the last banking day before the judgment debtor paid the amount of the British Columbia judgment to the judgment creditor;

(h)	any requirement in any of the Documents that interest be paid at a higher rate after than before default may not be enforceable;

(i)	any requirement that interest (as defined in the Criminal Code (Canada)) be paid at a rate in excess of 60% per annum may contravene Section 347 of the Criminal Code (Canada) and may not be enforceable;

(j)	no opinion is expressed regarding the enforceability of any provision of the Documents which purports to provide that any portion thereof which is unenforceable may be severed without affecting the enforceability of the remaining provisions;

(k)	the enforceability of a waiver of the right to a jury trial in a civil action is subject to the discretion of a judge not to strike a jury notice;

(l)	a provision in the Documents which purports to restrict, or has the effect of restricting, access to a court may not be enforceable;

(m)	a provision in the Documents which purports to waive any statutory rights or defences which might be available to, or constitute a discharge of the liability of the Loan Parties may not be enforceable;

(n)	no opinion is expressed regarding the enforceability of any provision in the Documents which purports to exculpate the Collateral Agent, its agents or any receiver, manager or receiver manager appointed by them from liability in respect of acts or omissions which may be illegal, fraudulent or involve wilful misconduct;

(o)	the effectiveness of provisions which purport to relieve a Person from a liability or duty otherwise owed may be limited by law, and provisions requiring indemnification or reimbursement may not be enforced by a court, to the extent that they relate to the failure of such Person to have performed such liability or duty;

(p)	no opinion is expressed regarding the enforceability of any provisions in any of the Documents to the effect that modifications, amendments or waivers of or with respect to the Documents that are not in writing will be ineffective;

(q)	no opinion is expressed as to the legal or beneficial title of any of the Loan Parties to, or any other rights of the Loan Parties in, any Collateral, except as set out in opinion paragraphs 36 and 48 through 54 above;

(r)	we express no opinion as to the priority of any security interest or floating charge created by the PPSA Security Documents;

(s)	the PPSA and the Ontario PPSA impose certain obligations on secured parties which cannot be varied by contract; the PPSA and the Ontario PPSA may also affect the enforcement of certain rights and remedies contained in the Documents to the extent that those rights and remedies are inconsistent with or contrary to the PPSA and the Ontario PPSA. The enforceability of the PPSA Security Documents is subject to any estoppel based on incorrect information given in response to a demand for information made pursuant to Section 18 of the PPSA or under the Ontario PPSA;

(t)	a receiver or receiver and manager appointed pursuant to the provisions of the Documents may, for certain purposes, be treated by a court as being the agent of the Collateral Agent and not solely the agent of the Loan Parties (and the Collateral Agent may not be deemed to be acting as the agents and attorneys of the Loan Parties in making such appointment), notwithstanding any agreement to the contrary. In appointing a receiver, receiver-manager or receiver and manager pursuant to the PPSA Security Documents, the Collateral Agent may only appoint a person who satisfies the requirements of the Ontario PPSA and section 64(2) of the PPSA;

(u)	no opinion is expressed regarding the creation, validity, enforceability or perfection of any security interest or other interest expressed to be created by or under the PPSA Security Documents with respect to any property of the Loan Parties, or any proceeds of such property, that is or are not identifiable or traceable;

(v)	notwithstanding that, subject to attachment, registration under the PPSA or the Ontario PPSA will generally perfect a security interest in all forms of personal property to the extent that the PPSA or the Ontario PPSA applies to such personal property, perfection by possession or control of certain types of personal property, including without limitation, instruments, securities, chattel paper, money, or negotiable documents of title, may provide additional rights to the party in possession or control of such personal property;

(w)	the security interests of the Collateral Agent in goods (as defined in the PPSA or the Ontario PPSA) will be defeated by certain claimants to whom the Loan Parties sell or lease such goods in the ordinary course of business in the circumstances described in the PPSA or the Ontario PPSA;

(x)	a security interest in serial numbered goods (as defined in the PPSA) or motor vehicles (as defined in the Regulations under the Ontario PPSA) which are classified as equipment or proceeds may be ineffective as against certain third parties, unless the vehicle identification number or serial number of such serial numbered goods has been set out in a financing statement or financing change statement, or in the case of motor vehicles, a buyer knew that the sale constituted a breach of the relevant security document;

(y)	no opinion is expressed regarding the creation, validity or perfection of any security interest or other interest in the PPSA Security Documents insofar as it relates to, any of the following property or any interest therein or any registration necessary or advisable with respect to:

(i)	any real property, fixtures, crops or mineral claims;

(ii)	any policy of insurance or contract of annuity;

(iii)	any permits, quotas, governmental authorizations, licences (other than as defined in the PPSA) or other similar property which is not personal property;

(iv)	any property to the extent that a security interest or other interest therein is governed by the provisions of the Railways Act (Ontario) or a statute of Canada including, without limitation, any vessel registered under the Canada Shipping Act (Canada) and any rolling stock, patents, trade-marks, copyrights and other intellectual property rights, other than the mortgages created by the Ships Mortgages in the Vessels;

(v)	any contractual right, which by its terms, any applicable law, or by the nature of the contract, or any permits, quotas, receivables, approvals, privileges, franchises, leases, or licences (other than as defined in the PPSA) or other similar property, which by its terms, applicable law, its nature or by the nature of the business of the Loan Party, cannot be the subject of a security interest or other interest, without the consent, authorization or approval of a third Person; and

(vi)	any debt owing to the Loan Parties by the Crown in right of Canada or any agent thereof;

(z)	no opinion is expressed as to any licences, permits or approvals that may be required in connection with the enforcement of the Documents by the Collateral Agent or by a person on its behalf, whether such enforcement involves the operation of the business of the Loan Party or a sale, transfer or disposition of their property and assets;

(aa)	The enforceability of the security interests in the PPSA Security Documents may be subject, as against an account debtor with respect to any property which is an account, to:

(i)	notice of the security interest and proof thereof being given to the account debtor;

(ii)	the terms of the contract between the Loan Party and the account debtor and any defence or claim arising out of the contract or a closely connected contract;

(iii)	any other defence or claim of the account debtor against the Loan Party accruing before the account debtor has knowledge of the security interest; and

(iv)	common law and statutory restrictions relating to assignment of Crown debts.

(bb)	insofar as any of the security constituted by the PPSA Security Documents consists of a mortgage, pledge, charge, security interest or assignment of or upon any agreement, lease, insurance policy or other document or any rent, income, proceeds or other interest derived from any lease, agreement, insurance policy or other document, any opinion pertaining thereto is subject to the qualification that notice of such security interest may have to be given to the obligor thereunder, consent of such obligor or other parties thereto may have to be obtained, and further that the Collateral Agent may be affected by the equities between the immediate parties thereto;

(cc)	we express no opinion as to the enforceability of any provision of the Documents which may be characterized by a court of competent jurisdiction as an unenforceable penalty and not as a genuine pre-estimate of damages;

(dd)	under the Court Order Interest Act (British Columbia), interest after judgment may be limited to the rate prescribed in that Act. In respect of the enforcement of a foreign judgment, if the foreign judgment included an interest component, it would be included in the principal amount of the British Columbia judgment, with interest accruing on the total from the date of the British Columbia judgment at the British Columbia post-judgment interest rate, unless the Court considered that the judgment creditor would be most truly and exactly compensated if all or part of the money payable under the British Columbia judgment were measured in the currency of the foreign judgment, in which case interest would accrue at the foreign interest rate most closely analogous to the British Columbia prime lending rate of banks to governments;

SCHEDULE B

REGISTRATION AND RENEWAL AND AMENDMENT REQUIREMENTS

A.	DETAILS OF BRITISH COLUMBIA LAND MORTGAGES

1. The Mackenzie Mortgage was submitted for registration in the New Westminster/Vancouver Land Title Office on June 22, 2006 under Nos. BA296170 (as a mortgage) and BA296171 (as an assignment of rents) against the Real Property specifically described therein.

2. The P&T Mortgage was submitted for registration in the Victoria Land Title Office on June 23, 2006 under Nos. FA076126 (as a mortgage) and FA076127 (as an assignment of rents) against the Real Property specifically described therein.

B.	DETAILS OF BRITISH COLUMBIA AND ONTARIO PPSA REGISTRATIONS

3. Personal Property Registry of British Columbia:

(a)	A financing statement was registered naming the Collateral Agent as secured party and the Borrower as debtor pursuant to the PPSA on June 16, 2006 as Base Registration No. 070090D in respect of collateral described as “all of the debtor’s present and after-acquired personal property together with 124 leased and 174 owned vehicles” for a period of 7 years;

(b)	A financing statement was registered naming the Collateral Agent as secured party and Mackenzie Pulp Land Ltd. as debtor pursuant to the PPSA on June 6, 2006 as Base Registration No. 047234D in respect of collateral described as “all of the debtor’s present and after-acquired personal property” for a period of 7 years;

(c)	A financing statement was registered naming the Collateral Agent as secured party and P&T LFP Investment Limited Partnership and P&T Funding Ltd. as debtors pursuant to the PPSA on June 6, 2006 as Base Registration No. 047236D in respect of collateral described as “all of the debtors’ present and after-acquired personal property” for a period of 7 years;

(d)	A financing statement was registered naming the Collateral Agent as secured party and P&T Funding Ltd. as debtor pursuant to the PPSA on June 6, 2006 as Base Registration No. 047237D in respect of collateral described as “all of the debtor’s present and after-acquired personal property” for a period of 7 years;

(e)

A financing statement was registered naming the Collateral Agent as secured party and P&T Finance One Limited Partnership and Penn Timber, Inc. as debtors pursuant to the PPSA on June 6, 2006 as Base Registration No. 047238D in

respect of collateral described as “all of the debtors’ present and after-acquired personal property” for a period of 7 years;

(f)	A financing statement was registered naming the Collateral Agent as secured party and P&T Finance Two Limited Partnership and Penn Timber, Inc. as debtors pursuant to the PPSA on June 6, 2006 as Base Registration No. 047240D in respect of collateral described as “all of the debtors’ present and after-acquired personal property” for a period of 7 years;

(g)	A financing statement was registered naming the Collateral Agent as secured party and P&T Factoring Limited Partnership and Pope & Talbot Pulp Sales U.S. Inc. as debtors pursuant to the PPSA on June 6, 2006 as Base Registration No. 047242D in respect of collateral described as “all of the debtors’ present and after-acquired personal property” for a period of 7 years;

(h)	A financing statement was registered naming the Collateral Agent as secured party and Pope & Talbot, Inc., Pope & Talbot Spearfish Limited Partnership, Pope & Talbot Ltd., Penn Timber, Inc., Pope & Talbot Relocation Services Inc., P&T Power Company, Pope & Talbot Pulp Sales U.S. Inc. and Pope & Talbot Lumber Sales Inc. as debtors pursuant to the PPSA on June 6, 2006 as Base Registration No. 047243D in respect of collateral described as “all of the debtors’ present and after-acquired personal property” for a period of 7 years, as amended by financing change statement filed on June 22, 2006 under Registration No. 080969D, adding P&T Finance Three LLC as an additional debtor thereto; and

(i)	A financing statement was registered naming the Collateral Agent as secured party and Pope & Talbot, Inc. as debtor pursuant to the PPSA on June 23, 2006 as Base Registration No. 084515D in respect of the collateral described as “all of the debtor’s present and after-acquired personal property and the Beech Super King Air 200 airplane” for a period of 7 years.

4. Personal Property Registry of Ontario:

(a)	A financing statement was registered naming the Collateral Agent as secured party and the Borrower as debtor pursuant to the Ontario PPSA on June 6, 2006 under Reference File Number. 625897971 as Registration No. 20060606 1716 8028 7433 in respect of collateral classified as inventory, equipment, accounts, other and motor vehicles included for a period of 7 years;

(b)	A financing statement was registered naming the Collateral Agent as secured party and Mackenzie Pulp Land Ltd. as debtor pursuant to the Ontario PPSA on June 6, 2006 under Reference File No. 625897989 as Registration No. 20060606 1716 8028 7434 in respect of collateral classified as inventory, equipment, accounts, other and motor vehicles included for a period of 7 years;

(c)	A financing statement was registered naming the Collateral Agent as secured party and P&T LFP Investment Limited Partnership and P&T Funding Ltd. as debtors pursuant to the Ontario PPSA on June 6, 2006 under Reference File No. 625897998 as Registration No. 20060606 1716 8028 7435 in respect of collateral classified as inventory, equipment, accounts, other and motor vehicles included for a period of 7 years;

(d)	A financing statement was registered naming the Collateral Agent as secured party and P&T Funding Ltd. as debtor pursuant to the Ontario PPSA on June 6, 2006 under Reference File No. 625898007 as Registration No. 20060606 1716 8028 7436 in respect of collateral classified as inventory, equipment, accounts, other and motor vehicles included for a period of 7 years;

(e)	A financing statement was registered naming the Collateral Agent as secured party and P&T Finance One Limited Partnership and Penn Timber, Inc. as debtors pursuant to the Ontario PPSA on June 6, 2006 under Reference File No. 625898016 as Registration No. 20060606 1716 8028 7437 in respect of collateral classified as inventory, equipment, accounts, other and motor vehicles included for a period of 7 years;

(f)	A financing statement was registered naming the Collateral Agent as secured party and P&T Finance Two Limited Partnership and Penn Timber, Inc. as debtors pursuant to the Ontario PPSA on June 6, 2006 under Reference File No. 625898025 as Registration No. 20060606 1716 8028 7438 in respect of collateral classified as inventory, equipment, accounts, other and motor vehicles included for a period of 7 years;

(g)	A financing statement was registered naming the Collateral Agent as secured party and P&T Factoring Limited Partnership and Pope & Talbot Pulp Sales U.S., Inc. as debtors pursuant to the Ontario PPSA on June 6, 2006 under Reference File No. 625898034 as Registration No. 20060606 1716 8028 7439 in respect of collateral classified as inventory, equipment, accounts, other and motor vehicles included for a period of 7 years;

(h)	A financing statement was registered naming the Collateral Agent as secured party and Pope & Talbot, Inc., Pope & Talbot Spearfish Limited Partnership, Pope & Talbot Ltd., Penn Timber, Inc., Pope & Talbot Relocation Services, Inc., P&T Power Company, Pope & Talbot Pulp Sales U.S., Inc. and Pope & Talbot Lumber Sales, Inc. as debtors pursuant to the Ontario PPSA on June 6, 2006 under Reference File No. 625898043 as Registration No. 20060606 1716 8028 7440 in respect of collateral classified as inventory, equipment, accounts, other and motor vehicles included for a period of 7 years; as amended by financing change statement filed on June 21, 2006 as Registration No. 20060621 1045 8028 7494 adding P&T Finance Three LLC as an additional debtor thereto; and

(i)	A financing statement was registered naming the Collateral Agent as secured party and Pope & Talbot, Inc. as debtor pursuant to the Ontario PPSA on June 21, 2006 under Reference File No. 626349762 as Registration No. 20060621 1045 8028 7490 in respect of collateral classified as inventory, equipment, accounts, other and motor vehicles included for a period of 7 years.

C.	DETAILS OF REGISTRATIONS AT SHIP’S REGISTRY

1.	Captain G.O. Sutherland – Official No. 345653

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:45 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “C” in the Ship’s Registry on June 23, 2006 at 3:46 p.m.

2.	Arrowhead – Official No. 370606

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:46 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “C” in the Ship’s Registry on June 23, 2006 at 3:47 p.m.

3.	Maria – Official No. 820175

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:53 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “C” in the Ship’s Registry on June 23, 2006 at 3:54 p.m.

4.	Eagle – Official No. 313710

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “A” in the Ship’s Registry on June 23, 2006 at 3:40 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:41 p.m.

5.	Cel-Wind – Official No. 370673

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “A” in the Ship’s Registry on June 23, 2006 at 3:41 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:42p.m.

6.	Celtow V – Official No. 329468

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “A” in the Ship’s Registry on June 23, 2006 at 3:42 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:43 p.m.

7.	Celtow IV – Official No. 329467

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “A” in the Ship’s Registry on June 23, 2006 at 3:43 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:44 p.m.

8.	Bowman II – Official No. 320177

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “A” in the Ship’s Registry on June 23, 2006 at 3:44 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:45 p.m.

9.	Celtow II – Official No. 329441

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “A” in the Ship’s Registry on June 23, 2006 at 3:47 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:48 p.m.

10.	Celtow VII – Official No. 395593

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “A” in the Ship’s Registry on June 23, 2006 at 3:48 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:49 p.m.

11.	Westar One – Official No. 803628

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “A” in the Ship’s Registry on June 23, 2006 at 3:49 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:50 p.m.

12.	Cel-Foam – Official No. 370294

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “A” in the Ship’s Registry on June 23, 2006 at 3:50 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:51 p.m.

13.	Barge No. 4 – Official No. 195906

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “A” in the Ship’s Registry on June 23, 2006 at 3:51 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:52 p.m.

14.	Barge No. 3 – Official No. 179055

(a)	A ship’s mortgage in the amount of US$250,000,000 registered as Mortgage “A” in the Ship’s Registry on June 23, 2006 at 3:52 p.m.

(b)	A ship’s mortgage in the amount of US$75,000,000 registered as Mortgage “B” in the Ship’s Registry on June 23, 2006 at 3:53 p.m.

D.	PPSA RENEWAL AND AMENDMENTS

1. Renewals and Extensions: A financing statement registered pursuant to the PPSA may be registered for a perpetual period or for a period of 1 to 25 years from the date of registration. To extend any initial or extended registration period, either perpetually or for an additional period of 1 to 25 years, a financing change statement must be registered prior to expiration of the then current registration period. The registrations in the Personal Property Registries will expire and the security interests will cease to be perfected on the last day of the respective term set out in paragraphs B.1 and B.2 above unless registration is renewed on or before the day immediately preceding such date. Renewal is required notwithstanding seizure, repossession or commencement of litigation.

2. Amendments to Financing Statements: If a Loan Party transfers all or part of the collateral with the prior consent of the Collateral Agent, a financing change statement must be registered within 15 days of the transfer. Where the transfer is made without such prior consent, a financing change statement must be registered within 15 days after the Collateral Agent has knowledge of the information required to register the financing change statement. Failure to do so may result in a loss of priority. Additional registrations may be required in other jurisdictions if any of the Collateral is removed from British Columbia or Ontario or if a debtor’s sole place of business or chief executive office is moved from British Columbia or Ontario.

If the Collateral Agent learns that the name of a Loan Party has changed, a financing change statement must be registered within 15 days under the PPSA and 30 days under the Ontario PPSA after the Collateral Agent learns of the change of name and the new name. Failure to do so may result in a loss of priority.

The PPSA provides that a person learns of or knows information when, in the case of a corporation, other than a municipal corporation or local board thereof, information has come to the attention of a senior employee of the corporation with responsibility for matters to which the information relates under circumstances in which a reasonable person would take cognizance of it.

If the collateral includes any additional serial numbered goods (as defined in the PPSA) or a motor vehicle (as defined in the Regulations under the Ontario PPSA), a financing change statement should be filed specifying the serial numbers or vehicle identification number for these.

We assume no responsibility for registering any financing change statements, for reminding you of renewal dates, nor for notifying you if circumstances arise which necessitate registering a financing change statement.

SCHEDULE C

SEARCH REPORT

SHIP’S REGISTRY SEARCHES

Our searches of the Ship’s Registry against the Vessels conducted on June 27, 2006 disclosed no mortgages or encumbrances registered against the Vessels other than the Ship’s Mortgages set out in Schedule B hereto.

PPR SEARCHES

See attached.

EXECUTION COPY

EXHIBIT E-3

FORM OF OPINION

[Letterhead of Counsel to Loan Parties]

June 28, 2006

To each of the Agents and the Lenders party to the

Credit Agreement referred to below

Re:	Pope & Talbot, Inc. and its Subsidiaries

Ladies and Gentlemen:

We have acted as counsel to Pope & Talbot, Inc., a Delaware corporation (“Parent”), Pope & Talbot Ltd., a Canadian corporation (“Borrower”), each of the other Loan Parties (as defined in the Credit Agreement referred to below) organized under the laws of Canada (the “Canadian Loan Parties”), and each of the other Loan Parties (as defined in the Credit Agreement referred to below) organized under the laws of the United States (the “U.S. Loan Parties”), in connection with the making of Loans, the issuance of Letters of Credit and Bank Products (each of the foregoing as defined in the Credit Agreement referred to below) to the Borrower pursuant to the Credit Agreement, dated as of June 28, 2006 (the “Credit Agreement”), among the Loan Parties, the several lenders from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), Ableco Finance LLC, as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”) and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”). This opinion is being delivered to you pursuant to Section 5.1(j) of the Credit Agreement. All capitalized terms used and not defined herein have the same meanings herein as set forth in the Credit Agreement.

In connection with this opinion, we have reviewed (i) the organization and existence of the U.S. Loan Parties, (ii) the proceedings of the U.S. Loan Parties in relation to the Loan Documents, (iii) the Loan Documents, (iv) the financing statements which have been filed by the Collateral Agent pursuant to Section 4.20 of the Credit Agreement (the “Financing Statements”), and (v) such certificates and other documents of public officials, officers and other representatives of the Loan Parties as we have deemed relevant or proper as a basis for our opinions set forth herein. In this regard, we have relied as to factual matters on the representations and warranties contained in the Loan Documents. In addition, we have assumed the genuineness of signatures on original documents of all Persons other than officers and other representatives of the Loan Parties, and the conformity to the original of all copies submitted to us as photocopies or conformed copies.

Based upon the foregoing and such investigations as we deem advisable and proper, we are of the opinion that:

1. Each (a) U.S. Loan Party is a corporation, limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its organization, (b) U.S. Loan Party has all requisite power and authority to (i) conduct its business as now conducted and as presently contemplated, (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) consummate the transactions contemplated by the Loan Documents to which it is a party and, in the case of the Borrower, make the borrowings under the Credit Agreement, (c) U.S. Loan Party is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, and (d) Canadian Loan Party is duly qualified to do business and is in good standing in each jurisdiction in the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

2. The execution, delivery and performance by each (a) U.S. Loan Party of each Loan Document to which it is a party have been duly authorized by all necessary corporate or partnership action, (b) U.S. Loan Party of each Loan Document to which it is a party do not contravene any applicable statute, rule, regulation or law (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) or any judgment, writ, injunction, decree, order or ruling of which we have knowledge that names such U.S. Loan Party and is specifically directed to it or any of its properties, (c) Loan Party of each Loan Document to which it is a party do not breach, result in a default under or accelerate, or give any party the right to accelerate, any of the obligations of such Loan Party under any material contract, including, without limitation, the Indentures, (d) U.S. Loan Party of each Loan Document to which it is a party do not contravene any provision of its governing documents, (e) U.S. Loan Party of each Loan Document to which it is a party do not and will not result in or require the creation of any Lien (other than pursuant to the Loan Documents listed on Exhibit 1 hereto (the “U.S. Loan Documents”)) upon or with respect to any of its properties, and (f) U.S. Loan Party of each Loan Document to which it is a party do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

3. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required (a) in connection with the due execution, delivery and performance by any Loan Party of any U.S. Loan Document to which it is a party, (b) for the grant by any Loan Party pursuant to any U.S. Loan Document, or the perfection, of any Lien purported to be created thereby in any Collateral, or (c) for the exercise by any Secured Party of any of their rights and remedies under any U.S. Loan Document (except for the recordings and filings referred to in paragraph 5 below, all of which have been duly obtained or made and are in full force and effect and except as may be required in respect of any sale of any Pledged Interests (as defined in the Pledge and Security Agreement) by laws affecting the offering and sale of securities generally).

4. Each Loan Document has been duly executed and delivered by each U.S. Loan Party which is a party thereto. Each UCC financing statement has been duly authorized for filing by the applicable Loan Party. Each U.S. Loan Document constitutes the legal, valid and binding obligation of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and by general principles of equity.

5. Each of the Security Documents listed on Exhibit 2 hereto (the “U.S. Security Documents”) creates a valid security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral purported to be covered thereby as security for the obligations purported to be secured thereby. Each UCC financing statement is in appropriate form for filing and has been duly filed in the applicable office set forth on Schedule A hereto, which filings result in the perfection of the security interests in the Collateral covered by such UCC financing statements to the extent that such Collateral consists of the type of property in which a security interest may be created under Article 9 of the Uniform Commercial Code as currently in effect in the State of New York (the “UCC”) and in which a security interest may be perfected by the filing of a financing statement in the applicable state. The description of the Collateral set forth in each UCC financing statement is sufficient to perfect a security interest in the items and types of collateral in which a security interest may be perfected by the filing of a financing statement under the Uniform Commercial Code currently in effect in the applicable state. Other than nominal recording or filing fees, no fees, taxes or other charges are due or payable in any state in connection with the execution, delivery, filing or recordation of any UCC financing statement.

6. Each Loan Party that is a party to the U.S. Pledge and Security Agreement is the owner of the Pledged Interests which constitute interests in Persons organized under the laws of the United States (the “Pledged U.S. Interests”) and the Pledged Notes (each as defined in the U.S. Pledge and Security Agreement) in existence on the date hereof that are purportedly owned by such Loan Party. The Pledged U.S. Interests have been duly authorized and validly issued, are fully paid and nonassessable, are free from preemptive rights, and constitute 100% of the issued and outstanding shares or other interests of Stock of the Persons issuing such Pledged Interests.

7. The security interest of the Collateral Agent, for the benefit of the Secured Parties, in that portion of the Pledged U.S. Interests consisting of the certificates representing the shares of Stock identified on Schedule VIII to the U.S. Pledge and Security Agreement (the “Pledged Securities”) is a perfected security interest upon delivery of such certificates to the Collateral Agent. Assuming that each Pledged Security is either in bearer form or, if in registered form, registered in the name of the Collateral Agent or indorsed by an indorsement in the name of the Collateral Agent or in blank, the Collateral Agent acquired its perfected interest in the Pledged Securities free of adverse claims. The security interest of the Collateral Agent, for the benefit of the Secured Parties, in that portion of the Collateral consisting of the instruments identified on Schedule VII to the Pledge and Security Agreement (the “Pledged Instruments”) is a perfected security interest upon the Collateral Agent taking possession of the Pledged Instruments. The Collateral Agent’s perfected security interest in the Pledged Instruments is prior to any other security interest created under the UCC. The Collateral Agent has a perfected security interest in that portion of the Collateral consisting of general intangibles and other items in which a security interest may be perfected by the filing of a financing statement in the applicable state.

8. There is no restriction under Federal or [Oregon] [South Dakota] State law which would prohibit or prevent any Loan Party from mortgaging, owning, developing, operating and managing any Collateral which consists of real property (the “Real Property Collateral”). The Loan Parties have taken all steps, made all filings and obtained all permits, licenses and approvals to the extent required under Federal and [Oregon] [South Dakota] State law to enable them to mortgage, own, develop, operate and manage the Real Property Collateral.

9. The Real Property Collateral complies with all applicable zoning, use, setback, building code, occupancy, subdivision, land use, parking and development laws, rules and regulations and there is no legal action pending or threatened, or proposed change in zoning, which would affect the use and occupancy of the Real Property Collateral as a [                                                 ].

10. Each Mortgage is in a form satisfactory for recordation in the                      of                     , and upon such recordation it will create a valid and effective lien of record on and security interest in the Real Property Collateral (including fixtures) described therein. The Financing Statements are in appropriate form for filing in the State of [Oregon] [South Dakota], and upon such filing will create, in favor of Lender, a lien upon the collateral described in the Financing Statements to the extent such lien can be created under the UCC by filing.

11. The Mortgages, the acknowledgments thereto and the financing statements with respect thereto (the “Mortgage Financing Statements”) comply with the laws of the State of [Oregon] [South Dakota], including all applicable recording, filing, and registration laws and regulations, and are adequate and legally sufficient for the purposes intended to be accomplished thereby. The property description of the Real Property Collateral contained in the Mortgages, if accurate, is a legally sufficient description of such property for the purpose of creating and maintaining the Liens thereon purported to be created by the Mortgages and for the purposes of all applicable recording, filing and registration laws.

12. In a proceeding to enforce the Mortgages, a State court or a Federal court sitting in [Oregon] [South Dakota] as the forum state and applying [Oregon] [South Dakota] conflict of law rules (in either case, a “[Oregon] [South Dakota] Court”) will give effect to the designation by the parties of New York law as the governing law with respect to the Loan Documents unless the [Oregon] [South Dakota] Court involved were to determine that (i) the State of New York has no substantial relationship to the parties or transactions involved; (ii) there is no reasonable basis for choosing the law of New York; (iii) another state has a materially greater interest than the State of New York; or (iv) the result obtained from applying New York law would be contrary to [Oregon] [South Dakota] public policy.

13. The cash management agreements listed on Exhibit 3 hereto (the “U.S. Cash Management Agreements”) are effective to perfect the security interests granted to the Collateral Agent, for the benefit of the Secured Parties, in the deposit accounts and the funds deposited therein under the                  Uniform Commercial Code (the “[Applicable State] UCC”), with the consequences of perfection by control.

14. The control agreements listed on Exhibit 4 hereto (the “U.S. Control Agreements”) are effective to perfect the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, in all securities accounts, and in all securities entitlements (as defined in Section 8-102(a)(17) of the [Applicable State] UCC) with respect to all financial assets (as defined in Section 8-102(a)(9) of the [Applicable State] UCC) credited to the securities accounts from time to time, under the [Applicable State] UCC, and such perfected security interests have priority over all other security interests consensually created by each Loan Party in such Collateral, subject to Section 8-511 of the [Applicable State] UCC.

15. To the best of our knowledge there is no pending or threatened action, suit or proceeding (a) with respect to the Loan Documents or the transactions contemplated thereby, or (b) affecting any Loan Party before any United States court, United States arbitrator or United States Governmental Authority which may materially adversely affect the operations or condition, financial or otherwise, of any Loan Party or the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

16. None of the Loan Parties is (a) an “investment company” or a company “controlled by” an “investment company”, or an “affiliated person” of , or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, or (b) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

17. The making of the Loans and the other financial accommodations, the execution and delivery by the Secured Parties of the Credit Agreement and the other Loan Documents and the exercise by any Secured Party of any of its rights and remedies under the Loan Documents do not and will not (a) require any Secured Party to qualify or obtain any certificate of authority to do business in the State of [Oregon] [South Dakota], or (b) subject any Secured Party to any requirement to make any filings or pay any fees or taxes required of foreign corporations doing business in the State of [Oregon] [South Dakota].

18. The choice of New York law to govern the Credit Agreement and the other Loan Documents is a valid choice of law and will be upheld in a properly presented case by a court of competent jurisdiction in the State of [Oregon] [South Dakota]. The Loan Parties’ submission to the jurisdiction of the courts of the State of New York in the county of New York or the United States District Court for the Southern District of New York is legal, valid and binding under the laws of the State of [Oregon] [South Dakota].

19. If a court of the State of [Oregon] [South Dakota] were to apply the usury law of such jurisdiction to the Credit Agreement and the other Loan Documents, the Loans, as made, and the accrual and payment of interest on the Loans and the Obligations in respect of the Letters of Credit and Bank Products would not violate any applicable usury law of such jurisdiction, or other applicable laws regulating the interest rate, fees and other charges that may be collected with respect to the Credit Agreement or the other Loan Documents.

This opinion letter may not be relied upon or furnished to any other Person, except your attorneys and auditors, any state or federal governmental or other regulatory authority, bank examiners, pursuant to any legal process of any court or governmental or regulatory authority or to your successors, assigns and participants.

Very truly yours,

Signature Page to Opinion

Schedule A

FILINGS OF UCC FINANCING STATEMENTS

PERSON	STATE	OFFICE

EXECUTION VERSION

EXHIBIT F

FORM OF GUARANTY

GUARANTY (this “Guaranty”), dated as of June 28, 2006, made by each party listed as a “Guarantor” on the signature pages hereto (together with each other Person (as defined in the Credit Agreement referred to below) that guarantees all or any portion of the Obligations (as defined in the Credit Agreement referred to below) from time to time, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), in favor of Ableco Finance LLC, as collateral agent (the “Collateral Agent”), for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below), pursuant to the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Pope & Talbot, Inc., a Delaware corporation (the “Parent”), Pope & Talbot Ltd., a Canadian corporation (the “Borrower”), the several lenders from time to time parties to the Credit Agreement referred to below (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), the Collateral Agent and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”), are parties to a Credit Agreement, dated as of the date hereof (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Credit Agreement”);

WHEREAS, the Parent directly or indirectly owns all of the issued and outstanding Capital Stock of the Borrower and each other Guarantor, and each Guarantor (other than the Parent) is a direct or indirect Subsidiary or an Affiliate of the Borrower;

WHEREAS, pursuant to Section 5.1(a) of the Credit Agreement, each Guarantor is required to execute and deliver to the Collateral Agent, for the benefit of the Secured Parties (as defined in the Credit Agreement), a guaranty guaranteeing all Loans (as defined in the Credit Agreement) and all other Obligations (as defined in the Credit Agreement) of the Borrower under the Credit Agreement; and

WHEREAS, each Guarantor has determined that its execution, delivery and performance of this Guaranty directly benefit, and are within the corporate purposes and in the best interests of, such Guarantor;

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Lenders to make and maintain the Loans, issue the Letters of Credit and provide other financial accommodations pursuant to the Credit Agreement, each Guarantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. Definitions. Reference is hereby made to the Credit Agreement for a statement of the terms thereof. All terms used in this Guaranty which are defined in the Credit

Agreement and not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 2. Guaranty. Each Guarantor hereby (i) unconditionally and irrevocably, jointly and severally, guarantees to the Collateral Agent, for the benefit of the Secured Parties, the punctual payment, as and when due and payable, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, of all Obligations from time to time owing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Loan Party, whether or not a claim for post-filing interest is allowed in such proceeding), all reimbursement obligations or other liabilities with respect to any other financial accommodations (including, without limitation, in respect of Letters of Credit and Bank Product Obligations) extended to the Borrower pursuant to the Credit Agreement and the other Loan Documents, and all reasonable fees, commissions, expense reimbursements, indemnifications or otherwise (such Obligations, being hereinafter referred to as the “Guaranteed Obligations”), and (ii) agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by any of the Secured Parties in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Loan Party to any of the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Loan Party.

SECTION 3. Guaranty Absolute; Continuing Guaranty; Assignments.

(a) Each Guarantor hereby jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Secured Party to any Collateral. The obligations of each Guarantor under this Guaranty are independent of the Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce such obligations, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(iii) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(iv) the existence of any claim, set-off, defense or other right that such Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(v) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(vi) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (other than payment in full of the Guaranteed Obligations).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

(b) This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the date on which (A) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (B) any further commitments to extend credit under the Loan Documents shall have been terminated, (C) the Letters of Credit and Bank Product Obligations shall have been collateralized in accordance with the terms of the Credit Agreement and (D) the Credit Agreement and the other Loan Documents shall have been terminated in accordance with the terms thereof (the “Guaranty Termination Date”), (ii) be binding upon each Guarantor, its successors and assigns and (iii) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under any Loan Document (including, without limitation, all or any portion of its Commitments and the Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case, as provided in the Credit Agreement. Each Guarantor agrees that each participant shall be entitled to the benefits of this Section 3 and Section 13 hereof with respect to its participation in any portion of the Loans as if it was a Lender. None of the rights or obligations of any Guarantor hereunder may be assigned or otherwise transferred without the prior written consent of the Collateral Agent.

SECTION 4. Waivers. Each Guarantor hereby waives, to the extent permitted by law, (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations (other than any such notice expressly set forth in any of the Loan Documents) and this Guaranty and any requirement that the Secured Parties exhaust any right or take any action against the Borrower, any other Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Guaranty from any one particular fund or source or to exhaust any right or take any action against the Borrower, any other Loan Party or any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto and (v) any other defense available to such Guarantor other than payment in full in cash of the Guaranteed Obligations. Each Guarantor agrees that the Secured Parties shall have no obligation to marshall any assets in favor of such Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and in the Credit Agreement and that the waiver set forth in this Section 4 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

SECTION 5. Interest. Each Guarantor hereby acknowledges that certain of the rates of interest applicable as to the Guaranteed Obligations may be computed on the basis of a year of 360, 365 or 366 days, as the case may be, and paid for the actual number of days elapsed. For the purposes of the Interest Act (Canada), as the same may be amended, replaced or re-enacted from time to time, whenever any interest is calculated using a rate based on a year of 360, 365 or 366 days, as the case may be, such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to:

(a) the applicable rate based on a year of 360, 365 or 366 days, as the case may be,

(b) multiplied by the actual number of days in a calendar year in which the period for such interest is payable (or compounded), and

(c) divided by 360, 365, or 366 days, as the case may be.

In the event that it is held by a court of competent jurisdiction that Section 347 of the Criminal Code (Canada) applies to a payment under this Guaranty of “interest” (as defined in that section), then, notwithstanding any provision in this Guaranty, in no event shall the aggregate of such “interest” exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Guaranty lawfully permitted by that section and, if any payment, collection or demand pursuant to this Guaranty in respect of that “interest” (as defined in that section) is determined to be contrary to the provisions of that section, the amount of such payment, collection or demand in excess of that permitted under applicable law shall be deemed to have been made by mutual mistake of the applicable Guarantor and the applicable Secured Party and the amount of such excess payment or collection shall be refunded to that Guarantor. For the purposes of this Guaranty, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Collateral Agent will, absent manifest error, be prima facie evidence of such rate.

SECTION 6. Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against the Borrower or any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the

Secured Parties against the Borrower, any Loan Party or any other Person or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any Loan Party or any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the Guaranty Termination Date. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Guaranty Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Guaranty and the Credit Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations and the Guaranty Termination Date shall have occurred, the Secured Parties will, at any Guarantor’s request and expense, execute and deliver to any Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from the payment by a Guarantor.

SECTION 7. Representations, Warranties and Covenants. Each Guarantor hereby represents and warrants as follows:

(a) Such Guarantor (i) is a corporation, limited partnership or limited liability company, duly organized, validly existing and in good standing under the laws of the state, province or other applicable jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to execute and deliver this Guaranty and each other Loan Document to which such Guarantor is a party, and to consummate the transactions contemplated hereby and thereby and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of clause (iii), where the failure to be so qualified or the failure to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by such Guarantor of this Guaranty and each other Loan Document to which such Guarantor is or will be a party (i) have been duly authorized by all necessary corporate, limited partnership or limited liability company action, as applicable, (ii) do not and will not contravene its charter or by-laws, its limited liability company agreement or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law, or any contractual restriction binding on or otherwise affecting such Guarantor or any of its properties, except in the case of this clause (ii) where the contravention of such other contractual restrictions, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to it or its operations or any of its properties, except in the case of this clause (iv) where such default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal would not reasonably be expected to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by such Guarantor of this Guaranty or any Loan Document to which such Guarantor is or will be a party, except for the filings referred to in Section 4.20 of the Credit Agreement and any other filings made in order to perfect the security interests of the Secured Parties.

(d) Each of this Guaranty and the other Loan Documents to which such Guarantor is or will be a party, when delivered, will be, a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances or transfers, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) requirements of reasonableness, good faith and fair dealing.

(e) [Intentionally Omitted].

(f) Such Guarantor (i) has read and understands the terms and conditions of the Credit Agreement and the other Loan Documents, and (ii) now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Borrower and the other Loan Parties, and has no need of, or right to obtain from any Secured Party, any credit or other information concerning the affairs, financial condition or business of the Borrower or the other Loan Parties that may come under the control of any Secured Party.

(g) Such Guarantor acknowledges and agrees that by its execution and delivery of this Guaranty (i) it shall be bound, as a Guarantor, by all the provisions of the Credit Agreement and the other Loan Documents and shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth therein and applicable to the Guarantors (including, without limitation, each of the covenants that are set forth in Section 6, Section 7 and Section 10.5 of the Credit Agreement) and (ii) from and after the date hereof, each reference to a “Guarantor”, the “Guarantors”, a “Loan Party” or the “Loan Parties” in the Credit Agreement and each other Loan Document shall include such Guarantor.

SECTION 8. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Secured Party may, and is hereby authorized to, without prior notice to the Guarantors, any such notice being expressly waived by the Guarantors to the extent permitted by applicable law, upon any amount becoming due and payable by any Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise), and to the fullest extent permitted by law, set-off and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding designated accounts held in trust for the benefit of a third party or for the payment of withholding taxes, in each case, to the extent such accounts are identified as such to the Agents by any Loan Party) in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party or any branch or agency thereof to or for the credit or the account of such Guarantor against any and all obligations of such Guarantor now or hereafter existing under this Guaranty or any other Loan Document. Each Secured Party agrees to notify the applicable Guarantor promptly after any such set-off and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Secured Party under this Section 7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Secured Party may have under this Guaranty or any other Loan Document, in law or otherwise.

SECTION 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied or delivered, if to a Guarantor, to it at its address set forth on the signature page hereto, or if to a Secured Party, to it at its address set forth in Section 10.2 of the Credit Agreement; or as to such Person at such other address as shall be designated by such Person in a written notice to such other Persons complying as to delivery with the terms of this Section 9. All such notices and other communications shall become effective in the manner set forth in Section 10.2 of the Credit Agreement.

SECTION 10. CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GUARANTOR HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH GUARANTOR HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, CARE OF THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN THE CREDIT AGREEMENT AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE SECURED PARTIES TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GUARANTOR IN ANY OTHER JURISDICTION. EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER

THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY AND THE OTHER LOAN DOCUMENTS.

SECTION 11. WAIVER OF JURY TRIAL, ETC. EACH GUARANTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS GUARANTY OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS GUARANTY OR THE OTHER LOAN DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH GUARANTOR CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SECURED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY SECURED PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH GUARANTOR HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE SECURED PARTIES ENTERING INTO THIS AGREEMENT.

SECTION 12. Taxes and Judgment Currency. The provisions of Sections 2.22 and 10.18 of the Credit Agreement (including the defined terms used therein) are hereby incorporated by reference as if fully set forth herein, including, without limitation, with respect to all payments made by any Guarantor or any judgment in respect hereof.

SECTION 13. Miscellaneous.

(a) Each Guarantor will make each payment hereunder in lawful money of the United States of America and in immediately available funds to the Administrative Agent, for the benefit of the Secured Parties, at such address specified by the Administrative Agent from time to time by notice to each Guarantor.

(b) No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by each Guarantor and the Collateral Agent, and no waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall be effective unless it is in writing and signed by the Collateral Agent (with the consent of the Required Lenders, or if required by the Credit Agreement, all the Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c) No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Secured Parties provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Secured Parties under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Secured Parties to exercise any of their rights under any other Loan Document against such party or against any other Person.

(d) Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(e) This Guaranty and the other Loan Documents reflect the entire understanding of the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

(f) Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(g) THIS GUARANTY AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed by an officer thereunto duly authorized, as of the date first above written.

GUARANTORS:

POPE & TALBOT, INC.

By:
Name: Maria M. Pope
Title: Vice President – General Manager Wood Products Division, Chief Financial Officer and Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

POPE & TALBOT SPEARFISH LIMITED PARTNERSHIP

By:	POPE & TALBOT LTD., as General Partner

By:
Name: DeeAnn Lindsley
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

PENN TIMBER, INC.

By:
Name: DeeAnn Lindsley
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

Signature Page to Guaranty

POPE & TALBOT RELOCATION SERVICES, INC.

By:
Name: John Shepherd
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

P&T POWER COMPANY

By:
Name: DeeAnn Lindsley
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

POPE & TALBOT PULP SALES U.S., INC.

By:
Name: John Shepherd
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

POPE & TALBOT LUMBER SALES, INC.

By:
Name: John Shepherd
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

Signature Page to Guaranty

MACKENZIE PULP LAND LTD.

By:
Name: DeeAnn Lindsley
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

P&T LFP INVESTMENT LIMITED PARTNERSHIP

By:	P&T FUNDING LTD., as General Partner

By:
Name: John Shepherd
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

P&T FUNDING LTD.

By:
Name: John Shepherd
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

Signature Page to Guaranty

P&T FINANCE ONE LIMITED PARTNERSHIP

By:	PENN TIMBER, INC., as General Partner

By:
Name: DeeAnn Lindsley
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

P&T FINANCE TWO LIMITED PARTNERSHIP

By:	PENN TIMBER, INC., as General Partner

By:
Name: DeeAnn Lindsley
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

P&T FACTORING LIMITED PARTNERSHIP

By:	POPE & TALBOT PULP SALES U.S., INC., as Managing General Partner

By:
Name: John Shepherd
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

Signature Page to Guaranty

P&T FINANCE THREE LLC

By:	POPE & TALBOT LTD., as Manager

By:
Name: DeeAnn Lindsley
Title: Assistant Secretary

Address:	1500 S.W. First Avenue, Suite 200 Portland, Oregon 97201

Signature Page to Guaranty

EXECUTION VERSION

EXHIBIT G

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

INTERCOMPANY SUBORDINATION AGREEMENT, dated as of June 28, 2006 (as amended, restated, supplemented, renewed, extended, replaced or otherwise modified from time to time, this “Agreement”), is made by each of the Obligors (as defined below) in favor of Ableco Finance LLC, in its capacity as collateral agent for the Secured Parties (as defined in the Credit Agreement referred to below) party to the Credit Agreement referred to below (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of June 28, 2006 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Credit Agreement”), among Pope & Talbot, Inc., a Delaware corporation (the “Parent”), Pope & Talbot Ltd., a Canadian corporation (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), the Collateral Agent and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”), the Secured Parties have agreed to make certain financial accommodations to the Borrower;

WHEREAS, the Borrower is liable for all of the obligations owing to the Secured Parties pursuant to the Credit Agreement and the other Loan Documents to which it is a party;

WHEREAS, in order to induce the Secured Parties to enter into the Credit Agreement, each of the Guarantors (as defined in the Credit Agreement) has executed and delivered that certain Guaranty (as defined in the Credit Agreement) in favor of the Secured Parties with respect to the obligations owing by the Borrower to the Secured Parties pursuant to the Credit Agreement and the other Loan Documents to which the Borrower is a party;

WHEREAS, each Obligor (as defined below) has made or may make certain loans or advances from time to time to one or more other Obligors; and

WHEREAS, each Obligor has agreed to the subordination of such indebtedness of each other Obligor to such Obligor, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Secured Parties to make and maintain the Loans (as defined in the

Credit Agreement) and provide other financial accommodations (including the Letters of Credit and Bank Products referred to in the Credit Agreement) pursuant to the Credit Agreement, the Obligors hereby jointly and severally agree with the Secured Parties as follows:

SECTION 1. Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Agreement which are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to such capitalized terms in the Credit Agreement.

(b) Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Additional Obligor” has the meaning set forth in Section 16 hereto.

“Insolvency Event” has the meaning set forth in Section 3 hereto.

“Obligors” means, collectively, the Borrower and the Guarantors.

“Paid in Full” has the meaning set forth in Section 2 hereto.

“Senior Debt” means, collectively, the Obligations (as defined in the Credit Agreement) and the Guaranteed Obligations (as defined in the Guaranty).

“Subordinated Debt” means, with respect to each Obligor, all indebtedness, liabilities, and other obligations of any other Obligor owing to such Obligor in respect of any and all loans or advances made by such Obligor to such other Obligor whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all fees and all other amounts payable by any other Obligor to such Obligor under or in connection with any documents or instruments related thereto.

“Subordinated Debt Payment” means any payment or distribution by or on behalf of the Obligors, directly or indirectly, of assets of the Obligors of any kind or character, whether in cash, property, or securities, including on account of the purchase, redemption, or other acquisition of Subordinated Debt, as a result of any collection, sale, or other disposition of collateral, or by setoff, exchange, or in any other manner, for or on account of the Subordinated Debt.

(c) Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof”, “hereby” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Clauses, Exhibits, Schedules and Annexes shall be construed to refer to Sections, Subsections, and Clauses of, and Exhibits, Schedules and Annexes to, this Agreement, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation referred to. The captions and headings contained herein are for convenience of reference only and shall not affect the construction of this Agreement.

SECTION 2. Subordination to Payment of Senior Debt. As to each Obligor, all payments on account of the Subordinated Debt shall be subject, subordinate, and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash of the Senior Debt, the termination of the Loan Documents and any commitments to extend credit thereunder, and the cancellation or collateralization in accordance with the Credit Agreement of all Letters of Credit and Bank Product Obligations (hereinafter, “Paid in Full”).

SECTION 3. Subordination Upon Any Distribution of Assets of the Obligors. Except as permitted under the Credit Agreement, as to each Obligor, in the event of any payment or distribution of assets of any other Obligor of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to such other Obligor or its property, whether voluntary or involuntary, or in an Insolvency Proceeding, or upon any other marshaling or composition of the assets and liabilities of such other Obligor, or otherwise (such events, collectively, the “Insolvency Events”): (a) all amounts owing on account of the Senior Debt shall first be Paid in Full before any Subordinated Debt Payment is made; and (b) to the extent permitted by applicable law, any Subordinated Debt Payment to which such Obligor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution, directly to the Collateral Agent (or its designee) for the benefit of the Secured Parties for application to the payment of the Senior Debt in accordance with clause (a), after giving effect to any concurrent payment or distribution or provision therefor to the Secured Parties in respect of such Senior Debt.

SECTION 4. Payments on Subordinated Debt.

(a) Permitted Payments. So long as no Event of Default shall have occurred and be continuing, each Obligor may make, and each other Obligor shall be entitled to accept and receive, payments on account of the Subordinated Debt in accordance with, and to the extent permitted under, the terms of the Credit Agreement.

(b) No Payment Upon Senior Debt Defaults. Upon the occurrence of any Event of Default and receipt of notice thereof from the Collateral Agent, and until such Event of

Default is cured or waived, each Obligor shall not make, and each other Obligor shall not accept or receive, any Subordinated Debt Payment.

SECTION 5. Subordination of Remedies. As long as any Senior Debt shall have not been Paid in Full, following the occurrence of any Event of Default and until such Event of Default is cured or waived, no Obligor shall, without the prior written consent of the Collateral Agent:

(a) accelerate, make demand, or otherwise make due and payable prior to the original due date thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce such Obligor’s rights or interests in respect of the obligations owed to it by any other Obligor;

(b) exercise any rights under or with respect to guaranties of the Subordinated Debt, if any;

(c) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities, or obligations of such Obligor to any other Obligor against any of the Subordinated Debt; or

(d) commence, or cause to be commenced, or join with any creditor other than the Secured Parties, in commencing, any Insolvency Proceeding or receivership proceeding against any other Obligor.

SECTION 6. Payment Over to the Collateral Agent. In the event that, notwithstanding the provisions of Sections 3, 4, and 5, any Subordinated Debt Payments shall be received in contravention of such Sections 3, 4, and 5 by any Obligor before the date on which all Senior Debt is Paid in Full, each Subordinated Debt Payment shall be held by such Obligor for the benefit of the Secured Parties and shall be paid over or delivered to the Collateral Agent (or its designee) for the benefit of the Secured Parties for application to the payment of the Senior Debt remaining unpaid to the extent necessary to give effect to such Sections 3, 4, and 5, after giving effect to any concurrent payments or distributions to the Secured Parties in respect of the Senior Debt.

SECTION 7. Authorization to Collateral Agent. If, while any Subordinated Debt is outstanding, any Insolvency Proceeding shall commence and be continuing with respect to any Obligor or its property: (a) the Collateral Agent hereby is irrevocably authorized and empowered (in the name of each Obligor or otherwise), but shall have no obligation, to demand, sue for, collect, and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as the Collateral Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Secured Parties; and (b) each Obligor shall promptly take such action as the Collateral Agent reasonably may request (i) to collect the Subordinated Debt for the account of the Secured Parties and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (ii) to execute and deliver to the Collateral Agent such powers of attorney, assignments, and other instruments as it may reasonably request to enable the Collateral Agent to enforce any and all claims with respect to the Subordinated Debt, and (iii) to collect and receive any and all Subordinated Debt Payments.

SECTION 8. Certain Agreements of Each Obligor.

(a) No Benefits. Each Obligor understands that there may be various agreements between one or more Secured Parties and any other Obligor evidencing and governing the Senior Debt, and each Obligor acknowledges and agrees that such agreements are not intended to confer any benefits on such Obligor and that no Secured Parties shall have any obligation to such Obligor or any other Person to exercise any rights, enforce any remedies, or take any actions which may be available to them under such agreements.

(b) No Interference. Each Obligor acknowledges that each other Obligor has granted to the Collateral Agent, for the benefit of the Secured Parties, a Lien on the Collateral of such Obligor, and agrees not to interfere with or in any manner oppose a disposition of any Collateral by any Secured Party, in accordance with applicable law and the terms of the applicable Loan Documents.

(c) Reliance. Each Obligor acknowledges and agrees that the Secured Parties will have relied upon and will continue to rely upon the subordination provisions provided for herein and the other provisions hereof in entering into the Loan Documents and making or issuing and maintaining the Loans and other financial accommodations (including Letters of Credit and Bank Products) thereunder.

(d) Waivers. Except as provided under the Credit Agreement, each Obligor hereby waives any and all notice of the incurrence of the Senior Debt or any part thereof and any right to require marshaling of assets.

(e) Obligations of Each Obligor Not Affected. Each Obligor hereby agrees that at any time and from time to time, without notice to or the consent of such Obligor, without incurring responsibility to such Obligor, and without impairing or releasing the subordination provided for herein or otherwise impairing the rights of the Secured Parties hereunder: (i) the time for any other Obligor’s performance of or compliance with any of its agreements contained in the Loan Documents may be extended or such performance or compliance may be waived by the Secured Parties; (ii) the agreements of any other Obligor with respect to the Loan Documents may from time to time be modified by such other Obligor and the Secured Parties for the purpose of adding any requirements thereto or changing in any manner the rights and obligations of such other Obligor or the Secured Parties thereunder; (iii) the manner, place, or terms for payment of Senior Debt or any portion thereof may be altered or the terms for payment extended, or the Senior Debt may be renewed in whole or in part; (iv) the maturity of the Senior Debt may be accelerated in accordance with the terms of any present or future agreement by any other Obligor and the Secured Parties; (v) any Collateral may be sold, exchanged, released, or substituted and any Lien in favor of any Secured Party may be terminated, subordinated, or fail to be perfected or become unperfected; (vi) any Person liable in any manner for Senior Debt may be discharged, released, or substituted; and (vii) all other rights against any other Obligor, any other Person, or with respect to any Collateral may be exercised (or the Secured Parties may waive or refrain from exercising such rights).

(f) Rights of the Secured Parties Not to Be Impaired. No right of any Secured Party to enforce the subordination provided for herein or to exercise any other rights of such Person hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act by any Obligor, or any Secured Party hereunder or under or in connection with the other Loan Documents or by any noncompliance by any Obligor with the terms and provisions and covenants herein or in any other Loan Document, regardless of any knowledge thereof that any Secured Party may have or otherwise be charged with.

(g) Financial Condition of the Obligors. Except as provided under the Credit Agreement, each Obligor shall not have any right to require any Secured Party to obtain or disclose any information with respect to: (i) the financial condition or character of any other Obligor or the ability of any other Obligor to pay and perform Senior Debt; (ii) the Senior Debt; (iii) the Collateral or other security for any or all of the Senior Debt; (iv) the existence or nonexistence of any guarantees of, or any other subordination agreements with respect to, all or any part of the Senior Debt; (v) any action or inaction on the part of any Secured Party or any other Person; or (vi) any other matter, fact, or occurrence whatsoever.

(h) Acquisition of Liens or Guaranties. No Obligor shall, without the prior consent of the Collateral Agent, acquire any right or interest in or to any Collateral not owned by such Obligor or accept any guaranties for the Subordinated Debt, except in accordance with, and to the extent permitted under, the terms of the Credit Agreement and subject to the terms of this Agreement, and so long as no Event of Default shall have occurred and be continuing.

SECTION 9. Subrogation.

(a) Subrogation. Until the Senior Debt has been Paid in Full, no Obligor shall have, or directly or indirectly exercise, any rights that such Obligor may acquire by way of subrogation under this Agreement, by any payment or distribution to any Secured Party hereunder or otherwise. Upon the date on which all Senior Debt has been Paid in Full, each Obligor shall be subrogated to the rights of the Secured Parties to receive payments or distributions applicable to the Senior Debt until the Subordinated Debt shall be paid in full. For the purposes of the foregoing subrogation, no payments or distributions to any Secured Party of any cash, property, or securities to which any Obligor would be entitled except for the provisions of Section 3, 4, or 5 shall, as among such Obligor, its creditors (other than the Secured Parties) and any other Obligor, be deemed to be a payment by any other Obligor to or on account of the Senior Debt.

(b) Payments Over to the Obligors. If any payment or distribution to which any Obligor would otherwise have been entitled but for the provisions of Section 3, 4, or 5 shall have been applied pursuant to the provisions of Section 3, 4, or 5 to the payment of all amounts payable under the Senior Debt, such Obligor shall, subject to rights of other creditors of such Obligor, be entitled to receive from the Secured Parties any payments or distributions received by the Secured Parties in excess of the amount sufficient to cause the Senior Debt to be Paid in Full. If any such excess payment is made to the Secured Parties, the Secured Parties shall promptly remit such excess to such Obligor and until so remitted shall hold such excess payment for the benefit of such Obligor.

SECTION 10. Continuing Agreement; Reinstatement.

(a) Continuing Agreement. This Agreement is a continuing agreement of subordination and shall continue in effect and be binding upon each Obligor until the date on which the Senior Debt has been Paid in Full. The subordinations, agreements, and priorities set forth herein shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate, or reform, by litigation or otherwise, its respective agreements with any other Obligor.

(b) Reinstatement. This Agreement shall continue to be effective or shall be reinstated, as the case may be, if, for any reason, any payment of the Senior Debt by or on behalf of any other Obligor shall be rescinded or must otherwise be restored by any Secured Party, whether as a result of an Insolvency Proceeding or otherwise.

SECTION 11. Transfer of Subordinated Debt. Except in accordance with, and to the extent permitted under, the terms of the Credit Agreement, and so long as no Event of Default shall have occurred and be continuing, no Obligor may assign or transfer its rights and obligations in respect of the Subordinated Debt without the prior written consent of the Collateral Agent, and any such assignment without the Collateral Agent’s prior written consent shall be null and void. Any such transferee or assignee, as a condition to acquiring an interest in the Subordinated Debt shall agree to be bound hereby, in form reasonably satisfactory to the Collateral Agent.

SECTION 12. Obligations of the Obligors Not Affected. The provisions of this Agreement are intended solely for the purpose of defining the relative rights of each Obligor against the other Obligors, on the one hand, and of the Secured Parties against the Obligors, on the other hand. Nothing contained in this Agreement shall (a) impair, as between each Obligor and the other Obligors, the obligation of each other Obligor to pay its respective obligations with respect to the Subordinated Debt as and when the same shall become due and payable, or (b) otherwise affect the relative rights of each Obligor against the other Obligors, on the one hand, and of the creditors (other than the Secured Parties) of the other Obligors against the other Obligors, on the other hand.

SECTION 13. Endorsement of Obligor Documents; Further Assurances and Additional Acts.

(a) Endorsement of Obligor Documents. At the request of the Collateral Agent, all documents and instruments evidencing any of the Subordinated Debt, if any, shall be endorsed with a legend in form and substance reasonably satisfactory to the Collateral Agent noting that such documents and instruments are subject to this Agreement, and each Obligor shall promptly deliver to the Collateral Agent evidence of the same.

(b) Further Assurances and Additional Acts. Each Obligor shall execute, acknowledge, deliver, file, notarize, and register at its own expense all such further agreements, instruments, certificates, financing statements, documents, and assurances, and perform such acts as the Collateral Agent reasonably shall deem necessary to effectuate the purposes of this

Agreement, and promptly provide the Collateral Agent with evidence of the foregoing reasonably satisfactory in form and substance to the Collateral Agent.

SECTION 14. Costs and Expenses.

(a) Payments by the Obligors. Each of the Obligors jointly and severally agrees to pay to the Collateral Agent (or its designee) on demand all reasonable out of pocket costs and expenses of the Agents, and the reasonable fees and disbursements of counsel to the Agents, in connection with the negotiation, preparation, execution, delivery, and administration of this Agreement.

(b) Additional Payments by the Obligors. Each of the Obligors jointly and severally agrees to pay to the Collateral Agent (or its designee) on demand all reasonable out of pocket costs and expenses of the Secured Parties, and the reasonable fees and disbursements of counsel to the Secured Parties, in connection with (i) any amendments, modifications or waivers of the terms of this Agreement and (ii) the enforcement or attempted enforcement of, and preservation of rights or interests under, this Agreement, including any losses, costs and expenses sustained by any Secured Party as a result of any failure by any Obligor to perform or observe its obligations contained in this Agreement.

SECTION 15. Miscellaneous.

(a) Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be mailed, telecopied, or delivered in accordance with the notice provisions contained in the Credit Agreement.

(b) No Waiver; Cumulative Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Secured Parties.

(c) Survival. All covenants, agreements, representations and warranties made in this Agreement shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement, and shall continue in full force and effect so long as any Senior Debt shall have not been Paid in Full.

(d) Benefits of Agreement. This Agreement is entered into for the sole protection and benefit of the parties hereto, the Secured Parties and their respective successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each Obligor, each Secured Party and their respective successors and assigns except that no Obligor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Collateral Agent.

(f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

(g) CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE OBLIGORS HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE OBLIGORS HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT IN CARE OF THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN THE CREDIT AGREEMENT AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE SECURED PARTIES TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OBLIGOR IN ANY OTHER JURISDICTION. EACH OBLIGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY OBLIGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OBLIGOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(h) Entire Agreement. This Agreement constitutes the entire agreement of each of the Obligors with respect to the matters set forth herein and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

(i) Amendments and Waivers. No amendment or waiver of any provision of this Agreement and no consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be in writing and signed by each of the Obligors and the Collateral Agent. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(j) Conflicts.

(i) In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and any documents or instruments in respect of the Subordinated Debt, on the other hand, the terms of this Agreement shall control.

(ii) If any terms of any documents or instruments in respect of the Subordinated Debt require consent or a waiver for any purpose intended to be effected hereby or by any other Loan Document, each Obligor hereby consents to the Credit Agreement and each other Loan Document and the transactions contemplated thereby and waives any terms in any such agreement or instrument that would prohibit the borrowings or the Liens in favor of the Collateral Agent or any other term, covenant or condition set forth in the Credit Agreement or any other Loan Document or that would conflict in any other way with the terms of any Loan Document. To the extent that any action or inaction is permitted by the terms of any Loan Document that is prohibited under any documents or instruments in respect of the Subordinated Debt (or to the extent that any Secured Party permits or waives any action in the future), each Obligor shall be deemed to consent to such action or inaction. Without limiting the generality of the foregoing, P&T Factoring Limited Partnership, in its capacity as lender under the Term Loan Agreement, dated as of January 1, 2005, among Pope & Talbot Ltd., as borrower, and P&T Factoring Limited Partnership, as lender (the “Term Loan Agreement”), hereby (A) consents to the Credit Agreement and each other Loan Document and the transactions contemplated thereby (including, without limitation, the making of the Loans, the issuance of the Letters of Credit and the other financial accommodations and the granting of Liens to secure such Obligations), (B) agrees that any term or provision of the Term Loan Agreement or any other agreement, instrument or document executed in connection therewith that would prohibit the execution, delivery and/or performance of the Credit Agreement and the other Loan Documents is hereby deemed to be waived, and (C) agrees that to the extent that any action or inaction that is permitted by the terms of a Loan Document (or that the Agents and Lenders or any portion of them consent to after the date hereof, by way of amendment, consent, waiver or any other manner) would be prohibited by the Term Loan Agreement or any agreement, instrument or document executed in connection therewith, such action or inaction is hereby consented to.

(k) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(l) Interpretation. This Agreement is the result of negotiations between, and has been reviewed by the respective counsel to, the Obligors and the Secured Parties and is the product of all parties hereto. Accordingly, this Agreement shall not be construed against the Secured Parties merely because of the Secured Parties’ involvement in the preparation hereof.

(m) Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(n) Termination of Agreement. Subject to Section 10(b) hereof, upon the date on which the Senior Debt shall have been Paid in Full after termination of the Loan Documents, this Agreement shall terminate and the Collateral Agent, on behalf of the Secured Parties, shall, at the Obligors’ joint and several expense, and without any recourse, representation or warranty, promptly execute and deliver to each Obligor such documents and instruments as shall be reasonably necessary or available to evidence such termination.

SECTION 16. Additional Obligors. The initial Obligors hereunder shall be such of the Obligors as are signatories hereto as of the date hereof. From time to time subsequent to the date hereof, additional Obligors, as required by the Credit Agreement or the other Loan Documents, may become parties hereto, as additional Obligors (each, an “Additional Obligor”), by executing and delivering a counterpart of or supplement to this Agreement. Upon delivery of any such counterpart or supplement to the Collateral Agent, notice of which is hereby waived by each Obligor, such Additional Obligor shall be an Obligor and shall be as fully a party hereto as if such Additional Obligor were an original signatory hereof. Each Obligor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Obligor hereunder. This Agreement shall be fully effective as to any Obligor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be an Obligor hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OBLIGORS:

POPE & TALBOT LTD.

By:
Name: Maria M. Pope Title: President and Chief Financial Officer

POPE & TALBOT, INC.

By:
Name: Maria M. Pope Title: Vice President – General Manager Wood Products Division, Chief Financial Officer and Secretary

POPE & TALBOT SPEARFISH LIMITED PARTNERSHIP

By:	POPE & TALBOT LTD.,
as General Partner

By:
Name: DeeAnn Lindsley Title: Assistant Secretary

PENN TIMBER, INC.

By:
Name: DeeAnn Lindsley Title: Assistant Secretary

Signature Page to Intercompany

Subordination Agreement

POPE & TALBOT RELOCATION SERVICES, INC.

By:
Name: John Shepherd Title: Assistant Secretary

P&T POWER COMPANY

By:
Name: DeeAnn Lindsley Title: Assistant Secretary

POPE & TALBOT PULP SALES U.S., INC.

By:
Name: John Shepherd Title: Assistant Secretary

POPE & TALBOT LUMBER SALES, INC.

By:
Name: John Shepherd Title: Assistant Secretary

MACKENZIE PULP LAND LTD.

By:
Name: DeeAnn Lindsley Title: Assistant Secretary

Signature Page to Intercompany

Subordination Agreement

P&T LFP INVESTMENT LIMITED PARTNERSHIP

By:	P&T FUNDING LTD.,
as General Partner

By:
Name: John Shepherd Title: Assistant Secretary

P&T FUNDING LTD.

By:
Name: John Shepherd Title: Assistant Secretary

P&T FINANCE ONE LIMITED PARTNERSHIP

By:	PENN TIMBER, INC.,
as General Partner

By:
Name: DeeAnn Lindsley Title: Assistant Secretary

P&T FINANCE TWO LIMITED PARTNERSHIP

By:	PENN TIMBER, INC.,
as General Partner

By:
Name: DeeAnn Lindsley Title: Assistant Secretary

Signature Page to Intercompany

Subordination Agreement

P&T FACTORING LIMITED PARTNERSHIP

By:	POPE & TALBOT PULP SALES U.S., INC.,
as Managing General Partner

By:
Name: John Shepherd Title: Assistant Secretary

P&T FINANCE THREE LLC

By:	POPE & TALBOT LTD.,
as Manager

By:
Name: DeeAnn Lindsley Title: Assistant Secretary

Signature Page to Intercompany

Subordination Agreement

EXECUTION COPY

EXHIBIT H

FORM OF BORROWING NOTICE

POPE & TALBOT LTD.

                         , 200

Wells Fargo Financial Corporation Canada,

as Administrative Agent under the below referenced Credit Agreement

55 Standish Court, Suite 400

Mississauga, Ontario L5R 4J4

Attention: Nick Scarfo

Ladies and Gentlemen:

The undersigned, Pope & Talbot Ltd., a Canadian corporation, as borrower (“Borrower”), refers to the Credit Agreement, dated as of June 28, 2006 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Credit Agreement”), among Pope & Talbot, Inc., a Delaware corporation (the “Parent”), the Borrower, the several lenders from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), Ableco Finance LLC, as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”) and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”), and hereby gives you notice pursuant to Section 2 of the Credit Agreement that the Borrower hereby requests a Loan (the “Proposed Loan”) under the Credit Agreement and, in connection with this request, sets forth below the following information as required by Section [2.3] [2.6] [2.8] of the Credit Agreement. All capitalized terms used but not defined herein have the same meanings herein as set forth in the Credit Agreement.

(i) The aggregate principal amount of the Proposed Loan is $                    .[1]

(ii) The Proposed Loan is [a Revolving Credit Loan] [Term Loan B] [Term Loan C] [Swing Line Loan].

[1]	Each Revolving Credit Loan shall be in a minimum amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof.

(iii) The Proposed Loan is [a Base Rate Loan] [a Eurodollar Loan with an Interest Period of [1] [2] [3] [6] months.]

(iv) The proceeds of the Proposed Loan will be used for the following purposes: ____________________________________.

(v) The borrowing date of the Proposed Loan is _________.2

(vi) The proceeds of the Proposed Loan should be made available to Borrower by wire transferring such proceeds in accordance with the payment instructions attached hereto as Exhibit A.

[Remainder of this page intentionally left blank]

[2]	This date must be a Business Day. In addition, in the case of the Term Loan B or the Term Loan C, this date must be the Closing Date.

The undersigned certifies on behalf of the Borrower that (i) the representations and warranties contained in Section 4 of the Credit Agreement and in each other Loan Document and certificate or other writing delivered to any Secured Party pursuant thereto on or prior to the date hereof are true and correct on and as of the date hereof as though made on and as of the date hereof, (ii) no Default or Event of Default has occurred and is continuing or will result from the making of the Proposed Loan nor, to the Borrower’s knowledge, will occur or will be continuing on the date of the Proposed Loan and (iii) all applicable conditions set forth in Section 5 of the Credit Agreement have been satisfied or waived as of the date hereof.

Very truly yours,

POPE & TALBOT LTD., as Borrower

By:
Name: Maria M. Pope
Title:President and Chief Financial Officer

Signature Page to Borrowing Notice

EXHIBIT A

Payment Instructions

EXECUTION COPY

EXHIBIT I

FORM OF BORROWING BASE CERTIFICATE

Wells Fargo Financial Corporation Canada

55 Standish Court, Suite 400

Mississauga, Ontario L5R 4J4

Attention: Nick Scarfo

The undersigned, Pope & Talbot, Inc., a Delaware corporation (the “Parent”), pursuant to Section 6.11 of that certain Credit Agreement, dated as of June 28, 2006 (such agreement, as amended, restated, supplemented, or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Credit Agreement”), entered into among Pope & Talbot, Inc., a Delaware corporation (the “Parent”), the Borrower, the lenders from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), Ableco Finance LLC, as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”), and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”), hereby certifies to the Administrative Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items, are true and correct, and that the Borrower is in compliance with and, after giving effect to any currently requested Revolving Credit Loans, Letters of Credit or Bank Products, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement.

All initially capitalized terms used in this Borrowing Base Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

[Remainder of page intentionally left blank.]

Effective Date of Calculation:

A. Borrowing Base Calculation

1. Eligible Accounts

a. 85% of Eligible Domestic Accounts[1]	$

b. (1) the lesser of $35,000,000 or the limit of liability of Eligible Foreign Accounts Credit Insurance	$

(ii) 75% of Eligible Foreign Accounts[2]	$

(iii) the amount of the deductible under Eligible Foreign Account Credit Insurance	$

(iv) Item 1.b.(ii) minus Item 1.b.(iii)	$

(v) the lesser of Items 1.b.(i) and 1.b.(iv)	$

c. the amount, if any, of the Dilution Reserve	$

d. Item 1.a. plus Item 1.b.(v) minus Item 1.c.		$

2. Eligible Inventory

a. $37,000,000[3]	$

b. 50% of the value of Eligible Inventory[4]	$

c. (i) 75% times the Net Liquidation Percentage	$

[1]	See Annex A

[2]	See Annex B

[3]	Prior to the date upon which the Administrative Agent has received an appraisal in form, substance and by a third party appraiser reasonably satisfactory to the Administrative Agent the amount shall be $30,000,000.

[4]	See Annex C

(ii) the book value of the Borrowing Base Parties’ Inventory	$

(iii) Item 2.c.(i) times Item 2.c.(ii) [5]		$

d. 75% of Item 1.d.

e. The lowest of Items 2.a., 2.b., 2.c.(iii) and 2.d.			$

3. Reserves

a. Bank Products Reserve		$

b. the sum of the aggregate amount of reserves, if any, established by the Administrative Agent under Section 2.5(c) of the Credit Agreement		$

c. Sum of Items 3.a. and 3.b.			$

4. Borrowing Base (Item 1.d. plus Item 2.e. minus Item 3.c.):			$

5. Availability Calculation

a. (i) Maximum Revolving Credit Cash Amount		$40,000,000

(ii) outstanding Swing Line Loans		$

(iii) outstanding Revolving Credit Loans		$

(iv) Item 5.a.(i) minus Item 5.a.(ii) minus Item 5.a.(iii)		$

b. (i) Total Revolving Credit Commitments		$

(ii) Letter of Credit Usage		$

(iii) outstanding Swing Line Loans		$

[5]	From and after the date upon which the Administrative Agent shall have received an initial appraisal of the Borrowing Base Parties’ Inventory

(iv) outstanding Revolving Credit Loans	$

(v) Item 5.b.(i) minus Item 5.b.(ii) minus Item 5.b.(iii) minus Item 5.b.(iv)	$

c. (i) Borrowing Base[6]	$

(ii) Letter of Credit Usage	$

(iii) outstanding Swing Line Loans	$

(iv) outstanding Revolving Credit Loans	$

(v) Item 5.c.(i) minus Item 5.c.(ii) minus Item 5.c.(iii) minus Item 5.c.(iv)	$

d. Availability for Revolving Credit Loans and Swing Line Loan is the least of Item 5.a.(iv), Item 5.b.(v) or Item 5.c.(v)		$

B. Letters of Credit Calculation

1. maximum L/C amount		$35,000,000

2. L/Cs permitted under Borrowing Base

a. Borrowing Base (from Section A, Item 4)	$

b. Amount of current outstanding Revolving Credit Loans	$

c. Amount of current outstanding Swing Line Loans	$

d. Item 2.a. minus Item 2.b. minus Item 2.c.		$

3. L/Cs permitted under Total Revolving Credit Commitments

a. Total Revolving Credit Commitments	$

b. Amount of current outstanding Revolving Credit Loans	$

[6]	See Item 4 above

c. Amount of current outstanding Swing Line Loans	$

d. Item 3.a. minus Item 3.b. minus Item 3.c.		$

4. Letter of Credit Usage plus the amount of any proposed Letters of Credit		$

5. No L/C Availability if Item 4 is greater than Item 1, Item 2.d. or Item 3.d.		$

Additionally, the undersigned hereby certifies and represents and warrants to the Administrative Agent and the Lenders on behalf of the Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

POPE & TALBOT, INC., a Delaware corporation, as Parent

By:

Title:

cc:	Wells Fargo Foothill, Inc.

2450 Colorado Avenue, Suite 3000 West

Santa Monica, CA 90404

Attention: Business Finance Manager

Annex A

Accounts created by any Borrowing Base Party in ordinary course of business arising out of sale of goods or rendition of services			$	________

less (without duplication)

Accounts that the Account Debtor has failed to pay within 60 days of original invoice date or 30 days of due date, or Accounts with selling terms of more than 60 days,	$	________

Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under the immediately preceding clause,	$	________

Accounts with respect to which the Account Debtor is an Affiliate of any Borrowing Base Party or any Guarantor or an employee or agent of any Borrowing Base Party or any Guarantor or any Affiliate of Parent,

	$	________

Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

	$	________

Accounts that are not payable in Dollars or Canadian Dollars,	$	________

Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Administrative Agent,

	$	________

Accounts with respect to which the Account Debtor is either (i) the United States or Canada or any department, agency, or instrumentality of the United States or Canada (exclusive, however, of Accounts with respect to which the applicable Account Debtor is the United States or Canada or any department, agency or instrumentality of the United States or Canada and the applicable Borrowing Base Party has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727 or the Financial Administration Act (Canada), as the case may be), or (ii) any state of the United States,

$	________

Accounts with respect to which the Account Debtor is a creditor of a Borrowing Base Party, or has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

$	________

Accounts with respect to an Account Debtor whose total obligations owing to the Borrowing Base Parties exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts (including all Eligible Foreign Accounts), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

$	________

Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrowing Base Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

$	________

Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Borrowing Base Party that owns the Account has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that such Borrowing Base Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

	$	________

Accounts, the collection of which, the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,	$	________

Accounts that are not subject to a valid and perfected first priority Agent’s Lien,	$	________

Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

	$	________

Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by any Borrowing Base Party of the subject contract for goods or services.

	$	________

Total Excluded Domestic Accounts			$________

Eligible Domestic Accounts (Total Domestic Accounts less Total Excluded Domestic Accounts):			$

Annex B

Accounts created by any Borrowing Base Party in ordinary course of business arising out of sale of goods or rendition of services			$	________

less (without duplication)

Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or 30 days of due date, or Accounts with selling terms of more than 90 days,	$	________

Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under the immediately preceding clause,	$	________

Accounts with respect to which the Account Debtor is an Affiliate of any Borrowing Base Party or any Guarantor or an employee or agent of any Borrowing Base Party or any Guarantor or any Affiliate of Parent,

	$	________

Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

	$	________

Accounts that are not payable in Dollars or Canadian Dollars,	$	________

Accounts that are not insured by Eligible Foreign Accounts Credit Insurance,	$	________

Accounts with respect to which the Account Debtor is a creditor of a Borrowing Base Party, or has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

	$	________

Accounts with respect to an Account Debtor whose total obligations owing to the Borrowing Base Parties exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts (including all Eligible Domestic Accounts), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

	$	________

Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrowing Base Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

	$	________

Accounts with respect to which the Account Debtor is located in a jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Borrowing Base Party that owns the Account has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that such Borrowing Base Party may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

	$	________

Accounts, the collection of which, the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,	$	________

Accounts that are not subject to a valid and perfected first priority Agent’s Lien,	$	________

Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

	$	________

Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by any Borrowing Base Party of the subject contract for goods or services.

	$	________

Total Excluded Foreign Accounts			$	________

Eligible Foreign Accounts (Total Foreign Accounts less Total Excluded Foreign Accounts):			$

Annex C

Inventory consisting of finished goods held for sale in the ordinary course of the Borrowing Base Parties’ business and raw materials			$________

less (without duplication)

Inventory which a Borrowing Base Party does not have good, valid, and marketable title thereto,	$	________

Inventory not located at one of the locations in the continental United States or Canada set forth on Schedule E-1 to the Credit Agreement,	$	________

Inventory located on real property leased by a Borrowing Base Party or in a contract warehouse or in another location not owned by a Borrowing Base Party, in each case, unless (i) it is subject to a Collateral Access Agreement or the Administrative Agent, in its Permitted Discretion, has established a reserve under Section 2.5(c) of the Credit Agreement, and (ii) it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises or it is located on the property of a customer of a Borrowing Base Party,

	$	________

Inventory not subject to a valid and perfected first priority Agent’s Lien,	$	________

Inventory consisting of goods returned or rejected by the applicable Borrowing Base Party’s customers, or	$	________

Inventory consisting of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrowing Base Party’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment.

	$	________

Total Excluded Inventory			$________

Eligible Inventory (Total Inventory less Total Excluded Inventory):			$

EXECUTION COPY

EXHIBIT J

FORM OF EURODOLLAR NOTICE

Wells Fargo Financial Corporation Canada,

as Administrative Agent under the below

referenced Credit Agreement

55 Standish Court, Suite 400

Mississauga, Ontario L5R 4J4

Attention: Nick Scarfo

Ladies and Gentlemen:

Reference hereby is made to that certain Credit Agreement, dated as of June 28, 2006 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Credit Agreement”), entered into among Pope & Talbot, Inc., a Delaware corporation (the “Parent”), Pope & Talbot Ltd., a Canadian corporation (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as sole arranger and sole bookrunner (in such capacity, the “Arranger”), Lehman Commercial Paper Inc., as syndication agent (in such capacity, the “Syndication Agent”), Wells Fargo Financial Corporation Canada, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”), Ableco Finance LLC, as Collateral Agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”), and Ableco Finance LLC, as Term Loan B Agent (in such capacity, together with its permitted successors and assigns, the “Term Loan B Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This Eurodollar Notice represents the Borrower’s request [to convert / to continue] [outstanding Revolving Credit Loans] [a portion of the Term Loan B] [a portion of the Term Loan C] in the amount of $                , [to / as] Eurodollar Loans with an Interest Period of [1, 2, 3, or 6] month(s) commencing on                                    .

This Eurodollar Notice further confirms the Borrower’s acceptance, for purposes of determining the rate of interest based on the Eurodollar Rate under the Credit Agreement, of the Eurodollar Rate as determined pursuant to the Credit Agreement.

The undersigned certifies on behalf of the Borrower that no Default or Event of Default has occurred and is continuing or will result from the continuation or conversion requested above nor, to the Borrower’s knowledge, will occur or will be continuing on the date of the continuation or conversion requested above.

Dated:

POPE & TALBOT LTD.,
a Canadian corporation, as Borrower

By
Name:
Title:

Signature Page to Eurodollar Notice

Acknowledged by:

WELLS FARGO FINANCIAL CORPORATION CANADA, as Administrative Agent

By:
Name:
Title:

Signature Page to Eurodollar Notice